IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re Cloud Peak Energy Inc., et al., Debtors. [1]	) ) ) ) ) ) )	Chapter 11 Case No. 19 – 11047 (KG) (Jointly Administered)

REVISED FIRST AMENDED DISCLOSURE STATEMENT FOR THE JOINT CHAPTER

11 PLAN OF CLOUD PEAK ENERGY INC. AND CERTAIN OF ITS DEBTOR AFFILIATES

THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

Daniel J. DeFranceshci (No. 2732) John H. Knight (No. 3848) One Rodney Square 920 North King Street Wilmington, DE 19801 RICHARDS, LAYTON & FINGER, P.A. COUNSEL FOR THE DEBTORS

David S. Meyer (admitted pro hac vice)

Jessica C. Peet (admitted pro hac vice)

Lauren R. Kanzer (admitted pro hac vice)

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

- and -

Paul E. Heath (admitted pro hac vice)

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

VINSON & ELKINS LLP

COUNSEL FOR THE DEBTORS

Dated: October 22, 2019

[1]

The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are: Antelope Coal LLC (8952); Arrowhead I LLC (3024); Arrowhead II LLC (2098); Arrowhead III LLC (9696); Big Metal Coal Co. LLC (0200); Caballo Rojo LLC (9409); Caballo Rojo Holdings LLC (4824); Cloud Peak Energy Finance Corp. (4674); Cloud Peak Energy Inc. (8162); Cloud Peak Energy Logistics LLC (7973); Cloud Peak Energy Logistics I LLC (3370); Cloud Peak Energy Resources LLC (3917); Cloud Peak Energy Services Company (9797); Cordero Mining LLC (6991); Cordero Mining Holdings LLC (4837); Cordero Oil and Gas LLC (5726); Kennecott Coal Sales LLC (0466); NERCO LLC (3907); NERCO Coal LLC (7859); NERCO Coal Sales LLC (7134); Prospect Land and Development LLC (6404); Resource Development LLC (7027); Sequatchie Valley Coal Corporation (9113); Spring Creek Coal LLC (8948); Western Minerals LLC (3201); Youngs Creek Holdings I LLC (3481); Youngs Creek Holdings II LLC (9722); Youngs Creek Mining Company, LLC (5734). The location of the Debtors’ service address is: 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021.

Important Information for You to Read 2

SUPPORT FOR THE PLAN

The Debtors, the Prepetition Secured Noteholder Group, and the Committee support the Plan and strongly urge Holders of Claims whose votes are being solicited to accept the Plan.

PLAN VOTING DEADLINE

The deadline to vote on the Plan is November 27, 2019, at 5:00 p.m. prevailing Eastern Time unless extended by the Debtors. For your vote to be counted, your Ballot must be actually received by Prime Clerk before the Voting Deadline in accordance with the instructions provided herein.

The Debtors are providing you with the information in this Disclosure Statement (as may be amended, altered, modified, revised, or supplemented from time to time, the “Disclosure Statement”) for the Plan because you may be a creditor entitled to vote on the Plan. Nothing in this Disclosure Statement may be relied upon or used by any Entity for any other purpose.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Plan has not been approved (or disapproved) by the Securities and Exchange Commission (“SEC”) or any state securities commission and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or the merits of the Plan. Any representation to the contrary is unlawful.

This Disclosure Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss the Company’s and its expectations concerning its business, financial condition, valuation, the Plan and other similar matters. While the Company believes that these forward-looking statements are reasonable as and when made, there may be events in the future that the Company is not able to predict accurately or control, and there can be no assurance that future developments will be those that the Company anticipates. The factors listed under “Risk Factors” in the reports incorporated by reference herein as well as any cautionary language in this Disclosure Statement, describe the known material risks, uncertainties, and events that may cause actual events or results to differ materially and adversely from the expectations the Company describes in its forward-looking statements. Additional factors or events that may emerge from time to time, or those that the Company currently deem to be immaterial, could cause our actual events or results to differ, and it is not possible for the Company to predict all of them. You are cautioned not to place undue reliance on the forward-looking statements contained herein. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

The Liquidation Analysis set forth in Exhibit E and other information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot now be predicted. Any analyses, estimates, or recovery projections may not turn out to be accurate. Such analyses were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, and does not purport to present the Company’s financial condition in accordance with accounting principles generally accepted in the United States. The Company’s independent accountants have not examined, compiled or otherwise applied procedures to any financial information included herein and, accordingly, do not express an opinion or any other form of assurance with respect to such financial information.

[2]

Capitalized terms used but not immediately defined herein shall have the meanings ascribed to such terms later in the Disclosure Statement or in the Joint Chapter 11 Plan of Cloud Peak Energy Inc. and Certain of its Debtor Affiliates (including all exhibits and schedules attached thereto, and as may be amended, altered, modified or supplemented from time to time, the “Plan”), as applicable; provided, that any capitalized term used but not defined herein or in the Plan that is defined in chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), or the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”) will have the meaning ascribed to such term in the Bankruptcy Code, the Bankruptcy Rules, or the Local Rules, as applicable.

Making investment decisions based on the information contained in this Disclosure Statement and/or the Plan is, therefore, highly speculative. The Debtors recommend that potential recipients of any securities issued pursuant to the Plan consult their own legal counsel concerning the securities laws governing the transferability of any such securities.

The Debtors cannot assure you that the Disclosure Statement, including any exhibits thereto, that is ultimately approved by the Court in the Chapter 11 Cases: (i) will contain any of the terms described in this Disclosure Statement; or (ii) will not contain different, additional, or material terms that do not appear in this Disclosure Statement. The Debtors urge each holder of a Claim or Interest: (i) to read and carefully consider this entire Disclosure Statement (including the Plan and the matters described under “Risk Factors” below); and (ii) to consult with its own advisors with respect to reviewing this Disclosure Statement, the Plan, and each of the proposed transactions contemplated thereby prior to deciding whether to accept or reject the Plan. You should not rely on this Disclosure Statement for any purpose other than to determine whether to vote to accept or reject the Plan.

No independent auditor or accountant has reviewed or approved the Liquidation Analysis herein. The Debtors have not authorized any person to give any information or advice, or to make any representation in connection with the Plan or this Disclosure Statement. This Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver. The Debtors may seek to investigate, file, and prosecute Claims or Causes of Action and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies any such Claims or Objections to Claims. Holders of Claims should not construe the contents of this Disclosure Statement as providing any legal, business, financial, securities, or tax advice and should consult with their own advisors before voting on the Plan.   If the Plan is confirmed by the Court and the Effective Date occurs, all Holders of Claims against, and Holders of Interests in, the Debtors (including, without limitation, those Holders of Claims or Interests who do not submit Ballots to accept or reject the Plan or who are not entitled to vote on the Plan) will be bound by the terms of the Plan and the transactions contemplated thereby.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan, any of the documents attached hereto or referenced herein, or have questions about the solicitation and voting process or the Debtors’ Chapter 11 Cases generally, please contact Prime Clerk, LLC (“Prime Clerk”), the Debtors’ Notice and Claims Agent, by either: (i) visiting its website at https://cases.primeclerk.com/cloudpeakenergy; or (ii) calling (844) 217-3067

TABLE OF CONTENTS

I.	EXECUTIVE SUMMARY		1
	A.	Introduction	1
	B.	Purpose of the Disclosure Statement	2
	C.	The Solicitation Package	2
	D.	The Plan	2
	E.	Voting Procedures and Requirements	7
II.	OVERVIEW OF THE DEBTORS’ OPERATIONS		8
	A.	The Debtors’ Business and History	8
	B.	The Debtors’ Assets	9
	C.	The Debtors’ Corporate Structure	10
	D.	The Debtors’ Operations	11
	E.	The Debtors’ Capital Structure	14
III.	KEY EVENTS LEADING TO CHAPTER 11 CASES		16
	A.	Thermal Coal Distress	16
	B.	Export Market Volatility	17
	C.	Weather Impacts on Operations	17
	D.	Deleveraging Strategies	18
	E.	Hiring Advisors and Engaging with the Prepetition Secured Noteholders	19
	F.	Negotiations with Potential Purchasers	21
IV.	DEVELOPMENTS DURING THE CHAPTER 11 CASES		21
	A.	First Day Pleadings	21
	B.	Other Administrative Motions and Retention Applications	22
	C.	Appointment of Official Committee	23
	D.	Debtor-in-Possession Financing and Tender Offer	23
	E.	Committee SAPSA Settlement	25
	F.	The Committee’s Lien Investigation	26
	G.	The Committee Plan Settlement	27
	H.	Schedules of Assets and Liabilities and Statements of Financial Affairs	27
	I.	Claims Bar Date	28
	J.	Key Employee Retention Plan and Key Employee Incentive Program	28
	K.	Post-Effective Date Minimum Cash Amount	28
V.	THE CHAPTER 11 SALE PROCESS		29
	A.	Bidding Procedures	29
	B.	Bidding Process	29
	C.	Auction	30
	D.	The Sale Hearing	30
	E.	Federal Royalty Audits and Appeal	30
	F.	Purchaser Overview	31
	G.	Sale Transaction	32
VI.	Transfer restrictions and consequences under federal securities laws		34
VII.	SUMMARY OF THE PLAN		35
	A.	Administrative Claims, Professional Fee Claims, and Priority Claims	35
	B.	Classification and Treatment of Claims and Interests	38
	C.	Means for Implementation of the Plan	41
	D.	Treatment of Executory Contracts and Unexpired Leases	48
	E.	Provisions Governing Distributions	49
	F.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims	54
	G.	Settlement, Release, Injunction, And Related Provisions	55

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	H.	Provisions Regarding Governance of the Reorganized Debtors	59
	I.	Conditions Precedent to Confirmation and Consummation of the Plan	60
	J.	Modification, Revocation, or Withdrawal of the Plan	62
	K.	Retention of Jurisdiction	63
	L.	Miscellaneous Provisions	64
VIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		67
	A.	Introduction	67
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	68
	C.	U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Prepetition 2021 Notes Secured Claims	70
	D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims	75
	E.	Information Reporting and Back-Up Withholding	77
IX.	CERTAIN RISK FACTORS TO BE CONSIDERED		78
	A.	Certain Bankruptcy Law Considerations	78
	B.	Additional Factors Affecting the Value of Claims	80
	C.	Risks Relating to the Debtors’ Business and Financial Condition	80
	D.	Factors Relating to Securities to Be Issued Under the Plan	81
	E.	Additional Factors	82
X.	CONFIRMATION OF THE PLAN		83
	A.	Confirmation Hearing	83
	B.	Objections To Confirmation	83
	C.	Requirements for Confirmation of the Plan	85
	D.	Best Interests Test/Liquidation Analysis	85
	E.	Feasibility	86
	F.	Acceptance by Impaired Classes	86
	G.	Additional Requirements for Nonconsensual Confirmation	87
XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		87
	A.	Alternative Plan	87
	B.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	87
XII.	CONCLUSION AND RECOMMENDATION		88

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EXHIBITS

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I. EXECUTIVE SUMMARY

This Executive Summary is only a general overview of this Disclosure Statement and the material terms of, and transactions proposed by, the Plan. This Executive Summary is qualified in its entirety by reference to the more detailed discussions appearing elsewhere in this Disclosure Statement and the exhibits attached to this Disclosure Statement, including the Plan. The Debtors urge all parties to read this Executive Summary in conjunction with the entire Disclosure Statement and the Plan.

A. Introduction

Cloud Peak Energy Inc. (“Cloud Peak”) and its 27 debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors” or the “Company”) submit this Disclosure Statement pursuant to section 1125 of title 11 of the Bankruptcy Code in connection with the solicitation of votes on the Plan, dated October 4, 2019, which is attached hereto as Exhibit A). The Plan constitutes a separate chapter 11 plan for Cloud Peak and each of the other Debtors. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs. The Debtors, the Prepetition Secured Noteholder Group, and the Committee support the Plan and strongly urge Holders of Claims whose votes are being solicited to accept the Plan.

Cloud Peak has historically been one of the largest coal producers in the United States—supplying coal for approximately 2% of the United States’ electricity demand—and the only pure-play Powder River Basin coal company. Cloud Peak is widely recognized in the industry for its exemplary performance in its safety and environmental programs and continues to focus on such programs. Although general distress has affected the domestic U.S. thermal coal industry over the last several years, Cloud Peak has taken certain measures, including deleveraging and capital preservation measures, to maximize value for its stakeholders. Despite these efforts and in recognition of challenging market trends, Cloud Peak began considering additional strategic alternatives, including potential consolidation opportunities, to maximize value for stakeholders. Following a robust prepetition sale process, Cloud Peak and its advisors determined that chapter 11 was the appropriate forum to continue the sale process for substantially all of the Company’s assets while preserving and strengthening the Company’s liquidity position.

To achieve this goal, the Company engaged with certain Prepetition Secured Noteholders holding approximately 62% of the face value of the Prepetition 2021 Notes and the holder of approximately 54% of the Prepetition Unsecured Notes to negotiate a consensual sale and plan process and resolve a dispute regarding the alleged release of certain liens and guarantees as a result of the termination of the Prepetition First Lien Credit Agreement. After months of hard-fought, arm’s-length negotiations, the Company and the Consenting Noteholders successfully reached agreement on the terms of a comprehensive sale and plan support process as memorialized in the SAPSA. The SAPSA contemplated, among other things, support for a chapter 11 plan process, a sale process designed to encourage a robust auction for substantially all of the Company’s assets, debtor-in-possession financing provided by certain members of the Prepetition Secured Noteholder Group, consent to the Company’s use of cash collateral, and an agreed-upon waterfall for distribution of net sale proceeds.

During the Chapter 11 Cases, the Debtors commenced the Tender Offer to allow Prepetition Secured Noteholders not included in the Prepetition Secured Noteholder Group to become DIP Lenders under the DIP Facility. As a result of the Tender Offer, Prepetition Secured Noteholders comprised of both Backstop Parties and non-Backstop Parties participated as DIP Lenders. Pursuant to the Final DIP Order, the Debtors have access to the full remaining amount of commitments under the DIP Facility. Further, as set forth in more detail in Section IV.E below, the Debtors engaged with the Committee and the Prepetition Secured Noteholder Group on certain modifications to the SAPSA, to provide for the Consenting Noteholders’ agreement to allow the Debtors’ cash on hand to pay, among other things, certain critical vendor claims, administrative expense claims, and cure costs. After reaching the Committee SAPSA Settlement, the Debtors sought to assume an amended version of the SAPSA, the Second Amended and Restated Sale and Plan Support Agreement dated July 16, 2019 (the “Second Amended SAPSA”), on a consensual basis, and the Court approved such assumption and the settlement regarding the lien and guarantee dispute contained therein. Thus, the Debtors, the Prepetition Secured Noteholder Group, Nomura, and the Prepetition Secured Noteholders who later become signatories to the Second Amended SAPSA as a result of their participation in the Tender Offer and the DIP Facility are signatories to and are bound by the terms of the Second Amended SAPSA. As described further in Section IV.E, the Committee supported the Debtors’ assumption of the Second Amended SAPSA and the Committee SAPSA Settlement contained therein.

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The Plan embodies a global settlement between the Debtors, the Prepetition Secured Noteholder Group, and the Committee that provides for the reinstatement of the Prepetition 2021 Notes in the aggregate principal amount of $34,500,000, as amended by the Amended Prepetition Notes Indenture, and distribution of the Purchaser Take-Back Notes, the New Parent Equity, and certain cash distributions to Allowed Holders of Prepetition 2021 Notes Secured Claims and Allowed General Unsecured Claims. The Plan and the related Sale Transaction preserve the jobs of hundreds of employees, addresses potential environmental risks, maximizes value for all stakeholders, and ensures that the Debtors’ assets remain operating as part of a going concern business. The Debtors believe that implementing the transactions under the Plan on the timeline proposed will maximize value for all stakeholders and provide for the best opportunity for success going forward.

B. Purpose of the Disclosure Statement

The Debtors submit this Disclosure Statement pursuant to section 1125 of title 11 of the Bankruptcy Code in connection with the solicitation of votes on the Plan. Before soliciting acceptances of a proposed chapter 11 plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement that contains information of a kind, and in sufficient detail, to permit a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan. The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to certain Holders of Claims against the Debtors because the Debtors are asking such Holders of Claims to vote to accept the Plan.

C. The Solicitation Package

Only record Holders of Class 3- Prepetition 2021 Notes Secured Claims and Class 4- General Unsecured Claims as of November 27, 2019 (the “Voting Record Date”) are entitled to vote on the Plan. Holders of Class 3- Prepetition 2021 Notes Secured Claims and Class 4- General Unsecured Claims will receive a solicitation package consisting of the following materials:

●	a Combined Hearing Notice;
●	this Disclosure Statement with all exhibits, including the Plan, and any other supplements or amendments thereto;
●	a form ballot (the “Ballot”), which will include the voting instructions;
●	any other documents authorized by the Court; [3] and
●	a pre-addressed, return envelope.

D. The Plan

1. Purpose and Effect of the Plan

The consummation of a plan is the principal objective of a chapter 11 case. A plan sets forth how a debtor will treat claims and interests. A bankruptcy court’s confirmation of a plan binds the debtor, any entity or person acquiring property under the plan, any creditor of or equity security holder in a debtor, and any other entities and persons to the extent ordered by such bankruptcy court pursuant to the terms of the confirmed plan, whether or not such entity or person is impaired pursuant to the plan, has voted to accept the plan, or receives or retains any property under the plan.

Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate the substantive consolidation of the Debtors’ estates. Instead, the Plan, although proposed jointly, will constitute a separate plan for each of the 28 Debtors in the Chapter 11 Cases. Holders of Allowed Claims or Interests against each of the Debtors will receive the same recovery provided to other Holders of Allowed Claims or Interests in the applicable Class and will be entitled to their share of assets available for distribution to such Class. Among other things, subject to certain limited exceptions and except as otherwise provided in the Plan or a confirmation order with respect to the Plan (the “Confirmation Order”), the Confirmation Order will discharge the Debtors from any debt arising before the Effective Date, terminate all of the rights and Interests of prepetition equity holders and substitute the obligations set forth in the Plan for those prepetition Claims and Interests. Under the Plan, Claims and Interests are divided into Classes according to their relative priority and other criteria.

[3]

Such documents may include a letter from the Prepetition Secured Noteholder Group to Holders of Class 3- Prepetition 2021 Notes Claims and the Committee to Holders of Class 4- General Unsecured Claims.

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2. Feasibility of the Plan

The feasibility of the Plan is premised upon, among other things, the Debtors’ ability to make the distributions contemplated under the Plan, and payment of the Debtors’ obligations in the ordinary course of business. As discussed below, the Plan provides for the payment in full of Other Priority Claims and Other Secured Claims, a Post-Effective Date Minimum Cash Amount, and mechanisms for the Administrative and Priority Claims Reserve Account to provide for distributions on account of, among other things, Administrative Claims, Cure Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims. Thus, the Debtors believe that, following consummation of the Plan, no liquidation or further reorganization will be necessary unless otherwise contemplated by the Plan.

3. Analysis of Recoveries to Holders of Claims and Interests under the Plan

The Plan reflects the reality that, based upon projected tax obligations, market constraints, operating performance, and cashflow projections, the Debtors’ enterprise value is significantly less than the amount of Secured Debt under the Prepetition 2021 Notes Indenture. The treatment of Class 3- Prepetition 2021 Notes Secured Claims and Class 4- General Unsecured Claims is the product of extensive negotiations between the Debtors, the Prepetition Secured Noteholder Group, and the Committee. Importantly, the Plan provides for the reinstatement of the Prepetition 2021 Notes in the aggregate principal amount of $34,500,000, as amended by the Amended Prepetition Notes Indenture, and distribution of the Purchaser Take-Back Notes, the New Parent Equity, and certain cash distributions to Allowed Holders of Prepetition 2021 Notes Secured Claims and Allowed General Unsecured Claims.

In developing the Plan, the Debtors gave due consideration to various other restructuring alternatives. After a careful review of their current operations, prospects as an ongoing business, and estimated recoveries to creditors in a forced sale scenario given current market conditions, the Debtors concluded that the Debtors will maximize recoveries to their stakeholders by closing the Sale to the Purchaser and completing the transactions as contemplated by the Plan. The Debtors believe that any alternative to Confirmation of the Plan, such as a standalone reorganization, an alternative plan, or a partial sale of assets, would result in materially lower recoveries for stakeholders, significant delays, protracted litigation, and greater costs. For these reasons, the Debtors believe that their business and assets have significant value that would not be realized in a forced sale or a liquidation, either in whole or in substantial part.

As set forth more fully in Section V.B of this Disclosure Statement, the Debtors believe that the Plan provides the best recoveries possible for the Debtors’ stakeholders and recommend that, if you are entitled to vote, you vote to accept the Plan.

The Debtors, the PREPETITION SECURED NOTEHOLDER

group, and the Committee BELIEVE THAT THE PLAN IS FAIR

AND EQUITABLE, WILL MAXIMIZE THE VALUE OF THE DEBTORS’

ESTATES, AND PROVIDES THE BEST RECOVERY TO CLAIM HOLDERS. FOR THESE

REASONS AND OTHERS DESCRIBED HEREIN, THE DEBTORS URGE ALL PARTIES ENTITLED

TO VOTE TO TIMELY RETURN THEIR BALLOTS AND TO VOTE TO ACCEPT THE PLAN.

4. Treatment and Classification

The Plan organizes the Debtors’ creditors and equity holders into groups called “Classes.” For each Class, the Plan describes: (i) the Claims or Interests comprising such Class; (ii) the recovery available to the Holders of Allowed Claims or Interests in that Class under the Plan; (iii) whether the Class is “Impaired” under the Plan, meaning that the Holders in such Class will receive less than full value on account of their Claims or Interest, or that the legal or equitable rights of such Holders will be altered in some other form; and (iv) the form of recovery, if any, that such Holders will receive on account of their respective Claims or Interests.

The table below summarizes the classification, treatment, and estimated recoveries of Claims and Interests under the Plan. A more detailed description of the classification and treatment of Claims and Interests is set forth in Section VII of this Disclosure Statement. As demonstrated in the liquidation analysis (the “Liquidation Analysis,” attached hereto as Exhibit E), recoveries of each Class of Claims and Interests are equal to or greater under the Plan than through a hypothetical chapter 7 liquidation. The Debtors believe that their businesses and assets have significant value that would not be realized in a chapter 7 liquidation, either in whole or in substantial part. The information in the table below is provided in summary form for illustrative purposes only, is subject to material change based on contingencies related to the claims reconciliation process, and is qualified in its entirety by reference to the provisions of the Plan. Because each Debtor’s Plan contemplates distributions to Holders of Claims in the amount of the estimated percentage recoveries set forth below, the estimated aggregate Claim amounts in each Class and the estimated percentage recoveries in the table below are set forth for the Debtors on a consolidated basis.

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Class	Claim or Equity Interest	Estimated Allowed Claim Amount	Treatment	Impaired or Unimpaired	Voting Rights	Approx. % Recovery
1	Other Priority Claims	$2,346,305-$2,992,697	Payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim from the Administrative and Priority Administrative and Priority Claims Reserve Account or such other treatment as may be agreed to by such Holder and the Debtors	Unimpaired	Presumed to Accept	100%
2	Other Secured Claims	$881,534	At the Debtors’ election: (i) payment in full in Cash equal to the full Allowed amount of its Claim from the Administrative and Priority Claims Reserve Account; (ii) the return or abandonment of the collateral securing its Claim; or (iii) such other treatment as may be agreed to by such Holder and the Debtors	Unimpaired	Presumed to Accept	100%
3	Prepetition 2021 Notes Secured Claims	$280,755,847

(i) reinstatement of the Prepetition 2021 Notes in the aggregate principal amount of $34,500,000, as amended by the Amended Prepetition Notes Indenture and its (ii) Pro Rata Share, based on the allowed amount of its Prepetition 2021 Notes Secured Claim, of the following:

the Purchaser Take-Back Notes; the New Parent Equity; and

the Prepetition 2021 Notes Secured Claim Cash Distribution

				Impaired	Entitled to Vote	42-46% [4]

[4]	The Class 3 – Prepetition 2021 Notes Secured Claims recovery assumes a 10% discount rate.

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4	General Unsecured Claims	$62,500,000- $125,000,000 [5]	Receipt of its Pro Rata Share of the General Unsecured Claims Cash Distribution Amount less GUC Administrator Expenses. provided, however, distributions to any Holder of the Prepetition Unsecured Noteholder Claim shall be subject to the rights and terms of the Prepetition Unsecured Notes Indenture and the rights of the Prepetition Unsecured Notes Indenture Trustee to assert the Prepetition Unsecured Notes Indenture Trustee Charging Lien. Holders of Prepetition 2021 Notes Deficiency Claims will waive, or will be deemed to have waived, any recovery or distribution on account of any Prepetition 2021 Notes Deficiency Claim; provided, however, for the avoidance of doubt, in addition to being permitted to vote in Class 3, Holders of Prepetition 2021 Notes Deficiency Claims shall be entitled to vote in Class 4 on account of such Claims.	Impaired	Entitled to Vote	1-2%
5	Intercompany Claims	$0 [6]	Discharged	Impaired	Deemed to Reject	0%
6	Intercompany Interests	$0	Reinstated or extinguished at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Noteholders	Impaired	Deemed to Reject	0%
7	Parent Interests	$0	Extinguished; provided that all New Parent Equity shall be issued to Holders of Prepetition 2021 Notes Secured Claims	Impaired	Deemed to Reject	0%

[5]	The estimated Allowed Claim amount and estimated recoveries for Class 4 – General Unsecured Claims are based on the Debtors’ estimates of the claims reconciliation process to date and may vary materially from the actual results of the GUC Administrator’s claims reconciliation process.

[6]

All Intercompany Claims between the Debtors net to zero. Any outstanding Intercompany Claims with non-Debtors reflected in the Schedules and Statements are included in the estimated Allowed Claim amount for Holders of Class 4 – General Unsecured Claims.

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5. Where to Find Additional Information

Cloud Peak files annual, quarterly and current reports, proxy statements, and other information with the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Filings” link. The information included in the following filings incorporated by reference herein is deemed to be part of this Disclosure Statement, except for any information superseded or modified by information contained expressly in this Disclosure Statement. You should not assume that the information in this Disclosure Statement is current as of any date other than the date on the first page of the Disclosure Statement. Any information Cloud Peak files under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1933, as amended, that updates information in the filings incorporated by reference will update and supersede that information:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 15, 2019;

●	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, filed on May 10, 2019 and September 20, 2019, respectively;

●	Current Reports on Form 8-K filed January 14, 2019, January 29, 2019, March 27, 2019, April 15, 2019, May 1, 2019, May 8, 2019, May 10, 2019, May 17, 2019, June 25, 2019, July 19, 2019, August 14, 2019, August 20, 2019, August 23, 2019, August 29, 2019, September 5, 2019, September 11, 2019, September 19, 2019, September 26, 2019, October 1, 2019, and October 8, 2019.

6. Releases and Exculpations

As set forth more fully in Section VII of this Disclosure Statement and Article VIII of the Plan, the Plan provides certain releases and exculpations to the Released Parties. Each of the Released Parties made substantial and valuable contributions to the Sale Process and efforts to negotiate and implement the Plan. The Debtors intend to present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019. Specifically, as set forth in Section III of this Disclosure Statement, each of the Released Parties participated, inter alia, in the months-long negotiations which ultimately led to the SAPSA, the Committee SAPSA Settlement, the Sale Process and the signing of the Sale Transaction, and the Committee Plan Settlement. Furthermore, as set forth more fully in Section V of this Disclosure Statement, the Prepetition Secured Noteholder Group agreed to support the consummation of the Sale to the Purchaser in exchange for, among other things, Cash, the Purchaser Take-Back Notes, the New Parent Equity, and the assumption of certain taxes, royalties, and post-petition accounts payable. Class 3- Prepetition 2021 Notes Secured Claims and Class 4- General Unsecured Claims are the only Classes entitled to vote on the Plan, and the Debtors cannot implement the transactions contemplated by the Second Amended SAPSA without the support of Class 3- Prepetition 2021 Notes Secured Claims. Accordingly, the Debtors believe that the releases and exculpation provisions are an integral part of the Plan which will maximize the value of the Debtors for the benefit of all stakeholders.

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E. Voting Procedures and Requirements

1. Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

Only Claims in Class 3- Prepetition 2021 Notes Secured Claims and Class 4- General Unsecured Claims (the “Voting Classes”) are entitled to vote to accept or reject the Plan:

The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

2. Voting Procedures

This Disclosure Statement, which is accompanied by a Ballot or Ballots to be used for voting on the Plan, is being distributed to the Holders of Claims in the Classes that are entitled to vote to accept or reject the Plan. The procedures and instructions for voting and related deadlines are set forth in certain exhibits annexed to the Conditional Disclosure Statement Order, which is attached hereto as Exhibit D.

The Conditional Disclosure Statement Order is incorporated herein by reference and should be read in conjunction with this Disclosure Statement and in formulating a decision to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING
PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS

ONLY A SUMMARY. PLEASE REFER TO THE DISCLOSURE STATEMENT
ORDER ATTACHED HERETO FOR A MORE COMPREHENSIVE
DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

3. Voting Deadline

Ballots will be provided for Holders of Claims in the Voting Classes as of October 15, 2019 to vote to accept or reject the Plan. Because all other Classes are unimpaired and deemed to accept or Impaired and deemed to reject, only the Voting Classes are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, the applicable standards for tabulating Ballots, and opting out of the releases set forth in the Plan.

The Debtors have engaged Prime Clerk LLC (“Prime Clerk”) as their claims, noticing, solicitation, and voting agent (the “Voting Agent”) to assist in, among other things, the transmission of voting materials and in the tabulation of votes with respect to the Plan.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING EASTERN TIME, ON NOVEMBER 27, 2019, UNLESS EXTENDED BY THE DEBTORS. IF YOU HOLD YOUR CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR BENEFICIAL HOLDER BALLOT. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

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EACH BALLOT ADVISES THAT CREDITORS WHO (A) VOTE TO ACCEPT THE PLAN OR (B) DO NOT OPT OUT TO OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE VII OF THE PLAN SHALL BE DEEMED TO HAVE CONSENTED TO THE RELEASE, INJUNCTION, AND EXCULPATION PROVISIONS SET FORTH IN ARTICLE VII OF THE PLAN AND UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL CAUSES OF ACTION.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. Ballots returnable to the Voting Agent must be returned by the Voting Deadline with an original signed copy to:

Via Hand Delivery, Overnight Courier, or First Class Mail:

Cloud Peak Energy Ballot Processing

c/o Prime Clerk LLC

One Grand Central Place

60 East 42nd Street (Park Avenue), Suite 1440

New York, NY 10165

Phone: 844-217-3067 (U.S. toll free)

or 347-761-3264 (international)

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN THE VOTING DEADLINE OF 5:00 P.M. (PREVAILING EASTERN TIME).

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth therein. All parties in interest retain their right to object to approval of this Disclosure Statement on final basis pursuant to Section 1125 of the Bankruptcy Code and Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the SAPSA and the Second Amended SAPSA.

4. Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Court, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors determine, unless otherwise ordered by the Court. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will the Debtors or any other person incur any liabilities for failure to provide such notification. Unless otherwise directed by the Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

II. OVERVIEW OF THE DEBTORS’ OPERATIONS

A. The Debtors’ Business and History

Cloud Peak has historically been one of the largest coal producers in the United States—supplying coal for approximately 2% of the United States’ electricity demand—and is the only pure-play Powder River Basin coal company. The Company’s three surface coal mines are located in northeastern Wyoming and southeastern Montana within the Powder River Basin (the “PRB”), which is the lowest-cost, major coal producing region in the United States. The Company mines and sells low sulfur, subbituminous coal and provides related logistics supply services. In 2018, Cloud Peak sold approximately 50 million tons from its three coal mines to customers, both domestic and foreign. And, Cloud Peak is widely recognized in the industry for its exemplary performance in its safety and environmental programs.

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Cloud Peak was formed in the summer of 2008 and commenced its initial public offering of common stock in November 2009, the proceeds of which were used to acquire approximately 51% of Cloud Peak Energy Resources LLC (“CPE Resources”), which held certain assets of Rio Tinto PLC and Rio Tinto Limited and certain of their affiliates (collectively, “Rio Tinto”). Cloud Peak acquired the remaining 49% interests in CPE Resources from Rio Tinto in December 2010 following a secondary offering of Cloud Peak common stock. As described further below, Cloud Peak is a public company that was traded on the NYSE prior to the Petition Date.

B. The Debtors’ Assets

The Company prides itself on operating some of the safest mines in the coal industry, with one of the lowest employee injury incident rates among the largest coal producing companies in the United States. 7 The Company operates three surface mines in the PRB: the Antelope Mine, the Cordero Rojo Mine, and the Spring Creek Mine.

The Antelope and Cordero Rojo Mines are located in Wyoming and the Spring Creek Mine is located in Montana. The below map depicts the approximate locations of the Company’s mines, as well as the locations of two development projects discussed in greater detail herein.

The Company engages exclusively in surface mining and produces subbituminous thermal coal with low sulfur content, which it sells primarily to domestic and foreign electric utility providers. Thermal coal is primarily consumed by electric utilities and industrial companies as fuel for electricity generation. In 2018, coal produced by the Company was used to generate approximately 2% of the electricity produced in the United States. As of December 31, 2018, the Company controlled approximately 975 million tons of proven and probable coal reserves.

Coal can be characterized by end use generally as either thermal or metallurgical. The most important variables in thermal coal are heat value and sulfur content. The coal produced in the PRB generally has a lower heat value than coal found in the eastern and midwestern regions of the United States, with the exception of lignite coal, which has a lower heat value than subbituminous coal but is typically used by utilities that are located adjacent to a mine.

[7]

For 2018, the all-injury frequency rate for the Company’s three owned and operated mines was 0.35 (based on Mine Safety and Health Administration methodologies). The all-injury frequency rate reflects the number of reportable injuries suffered by mine site employees per 200,000 hours worked. This rate is one of the lowest among the largest U.S. coal producing companies.

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Environmental regulations limit the amount of sulfur dioxide that may be emitted as a result of coal combustion. The concentration of sulfur in coal affects the amount of sulfur dioxide that is produced in combustion. Coal-fired power plants comply with environmental regulations by burning coal with low sulfur content, blending coals with variable sulfur contents, and/or using sulfur-reduction technology to reduce sulfur dioxide emissions. PRB coal—the coal produced by Cloud Peak—typically has a lower sulfur content than coal produced in the eastern United States.

In addition to operating its three coal mines, the Company is in the process of developing two other projects in the PRB, the “Youngs Creek Project” and the “Big Metal Project.” The Youngs Creek Project is an undeveloped surface mine in the northern PRB region, located approximately seven miles south of the Company’s Spring Creek Mine. The Company acquired the Youngs Creek Project in June 2012, and has since acquired surface rights to enable future development of the project. The Company has been evaluating the development options and believes that the Youngs Creek Project’s proximity to the Spring Creek Mine and Big Metal Project presents an opportunity to optimize mine developments in the northern PRB.

In 2013, the Company entered into an option and exploration agreement with the Crow Tribe of Indians to develop a coal project—the Big Metal Project—located on the Crow Indian Reservation in southeast Montana, near the Company’s Spring Creek Mine and Youngs Creek Project. The Company has since made payments to exercise its option to lease one project area and extend the option on two other project areas under its option agreement with the Crow Tribe.

C. The Debtors’ Corporate Structure

All of the Debtors are direct or indirect subsidiaries of Cloud Peak. The Company’s full corporate organization structure is detailed on Exhibit C, attached hereto. The following simplified organization chart depicts the Company’s primary operating entities:

Cloud Peak, a Delaware corporation, is the ultimate parent company of each of the Debtors and the issuer of the Company’s common stock. Cloud Peak has no investments or ownership interests other than its ownership of the equity in Cloud Peak Energy Resources LLC (“CPE Resources”). Cloud Peak also has four affiliates that are not Debtors in the Chapter 11 Cases (the “Non-Debtor Affiliates”), as described further below.

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CPE Resources, a Delaware limited liability company and a wholly-owned direct subsidiary of Cloud Peak, was formed on August 19, 2008. The Company’s bank accounts and contract rights are owned primarily by CPE Resources, but CPE Resources does not directly own any coal assets or real property.

Cloud Peak Energy Logistics LLC is party to certain important transportation contracts and is the contract counterparty on contracts for delivered coal sales to customers located in the United States and Asia.

Cordero Mining LLC, Antelope Coal LLC, and Spring Creek Coal LLC own and operate the Company’s three coal mines. Certain of the Debtor entities not specified herein own various development rights, real property rights, contract rights, or otherwise do not own assets of material value or engage in material operations. As described further herein, the Company pursued the sale of substantially all of its operating assets in the Chapter 11 Cases.

The Non-Debtor Affiliates are not obligors under the Company’s funded debt and consist of the following entities:

●	Cloud Peak Energy Receivables LLC, which is the seller under the Company’s AR Securitization Facility discussed herein;
●	Wyoming Quality Healthcare Coalition, LLC, an entity that is owned jointly by the Company and two other coal producers, which provides healthcare benefits to certain of the Company’s employees;
●	The Interstate Ditch Company, that, for certain regulatory reasons, owns and insures a ditch in the state of Wyoming; and
●	Venture Fuels Partnership, which is a general partnership between the Company and Midwest Energy Resource Co., a DTE Energy affiliate, that facilitates the marketing, sale, and delivery of coal to the Great Lakes region of the United States.

D. The Debtors’ Operations

1. The Debtors’ Customers

The Company focuses on building long-term relationships with its customers through reliable performance and consistent customer service. The Company supplies coal to 46 domestic and foreign electrical utilities, and 84% of the Company’s 2018 sales were made to customers with whom the Company has had relationships for over ten years. The Company’s customers can be generally categorized as either “Mine Customers” or “Logistics Customers.”

The Mine Customers purchase coal at the Company’s mine locations, where the sale occurs and risk of loss passes to the customer. The Mine Customers typically consist of domestic utility companies located in the mid west and south central United States. The map below depicts, generally, the domestic destinations of coal produced by the Company’s mines in 2018.

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The Logistics Customers purchase coal from Debtor Cloud Peak Energy Logistics LLC along with the Company’s logistics services to deliver coal to the customer at a shipping terminal or the customer’s plant. In such cases, title and risk of loss passes to the customer at the remote delivery point. The Logistics Customers are primarily foreign and domestic utility companies. Approximately 9% of the coal produced by the Company in 2018 was sold to customers outside of the United States.

For the Logistics Customers, the Company, bolstered by the Spring Creek Mine’s northern PRB operations, is able to provide a variety of services designed to facilitate the sale and delivery of coal. These services include coordination of the transportation and delivery of purchased coal, negotiation of take-or-pay rail agreements and take-or-pay port agreements, and demurrage settlements with vessel operators. Generally, and subject to certain exceptions, these take-or-pay agreements require the Company to pay for a minimum quantity of coal to be transported on a railway or through a terminal regardless of whether the Company actually uses the transportation capacity. The Company has two significant agreements with BNSF Railway Company (“BNSF”) and Westshore Terminals Limited Partnership that contain take-or-pay or take-or-pay type elements. Westshore is a port located in Vancouver, BC, that facilitates the transport of coal from the Spring Creek Mine to electric utility customers in Asia. In 2018, the Company delivered approximately 4.6 million tons of coal under these agreements. As of July 31, 2019, the Company had delivered 1.9 million tons of coal under these agreements for the year to date.

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2. The Debtors’ Management and Employees

The Company is led by an experienced management team that is comprised of the following members (the “Management Team”):

Name	Years with Cloud Peak	Title
Colin Marshall	11	President and Chief Executive Officer
Heath Hill	8	Executive Vice President and Chief Financial Officer
Bryan Pechersky	9	Executive Vice President, General Counsel and Corporate Secretary
Amy Clemetson	11	Senior Vice President, Human Resources
Bruce Jones	11	Executive Vice President and Chief Operating Officer
Todd Myers	8	Senior Vice President, Marketing and Business Development

Prior to the Petition Date, on January 23, 2019, the compensation committee of Cloud Peak’s Board of Directors approved a retention program (the “Retention Program”) that provided a lump sum cash payment of a one-time retention bonus to the members of the Management Team and certain other key members of management in recognition of their demonstrated work and commitment, and for the significant benefits of retaining the Management Team to assist the Company through its exploration of potential strategic and restructuring alternatives. The retention payments were sized as a percentage of each Management Team member’s annualized base salary. Importantly, in the event any member of the Management Team is terminated for “cause” or resigns without “good reason” before certain specified future events, such Management Team member is required to repay the full amount (after tax) of the retention payment to the Company. Additional information regarding the Retention Program is set forth in detail in the Company’s Form 8-K filed on January 29, 2019.

In addition, prior to the Petition Date, Cloud Peak’s Board of Directors approved a key employee incentive plan for the Management Team and certain other key members of management. Payments under this plan as well as under a key employee retention plan for certain non-Management Team members are supported by the parties to the SAPSA. The Court approved both the key employee incentive plan and key employee retention plan, which are described in further detail below.

As of July 31, 2019, the Company had approximately 1,227 full-time employees and approximately 25 part-time employees. None of the Company’s employees are parties to collective bargaining agreements. Additionally, the Company utilizes approximately 150 external contractors, providing services on an as-needed basis.

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E. The Debtors’ Capital Structure

As of the Petition Date, the Company’s funded debt liabilities were approximately $346.8 million in the aggregate.8 In addition to funded debt liabilities, the Company has an AR Securitization Facility.9 After effecting a series of liability management transactions, as described in detail below, as of the Petition Date, the Company’s significant funded debt obligations include:

($ in millions)	Maturity	Interest Rate	Approx. Amount Outstanding
Prepetition 2021 Notes	November 2021	12.00%	$290.4
2024 Prepetition Unsecured Notes	March 2024	6.375%	$56.4

1. Prepetition 2021 Notes

On October 16, 2016, in connection with the Exchange Offers, CPE Resources and Cloud Peak Energy Finance Corp. (“CPE Finance”) issued $290.4 million in principal amount of 12.00% second lien senior notes due 2021 (the “Prepetition 2021 Notes”).

The Prepetition 2021 Notes were issued to certain third parties (the “Prepetition Secured Noteholders”) pursuant to an indenture (as amended or otherwise modified, the “Prepetition 2021 Notes Indenture”) with Wilmington Trust, N.A., as indenture trustee and collateral agent (the “Prepetition 2021 Notes Indenture Trustee”). The Prepetition 2021 Notes carry an interest rate of 12.0% with interest payments due semi-annually on May 1 and November 1, subject to a 30-day grace period. On May 1, 2019, CPE Resources and CPE Finance entered the grace period with respect to the approximately $17.4 million interest payment on the Prepetition 2021 Notes.

The Prepetition 2021 Notes were issued with joint and several guarantees by Cloud Peak and all of its existing and future domestic restricted subsidiaries (the “Prepetition 2021 Notes Subsidiary Guarantors”), and secured by second liens 10 on substantially all assets of the Prepetition 2021 Notes Subsidiary Guarantors. The Prepetition 2021 Notes Indenture provides that each subsidiary guarantee will terminate and be automatically released “in connection with the release, other than the discharge through payment by the [Prepetition 2021 Notes Subsidiary Guarantors], of all other Guarantees by such Restricted Subsidiary of Debt of either Issuer or another Guarantor under the [Prepetition First Lien Credit Agreement].” In light of this language, in its Form 10-K filed with the U.S. Securities and Exchange Commission on March 15, 2019, Cloud Peak disclosed that the termination of the Prepetition First Lien Credit Agreement on November 15, 2018 may have resulted in a release of the liens and guarantees granted by the Prepetition 2021 Notes Subsidiary Guarantors. The Prepetition Secured Noteholders disputed the view that the termination of the Prepetition First Lien Credit Agreement resulted in a release of the subsidiary liens and guarantees.11

Prior to the Petition Date and in connection with entering into the SAPSA, the Debtors and the Prepetition Secured Noteholder Group settled their dispute regarding the liens and guarantees, and the Debtors acknowledged and reaffirmed the liens and guarantees of the Prepetition 2021 Notes Subsidiary Guarantors in favor of the Prepetition Secured Noteholders with respect to the Prepetition 2021 Notes.

The Committee also reviewed and analyzed the potential release of the subsidiary liens and guarantees following the commencement of the Chapter 11 Cases. The Committee’s position was that termination of the Prepetition First Lien Credit Agreement automatically resulted in a release of the subsidiary liens and guarantees based on a simple and straightforward application of the plain meaning of §§ 10.04(f) and 11.05 of the Prepetition 2021 Notes Indenture. Specifically, § 10.04(f) governs terminations of guarantees and § 11.05 governs lien releases, and the Committee’s position was that these provisions unambiguously released the subsidiary liens and guarantees when the Prepetition First Lien Credit Agreement was terminated. The Committee argued that no further inquiry was needed after applying the text of the Prepetition 2021 Notes Indenture, and it disputed the numerous arguments made by the Prepetition Secured Noteholders, including that resolution of the dispute would require an inquiry into whether the releases were commercially reasonable and permissible under applicable law, whether the releases were contrary to the parties’ behavior after termination of the Prepetition First Lien Credit Agreement, and whether the releases violated the Trust Indenture Act. The Committee also disputed the Debtors’ assertions that litigating the dispute would have been complex, expensive and disruptive to a successful resolution of the Chapter 11 Cases. In the end, the dispute was consensually resolved by the Court’s approval of the Second Amended SAPSA.

[8]	Additionally, as of September 30, 2019, the Company had approximately $18.8 million in trade payables outstanding.

[9]	As of the Petition Date, there were undrawn letters of credit issued under the AR Securitization Facility totaling approximately $25.7 million.

[10]

As a result of the Debtors’ termination of the Prepetition First Lien Credit Agreement in November 2018 (as defined and discussed in detail in Part III), the Prepetition Secured Noteholders effectively hold a first-lien position.

[11]

The Debtors do not believe there was any dispute regarding the obligations or liens of Cloud Peak, CPE Resources, or CPE Finance with respect to the Prepetition 2021 Notes as a function of termination of the Prepetition First Lien Credit Agreement.

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2. Prepetition Unsecured Notes

On March 11, 2014, CPE Resources and CPE Finance issued $200 million in principal amount of 6.375% senior notes due 2024 (the “Prepetition Unsecured Notes”). The Prepetition Unsecured Notes were issued pursuant to an indenture (as amended or otherwise modified, the “Prepetition Unsecured Notes Indenture”) with Wells Fargo Bank, N.A., as indenture trustee. Thereafter, Wilmington Trust, N.A. replaced Wells Fargo Bank, N.A., as indenture trustee under the Prepetition Unsecured Notes Indenture and has since been replaced by BOKF, National Association.

The Prepetition Unsecured Notes were issued with joint and several guarantees by Cloud Peak and all of Cloud Peak’s existing and future domestic restricted subsidiaries (the “Prepetition Unsecured Notes Subsidiary Guarantors”). The Prepetition Unsecured Notes Indenture contains language regarding the release of guarantees that mirrors the language contained in the Prepetition 2021 Notes Indenture, giving rise to a substantially similar dispute regarding the release of the guarantees of the Prepetition 2021 Notes Subsidiary Guarantors as described above in respect of the Prepetition 2021 Notes. This potential dispute was likewise settled in connection with entry into the SAPSA.

Interest under the Prepetition Unsecured Notes is payable semi-annually on March 15 and September 15, subject to a 30-day grace period. As outlined below, CPE Resources and CPE Finance entered the grace period with respect to the approximately $1.8 million interest payment on the Prepetition Unsecured Notes due on March 15, 2019. Prior to the expiration of the grace period, CPE Resources and CPE Finance entered into a forbearance agreement with Nomura, an investment advisor for the Holders or beneficial owners of a majority, but less than 75% of the Prepetition Unsecured Notes. The forbearance agreement with Nomura was subsequently extended, with an expiration date of May 10, 2019.

3. Accounts Receivable Securitization Facility

In 2013, the Company formed a wholly-owned, unrestricted subsidiary, Cloud Peak Energy Receivables LLC (“CPE Receivables”),12 to purchase trade receivables generated by certain of the Company’s subsidiaries without recourse (other than customary indemnification obligations). On February 11, 2013, CPE Receivables and CPE Resources entered into an account receivable securitization program (the “AR Securitization Facility”) with committed capacity of up to $75 million, which was later amended and reduced to $70 million. The AR Securitization Facility allows for CPE Receivable to transfer undivided interests in its receivables to financial institutions for cash, and, additionally, provides for the issuance of letters of credit for the Company’s ultimate benefit. Total borrowings under the AR Securitization Facility are limited by eligible accounts receivable.

The Company does not generally utilize the AR Securitization Facility to fund working capital. As of the Petition Date, the aggregate amount of outstanding letters of credit issued under the AR Securitization Facility was approximately $25.7 million. The letters of credit are secured by eligible accounts receivable and cash collateral.

Prepetition, the Company entered into a forbearance agreement with PNC Bank, the administrator under the AR Securitization Facility, which provided that PNC Bank would not exercise remedies under the AR Securitization Facility as a result of (i) the going-concern qualification contained in the Company’s 2018 audited financials and (ii) the event of default under the Prepetition Unsecured Notes for failure to pay interest on the Prepetition Unsecured Notes.

Prior to the Petition Date, the Company and PNC Bank negotiated amendments to the purchase agreements through which CPE Receivables purchases accounts receivables from certain Debtors. Such amendments are described in detail in the Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Certain Debtors to Continue Selling Receivables and Related Rights Pursuant to a Securitization Facility, (II) Modifying the Automatic Stay, and III Granting Related Relief [Docket No. 20] (the “AR Securitization Facility Motion”) wherein the Debtors requested authority to enter into such amendments.

As discussed herein, the Debtors received the authority to, among other things, continue to purchase trade receivables, transfer undivided interests in receivables to financial institutions for cash, and issue letters of credit for the Company’s ultimate benefit, on a final basis on June 17th as part of the Final Order (I) Authorizing Certain Debtors to Continue Selling Receivables and Related Rights Pursuant to a Securitization Facility, (II) Modifying the Automatic Stay, and III Granting Related Relief [Docket No. 466].

[12]	CPE Receivables is not a Debtor in the Chapter 11 Cases.

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4. Reclamation Obligations

The Company is subject to the Surface Mining Control and Reclamation Act (“SMCRA”), which establishes mining, environmental protection, reclamation, and closure standards for all aspects of surface coal mining. Under SMCRA, coal mine operators must obtain a performance bond or otherwise secure the performance of all reclamation obligations associated with their coal mining activities.

The Company secures the performance of its reclamation and lease obligations required under SMCRA through the use of surety bonds to cover the costs that the state where the Company operates would incur if the Company were unable to fulfill its reclamation obligations. As of the Petition Date, there are approximately $395 million in third-party surety bonds outstanding with various insurance companies (the “Sureties”) to primarily secure the performance of the Company’s reclamation and lease obligations. Under various indemnity agreements, the Company is responsible to the Sureties for any amount the surety is required to pay under the surety bonds. The Company has obtained letters of credit in favor of the Sureties in the approximate amount of $25.6 million to secure its performance under the indemnity agreements. As discussed above, the letters of credit are secured in part by eligible accounts receivable under the AR Securitization Facility and in part by restricted cash.

In 2019, prior to the Petition Date, the Company received letters from certain of its Sureties demanding increased collateral or replacement of their bonds. Posting additional collateral or obtaining replacement bonds would immediately reduce the liquidity necessary to support the Company’s operations. Leading up to the Petition Date, the Company engaged with the Sureties in order to address their concerns without negatively impacting the Company’s liquidity.

5. Common Stock

Cloud Peak is a publicly held company that was listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLD” until March 26, 2019, when the NYSE commenced proceedings pursuant to Section 802.01 of the NYSE Listed Company Manual to immediately delist and suspend trading of Cloud Peak’s common stock as a result of the share price falling below $0.16 per share. On March 27, 2019, Cloud Peak began trading on the OTC Pink under the symbol “CLDP.” As of the Petition Date, Cloud Peak had 76,507,272 outstanding shares of common stock, par value $.01 per share.

III. KEY EVENTS LEADING TO CHAPTER 11 CASES

The Company actively deployed a number of strategies and transactions prepetition in an effort to deleverage its balance sheet, bolster liquidity, and maximize value for stakeholders. The Company’s chapter 11 filing, however, was precipitated by (i) general distress affecting the domestic U.S. thermal coal industry that produced a sustained low price environment that could not support profit margins to allow the Company to satisfy its funded debt obligations; (ii) export market price volatility that caused decreased demand from the Company’s customers in Asia; (iii) particularly challenging weather conditions in the second quarter of 2018 that caused spoil failure and significant delays in coal production through the remainder of 2018 and into 2019, which reduced cash inflows from coal sales and limited credit availability; and (iv) recent flooding in the Midwestern United States that has significantly disrupted rail service, further reducing coal sales.

A. Thermal Coal Distress

In the years leading up to the Petition Date, the prices for thermal coal have become more volatile and depressed due to an oversupply of coal and significantly reduced demand in the United States and a variety of other countries. This reality, compounded with the slowed demand domestically for coal-fueled electricity generation and resulting coal-fired power plant retirements have exacerbated these challenges.

Thermal coal producers in the United States generally are confronting challenges to their businesses from a variety of macroeconomic factors. In particular, the abundance of low cost alternatives to coal for electricity generation and heightened state and federal regulations applicable to both coal producers and electric utilities that utilize coal-fired power plants have created challenges for coal producers.

In particular, the availability and low cost of natural gas in the past years has caused a significant decline in demand for coal, resulting in reduced production. The trend toward natural gas is one that many industry experts believe will continue for the immediate future. In 2016, natural gas-fired power plants surpassed coal-fired electricity generation, and natural gas has remained the primary fuel source for electricity generation since that time. The transition to natural gas has been driven primarily by two factors: (i) a sustained low price environment and (ii) increased environmental regulations affecting coal-fired power plants. The regulatory environment in particular has also led to utility companies electing to retire a significant number of their coal-fired power plants in recent years.

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In addition to the retirement of coal-fired power plants, decreased demand for coal in the United States has contributed to lower coal production and caused a number of coal mines to close. Though underground mines (which the Company does not operate) had a larger percentage of closures in recent years, surface mines have also seen large production declines.

B. Export Market Volatility

The Company prices the coal it delivers to customers in Asia broadly in line with several relevant international coal indices adjusted for energy content and other quality and delivery criteria. These indices include the Newcastle benchmark price and the Kalimantan 5000. The Newcastle benchmark price is an established index for high Btu Australian bituminous thermal coal. The Kalimantan 5000 is an established index for subbituminous Indonesian thermal coal. Historically, the Company’s coal delivered to customers in Asia is priced between 60% and 75% of the forward Newcastle price and at a lesser discount to the forward Kalimantan 5000 price index due to quality and freight cost differentials.

However, in late 2018, the collapse of the Indonesian rupiah lowered producers’ cost in U.S. Dollars. In response, the Indonesian government removed export restrictions to increase USD exports, which has increased Indonesian exports and produced downward pressure on the price of thermal coal in the Kalimantan 5000 price index. During the fourth quarter of 2018, the Kalimantan 5000 price index decreased approximately 14%, which materially and negatively impacted the Company’s economic position.

C. Weather Impacts on Operations

In addition to headwinds facing thermal coal producers and export market volatility, the Company’s mines suffered from unusually heavy rains affecting Wyoming and Montana in the second quarter of 2018. For perspective, the 10-year average combined rainfall for May, June, and July at the Company’s Antelope Mine is 6.79 inches. In 2018, it rained 10.2 inches during that period. While certain operational procedures put in place following heavy flooding in 2014 functioned effectively to mitigate equipment damage, the 2018 rains interrupted the Company’s mining operations considerably. The rain affected the Antelope Mine to a greater degree than the Spring Creek or Cordero Rojo Mines due to the impact the rain had on truck-shovel overburden 13 removal at Antelope Mine.14

Subsequently, moisture from the rain caused spoil instability in the Antelope Mine dragline pits. Spoil is the term used for overburden and other waste rock removed during coal mining. The instability in the dragline pits caused wet spoil to slide into the pits that had to be removed by dragline and/or truck-shovel methods before the coal could be mined. This caused significant delays and diverted truck-shovel capacity from preliminary stripping work, which caused additional production delays at the Antelope Mine. The delays resulting from the spoil failure at the Antelope Mine caused the Company to have reduced shipments, increased costs, and delayed truck-shovel stripping in 2018. Consequently, the reduced cash inflows from coal sales limited the Company’s credit availability under the financial covenants in the Prepetition First Lien Credit Agreement prior to its termination, and limited access to any new forms of capital.

Additionally, the severe weather affecting the Midwest region of the United States in mid-March 2019 caused, among other things, extensive flooding that damaged rail lines. One of Cloud Peak’s primary suppliers of rail transportation services – BNSF – was negatively impacted by the flooding and has been unable to provide sufficient rail transportation services to satisfy the Company’s targeted coal shipments. As of the Petition Date, BNSF’s trains have resumed operations, but are operating on a less frequent schedule because of repairs being made to rail lines damaged by the extensive flooding. As a result, the Company’s coal shipments were materially impacted, with cash flows significantly reduced through mid-June 2019. The Company is continuing to evaluate this impact as well as evaluate potential claims arising from business disruption.

[13]	Overburden is the term used for the material such as rock and soil that lies above a coal seam.

[14]	Dragline overburden removal is less affected by rain, but one of the two draglines at Antelope Mine was shut down for nine weeks during the second quarter of 2018 due to scheduled maintenance.

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D. Deleveraging Strategies

As set forth above, decreased domestic demand for thermal coal, pricing volatility in the export market, and severe weather events combined to adversely impact the Company’s liquidity position in the months leading up to the Petition Date. As of September 30, 2018, the Company reported approximately $109 million in cash on hand. By December 31, 2018, total liquidity had reduced to approximately $91 million, and by March 8, 2019, liquidity reduced further to approximately $65.5 million. This dramatic decline in liquidity, together with the challenges described above, caused the Company to consider strategic transaction alternatives in late 2018 to determine if a consolidation opportunity could maximize value for stakeholders. Ultimately, when such efforts did not yield a viable solution that would satisfy the Company’s funded debt obligations and provide a recovery for equity holders, the Company engaged restructuring advisors to explore potential deleveraging transactions and a process to market all or substantially all of the Company’s operating assets.

Even before these precipitating events negatively impacted the Company’s liquidity and caused the Company to file the Chapter 11 Cases, however, the Company recognized the distressed industry condition and took certain measures to deleverage and preserve capital.

1. Exchange Offers

In October 2016, in an effort to extend maturities and reduce leverage, the Company completed offers to exchange (the “Exchange Offers”) up to $400 million of its then outstanding $300 million aggregate principal balance of 8.5% Senior Notes due 2019 (the “2019 Notes”) and $200 million aggregate principal balance of the Prepetition Unsecured Notes for the Prepetition 2021 Notes, and in some cases, cash consideration.

Holders of $237.9 million in aggregate principal amount of the 2019 Notes and $143.6 million in aggregate principal amount of the Prepetition Unsecured Notes tendered such notes pursuant to the Exchange Offers. On October 17, 2016, CPE Resources and Cloud Peak Energy Finance Corp. accepted for exchange all such 2019 Notes and Prepetition Unsecured Notes validly tendered and issued $290.4 million in aggregate principal amount of Prepetition 2021 Notes, and made cash payments of $26 million to tendering holders of the 2019 Notes and the Prepetition Unsecured Notes. Upon completion of the Exchange Offers, $62.1 million aggregate principal amount of the 2019 Notes remained outstanding and $56.4 million of the Prepetition Unsecured Notes remained outstanding. The Exchange Offers extended the Company’s near-term maturities and provided runway for the Company to explore further strategic initiatives consistent with its long-term plan.

2. Equity Offering and 2019 Notes Redemption

Notwithstanding the broad participation in the Exchange Offers, the Company needed to satisfy the remaining stub 2019 Notes that did not participate in the Exchange Offers. On February 28, 2017, the Company issued 13.5 million shares of common stock through a public offering and received net proceeds of $64.7 million. The Company used the proceeds to fund the full redemption of its remaining 2019 Notes. On March 31, 2017, the Company redeemed the 2019 Notes at a total cost of $64.5 million. The primary purpose of such redemption was to reduce outstanding long-term debt and extend the Company’s nearest term maturity date to 2021.

3. Termination of Revolving Credit Facility

Prior to the Petition Date, in February 2014, CPE Resources entered into a first lien credit agreement with PNC Bank, N.A. (“PNC Bank”) as administrative agent, issuing lender, and swingline lender, and a syndicate of other lenders (collectively, the “Revolving Credit Facility Lenders”). Pursuant to the first lien credit agreement, the Revolving Credit Facility Lenders provided a senior secured revolving credit facility with a borrowing capacity of up to $500 million (the “Revolving Credit Facility”), which replaced a prior senior secured revolving credit facility agreement. On May 24, 2018, the Company entered into the Prepetition First Lien Credit Agreement. The Prepetition First Lien Credit Agreement extended the maturity of the Revolving Credit Facility to May 2021 and reduced the maximum borrowing capacity to $150 million.

As of September 30, 2018, the borrowing capacity under the Prepetition First Lien Credit Agreement was reduced to $16.2 million based upon the Company’s quarterly financial covenant calculations (which were based on operational EBITDA). It was uncertain whether the Company would remain in compliance with the financial covenants under the Prepetition First Lien Credit Agreement, and, as a result, the Company elected to terminate the Prepetition First Lien Credit Agreement effective as of November 15, 2018. Termination resulted in a savings of over $3 million in additional commitment and administrative fees during the remaining term of the Prepetition First Lien Credit Agreement through May 2021. However, termination of the Prepetition First Lien Credit Agreement also adversely impacted the Company’s liquidity by eliminating the ability to access the revolving line of credit. As described in further detail below, termination of the Prepetition First Lien Credit Agreement also gave rise to a dispute between the Company and the Prepetition Secured Noteholders Group regarding a potential release of certain of the Prepetition Secured Noteholders’ liens and guarantees.

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4. Operational Liquidity and Cost Reduction Strategies

In addition to implementing these balance sheet deleveraging strategies, the Company took several steps to improve operational efficiency and reduce costs. For example, in response to reduced market demand for 8400 Btu coal, the Company consolidated operations at the Antelope and Cordero Rojo Mines to utilize shared support and maintenance employees and improve operational efficiency. Additionally, the Company sold its Gillette, Wyoming office and relocated certain of its employees to the Cordero Rojo Mine site in an effort to further manage costs.

5. 2018 Sale Process

Recognizing the need to explore all alternatives in the face of tightening liquidity, in November 2018, the Company commenced a review of strategic alternatives available to it, including a potential sale of the Company. To this end, the Company engaged J.P. Morgan Securities LLC (“J.P. Morgan”) and legal counsel to advise in connection with a sale process.

J.P. Morgan engaged with 21 potentially interested parties in November and December 2018. Unfortunately, the process resulted in only one proposal that was not actionable due to significant execution risk, and the sale process concluded without resulting in a transaction.

E. Hiring Advisors and Engaging with the Prepetition Secured Noteholders

Once it became evident that the 2018 sale process was not going to produce a viable solution, the Company took steps to explore other strategic alternatives. In December 2018, as disclosed in Cloud Peak’s January 29, 2019 Form 8-K, the Company engaged Vinson & Elkins LLP as legal advisor (“V&E”), Centerview Partners LLC as investment banking advisor (“Centerview”), and FTI Consulting, Inc. as financial advisor (“FTI” and collectively with V&E and Centerview, the “Advisors”) to assist and advise the Company in connection with a review of its capital structure and potential restructuring alternatives. The Advisors assisted the Company in pursuing two strategies in parallel: first, to restart the marketing process to sell the Company; and second, to negotiate the terms of a potential restructuring transaction with the Prepetition Secured Noteholders.

In early March 2019, Centerview began assisting the Company in conducting a process to market to third parties a potential M&A transaction with the Company. Centerview, in consultation with the Company and the other Advisors, identified and contacted certain strategic and financial investors. Certain of these parties entered into confidentiality agreements with the Company and conducted diligence to determine their level of interest in the Company’s assets.

In February 2019, a group (the “Prepetition Secured Noteholder Group”) of Prepetition Secured Noteholders holding approximately 62% of the face value of the Prepetition 2021 Notes retained Davis Polk & Wardwell LLP as legal advisor (“Davis Polk”) and Houlihan Lokey Capital, Inc. as investment banking advisor (“Houlihan Lokey”), and the Advisors began working in parallel with Davis Polk and Houlihan Lokey on a potential restructuring transaction supported by the Prepetition Secured Noteholder Group. Discussions with the Prepetition Secured Noteholder Group and its advisors continued into May 2019 and focused on the terms of a potential transaction, whether in the form of an out-of-court asset sale, a chapter 11 process to effect a sale of substantially all of the Company’s assets, or a standalone deleveraging transaction through a chapter 11 plan.

1. March 15 Interest Payment Under Prepetition Unsecured Notes

In order to preserve liquidity and after taking numerous considerations into account, the Company elected not to make the semi-annual interest payment of approximately $1.8 million due on March 15, 2019 under the Prepetition Unsecured Notes. The Company used the 30-day grace period provided under the Prepetition Unsecured Notes Indenture to allow additional time to assess its restructuring alternatives, continue its marketing process, and continue negotiations with the Prepetition Secured Noteholder Group. Prior to the expiration of the grace period, CPE Resources and CPE Finance entered into a forbearance agreement with Nomura Corporate Research and Asset Management Inc. (“Nomura,” and such agreement, the “Nomura Forbearance Agreement”), an investment advisor for the holders or beneficial owners of a majority, but less than 75% of the Prepetition Unsecured Notes, wherein Nomura agreed that it will not enforce any of its rights and remedies available under the Prepetition Unsecured Notes Indenture as a result of the event of default caused by the continued non-payment of interest on the Prepetition Unsecured Notes until May 1, 2019. The Nomura Forbearance Agreement was subsequently amended to extend the term of such agreement to May 10, 2019. As of the Petition Date, as described above, the interest payment remains unpaid.

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2. Securitization Facility Forbearance

On March 14, 2019, CPE Receivables and CPE Resources entered into a forbearance agreement (the “AR Securitization Facility Forbearance Agreement”) with PNC Bank, the lender under the Company’s AR Securitization Facility, wherein PNC Bank agreed to forbear until April 14, 2019 from exercising remedies that would become available upon a default by the Company under the AR Securitization Facility by breaching the “going concern” covenant. On March 15, 2019, Cloud Peak issued its 2018 Form 10-K containing a statement that, due to liquidity constraints, there was substantial doubt about the Company’s ability to continue as a going concern.

On April 12, 2019, CPE Receivables and CPE Resources entered into an amendment to the AR Securitization Facility Forbearance Agreement wherein PNC Bank agreed to forbear through May 1, 2019 from exercising remedies available to it under the AR Securitization Facility resulting from (i) breach of the “going concern” covenant and (ii) a cross default under the AR Securitization Facility caused by the event of default under the Prepetition Unsecured Notes Indenture that occurred after the Company elected not to make the interest payment under the Prepetition Unsecured Notes before the grace period under the Prepetition Unsecured Notes Indenture expired. The AR Securitization Facility Forbearance Agreement was subsequently amended to extend the term of such agreement to May 10, 2019.

3. Sale and Plan Support Agreement

Termination of the Prepetition First Lien Credit Agreement led to a dispute about whether the termination caused the release of certain liens and guarantees under the Company’s Prepetition 2021 Notes Indenture and the guarantees under the Prepetition Unsecured Notes Indenture. As described above, the Prepetition 2021 Notes Indenture and the Prepetition Unsecured Notes Indenture contain language suggesting that (i) any liens granted by the Company’s existing and future domestic restricted subsidiaries to secure the Prepetition 2021 Notes and (ii) any guarantees of the secured notes or unsecured notes granted by the Company’s existing and future domestic restricted subsidiaries are terminated and released upon the termination of the Prepetition First Lien Credit Agreement. However, the Prepetition Secured Noteholder Group disagreed with that construction and raised several arguments as to why the subsidiary liens and guarantees were not released, including that: (i) the plain language of the indentures do not release the subsidiary liens and guarantees; (ii) any interpretation of the indentures that would release the subsidiary liens and guarantees would be commercially unreasonable and therefore impermissible under applicable state law; (iii) the position that the subsidiary liens and guarantees were released is contrary to the parties’ behavior after the termination of the Prepetition First Lien Credit Agreement; (iv) resolution of the dispute would require discovery to determine the intent of the signatories to the indentures; and (v) the release of the subsidiary liens and guarantees would violate the Trust Indenture Act. Accordingly, as the Company began engaging with the Prepetition Secured Noteholder Group, it became clear that the Prepetition Secured Noteholder Group was prepared to vigorously litigate the issue of whether the liens and guarantees had been released.

If fully litigated, the dispute regarding the lien and guarantee release would have been complex, expensive, and likely would have hindered the Debtors’ ability to proceed with a sale transaction in the Chapter 11 Cases in an efficient, orderly manner to the detriment of all of the Debtors’ stakeholders. Moreover, the dispute would have made financing the chapter 11 process particularly difficult because there would have been substantial ambiguity as to the status of the Prepetition Secured Noteholders’ liens, making potential third-party financing options difficult, if not impossible. Lastly, the Company anticipated that litigation surrounding the lien and guarantee dispute would have created significant uncertainty around the sale process, which would have chilled bidding due to the distraction and unknown outcome of the litigation.

After several months of arm’s-length negotiations, the Company and the Prepetition Secured Noteholder Group ultimately agreed to a resolution of the lien and guarantee dispute and to terms for a process to market and sell substantially all of the Company’s assets, as well as a chapter 11 plan process. These terms are embodied in that certain Sale and Plan Support Agreement, by and among the Debtors and the Consenting Noteholders, as amended, modified, or supplemented from time to time (the “SAPSA”). Pursuant to the SAPSA, in exchange for the Debtors agreeing to reaffirm the subsidiary guarantees and to stipulate to the validity of the subsidiary liens, the Prepetition Secured Noteholder Group, as well as Nomura, a holder of approximately 54% of the Prepetition Unsecured Notes, agreed, among other things, to:

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●	support a sale process designed to encourage a robust auction for substantially all of the Debtors’ assets;

●	consent to the Debtors’ entry into debtor-in-possession financing with a third-party alternative lender, including the granting of necessary priming liens thereunder;

●	consent to the Debtors’ use of cash collateral (which cash was all held at entities not affected by the lien and guarantee dispute);

●	provide a commitment from the Prepetition Secured Noteholder Group to provide debtor-in-possession financing, which was to serve as a backstop to the third-party debtor-in-possession financing; and

●	consent to receiving sale proceeds distributions after the payment in full in cash of certain administrative and priority claims, in accordance with the waterfall set forth in the SAPSA.

Ultimately, the Debtors’ respective boards of directors determined that the SAPSA, together with the settlement of the lien and guarantee dispute therein, was in the best interests of the Company and its creditors, and would best position the Company for a sale process that maximizes value for all stakeholders because it would allow the Company to (i) avoid costly and disruptive litigation, (ii) continue to negotiate the potential debtor-in-possession financing with both a third-party lender and the Prepetition Secured Noteholder Group so as to obtain the most favorable terms possible and best position the Company’s sale process and pursuit of alternatives, and (iii) commence the Chapter 11 Cases with the support of the majority of the Company’s largest financial stakeholders.

After the SAPSA was originally signed on May 6, 2019, the Prepetition Secured Noteholder Group submitted a revised debtor-in-possession financing proposal (as discussed more fully below) to the Company that offered materially improved terms, including more flexible covenants, improved key economic terms, and greater liquidity. As a result, the Debtors respective boards of directors determined that the Prepetition Secured Noteholder Group’s revised debtor-in-possession financing proposal was economically superior to the third-party alternative lender’s proposal. Thus, on May 9, 2019, the parties entered into an amended and restated SAPSA in order to incorporate such improved terms and to reflect the Debtors’ decision to go with the Prepetition Secured Noteholder Group’s debtor-in-possession financing proposal.

F. Negotiations with Potential Purchasers

As previously noted, in the weeks leading up to the Petition Date, Centerview assisted the Company in pursuing a marketing process to sell substantially all of the Company’s assets. In the course of such efforts, Centerview, with the assistance of the Company, developed a list of parties whom it believed may be interested in and had the financial wherewithal to consummate a purchase of such assets.

IV. DEVELOPMENTS DURING THE CHAPTER 11 CASES

The Debtors filed their voluntary petitions for relief under chapter 11 of the Bankruptcy Code on May 10, 2019. Set forth below is a summary of certain material events that have occurred since the Petition Date.

A. First Day Pleadings

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors filed several motions (the “First Day Pleadings”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, insurers, and taxing authorities, among others, following the commencement of the Chapter 11 Cases. On May 14, the Court entered orders approving the following First Day Pleadings on a final basis:

●	Order (I) Directing Joint Administration of the Debtors’ Chapter 11 Cases and (II) Waiving the Requirements of Bankruptcy Code Section 342(c)(1) and Bankruptcy Rules 1005 and 2002(n) [Docket No. 89];

●	Order Authorizing Retention and Appointment of Prime Clerk LLC as Claims and Noticing Agent Nunc Pro Tunc to the Petition Date [Docket No. 92];

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●	Order Approving (I) Continuation of Surety Bond Program and (II) Granting Related Relief [Docket No. 93];

●	Order (I) Authorizing the Debtors to (A) File a Consolidated Creditors Matrix, (B) File a Consolidated List of the Debtors’ Fifty Largest Unsecured Creditors, and (C) Redact Certain Personal Identification Information and (II) Granting Related Relief [Docket No. 97];

On the same day, the Court entered orders approving other First Day Pleadings on an interim basis.

On or before June 17, 2019, the Court entered orders approving certain First Day Pleadings on a final basis, including:

●	Final Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefit Programs, and (II) Granting Related Relief [Docket No. 234];

●	Final Order (I) Authorizing the Debtors to Pay (A) Certain Prepetition Claims of Shippers, Warehousemen, and Service Providers (B) Claims Arising Under Section 503(b)(9) of the Bankruptcy Code, and (C) Certain Royalty and Lease Obligations and (II) Granting Related Relief [Docket No. 245];

●	Final Order (I) Authorizing the Debtors to Honor Certain Prepetition Obligations to Customers and (II) Granting Related Relief [Docket No. 237];

●	Final Order (I) Authorizing Certain Debtors to Continue Selling Receivables and Related Rights Pursuant to a Securitization Facility, (II) Modifying the Automatic Stay, and III Granting Related Relief [Docket No. 466];

●	Final Order (I) Authorizing the Debtors to Enter into and Perform Under Coal Contracts in the Ordinary Course of Business and (II) Granting Related Relief [Docket No. 239];

●	Final Order (I) Authorizing the Payment of Certain Prepetition Taxes and Fees and (II) Granting Related Relief [Docket No. 236];

●	Final Order (I) Approving Debtors Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services, and (III) Approving Debtors Proposed Procedures Resolving Additional Assurance Requests [Docket No. 235];

●	Final Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Interests in the Debtors’ Estates [Docket No. 242];

●	Final Order (I) Authorizing the Debtors to (A) Maintain the Cash Management System, (B) Continue Using Existing Checks and Business Forms, and (C) Continue Intercompany Arrangements, (II) Providing Administrative Expense Priority Status for Postpetition Intercompany Claims, and (III) Granting Related Relief [Docket No. 262]; and

●	Final Order (I) Authorizing the Debtors to Pay Certain Prepetition Claims of Critical Vendors and (II) Granting Related Relief [Docket No. 244].

The First Day Pleadings, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at https://cases.primeclerk.com/cloudpeakenergy.

B. Other Administrative Motions and Retention Applications

The Debtors also filed several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases. The Debtors have also filed applications to retain various professionals to assist them in the Chapter 11 Cases. On or before July 29, 2019, the Court entered orders approving the following retention applications:

●	Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of Vinson & Elkins LLP as Attorneys for the Debtors and Debtors in Possession Effective Nunc Pro Tunc to the Petition Date [Docket No. 152];

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●	Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of Richards, Layton & Finger, P.A. as Co-Counsel Pursuant to Section 327(a) of the Bankruptcy Code, Bankruptcy Rules 2014(a) and 2016 and Local Rule 2014-1, Nunc pro Tunc to the Petition Date [Docket No. 151];

●	Debtors’ Application for entry of an Order (I) Authorizing the Retention and Employment of FTI Consulting, Inc. as Financial Advisor for the Debtors and Debtors in Possession Effective Nunc pro Tunc to the Petition Date, (II) Waiving Certain Reporting Requirements Pursuant to Local Rule 2016-2(h) and (III) Granting Related Relief [Docket No. 150];

●	Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of Centerview Partners LLC as Investment Banker for the Debtors and Debtors in Possession Effective Nunc pro Tunc to the Petition Date [Docket No. 146];

●	Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of Powers Land Brokerage, LLC as the Real Estate Broker for the Debtors and Debtors in Possession, Nunc pro Tunc to July 12, 2019 [Docket No. 450];

●	Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of KPMG LLP as Tax Consultant to the Debtors and Debtors in Possession Effective Nunc pro Tunc to the Petition Date [Docket No. 438]; and

●	Debtors’ Application for Entry of an Order Authorizing the Retention and Employment of PricewaterhouseCoopers LLP as Tax Advisor and Auditor to the Debtors and Debtors in Possession Effective Nunc pro Tunc to the Petition Date [Docket No. 439].

C. Appointment of Official Committee

On May 22, 2019, the U.S. Trustee filed the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 143], notifying parties in interest that the U.S. Trustee had appointed a statutory committee of unsecured creditors (the “Committee”) in the Chapter 11 Cases. The Committee is currently composed of the following members: (a) BOKF, National Association; (b) Nelson Brothers Mining Services, LLC; (c) Wyoming Machinery Company; (d) Cummins Inc.; (e) ESCO Group, LLC; (f) Tractor & Equipment Co.; and (g) Kennebec Global. The Committee has retained Morrison & Foerster LLP as its legal counsel, Morris James LLP as its local counsel, and Jefferies LLC as its investment banker.

The Debtors and their advisors engaged in numerous telephonic conferences and in-person meetings with the Committee and its advisors since the Committee was appointed in order to discuss, among other things, revisions to the SAPSA, the terms of the Sale Process and Bidding Procedures, the Committee’s investigation of potentially unencumbered property of the estates and other estate property, and the treatment of general unsecured creditors under the Plan. As described further in Sections IV.E-G and more fully set forth in the Second Amended SAPSA and the Plan, these conferences and meetings culminated in a global settlement reached between the Debtors, the Consenting Noteholders, and the Committee that provides for, among other things, a distribution to Holders of Allowed General Unsecured Claims under the Plan.

D. Debtor-in-Possession Financing and Tender Offer

Prior to the commencement of the Chapter 11 Cases, the Debtors, in consultation with their advisors, determined that they would require debtor-in-possession financing to fund the operational and administrative costs of the Chapter 11 Cases. To that end, beginning in February 2019, the Debtors, with the assistance of Centerview, commenced a process to obtain debtor-in-possession financing. During this process, the Debtors and Centerview contacted approximately 21 potential third-party debtor-in-possession financing providers, eight of which executed non-disclosure agreements with the Debtors and were offered access to a virtual data room established by the Debtors.

Ultimately, the Debtors received three third-party proposals for debtor-in-possession financing, and received a fourth proposal from the Prepetition Secured Noteholder Group. After review of the debtor-in-possession financing alternatives, the Debtors, with the assistance of Centerview, determined that the proposals from the Prepetition Secured Noteholder Group and a third-party alternative lender (the “Alternative Lender”) were the most actionable and favorable proposals, and moved forward in negotiating the terms of each such proposal simultaneously. During the course of these negotiations, it became clear that the Alternative Lender’s proposed debtor-in-possession financing would likely provide less liquidity to the Debtors than originally anticipated. Further, the Prepetition Secured Noteholder Group submitted a revised financing proposal to the Debtors that materially increased the liquidity available and improved the proposed fee structure. Accordingly, the Debtors, with the assistance of their advisors, negotiated and documented a debtor-in-possession financing facility consistent with the Prepetition Secured Noteholder Group’s improved debtor-in-possession financing proposal.

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On May 15, 2019, the Court entered the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing Secured by Senior Priming Liens and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expenses Status, (III) Granting Adequate Protection, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 106] (the “Interim DIP Order”). Among other things, the Interim DIP Order authorized the Debtors, on an interim basis, to obtain debtor-in-possession financing (the “DIP Facility”) from a lender group comprised of Prepetition Secured Noteholders (the “DIP Lenders”), including a $10 million new-money term loan (the “Initial Borrowing”), and to use cash collateral of the Notes Secured Parties (as defined in the Interim DIP Order) for disbursements set forth in the Budget (as defined in the Interim DIP Order). In addition to authorizing the Debtors to obtain the Initial Borrowing, the Interim DIP Order and the DIP Credit Agreement contemplated a second and possibly a third borrowing under the DIP Facility in the aggregate amount of up to an additional $25 million, subject to entry of the Final DIP Order and the satisfaction or waiver of certain funding conditions, including a certain tax-related condition (as defined in the DIP Credit Agreement, the “Specified Tax Condition”). The Specified Tax Condition required that the liens securing the DIP Facility be senior in priority to any liens securing certain tax obligations, under both state and federal law. Accordingly, the Debtors sought language in the Final DIP Order establishing that certain counties do not hold a lien, interest, or claim that constitutes a DIP Permitted Prior Lien (as defined in the Final DIP Order). The Interim DIP Order and the DIP Credit Agreement further contain a “roll-up” feature, providing that subject to entry of the Final DIP Order, the DIP Lenders’ Prepetition Notes would be exchanged for additional loans under the DIP Facility (“Roll-up Loans”) in an amount equal to 80% of each DIP Lender’s commitment under the DIP Credit Agreement. Finally, the Interim DIP Order and the DIP Credit Agreement contain an “incremental financing” feature that enable the Debtors to obtain an additional $10 million in debtor-in-possession financing from the DIP Lenders under certain circumstances, but such funding does not constitute a commitment under the DIP Facility.

Only those Prepetition Secured Noteholders that are members of the Prepetition Secured Noteholder Group agreed to backstop the DIP Facility (the “Backstop Parties”) and were initially offered the opportunity to become DIP Lenders, and such Backstop Parties provided the Initial Borrowing under the DIP Facility pursuant to the Interim DIP Order. The Debtors provided all eligible Prepetition Secured Noteholders other than the Backstop Parties the opportunity to participate as DIP Lenders under the DIP Facility. Accordingly, the Debtors, with the assistance of Prime Clerk LLC as information agent, commenced a tender offer (the “Tender Offer”) on June 13, 2019 by serving all eligible holders of Prepetition 2021 Notes as of the record date of May 17, 2019 with applicable documentation regarding the Tender Offer, which expired on July 26, 2019. Thirteen additional eligible Prepetition Secured Noteholders (the “Non-Backstop Parties”) with an aggregate of approximately $3.8 million of principal amount of Prepetition 2021 Notes elected to participate in the Tender Offer and the DIP Facility. As a result of the Tender Offer, Prepetition Secured Noteholders comprised of both Backstop Parties and Non-Backstop Parties participate as DIP Lenders pursuant to the Final DIP Order.

Prior to the hearing to consider entry of the Final DIP Order, the Debtors received several filed objections to entry of the Final DIP Order, as well as informal comments from other parties in interest, including the Committee. The majority of these objections were resolved prior to the hearing on the Final DIP Order held on July 18, 2019. The Board of Commissioners of Campbell County, Wyoming (“Campbell County”) filed a limited objection to the Final DIP Order seeking the deletion of certain language in the Final DIP Order regarding the relative priority of the DIP Lenders’ liens as against any potential liens of certain Campbell County and with respect to the Specified Tax Condition. The Court overruled Campbell County’s objection and approved the Final DIP Order.

On July 18, 2019, the Court entered the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing Secured by Senior Priming Liens and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expenses Status, (III) Granting Adequate Protection, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 477] (the “Final DIP Order”). The Final DIP Order, among other things, authorized the Debtors, on a final basis, to enter into the DIP Facility, obtain from the DIP Lenders the debtor-in-possession financing contemplated thereunder, and use cash collateral for disbursements set forth in the Budget (as defined in the Final DIP Order). The entry of the Final DIP Order satisfied the Specified Tax Condition and enabled the Debtors to obtain the full remaining amount of commitments under the DIP Facility in the amount of $25 million in a single, second borrowing on August 1, 2019. As of August 16, 2019, the full $35 million in term loans under the DIP Facility have been funded, provided that $31 million remain in an escrow account. The Debtors’ may request draws out of the escrow account subject to the satisfaction of conditions set forth in the DIP Facility. At the time of the second borrowing and pursuant to the Tender Offer, on August 1, 2019, $28.0 million of Roll-up Loans were issued to the Backstop and Non-Backstop Parties under the DIP Facility.

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As part of the negotiations over the Final DIP Order and the Second Amended SAPSA, the Committee agreed to stipulate to the Parent-Issuer Liens (as defined in the Final DIP Order), subject to certain exclusions set forth on Schedule I to the Final DIP Order. See Final DIP Order L(i). The Consenting Noteholders agreed to extend the Committee’s challenge period with respect to the Debtors’ assets at the Prepetition 2021 Notes Subsidiary Guarantors and the Reserved Challenge Assets (as defined in the Final DIP Order) until “the date that is the earlier of (i) the effective date of a chapter 11 plan that is consistent with the Support Agreement or (ii) fourteen (14) days following termination of the [Second Amended SAPSA] in accordance with its terms, (b) any such later date as has been agreed to in writing by the holders of a majority in principal amount of Secured Notes Debt.” See Final DIP Order 31(a).

E. Committee SAPSA Settlement

On June 11, 2019, the Debtors filed the Motion of Debtors for Entry of an Order (I) Authorizing the Debtors to Assume the Amended and Restated Sale and Plan Support Agreement, (II) Approving the Lien and Guaranty Settlement Contained in the Amended and Restated Sale and Plan Support Agreement, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 258] (the “SAPSA Assumption Motion”). The SAPSA Assumption Motion sought Court authority to, among other things, (i) assume the SAPSA, and (ii) approve the settlement regarding the lien and guarantee dispute.

As detailed below in Section IV.F, following appointment of the Committee, the Committee began conducting an investigation into potential unencumbered estate property and claims and causes of action. The Company and its advisors engaged in multiple telephone conferences and in-person meetings with the Committee regarding, among other things, the Committee’s investigation, the Sale Process, the SAPSA, and the strategic direction of the Chapter 11 Cases generally. During this process, the Committee provided informal comments to the Final DIP Order. The Committee also communicated its opposition to entry of an order approving the SAPSA Assumption Motion and conducted discovery regarding the matters pertaining to the SAPSA and related issues. Following extensive negotiations between the Company, the Committee, and the Consenting Noteholders, the parties were able to consensually resolve the Committee’s issues with the Final DIP Order and the SAPSA by incorporating mutually agreeable modifications to the Final DIP Order and the SAPSA.

The modifications to the SAPSA that reflect the settlement with the Committee (the “Committee SAPSA Settlement”) are set forth in the Second Amended SAPSA and include:

●	an agreement under the Plan to waive avoidance actions against Holders of General Unsecured Claims;

●	an agreement under the Plan to appoint a claims administrator chosen by the Debtors and the Committee to reconcile General Unsecured Claims;

●	an agreement under the Plan to release the Prepetition Unsecured Notes Indenture Trustee;

●	an agreement with the Consenting Noteholders to use cash on hand to pay certain critical vendor claims, administrative expense claims, and priority claims to effectuate the Sale; and

●	the Unsecured Creditor Sharing Agreement, which is discussed in greater detail below.

As more fully set forth in Section IV.G below, after further negotiations between the Committee, the Consenting Noteholders, and the Debtors, the Committee SAPSA Settlement has been supplemented or modified by the Committee Plan Settlement and the Plan.

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The Unsecured Creditor Sharing Agreement is contained in section 4(e) of the SAPSA and provides, among other things, a General Unsecured Claims Sharing Right whereby Allowed General Unsecured Claims can potentially obtain a recovery from net sale proceeds that exceed certain specified recovery thresholds for Holders of Prepetition 2021 Notes Secured Claims.15 The Unsecured Claims Sharing Agreement provides as follows: “Pursuant to the Plan, following (x) the payment in full in cash of all DIP New Money Claims, the DIP Final Roll-Up Claims and (y) the receipt of a 50% recovery by [Prepetition 2021 Notes Secured Claims] and DIP Contingent Roll-Up Claims (as such recovery is valued by the Debtors or, if challenged, as determined by the Court), any additional distribution to holders of [Prepetition 2021 Notes Secured Claims] and DIP Contingent Roll-Up Claims shall be shared as follows:

(i)	until such time as [Prepetition 2021 Notes Secured Claims] and DIP Contingent Roll-Up Claims have received a 75% recovery (as such recovery is valued by the Debtors or, if challenged, as determined by the Court), 90% shall be distributed to [Prepetition 2021 Notes Secured Claims] and DIP Contingent Roll-Up Claims and 10% shall be distributed to unsecured claims; and

(ii)	after such time as [Prepetition 2021 Notes Secured Claims] and DIP Roll-Up Contingent Claims have received a 75% recovery, and until such time as [Prepetition 2021 Notes Secured Claims] and DIP Contingent Roll-Up Claims are paid in full (as such recovery is valued by the Debtors or, if challenged, as determined by the Court), 80% shall be distributed to [Prepetition 2021 Notes Secured Claims] and DIP Contingent Roll-Up Claims and 20% shall be distributed to unsecured claims.”

On July 18, 2019, the Court entered an order [Docket No. 478] authorizing the assumption of the Second Amended SAPSA and approving the settlement contained therein to reflect the Committee SAPSA Settlement. Thus, the Debtors, the Prepetition Secured Noteholder Group, Nomura, and Prepetition Secured Noteholders who later become signatories to the Second Amended SAPSA as a result of their participation in the Tender Offer and the DIP Facility are signatories to and are bound by the terms of the Second Amended SAPSA. As described further herein, the Committee supported the Debtors’ assumption of the Second Amended SAPSA and the Committee SAPSA Settlement.

Further detail regarding the SAPSA, the Second Amended SAPSA, and the Committee SAPSA Settlement is set forth in the Declaration of Marc Puntus in Support of Debtors’ (a) Motion to Obtain Postpetition Debtor-in-Possession Financing and (b) Motion to Continue Selling Receivables Pursuant to Securitization Facility [Docket No. 32] (the “Puntus Declaration”) and the declarations of Colin Marshall, Heath Hill, and Alan Boyko in support of the SAPSA Assumption Motion [Docket Nos. 267, 268, and 269]. The Second Amended SAPSA is attached hereto as Exhibit B.

F. The Committee’s Lien Investigation

Immediately following its appointment on May 22, 2019, the Committee commenced a thorough investigation into the extent, priority, and validity of the liens and security interests with respect to the assets that purport to secure the Secured Notes Debt (as defined in the Final DIP Order) (the “Lien Investigation”). As part of the Lien Investigation, the Committee conducted a detailed review of Uniform Commercial Code filings and recent search results, documents and diligence provided to the Committee’s professionals by the Debtors, documents contained in the Debtors’ dataroom, various public filings, and other documents relevant to the analysis.

As detailed in Section IV.E, the Committee negotiated certain modifications to the Second Amended SAPSA that provided for, among other things, language clarifying the Consenting Noteholders’ consent to the use of the Debtors’ cash on hand to pay certain claims and the Unsecured Creditor Sharing Agreement. The Committee agreed to support the Debtors’ assumption of the Second Amended SAPSA, pursuant to which the Debtors agreed to reaffirm the (a) the 2021 Notes Subsidiary Guaranties, (b) the 2024 Notes Subsidiary Guaranties, and (c) the Subsidiary Liens, as more fully described in section 9 of the Second Amended SAPSA. As part of the settlement reflected in the Second Amended SAPSA, the Committee stipulated to the validity of the Notes Secured Parties’ (as defined in the Final DIP Order) liens and security interests on cash held in accounts owned by CPE Resources, subject to the exclusions listed on Schedule I to the Final DIP Order. 16 See Final DIP Order L(i). With respect to those assets, and the assets at the Prepetition 2021 Notes Subsidiary Guarantors, the Final DIP Order was amended to extend the Committee’s challenge period to “the date that is the earlier of (i) the effective date of a chapter 11 plan that is consistent with the [Second Amended SAPSA] or (ii) fourteen (14) days following termination of the [Second Amended SAPSA] in accordance with its terms.” See Final DIP Order 31(a). So, while the Committee agreed to support the Debtors’ reaffirmation of liens against the Subsidiary Debtors through the Second Amended SAPSA, the Committee’s challenge rights with respect to (a) assets that the Committee assets were not properly pledged and (b) assets excluded under the Secured Notes Indenture were preserved.

[15]

The Committee Plan Settlement, discussed in Section IV.G below, eliminates any uncertainty regarding whether Holders of Allowed General Unsecured Claims will receive a recovery under the Unsecured Creditor Sharing Agreement in the SAPSA and instead provides for a cash distribution to Holders of Allowed General Unsecured Claims.

[16]	The exclusions include Reserved Challenge Assets (as defined in the Final DIP Order) identified on Schedule I to the Final DIP Order: (1) cash or other proceeds held in five (5) bank accounts, (2) equity interests in Wyoming Quality Healthcare Coalition, (3) certain identified light vehicles, (4) foreign trademarks, (5) tax attributes, including net operating losses and capital losses (but excluding any entitlement to a tax refund), (6) commercial tort claims, and (7) postpetition proceeds of any of the foregoing. See Final DIP Order, Sch. I.

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Based upon its investigation, the Committee believes it identified certain of the Debtors’ assets that were not subject to valid, perfected liens and security interests in favor of the Secured Notes Parties (as defined in the Final DIP Order) on the Petition Date. Shortly after the Sale Hearing, the Committee provided counsel to the Prepetition Secured Noteholder Group and the Debtors with the legal and factual analyses underpinning the Committee’s conclusions.

G. The Committee Plan Settlement

The Committee and the Prepetition Secured Noteholder Group engaged in months of discussions regarding the Committee’s Lien Investigation findings and the Prepetition Secured Noteholder Group’s responses thereto. Those discussions led to a negotiated proposal to settle the Committee’s potential claims and causes of action (the “Committee Plan Settlement”), which includes: 17

●	General Unsecured Claims Cash Distribution Amount: in settlement of the claims and causes of action identified by the Committee in the Lien Investigation, Holders of General Unsecured Claims will receive an aggregate cash distribution of up to $1,250,000 (the “GUC Distribution”)[18];

●	Waiver of Prepetition 2021 Notes Deficiency Claims: Holders of Prepetition 2021 Notes Deficiency Claims will waive any recovery or distribution on account of such claims and will not be entitled to recover from the GUC Distribution; provided that Holders of Prepetition 2021 Notes Deficiency Claims shall be entitled to vote in Class 4 on account of such Prepetition 2021 Notes Deficiency Claims;

●	Appointment of the GUC Administrator: a GUC Administrator will be appointed and selected by the Committee (acceptable to the Debtors) to oversee the reconciliation, objection, settlement, or other disposition of General Unsecured Claims asserted in the Chapter 11 Cases;

●	Release of Avoidance Actions: all Avoidance Actions against Holders of General Unsecured Claims will be released by the Debtors; and

●	Payment of Fees and Expenses of Prepetition Unsecured Notes Trustee: the Prepetition Unsecured Notes Indenture Trustee will be paid its reasonable fees and costs (including reasonable attorneys’ fees and disbursements).

In reaching the Committee Plan Settlement, the Committee considered the strengths and weaknesses of its arguments and the Prepetition Secured Noteholder Group’s likely responses, potential disputes over the value of the unencumbered assets, and the risks inherent in litigation. Ultimately, the Committee concluded that the Committee Plan Settlement, when combined with the Committee SAPSA Settlement, was in the best interest of general unsecured creditors of the Debtors under the circumstances. Accordingly, and consistent with the Committee Plan Settlement, the Committee supports the Plan.

H. Schedules of Assets and Liabilities and Statements of Financial Affairs

On June 10, 2019, the Court entered the Order Extending the Debtors’ Deadline to File (A) Schedules of Assets and Liabilities, (B) Schedules of Executory Contracts and Unexpired Leases, (C) Schedules of Income and Expenditures and (D) Statements of Financial Affairs [Docket. No. 214] (the “SOFA Extension Order”). The SOFA Extension Order extended the deadline for the Debtors to file Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs (collectively, the “Schedules and Statements”) to June 24, 2019, without prejudice to the Debtors’ right to seek an additional extension upon cause shown therefor.

[17]	The following summary of the Committee Plan Settlement is qualified in its entirety by reference to the Plan.

[18]	The GUC Distribution will be reduced by the reasonable fees, costs, and expenses incurred by the GUC Administrator to reconcile General Unsecured Claims.

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On June 24, the Debtors filed their Schedules and Statements, providing creditors ample time to review the Schedules and Statements prior to the hearing to approve this Disclosure Statement.

I. Claims Bar Date

On July 1, 2019, the Court entered the Order (I) Establishing Bar Dates and Procedures and (II) Approving the Form and Manner of Notice Thereof [Docket No. 372] (the “Bar Date Order”). The Bar Date Order sets August 1, 2019 at 5:00 p.m. (Eastern Time) as the general bar date and deadline by which unsecured creditors must file proofs of claim. The Bar Date Order sets November 6, 2019 at 5:00 p.m. (Eastern Time) as the government bar date and deadline by which governmental entities holding claims against the Debtors must file proofs of claim. On July 2, 2019, the Debtors filed the Notice of Deadlines for Filing Proofs of Claim [Docket No. 379], and also published a publication notice identifying certain information set forth in the Bar Date Order in USA Today.

J. Key Employee Retention Plan and Key Employee Incentive Program

1. Key Employee Retention Plan

Prior to the Petition Date, the Debtors, in consultation with their advisors, developed a key employee retention plan (the “KERP”) for approximately 50 critical non-insider employees, which was designed to retain such employees in the months leading up to and through the pendency of the Chapter 11 Cases. The KERP was subject to oversight, review, and approval by the independent compensation committee of the Cloud Peak board of directors. On July 1, 2019, the Court entered the Order (I) Approving the Debtors’ Key Employee Retention Plan and (II) Granting Related Relief [Docket No. 371] (the “KERP Order”). The KERP Order was entered after the Certificate of No Objection Regarding Motion of Debtors for Entry of an Order (I) Approving the Debtors’ Key Employee Retention Plan and (II) Granting Related Relief [Docket No. 349] was filed with the support of the Debtors’ major stakeholders. The KERP Order authorizes the Debtors to continue the KERP on a postpetition basis and to enter into postpetition retention agreements with certain employees, and allows the Debtors’ payment obligations under the KERP as administrative expenses of the Debtors’ estates. The aggregate KERP payout is up to approximately $1.87 million, approximately $981,899 of which has already been paid. The remaining amounts payable under the KERP are scheduled to be paid on or around October 11, 2019 and October 25, 2019, respectively, subject to the KERP participants’ continued employment with the Debtors through the Closing Date (as defined in the APA).

2. Key Employee Incentive Plan

Prior to the Petition Date, the Debtors, in consultation with their advisors, developed a key employee incentive plan (the “KEIP”) for eleven crucial senior level employees, which was designed to incentivize such employees to achieve challenging financial, operational, and safety targets. The KEIP was subject to oversight, review, and approval by the independent compensation committee of the Cloud Peak board of directors. On July 15, 2019, the Court entered the (i) Order (I) Approving the Debtors’ Key Employee Incentive Plan and (II) Granting Related Relief [Docket No. 453] (the “KEIP Order”). The KEIP Order was entered after the Certificate of no Objection Regarding Motion of Debtors for Entry of an Order (I) Approving the Debtors’ Key Employee Incentive Plan and (II) Granting Related Relief [Docket No. 449] was filed with the support of the Debtors’ major stakeholders. The KEIP Order authorizes the Debtors to continue the KEIP on a postpetition basis and allows the Debtors’ payment obligations under the KEIP as administrative expenses of the Debtors’ estates. The aggregate KEIP payout is up to approximately $5.5 million, approximately $1,247,292 of which has already been paid. The remaining amounts payable under the KEIP are scheduled to be paid on or around October 25, 2019 and December 31, 2019, respectively, subject to the KEIP participants’ continued employment with the Debtors through such dates.

K. Post-Effective Date Minimum Cash Amount

The Debtors have negotiated with major stakeholders, including the Required Consenting Noteholders, to determine an amount of Cash required to fund the Reorganized Debtors on the Effective Date. In order for the Effective Date to occur and after giving effect to the terms of the Plan, the Reorganized Debtors shall have Cash in an amount not less than the Post-Effective Date Minimum Cash Amount.

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V. THE CHAPTER 11 SALE PROCESS

A. Bidding Procedures

The Debtors filed the Chapter 11 Cases with the goal of continuing their robust and value-maximizing marketing and sale process for selling substantially all of their operating assets to maximize recoveries for all of their stakeholders. Accordingly, at the outset of the Chapter 11 Cases, the Debtors filed the Motion of Debtors for Entry of Orders (A)(I) Approving Bidding Procedures, (II) Scheduling the Bid Deadlines and the Auction, (III) Scheduling Hearings and Objection Deadlines with Respect to the Sale, (IV) Approving the Form and Manner of Notice Thereof, (V) Approving Contract Assumption and Assignment Procedures, and (VI) Granting Related Relief and (B)(I) Approving the Sale of the Assets Free and Clear of All Liens, Claims, Interests, and Encumbrances, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases, and (C) Granting Related Relief [Docket No. 52] (the “Bidding Procedures Motion”), which sought, among other things, approval of sale and auction procedures for a sale of all or substantially all of the Debtors’ operating assets. On June 13, 2019, the Court entered an order approving the Bidding Procedures Motion [Docket No. 272] (the “Bidding Procedures Order”). 19

B. Bidding Process

Following entry of the Bidding Procedures Order, the Debtors received Indications of Interest from various parties in accordance with the Bidding Procedures. Based on these Indications of Interest, and based on numerous discussions with potential bidders, the Debtors, in consultation with their restructuring advisors and the Consultation Parties, determined that it would be in the best interests of the Debtors to extend the Bid Deadline until July 25, 2019 at 5:00 p.m. prevailing Eastern time, in order to give all bidders the opportunity to materially improve their bids so as to maximize estate value for all of the Debtors’ stakeholders.

Prior to or shortly after the Bid Deadline, the Debtors received bids for substantially all of the Debtors’ assets from three companies: (1) Navajo Transitional Energy Company, LLC (“NTEC” or the “Purchaser”); (2) Aspen Coal & Energy, LLC (“Aspen”); and (3) Lighthouse Resources, Inc. (“Lighthouse”). The Debtors also received one bid for one standalone mine and various other bids for certain real property. After receiving all bids, Centerview and the Debtors, with the assistance of the Debtors’ other restructuring advisors, reviewed these bids to ensure that they complied with the terms of the Bidding Procedures. Moreover, Centerview and the Debtors worked closely with all of the bidders in an effort to assist them in structuring and improving their bids so as to maximize the potential value of each bid and to address any necessary clarifications.

On August 6, 2019, the Debtors determined that NTEC, Aspen, and Lighthouse were Qualified Bidders for substantially all of the Debtors’ operating assets (the “Qualified WholeCo Bidders” and their bids, individually, the “Qualified WholeCo Bids”). Again, Centerview and the Debtors, along with the assistance of the Debtors’ other restructuring advisors, continued to work with each of the Qualified WholeCo Bidders in an effort to improve the bids and to negotiate details of each proposed transaction structure and associated transaction documents.

Each Qualified WholeCo Bid contained various components of non-cash consideration, including assumption of certain liabilities, but none of the Qualified WholeCo Bids contained any meaningful cash consideration. Centerview and the Debtors, with the assistance of the Debtors’ other restructuring advisors, and in consultation with the Consultation Parties, evaluated and compared the different components of the Qualified WholeCo Bids and attempted to determine a value for various components of non-cash consideration for each Qualified WholeCo Bid. Based on this analysis, Centerview and the Debtors determined that Aspen’s bid provided the most distributable value to the estates at approximately $282.33 million. Accordingly, on August 14, 2019, in advance of the August 15, 2019 Auction, the Debtors designated Aspen’s $282.33 million bid as the Baseline Bid.

In order to stimulate improved bids and to maximize value at the Auction, Centerview and the Debtors provided each Qualified WholeCo Bidder with a breakdown of the various components of the Baseline Bid and that Qualified WholeCo Bidder’s own bid, as well as the Debtors’ valuation of those components, in advance of the Auction. Moreover, Centerview and the Debtors provided each Qualified WholeCo Bidder with a menu of potential components of additional non-cash consideration – with pre-determined, fixed values – that each Qualified WholeCo Bidder could choose to add to their bid at the Auction to improve their bid. Additionally, Centerview and the Debtors again offered to and did work closely with each of the Qualified WholeCo Bidders to discuss ways that each Qualified WholeCo Bidder could materially improve their bids in light of the Baseline Bid. Specifically, Centerview and the Debtors discussed with the Qualified WholeCo Bidders the potential effects that noncash consideration could have on the total value of a bid, including the fact that increasing certain components of non-cash consideration could negatively impact the value of other components of non-cash consideration. For example, increasing the total amount of offered take-back debt, could have the effect of lowering the value of offered equity in the purchased assets.

[19]	Capitalized terms used in Sections A- C but not otherwise defined herein shall have the meanings ascribed to such terms in the Bidding Procedures Order or the Plan, as applicable.

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C. Auction

On August 15, 2019, the Debtors commenced the Auction in accordance with the Bidding Procedures. Each of the Qualified WholeCo Bidders participated in the Auction and was represented by their own in-house and/or outside professional advisors. At the outset of the Auction, Centerview and the Debtors advised the Qualified WholeCo Bidders that, in assessing bids, the Debtors would consider a variety of factors, including not only the various components of consideration, but also the relative risks and uncertainties associated with the proposed transaction. The Auction continued for several hours during which at least two overbids were received that significantly increased the total distributable value for the Debtors. Because the overbids contained various components of non-cash consideration, there was significant time spent between each overbid to value the bid and assess whether it was the then-current best or highest bid.

By early evening, as certain of the Qualified WholeCo Bidders increased their bids through the contribution of incremental non-cash consideration, including take-back debt and equity-like instruments, it became increasingly difficult for the Debtors to value those non-cash components and compare relative bid values. For example, as more debt was offered as additional consideration, it became increasingly difficult to value the various non-cash components, as the transaction as a whole became potentially higher-risk and less certain. Moreover, the Auction had reached a point where, as previewed with the Qualified WholeCo Bidders in advance of the Auction, increases in certain non-cash consideration components were likely to have a reciprocal negative impact on the value of other components of non-cash consideration.

Accordingly, at approximately 8:30 p.m. prevailing Eastern Time, Centerview and the Debtors, with the assistance of the Debtors’ other restructuring advisors, and with the unanimous support of the Consultation Parties, announced that the Debtors were modifying the rules of the Auction, as permitted by the Bidding Procedures, in order to maximize value for all stakeholders and to enable the Debtors to efficiently obtain the highest and best potential bids for a final comparison. Thus, the Debtors instructed the Qualified WholeCo Bidders that each Qualified WholeCo Bidder was invited to submit a best and final bid on a blind basis by 10:30 a.m. prevailing Eastern Time the following morning (the “Final Bids”), at which point the Debtors would convene with their restructuring advisors and the Consultation Parties to value and compare the bids and select the Winning Bid and the Backup Bid. Centerview, the Debtors, and the Debtors’ other restructuring advisors offered to and did continue to work with each of the Qualified WholeCo Bidders throughout the evening to answer any questions and to assist the Qualified WholeCo Bidders in structuring their improved bids so as to provide the most potential value. The Debtors then adjourned the Auction for the evening. None of the Qualified WholeCo Bidders objected to the Debtors’ modification of the Bidding Procedures.

On August 16, 2019, the Debtors received a Final Bid from each of the Qualified WholeCo Bidders. Centerview and the Debtors, along with the Debtors’ other restructuring advisors, and in consultation with the Consultation Parties, carefully reviewed each of the Final Bids, requested clarifying information from the Qualified WholeCo Bidders, where necessary, and considered the relative value of each bid as a complete package. As indicated at the outset of the Auction, in comparing the relative value of the Final Bids, the Debtors and their restructuring advisors, considered both the value of the different components of consideration as well as the relative risks and uncertainty inherent in each of the proposed transactions.

After discussing with their restructuring advisors and the Consultation Parties, the Debtors ultimately determined that NTEC’s Final Bid was the best and/or highest bid and therefore the Winning Bid, and Aspen’s Final Bid was the Backup Bid. Based on Centerview’s analysis and valuation, the Winning Bid provided the Debtors with a substantially higher total distributable value than NTEC’s pre-Auction bid, NTEC’s initial bid submitted at the Auction, and the Baseline Bid.

D. The Sale Hearing

On August 19, 2019, the Court held a hearing (the “Sale Hearing”) to consider approval of the sale of substantially all of the Debtors’ assets to the Purchaser free and clear of all liens, claims, interests, and encumbrances in accordance with section 363(f) of the Bankruptcy Code and approved the sale to the Purchaser subject to the Debtors finalizing and submitting a proposed order approving the sale to the Purchaser (the “Sale Order”).

E. Federal Royalty Audits and Appeal

Following the Sale Hearing, as part of the finalization of the proposed Sale Order, the United States Justice Department asserted that the Sale Order should expressly require NTEC to assume any potential exposure with respect to certain open federal royalty audits and a related appeal. To resolve this issue, the Debtors, NTEC, and the United States Justice Department negotiated to revise the Sale Order to preserve the United States’s police and regulatory powers regarding the open federal royalty audits and related appeal, and to provide for NTEC’s assumption of the federal royalty audits and the related administrative appeal. On October 2, 2019, the Court entered the Sale Order [Docket No. 674].

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In connection with the entry of the Sale Order, the Debtors and NTEC, in consultation with the Prepetition Secured Noteholder Group and the Committee, negotiated certain modifications to the Asset Purchase Agreement, as amended, modified, or supplemented from time to time (the “APA”), by and among NTEC and the Debtors. 20 The modifications provided, among other things, for NTEC to acquire certain additional assets and assume certain additional liabilities, to modify NTEC’s assumption and rejection of certain contracts, to provide that the Debtors bear certain expenses, including with respect to certain cure costs and administrative liabilities related to the Purchaser Take-Back Notes and to modify certain negative covenant terms of the Purchaser Take-Back Notes. The APA is described in further detail below.

F. Purchaser Overview

NTEC is a wholly owned limited liability company of the Navajo Nation that is focused on being a reliable, safe producer of coal while diversifying the Navajo Nation’s energy resources to create economic and environmental sustainability for the Navajo people. NTEC’s goal is to develop and operate an energy company that values the Navajo Nation, its people, its resources, now and in the future. NTEC has been recognized for 20 Excellence in Surface Coal Mining Reclamation Awards by the Office of Surface Mining Reclamation and Enforcement and have received highest in safety ranks based on Mine Safety and Health Administration records. NTEC continues to focus on providing local jobs, income for local businesses, and charitable contributions to various institutions, including, among others, the Navajo and San Juan United Way, Navajo Nation General Fund, and by providing scholarships to Navajo students. NTEC takes pride in acting as an arm of the Navajo Nation with accountability to the Navajo People and the Navajo Nation.

NTEC was authorized by the Navajo Nation to purchase the Navajo surface thermal mine in 2013. The Navajo surface level mine is located near Farmington, New Mexico on the Navajo Nation, a vast Indian reservation that spans three states and has boundaries that encompass 27,000 square miles of traditional Navajo homelands. As such, the Navajo surface level mine has an 85 percent workforce that are Native Americans, most of whom are Navajo. Many workers live in the local area, but others commute as many as two hours one way to be a part of the Navajo surface level mine’s workforce. The Navajo surface thermal mine produced approximately 3.4 million tons in 2018. Mined coal is sold to the Four Corners Power Plant which is located adjacent to the Navajo surface level mine. A coal sale agreement between the Navajo surface level mine and Four Corners Power Plant ensures the mine is operational through 2031, thus providing secure jobs that many families will continue to prosper and increase their quality of life for years to come.

NTEC has an experienced management team that has extensive experience in the mining and energy development sector. NTEC’s Chief Executive Officer, Clark Moseley has over 40 years of mining and energy development experience and has previously served as President and Chief Executive Officer of Marrow Pacific, as the Senior Vice President of North American Coal Corporation, and in various other management capacities. NTEC’s Chief Financial Officer, Michael Gisin, has over 20 years of corporate finance experience and has previously served as the Vice President of Corporate Accounting at Alpha Natural Resources Inc. and as an audit manager at PricewaterhouseCoopers LLP. NTEC’s Chief Operating Officer, Tim Fagley, has over 35 years of engineering, operations, and mine management experience and has previously served as the Director of Engineering at Westmoreland Coal Company and as the Manager of Minerals at Schlumberger Limited.

[20]

Capitalized terms used in sections V.E through G but not otherwise defined therein shall have the meanings ascribed to such terms in the APA or the Plan, as applicable. For the avoidance of doubt, the description of the Purchased Assets set forth therein is for informational purposes only. Further information regarding the assets proposed to be acquired by NTEC is available in the APA and the exhibits and schedules thereto which are included as exhibits to the Sale Order [Docket No. 674].

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G. Sale Transaction 21

NTEC has agreed to acquire substantially all of the Debtors’ operating assets (the “Sale Transaction”) in accordance with the terms and conditions set forth in the APA. The specific components of the total distributable value provided by NTEC in connection with the Sale Transaction are set forth below:

●	$15,700,000 in cash;

●	$40 million unsecured notes subject to annual incremental increases in the principal amount so long as the notes remain outstanding (the “Purchaser Take-Back Notes”);

●	a $0.15/ton royalty, payable quarterly for a period of five years, on all tons produced and sold at the Antelope and Spring Creek mines and on all tons produced and sold in excess of 10 million tons per year at the Cordero Rojo mine (the “Royalty Interest”);

●	assumption of pre- and post-petition non-income tax liabilities and coal-production related royalties projected to be approximately $91.01 million as of October 31, 2019;

●	assumption of $20 million of post-petition accounts payable;

●	agreement that the Debtors will retain all pre-closing cash on hand, accounts receivable, cash collateral securing letters of credit, and future AMT tax refunds; and

●	cash to fund approximately $1.019 million in cure costs.

Generally, the Sale Transaction contemplates that: (a) the Debtors shall, among other things, transfer the Purchased Assets to NTEC free and clear of all Liens (other than Permitted Exceptions and Assumed Liabilities) pursuant to sections 363, 365, and/or 1123 of the Bankruptcy Code; and (b) NTEC shall assume all Assumed Liabilities.

The Purchased Assets are generally comprised of all of each applicable Debtor’s right, title and interest in, to and under, but not limited to, the following properties, assets and rights, in each case used or held for use in the conduct of the Business except for Excluded Assets:

●	all Owned Real Property;

●	the Leases and the Leased Real Property (and any agreements and rights related thereto or under the applicable Lease to the extent that such agreement or Lease is a Purchased Contract);

●	all equipment, fixed assets and tangible assets (including all vehicles, mobile mining equipment, supplies and spare parts, consumables, maintenance equipment, forklifts and other warehouse equipment, samples (including drill core samples), fixtures, leasehold improvements, loading and unloading machinery and equipment, crushing equipment, conveyors and other machinery and equipment, furniture, furnishings, office equipment, computers, information technology equipment and cabling, telephone numbers, and laboratory and testing equipment), whether situated on the Purchased Real Property or elsewhere, and all of the Debtors’ rights under warranties, indemnities, licenses and all similar rights against third parties with respect to the equipment, fixed assets and tangible assets referenced in clause 3 of the APA (to the extent such rights are assignable at no cost, expense or penalty to the Debtors or their Affiliates, or at NTEC’s election if NTEC agrees to pay for such cost, expense or penalty);

●	all coal inventory located on (or, to the extent in the possession of the Debtors at the Closing, mined or extracted from) the Purchased Real Property or all coal in transit to the extent title or ownership has not been transferred to the applicable customer, together with all parts and supplies;

[21]

None of the descriptions of the Sale Order, the Sale Transaction Documents, the Royalty Interest Documents or the Purchaser Take-back Notes included in the Plan, the Disclosure Statement, the Confirmation Order, or any other order of the Court (or any exhibits, schedules, appendices, supplement, or amendment to any of the foregoing) shall be deemed to modify, expand or control in any way over the express terms of the Sale Order, the Sale Transaction Documents, the Royalty Interest Documents or the Purchaser Take-back Notes, solely as between the parties thereto.

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●	the Purchased Contracts, in each case as each such Contract may have been amended or otherwise modified prior to the date of (or as permitted in accordance with the terms of) the APA;

●	the Permits and the Licenses and all other Permits and Licenses held by any Debtor;

●	all rights of the Debtors to use haul roads, utility easements and other rights of way and easements used or held for use primarily in the operation of the Business;

●	all warranties, guarantees and similar rights primarily related to the other Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the other Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts (to the extent such rights are assignable at no cost, expense or penalty to the Debtors or their Affiliates, or at NTEC’s election if NTEC agrees to pay for such cost, expense or penalty);

●	all goodwill directly associated with the Purchased Assets;

●	all Documents (other than those described in the Excluded Assets);

●	all rights, claims, causes of action and credits owned by any Debtor to the extent primarily relating to any Purchased Asset or Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of such Debtor in respect of any Purchased Asset or Assumed Liability (to the extent such rights are assignable at no cost, expense or penalty to the Debtors or their Affiliates, or at NTEC’s election if NTEC agrees to pay for such cost, expense or penalty);

●	all insurance proceeds or other awards for damage primarily related to the Purchased Assets (including in respect of a Casualty Event);

●	all Intellectual Property Rights primarily related to the Business;

●	all Pre-Paid Expenses to the extent primarily related to the other Purchased Assets;

●	all (i) estates and mineral rights created by certain oil and gas leases, (ii) of the Sellers’ working interest in the oil and/or gas well located on such oil and gas leases and fee mineral interests, and (iii) agreements in connection with the foregoing; and

●	any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets, relating to Prepetition Non-Income Taxes.

NTEC will assume and will timely perform and discharge in accordance with their respective terms, the following Assumed Liabilities:

●	all Liabilities of any kind or character to the extent resulting from, arising out of or in connection with the use, operation, possession or ownership of or interest in the Purchased Assets and/or the Business after the Closing Date;

●	the Assumed Cure Costs that NTEC is required to pay pursuant to section 365 of the Bankruptcy Code (subject to certain exceptions for agreed upon cure costs that will be paid by the Debtors);

●	all Liabilities of the Sellers under the Purchased Contracts that arise on or after the Closing Date;

●	all Liabilities under all Laws arising from the Purchased Assets and the operation of the Business that arise on or after the Closing Date including those arising out of or relating to (i) the Transferred Permits/Licenses, (ii) any mine operation or safety compliance matters related to the condition of the Purchased Assets or the mining areas of the Business, (iii) the Purchased Assets’ or the Business’s compliance with Environmental Laws and Mining or Mining Safety Laws, and (iv) any conditions arising from a spill, emission, release or disposal into the Environment of, or human exposure to, hazardous materials resulting from the operation of the Business or Purchased Assets;

●	all healthcare continuation coverage to the extent required by law to any employee or former employee who is currently receiving COBRA coverage;

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●	all Liabilities under all Laws arising out of or relating to Reclamation Liabilities of the Business or the Purchased Assets;

●	all Liabilities for all (i) Transfer Taxes, (ii) Prepetition Non-Income Taxes, and (iii) Non-Income Taxes that are allocated to NTEC;

●	all Trade Payables arising (i) after the Petition Date that remain unpaid as of the Closing Date (with an aggregate face value equal to the lesser of (x) all such Trade Payables as of the Closing Date and (y) $20,000,000 and (ii) after the Closing Date;

●	all liabilities to ONRR as set forth in the APA and/or Sale Order; and

●	certain 503(b)(9) Claims.

The Sale Transaction is expected to close during the week of October 21, 2019. Following the Sale Transaction, the Debtors’ remaining assets will consist primarily of:

●	cash on the balance sheet;

●	cash received from the Purchaser and the resolution of the Company’s AR Securitization Facility;

●	the Purchaser Take-Back Notes;

●	Royalty Interest payments to be received from the Purchaser on account of the Sale Transaction;

●	the Retained Real Estate; and

●	the AMT Refund.

VI. Transfer restrictions and consequences under federal securities laws

The issuance and the distribution under the Plan of the Purchaser Take-Back Notes and the New Parent Equity and the amendment, reinstatement, offer, sale, issuance, and delivery under the Plan of the Amended Prepetition Notes will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. The Plan provides for, among other things, (i) the distribution of the Purchaser Take-Back Notes, (ii) the issuance of the New Parent Equity, and (iii) the amendment, reinstatement, offer, sale, issuance, and delivery of the Amended Prepetition Notes to the Holders of Prepetition 2021 Notes Secured Claims. Subject to liquidity constraints, the Purchaser Take-Back Notes, the New Parent Equity, and the Amended Prepetition Notes may be resold without registration under the Securities Act or federal securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash or property. Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan for persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

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In any case, recipients of new securities issued or transferred under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

VII. SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A. Administrative Claims, Professional Fee Claims, and Priority Claims

1. Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims or Assumed Purchaser Administrative Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses may be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, Assumed Purchaser Allowed Administrative Claims shall be (and have been) assumed by the Purchaser and shall be paid by the Purchaser. From and after the Effective Date, each Holder of an Allowed Assumed Purchaser Administrative Claim shall have recourse for payment of such Claim solely against the Purchaser and its assets and property and shall be deemed to have waived and released any recourse against the Debtors, the Reorganized Debtors, or their respective assets or property for payment of or recovery on such Claim.

Except as otherwise provided in Article II.A of the Plan, requests for payment of Administrative Claims must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such dates shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their respective assets or property or the Claims Reserve Amount and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party no later than 90 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed or an Assumed Purchaser Administrative Claim.

2. Professional Compensation

a. Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through and including the Effective Date, shall be Filed and served on the Debtors or the Reorganized Debtors, as applicable, no later than 60 days after the Effective Date. Each such final request will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, and once approved by the Court, shall be promptly paid in Cash using only the Professional Fee Escrow Account; provided, that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. Except as otherwise provided in the Plan, Professionals shall be paid pursuant to the Interim Compensation Order.

Objections to any Professional Fee Claim must be Filed and served on the Debtors and the Reorganized Debtors and the requesting party no later than 20 days after such Professional Fee Claim is Filed with the Court.

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b. Professional Fee Escrow Account

As soon as possible after Confirmation, and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals, including with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

c. Professional Fee Reserve Account

No later than five Business Days before the Effective Date, the Debtors shall solicit Professionals for estimates of their unpaid Professional Fee Claims before and as of the Effective Date, and such Professionals shall deliver such estimate to the Debtors in writing via email prior to the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not timely provide an estimate the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

d. Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals (including any fees related to the preparation of Professional fee applications). Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

3. DIP Facility Claims

All DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to (a) the principal amount outstanding under the DIP Facility on such date, (b) all interest accrued and unpaid thereon to the date of payment, and (c) any and all accrued and unpaid fees, expenses and indemnification or other obligations of any kind payable under the DIP Credit Agreement Documents.

Except to the extent that a Holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of, and in exchange for, each Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim shall receive payment in full in Cash of such Holder’s Allowed DIP Facility Claim on the Effective Date, which Allowed amount shall not be subject to setoff, defense, counterclaim, recharacterization or avoidance. Upon the indefeasible payment or satisfaction in full in Cash, or other satisfactory treatment, of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Loan Agreement for which no claim has been made) in accordance with the terms of the Plan, on the Effective Date, all Liens granted to secure the Allowed DIP Facility Claims shall be automatically terminated and of no further force and effect without any further notice to, or action, order, or approval of, the Court or any other Entity. Notwithstanding anything to the contrary herein or in the Confirmation Order, the Debtors’ contingent or unliquidated obligations under the DIP Facility Loan Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner reasonably acceptable to the DIP Facility Agent, any affected lender under the DIP Credit Agreement Documents, or any other Holder of a DIP Facility Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision thereof or thereof to the contrary.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, professionals compensated pursuant to the DIP Order shall continue to be compensated pursuant to the procedures set forth in the DIP Order and, for the avoidance of doubt, requests for payment and expenses of professionals compensated pursuant to the Final DIP Order are not required to be filed and served other than in compliance with the procedures set forth in the Final DIP Order, and, after the Effective Date, the Reorganized Debtors shall continue to reimburse such professionals for reasonable fees and expenses.

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4. Adequate Protection Claims

On the Effective Date, any Prepetition Secured Noteholder Adequate Protection Claims shall be deemed to be waived and released.

5. Payment of Certain Fees

On the Effective Date, the reasonable fees and costs (including reasonable attorneys’ fees and disbursements) of the Prepetition 2021 Notes Indenture Trustee shall be paid in full.

On the Effective Date, the Debtors shall pay, without application to or approval of the Court and without a reduction to the recoveries of the Prepetition Unsecured Noteholders, the Prepetition Unsecured Notes Trustee Payment Amount. For the avoidance of doubt (i) the payment of the Prepetition Unsecured Notes Trustee Payment Amount shall not impact the General Unsecured Claims Cash Distribution Amount, and (ii) the Prepetition Unsecured Notes Indenture Trustee may assert its Prepetition Unsecured Notes Indenture Trustee Charging Lien to pay any Prepetition Unsecured Notes Indenture Trustee Fees and Costs in excess of the Prepetition Unsecured Notes Trustee Payment Amount.

The Prepetition Unsecured Notes Indenture Trustee shall provide reasonably detailed invoices to the Debtors no later than five days prior to the Effective Date (subject to redaction to preserve attorney-client privilege). If the Debtors dispute any requested Prepetition Unsecured Notes Indenture Trustee Fees and Costs, the Debtors shall (i) pay the undisputed portion of the Prepetition Unsecured Notes Indenture Trustee Fees and Costs and (ii) notify the Prepetition Unsecured Notes Indenture Trustee of such dispute within two days after presentation of the invoices by the Prepetition Unsecured Notes Indenture Trustee. Upon such notification, the Prepetition Unsecured Notes Indenture Trustee may assert its Prepetition Unsecured Notes Indenture Trustee Charging Lien against the portion of the General Unsecured Claims Cash Distribution Amount allocable to the Prepetition Unsecured Noteholders to pay the disputed portion of the Prepetition Unsecured Notes Indenture Trustee Fees and Costs or submit such dispute for resolution by the Court; provided however, that the Court’s review shall be limited to a determination under the reasonableness standard in accordance with the Prepetition Unsecured Notes Indenture. Nothing herein shall be deemed to impair, waive or discharge the Prepetition Unsecured Notes Indenture Trustee Charging Lien.

6. Priority Tax Claims

Except with respect to Assumed Purchaser Priority Tax Claims, and except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be paid pursuant to a Reinstatement of such Claim or in accordance with the terms set forth in sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. From and after the Closing Date, each Holder of an Assumed Purchaser Priority Tax Claim shall have recourse for payment of such Claim solely against the Purchaser and its assets and property and shall be deemed to have waived and released any recourse against the Debtors, the Reorganized Debtors, or their respective assets or property for payment of or recovery on such Claim.

7. Statutory Fees

All fees due and payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall pay any and all such fees for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or a final decree is issued, whichever occurs first. The Debtors shall File all quarterly reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the U.S. Trustee. After the Effective Date, the Reorganized Debtors shall File quarterly reports when they become due, in a form reasonably acceptable to the U.S. Trustee, which reports shall include a separate schedule of disbursements made by the Reorganized Debtors during the applicable period, attested to by an authorized representative of the Reorganized Debtors.

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B. Classification and Treatment of Claims and Interests

1. Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, Cure Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Plan constitutes a separate chapter 11 plan for each Debtor and the classifications set forth in Classes 1 through 7 shall be deemed to apply to each Debtor. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be seven Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E below.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Prepetition 2021 Notes Secured Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Intercompany Claims	Impaired	Deemed to Reject
6	Intercompany Interests	Impaired	Deemed to Reject
7	Parent Interests	Impaired	Deemed to Reject

2. Treatment of Claims and Interests

a.	Class 1 – Other Priority Claims

Classification: Class 1 consists of Other Priority Claims.

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive either (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim from the Administrative and Priority Claims Reserve Account or (ii) such other treatment as may be agreed to by such Holder and the Debtors.

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Allowed Other Priority Claims will not be entitled to vote to accept or reject the Plan.

b.	Class 2 – Other Secured Claims

Classification: Class 2 consists of Other Secured Claims.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim from the Administrative and Priority Claims Reserve Account, (ii) the return or abandonment of the collateral securing its Claim, or (iii) such other treatment as may be agreed to by such Holder and the Debtors.

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

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c.	Class 3 – Prepetition 2021 Notes Secured Claims

Classification: Class 3 consists of the Prepetition 2021 Notes Claims.

Allowance: On the Effective Date, the Prepetition 2021 Notes Secured Claims shall be deemed Allowed in the aggregate principal amount of $290,366,000, plus any accrued interest, fees, and costs under the Prepetition 2021 Notes Indenture as of the Petition Date, minus the DIP Roll-Up Amount.

Treatment: On the Effective Date, the Reorganized Debtors shall be deemed to have reinstated the Prepetition 2021 Notes in the aggregate principal amount of $34,500,000, as amended by the Amended Prepetition Notes Indenture, as further described in Article IV.B.3 of the Plan. In addition, on the Effective Date, each Holder of an Allowed Prepetition 2021 Notes Claim shall receive its Pro Rata share, based on the Allowed amount of its Prepetition 2021 Notes Claim, of the following:

i.	the Purchaser Take-Back Notes;

ii.	the New Parent Equity; and

iii.	the Prepetition 2021 Notes Secured Claim Cash Distribution.

Voting: Class 3 is Impaired under the Plan. Holders of Class 3 Prepetition 2021 Notes Claims will be entitled to vote to accept or reject the Plan.

d.	Class 4 – General Unsecured Claims

Classification: Class 4 consists of all Allowed General Unsecured Claims.

Allowance: On the Effective Date, the Prepetition Unsecured Noteholder Claim shall be deemed Allowed in the Aggregate principal amount of $56,408,000, plus any accrued interest, fees, and costs under the Prepetition Unsecured Notes Indenture as of the Petition Date, and such Prepetition Unsecured Noteholder Claim shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable, contractual, or otherwise), counter-claim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

Treatment: Unless otherwise agreed by any Holder of an Allowed General Unsecured Claim, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of its General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be entitled to its Pro Rata share of the General Unsecured Claims Cash Distribution Amount less GUC Administrator Expenses; provided, however, distributions to any Holder of the Prepetition Unsecured Noteholder Claim shall be subject to the rights and terms of the Prepetition Unsecured Notes Indenture and the rights of the Prepetition Unsecured Notes Indenture Trustee to assert the Prepetition Unsecured Notes Indenture Trustee Charging Lien. Holders of Prepetition 2021 Notes Deficiency Claims will waive, or will be deemed to have waived, any recovery or distribution on account of any Prepetition 2021 Notes Deficiency Claim; provided, however, for the avoidance of doubt, in addition to being permitted to vote in Class 3, Holders of Prepetition 2021 Notes Deficiency Claims shall be entitled to vote in Class 4 on account of such Claims.

Voting: Class 4 is Impaired under the Plan. Holders of Class 4 General Unsecured Claims will be entitled to vote to accept or reject the Plan.

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e.	Class 5 – Intercompany Claims

Classification: Class 5 consists of all Intercompany Claims.

Treatment: On the Effective Date, all Intercompany Claims shall be cancelled, released, discharged, and extinguished. Holders of Intercompany Claims shall not receive any distribution on account of such Intercompany Claims.

Voting: Class 5 Intercompany Claims are Impaired under the Plan. Each Holder of an Intercompany Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

f.	Class 6 – Intercompany Interests

Classification: Class 6 consists of all Intercompany Interests.

Treatment: On the Effective Date, all Intercompany Interests shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Noteholders, either:

iv.	Reinstated; or

v.	Cancelled, released, discharged, and extinguished.

In each case (i) and (ii) in a tax and business efficient manner acceptable to the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Noteholders. Such election may be made at any time, including after the Effective Date. Holders of Intercompany Interests shall not receive any distribution on account of such Intercompany Interests.

Voting: Class 6 Intercompany Interests are Impaired under the Plan. Each Holder of an Intercompany Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Interest will not be entitled to vote to accept or reject the Plan.

f.	Class 7 – Parent Interests

Classification: Class 7 consists of all Parent Interests.

Treatment: On the Effective Date, all Parent Interests shall be cancelled, released, discharged, and extinguished; provided that all New Parent Equity shall be issued to Holders of Prepetition 2021 Notes Secured Claims as set forth above.

Voting: Parent Interests are Impaired under the Plan. Each Holder of a Parent Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Parent Interest will not be entitled to vote to accept or reject the Plan.

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3. Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

4. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the filing of the Plan shall constitute a motion for such relief.

5. Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

6. Subordinated Claims

The allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C. Means for Implementation of the Plan

1. Sources of Plan Consideration

Distributions to Holders or Allowed Claims against the Debtors under the Plan will be funded with, or effectuated by, as applicable: (1) Cash on hand, (2) the Purchaser Take-Back Notes and, (3) New Parent Equity in accordance with the treatment of such Claims and subject to the terms provided herein. Unless otherwise agreed in writing by the Debtors and the Purchaser, distributions required by the Plan on account of Allowed Claims that are Assumed Liabilities shall be the sole responsibility of the Purchaser, and each Holder of such Claims shall not have recourse against the Debtors, the Reorganized Debtors, or their respective assets or property for payment of such Claims. For the avoidance of doubt, Holders of General Unsecured Claims shall be paid from the General Unsecured Claims Cash Distribution Amount.

2. Sale

a. Sale Transaction.

(i) The Purchased Assets.

Following the Petition Date, the Debtors conducted the Sale Process for all or substantially all of their assets in accordance with the Bidding Procedures. On the Closing Date, the Debtors consummated the Sale to the Purchaser pursuant to the terms of the Sale Transaction Documentation.

(ii) The Retained Real Estate.

In accordance with the Bidding Procedures Order, and independent from the contemplated Sale Transaction, the Debtors have not sold the Retained Real Estate. Cash proceeds (if any) of any sale, lease, or other transaction involving the Retained Real Estate shall be retained by the Reorganized Debtors.

b. Continued Corporate Existence.

Except as otherwise provided in the Plan, the Reorganized Debtors shall continue to exist after the Effective Date, in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Corporate Governance Documents. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such actions as permitted by applicable law and the New Corporate Governance Documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter; or (v) the further reorganization or liquidation of a Reorganized Debtor, and such actions and documents are deemed to require no further action or approval (other than any requisite filings required under the applicable state, provincial and federal or foreign law).

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On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation or formation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

c. Amended Prepetition Notes.

On the Effective Date, the Prepetition 2021 Notes Indenture shall be automatically amended to contain the terms set forth in the Amended Prepetition Notes Indenture. On the Effective Date, the Amended Prepetition Notes Documents shall constitute legal, valid, binding and authorized joint and several obligations of the Reorganized Debtors, enforceable in accordance with their terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization or subordination under applicable law, the Plan or the Confirmation Order. On the Effective Date, each Lien and security interest that secures the obligations arising under the Prepetition 2021 Notes Documents and each guarantee of the obligations outstanding under the Prepetition 2021 Notes Documents, including, for the avoidance of doubt, the 2021 Note Subsidiary Guaranties and the Subsidiary Liens (in each case, as defined in the SAPSA), shall be reaffirmed, ratified and deemed granted by the Reorganized Debtors pursuant to the Amended Prepetition Notes Documents to guarantee and secure all obligations of the Reorganized Debtors arising under the Amended Prepetition Notes Documents. All Liens and security interests granted to secure the obligations arising under the Prepetition 2021 Notes Documents shall survive the Effective Date, shall not be discharged or released pursuant to the Plan or the Confirmation Order and continue to secure the obligations under the Amended Prepetition Notes Documents. On the Effective Date, all Liens and security interests granted or purported to be granted pursuant to, or in connection with, the Amended Prepetition Notes Documents (x) shall be in full force and effect, (y) shall be valid, binding, perfected, enforceable Liens and security interests in the property and collateral described in the Amended Prepetition Notes Documents, with priorities established in respect thereof under applicable non-bankruptcy law and (z) shall not (nor shall any payments made pursuant to the Amended Prepetition Notes Documents, including payments of principal, interest, fees, expenses, costs or other charges) be enjoined or subject to discharge, impairment, release, avoidance, recharacterization or subordination under any applicable law, the Plan or the Confirmation Order in any subsequent proceeding. Pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors and the Reorganized Debtors have waived any discharge of the Claims and obligations arising under the Prepetition 2021 Notes Indenture as modified by the Amended Prepetition Notes Documents. Upon the Effective Date and pursuant to the Amended Prepetition Notes Documents, the Prepetition 2021 Notes Post-Emergence Indenture Trustee shall be deemed (i) the successor to the Prepetition 2021 Notes Indenture Trustee as indenture trustee under the Prepetition 2021 Notes Indenture, who shall have been deemed replaced pursuant to Section 7.08 to the Prepetition 2021 Notes Indenture, and (ii) the successor to the Prepetition 2021 Notes Indenture Trustee in each of its other capacities under the Prepetition 2021 Notes Documents, who shall have been deemed replaced pursuant to each such applicable Prepetition 2021 Notes Document. Pursuant to section 1145(a) of the Bankruptcy Code, section 5 of the Securities Act and any State or local law requiring registration for offer or sale of a security shall not apply to the amendment, reinstatement, offer, sale, issuance, and delivery of the Amended Prepetition Notes under the Plan.

d. Purchaser Take-Back Notes.

On the Effective Date, (i) if the Purchaser Take-Back Notes have not been delivered to the Parent, the Purchaser shall issue the Purchaser Take-Back Notes pursuant to the Purchaser Take-Back Notes Indenture consistent with the Description of Transaction Steps directly to the Holders of Allowed Prepetition 2021 Notes Claims or (ii) if the Purchaser Take-Back Notes have been delivered to Parent, Reorganized Parent shall cause the Purchaser Take-Back Notes Indenture Trustee to distribute the Purchaser Take-Back Notes to the Holders of Allowed Prepetition 2021 Notes Claims as partial repayment of the Prepetition 2021 Notes in accordance with the terms of the Plan without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or the vote, corporate action, consent, authorization or approval of any Person. 22 All Holders of Allowed Prepetition 2021 Notes Claims entitled to distributions of Purchaser Take-Back Notes hereunder and the Purchaser Take-Back Notes Indenture Trustee shall be deemed party to, or beneficiaries of, the Purchaser Take-Back Notes and Purchaser Take-Back Notes Documents as applicable. Parent shall pay the first $50,000 of the reasonable and documented costs and expenses of the Purchaser Take-Back Notes Indenture Trustee.

22.

The Parent shall cooperate with the Purchaser and the Purchaser Takeback Notes Indenture Trustee to cause the Purchaser Takeback Notes to be made eligible for clearance and settlement through The Depository Trust Company (“DTC”) and shall hold the Purchaser Takeback Notes through DTC as soon as the Purchaser Takeback Notes have been made so eligible.

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The Purchaser Take-Back Notes Documents shall, upon execution, constitute the legal, valid and binding obligations of the obligors and guarantors thereunder, enforceable in accordance with their terms and not in contravention of any state or federal law. In the event of an order dismissing any of these Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such Liens and obligations shall not be affected and shall continue in full force and effect in all respects and such liens shall maintain their priorities and perfected status as provided in such documents.

Pursuant to section 1145(a) of the Bankruptcy Code, section 5 of the Securities Act and any State or local law requiring registration for offer or sale of a security shall not apply to the issuance and distribution of the Purchaser Take-Back Notes under the Plan.

e. Royalty Interest.

Upon the Closing Date, the Royalty Interest Documents shall be in full force and effect and constitute valid and binding obligations of the Purchaser and its applicable affiliates party thereto and shall be enforceable in accordance with their respective terms and shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. In the event of an order dismissing any of these Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, the obligations arising under the Royalty Interest Documents shall not be affected and shall continue in full force and effect in all respects.

f. Restructuring Transactions.

Upon the entry of the Confirmation Order, the Debtors, the Reorganized Debtors, the Purchaser, and the GUC Administrator are authorized, without further order of the Court, to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under or in connection with the Plan, including: (1) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, sale, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (3) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (4) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (5) the issuance of the Purchaser Take-Back Notes and Royalty Interest as set forth in the Plan and consistent with the Description of Transaction Steps; (6) the amendment, reinstatement, offer, sale, issuance, and delivery under the Plan of the Amended Prepetition Notes; (7) the amendment of any Reorganized Subsidiary Organizational Documents; and (8) any transaction described in the Description of Transaction Steps.

The Confirmation Order shall and shall be deemed to, pursuant to sections 363, 1123, and 1145(a) of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

g. Payment of Cure Claims and Other Amounts.

On or prior to the Effective Date, the Debtors or the Purchaser (as provided in the Asset Purchase Agreement) shall pay all Cure Claims that are required to be paid (if any) pursuant to and in accordance with sections 365 or 1123 of the Bankruptcy Code with respect to any Executory Contracts or Unexpired Leases that are assumed by the Debtors pursuant to the Plan or otherwise, or assumed by the Debtors and assigned to the Purchaser pursuant to the Sale Transaction Documentation, unless the parties to such Executory Contracts otherwise agree.and assigned to the Purchaser pursuant to the Sale Transaction Documentation. Except as otherwise set forth in the Asset Purchase Agreement or the Plan (with respect to Executory Contracts or Unexpired Leases assumed pursuant to the Plan), the Debtors shall not have any obligation to make any payment or other distribution on account of any Cure Claims.

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h. Transactions Effective as of the Effective Date.

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date, without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their respective boards of directors, their stockholders, or any other Person or Entity.

Before the Effective Date, the Debtors will have consummated the Sale pursuant to the terms and conditions of the Sale Transaction Documentation, including selling the Purchased Assets free and clear of Liens other than Permitted Exceptions and Assumed Liabilities to the extent set forth in the Sale Transaction Documentation, and assuming and assigning to the Purchaser certain Executory Contracts and Unexpired Leases, as further provided in the Sale Transaction Documentation.

3. Vesting of Assets

Except as otherwise provided in the Plan, the Sale Transaction Documentation, or any agreement, instrument, or other document incorporated herein or therein, on or before the Effective Date: (a) the Purchased Assets shall be preserved and shall vest in the Purchaser, free and clear of all Liens (other than Permitted Exceptions and Assumed Liabilities); (b) the Royalty Interest shall be vested in Reorganized Cloud Peak Energy Resources LLC; (c) the AMT Refund shall be vested in the Reorganized Debtors; and (d) all other Excluded Assets, including (1) the Retained Real Estate and (2) the Causes of Action set forth in the List of Retained Causes of Action, shall vest in the Reorganized Debtors, in the case of (b), (c) and (d), subject to the Liens securing the obligations under the Amended Prepetition Notes Documents, which shall continue in full force and effect.

On and after the Effective Date, except as otherwise provided in the Plan and subject in all respects to the Sale Transaction Documentation and the Plan, the Reorganized Debtors may operate their businesses and use, acquire, or dispose of property and, as applicable, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, but, for the avoidance of doubt, subject to the restrictions set forth in the Amended Prepetition Notes Documents.

4. GUC Administrator

On and after the Effective Date, the GUC Administrator shall be authorized to administer the reconciliation and settlement process of General Unsecured Claims, distribution of the General Unsecured Claims Cash Distribution Amount, and such other matters as may be agreed upon between the GUC Administrator, the Reorganized Debtors, and prior to its dissolution, the Committee. As soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall create a segregated account and fund the General Unsecured Claims Cash Distribution Amount into such account, which shall not be subject to any Lien and shall be maintained in trust and shall not be considered property of the Estates or of the Reorganized Debtors.

The Reorganized Debtors shall cooperate with the GUC Administrator and provide it with copies or access to any books and records necessary for the GUC Administrator to perform its duties under the Plan at no cost to the Reorganized Debtors. The GUC Administrator shall have the ability to enforce the rights of the Debtors or Reorganized Debtors, as applicable, under § 8.1(b) of the Asset Purchase Agreement (entitled Covenants, Access to Information). The GUC Administrator and the Reorganized Debtors shall, as necessary, allocate responsibility for reconciling and objecting to Claims that assert both a General Unsecured Claim and another type of Claim, recognizing that the GUC Administrator’s responsibilities are limited solely to General Unsecured Claims. If the Reorganized Debtors file any Non-Substantive Objection (as understood under Rule 3007-1 of the Local Rules) to any Claim seeking to reclassify such Claim as a General Unsecured Claim, the GUC Administrator may subsequently file a Substantive Objection (as understood under Rule 3007-1 of the Local Rules) to such Claim.

The GUC Administrator may employ professionals to assist in carrying out its duties and may resign at any time upon 30 days’ written notice to the Reorganized Debtors. The GUC Administrator shall have the option of being deemed an officer of the Reorganized Debtors under the D&O Liability Insurance Policies solely for actions taken in furtherance of its responsibilities under the Plan. Any incremental cost to the Reorganized Debtors of adding the GUC Administrator to the D&O Liability Insurance Policies shall be paid from the GUC Administrator Budget. The GUC Administrator may appoint a replacement GUC Administrator in consultation with the Reorganized Debtors. The role and responsibilities of the GUC Administrator shall terminate after all distributions of the General Unsecured Claims Cash Distribution Amount have been made. All GUC Administrator Expenses shall be paid from the General Unsecured Claims Cash Distribution Amount without any further notice to or action, order, or approval of the Court.

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5. Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects. Upon the Effective Date, all matters provided for in the Plan involving any corporate action required by the Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors. On or (as applicable) before the Effective Date, the appropriate officers or managers of the Debtors or the GUC Administrator, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, and any and all other agreements, documents, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by Article IV.E of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

6. Filing of Monthly and Quarterly Reports and Payment of Statutory Fees

The filing of the final monthly report (for the period after the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Reorganized Debtors. All Statutory Fees with respect to the period prior to the Effective Date shall be paid by the Debtors in Cash on the Effective Date or other required payment date. With respect to the period after the Effective Date, the Reorganized Debtors shall be obligated to pay quarterly Statutory Fees to the Office of the United States Trustee, and such obligation shall continue until such time as a particular Chapter 11 Case is closed, dismissed, or converted to chapter 7.

7. Cancellation of Existing Securities and Agreements

Except (a) with respect to the Amended Prepetition Notes Documents, which shall continue to be in full force and effect in accordance with the Plan, and (b) as otherwise provided in the Plan, on the Effective Date: (1) each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument, agreement, or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors or giving rise to any Claim or Interest, including the obligations of the Debtors under the Prepetition Unsecured Notes Indenture, subject to the exception provided below, and all Interests, shall be cancelled, extinguished, and deemed rejected without any need for further action or approval of the Court, and the Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding the releases set forth in Article VIII of the Plan, Confirmation or the occurrence of the Effective Date, any such agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein.

For the avoidance of doubt, the following rights and obligations of the Prepetition Unsecured Notes Indenture Trustee shall remain in effect as of the Effective Date: (i) rights, as trustee, to any payment of fees, expenses, and indemnification obligations in connection with the Prepetition Unsecured Notes Indenture Trustee Charging Lien; (ii) rights and obligations relating to distributions to be made under the Plan on account of the Allowed Prepetition Unsecured Noteholder Claim; (iii) rights and obligations relating to representation of the interests of the Prepetition Unsecured Noteholders by the Prepetition Unsecured Notes Indenture Trustee in these Chapter 11 Cases to the extent not released or discharged by this Plan or any order of the Court; and (iv) rights and obligations relating to participation by such Prepetition Unsecured Notes Indenture Trustee in any proceedings and appeals related to this Plan. Notwithstanding the foregoing, the Prepetition Unsecured Notes Indenture Trustee shall not have any obligation to object to Claims against the Debtors. After the performance by the Prepetition Unsecured Notes Indenture Trustee and its representatives and professionals of any duties that are required under this Plan, the Confirmation Order, or the applicable indenture documents, the Prepetition Unsecured Notes Indenture Trustee and its representatives and professionals shall be relieved of and released from all obligations arising thereunder.

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Notwithstanding the foregoing, with the exclusion of the Amended Prepetition Notes Documents, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, a Debtor or its interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Article IV.G of the Plan shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of a Debtor or any of its counterparties under any Executory Contract or Unexpired Lease to the extent such executory contract or unexpired lease has been assumed by such Debtor pursuant to the Plan or a Final Order of the Court.

8. Causes of Action

From and after the Effective Date, in accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, the Reorganized Debtors shall retain, and shall have sole responsibility for enforcing, all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the List of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court. Notwithstanding the foregoing, the Debtors shall retain and release all Avoidance Actions against Holders of General Unsecured Claims. For the avoidance of doubt, Avoidance Actions against Holders of General Unsecured Claims shall be released and waived on the Effective Date by the Debtors and shall not vest in the Reorganized Debtors, and the Debtors, the Reorganized Debtors, and the GUC Administrator shall not pursue or prosecute any Avoidance Actions; provided, however, that notwithstanding anything to the contrary, neither the Debtors, the Reorganized Debtors, nor the GUC Administrator shall waive Avoidance Actions as a defense to any Disputed General Unsecured Claims asserted against the Debtors, their Estates, or the Reorganized Debtors, pursuant to section 502(d) of the Bankruptcy Code. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors, the Reorganized Debtors, or the GUC Administrator will not pursue any and all available Causes of Action against it. The Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including, pursuant to Article VIII hereof, the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to Article IV.H of the Plan include any claim or Cause of Action with respect to, or against, a Released Party.

9. Effecting Documents; Further Transactions

Prior to the Effective Date, the Debtors and the GUC Administrator, as applicable, shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan. On and after the Effective Date, the Reorganized Debtors and the GUC Administrator, as applicable, shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

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10. Directors and Officers of the Debtors

On and after the Effective Date, the board of managers or directors of each Debtor shall be terminated and all of the officers and directors of the Debtors, to the extent they have not already done so, shall be deemed to have resigned from their respective positions with the Debtors, as applicable. Following the Confirmation Date and prior to the occurrence of the Effective Date, the then current officers and directors of each of the Debtors shall continue in their respective capacities and the Debtors shall execute such documents and take such other action as is necessary to effectuate the actions provided for in the Plan.

11. Director and Officer Liability Insurance

The Debtors have obtained D&O Tail Coverage for the current and former directors, officers, and managers. After the Effective Date, all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, subject to and in accordance with the terms and conditions of such D&O Tail Coverage.

Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Debtors shall be deemed to have assumed the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code only to the extent (i) necessary to preserve the D&O Tail Coverage and (ii) such D&O Liability Insurance Policies are found to be Executory Contracts; provided, that any recovery of the officers and directors of the Debtors shall be limited solely to recovery available under the D&O Tail Coverage, and none of the Reorganized Debtors nor any of their assets (other than the D&O Liability Insurance Policies) shall be liable for any such obligations, including any obligations to pay premiums on the D&O Liability Insurance Policies or otherwise maintain such policies with monetary contributions on or after the Effective Date. Entry of the Confirmation Order will constitute the Court’s approval of the Debtors’ assumption of such D&O Liability Insurance Policies, to the extent they are Executory Contracts.

12. Key Employee Incentive Plans and Key Employee Retention Plan

On the Effective Date, to the extent not paid as such amounts become earned and payable at an earlier time in accordance with the terms thereof, the Debtors shall make all applicable payments under the KEIP/KERP Plans, in accordance with the Court’s orders authorizing the same and the SAPSA. Any earned and unpaid award under the KEIP/KERP Plans shall be deemed due and payable on the Effective Date, and all such amounts shall constitute Allowed Administrative Claims without the need for any participant in the KEIP/KERP Plans to File or serve any request for payment of such amounts under the Plan or otherwise.

13. Employee and Retiree Benefits

All employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors’ employees, including retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, as and to the extent set forth in the Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (a) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefit Programs, and (II) Granting Related Relief [Docket No. 7], shall remain in full force and effect until the resignation or termination of all employees of the Debtors. Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Notwithstanding anything to the contrary herein or in the Confirmation Order, on and after the Effective Date, the Reorganized Debtors shall remain solely responsible and liable for, and shall honor and pay in the ordinary course of business, all claims for medical, retiree healthcare, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Debtors or the spouses, dependents, or beneficiaries thereof accrued as of the Closing Date, including any claims incurred but not reported as of the Closing Date. In addition, the Reorganized Debtors shall remain solely responsible and liable for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Debtors that relate to events occurring on or before the Closing Date. The Reorganized Debtors shall pay, or cause to be paid, all such amounts to the appropriate Entities as and when due.

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14. Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a Security or transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan, the Sale, or the Sale Transaction Documentation shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

D. Treatment of Executory Contracts and Unexpired Leases

1. Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Plan shall serve as a motion under sections 365 and 1123(b)(2) of the Bankruptcy Code to reject Executory Contracts and Unexpired Leases, and the Debtors shall be deemed to have rejected all Executory Contracts or Unexpired Leases in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code without the need for any further notice to or action, order, or approval of the Court, other than: (1) those that have been previously assumed and assigned, including pursuant to the Sale Transaction Documentation; (2) those that are identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (3) those that relate to the Retained Real Estate; or (4) those that have been previously rejected by a Final Order or expired under their own terms prior to the Effective Date.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Assumed Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than 3 days’ notice to the applicable non-Debtor counterparties.

2. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within 30 days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in any Proof of Claim to the contrary. Claims arising from or related to the rejection of an Executory Contract or Unexpired Lease shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

3. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Executory Contract or Unexpired Lease to be assumed by the Debtors as set forth in Article V.A of the Plan, as reflected on any notice setting forth proposed Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of such Cure Claims in Cash by the Debtors or the Purchaser, as applicable, on or about the Effective Date, subject to the limitations described below and set forth in the Sale Transaction Documentation, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the Cure Claims, (2) the ability of the Purchaser or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

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In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or, with respect to any Executory Contracts and Unexpired Leases assigned to the Purchaser, the Purchaser (in accordance with and to the extent provided in the Sale Transaction Documentation) will have the right to remove such Executory Contract or Unexpired Lease from the Schedule of Assumed Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

Assumption (or assumption and assignment) of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed (or assumed and assigned) Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. All liabilities reflected in the Schedules and any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Court.

4. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

5. Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors or the Reorganized Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have 60 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. For the avoidance of doubt, nothing in this paragraph shall alter the rights of the GUC Administrator to object to any Claim arising from the rejection of an Executory Contract or Unexpired Lease.

6. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

7. Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not been rejected as of the Confirmation Date will survive and remain unaffected by entry of the Confirmation Order.

E. Provisions Governing Distributions

1. Timing and Calculation of Amounts to Be Distributed; Entitlement to Distributions

a. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim, including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.E of the Plan.

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In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

b. Entitlement to Distributions

On and after the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims listed on the Debtors’ books and records as of the Distribution Record Date. Accordingly, the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices, and other documents only to those Holders of Allowed Claims who are Holders of such Claims (or participants therein) as of the close of business on the Distribution Record Date.

2. Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Debtors or the Reorganized Debtors, as applicable, as Disbursing Agent or the GUC Administrator solely (as Disbursing Agent) with respect to the General Unsecured Claims Cash Distribution Amount. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. For purposes of the distribution of Cash on account of the Prepetition 2021 Notes Claims, the Prepetition 2021 Notes Indenture Trustee (a) shall be the Holder of all Prepetition 2021 Notes Claims and (b) is hereby directed to make Cash distributions to the Holders of Allowed Prepetition 2021 Notes Claims pursuant to Section 6.09 and 6.10 of the Prepetition 2021 Notes Indenture. In accordance with the foregoing, the delivery of any applicable Cash to be distributed to Holders of Prepetition 2021 Notes Claims to the Prepetition 2021 Notes Indenture Trustee shall satisfy all applicable distribution obligations under the Plan with respect to the distribution of Cash to the Holders of Prepetition 2021 Notes Claims. 23

For the avoidance of doubt, the Debtors or the Reorganized Debtors, as applicable, shall be the Disbursing Agent as to and shall cause all distributions (including New Parent Equity and Purchaser Take-Back Notes) to be made to Holders of Claims and directly to the Holders of Prepetition 2021 Notes Claims other than the distribution of Cash to Holders of Prepetition 2021 Notes Claims and the disbursement of the General Unsecured Claims Cash Distribution Amount by the GUC Administrator.

3. Delivery of Distributions and Undeliverable or Unclaimed Distributions

a. Delivery of Distributions.

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

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The Parent shall cooperate with the Purchaser and the Purchaser Takeback Notes Indenture Trustee to cause the Purchaser Takeback Notes to be made eligible for clearance and settlement through The Depository Trust Company (“DTC”) and shall hold the Purchaser Takeback Notes through DTC as soon as the Purchaser Takeback Notes have been made so eligible.

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In the event that any distribution is returned as undeliverable or is unclaimed, such distribution shall remain in the Debtors’, the Reorganized Debtors’, or the GUC Administrator’s possession, as applicable, until such time as a distribution becomes deliverable or such Holder accepts distribution, or such distribution reverts back to the Debtors or the Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of attempted distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors (or the escrow account holding the General Unsecured Claims Cash Distribution Amount for Pro Rata distribution to General Unsecured Creditors, as applicable), and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred.

b. Minimum Distributions.

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder shall be forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors.

c. Unclaimed Distributions.

In the event that any distribution is returned as undeliverable or is unclaimed, such distribution shall remain in the Debtors’, the Reorganized Debtors’, or the GUC Administrator’s possession, as applicable, until such time as a distribution becomes deliverable or such Holder accepts distribution, or such distribution reverts back to the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of attempted distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors or to the escrow account holding the General Unsecured Claims Cash Distribution Amount for Pro Rata distribution to Holders of General Unsecured Claims, as applicable, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred.

4. Delivery of Distributions on Account of Prepetition Unsecured Noteholder Claims.

Except as otherwise provided in the Plan or reasonably requested by the Prepetition Unsecured Notes Indenture Trustee, all distributions to Holders of the Allowed Prepetition Unsecured Noteholder Claim shall be deemed completed when made to the Prepetition Unsecured Notes Indenture Trustee, which shall be deemed to be the Holder of the Allowed Prepetition Unsecured Noteholder Claim for purposes of distributions to be made hereunder. The Prepetition Unsecured Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of the Allowed Prepetition Unsecured Noteholder Claim. As soon as practicable in accordance with the requirements set forth in Article VI of the Plan, the Prepetition Unsecured Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders. If the Prepetition Unsecured Notes Indenture Trustee is unable to make, or consents to the GUC Administrator making, such distributions, the GUC Administrator, with such Prepetition Unsecured Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the Prepetition Unsecured Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Prepetition Unsecured Notes Indenture Trustee). As to any Holder of an Allowed Prepetition Unsecured Noteholder Claim that is held in the name of, or by a nominee of, DTC, the GUC Administrator (with the assistance of the Reorganized Debtors, as necessary) shall seek the cooperation of DTC so that such distribution shall be made through the facilities of DTC on or as soon as practicable on or after the Effective Date. Any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) of the Prepetition Unsecured Notes Indenture Trustee incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan shall be paid first from any excess in the Prepetition Unsecured Notes Indenture Trustee Payment Amount and then through application of the Prepetition Unsecured Notes Indenture Trustee Charging Lien.

5. Distributions on Account of Claims Allowed After the Effective Date

a. Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

b. Special Rules for Distributions to Holders of Disputed Claims.

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Notwithstanding anything to the contrary in the Plan, and except as otherwise agreed to by the Reorganized Debtors or GUC Administrator with respect to distributions of the General Unsecured Claims Cash Distribution Amount, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and such Disputed Claim becomes an Allowed Claim; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order.

6. Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

7. Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of a Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article IV.G hereto, except to the extent otherwise provided herein.

8. Allocations

The aggregate consideration to be distributed to each Holder of an Allowed Claim will be allocated first to the principal amount of such Allowed Claim, with any excess allocated to unpaid interest that accrued on such Allowed Claims, if any.

9. No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

10. Setoffs and Recoupment

The Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor of any such Claim it may have against the Holder of such Allowed Claim.

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11. Claims Paid or Payable by Third Parties

a. Claims Paid by Third Parties.

The Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall reduce in full an Allowed Claim, and such Claim shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or the Reorganized Debtors; provided that the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall provide 21 days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

b. Claims Payable by Insurers.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim shall be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court; provided that the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall provide 21 days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court.

c. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers. For the avoidance of doubt, the GUC Administrator shall succeed to the rights of the Debtors or the Reorganized Debtors, as applicable, to any insurance policy, but solely to the extent it relates to an Allowed General Unsecured Claim

12. Exemption from Securities Laws

The issuance of and the distribution under the Plan of the New Parent Equity and the Purchaser Take-Back Notes, and the amendment, reinstatement, offer, sale, issuance, and delivery under the Plan of the Amended Prepetition Notes shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code, unless the Holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. These Securities are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “affiliate” of the Purchaser within the meaning of Rule 144 under the Securities Act. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

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F. Procedures for Resolving Contingent, Unliquidated, and Disputed Claims

1. Allowance of Claims and Interests

After the Effective Date, the Reorganized Debtors, and the GUC Administrator, as applicable, shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order and the DIP Orders), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan, the Bankruptcy Code, or the Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

2. Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the authority to (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court, (x) solely with respect to any General Unsecured Claims shall vest in the GUC Administrator and (y) solely with respect to all other Claims shall vest in the Reorganized Debtors. The Reorganized Debtors shall consult with the GUC Administrator before seeking to reclassify any Claim as a General Unsecured Claim.

3. Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to any General Unsecured Claims), may at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim or whether the Court has ruled on any such objection, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to any General Unsecured Claims), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court or as otherwise provided in Article VII of the Plan.

4. Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, superseded, settled, resolved by agreement, or otherwise resolved or addressed may be adjusted, expunged, or Allowed on the Claims Register by the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), without the Reorganized Debtors or the GUC Administrator, as applicable, having to File or take any legal action, including Filing an application, motion, complaint, objection, or any other legal proceeding with the Court.

5. Disallowance of Claims

Any Disputed Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Disputed Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

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EXCEPT AS PROVIDED HEREIN, IN AN ORDER OF THE COURT, OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS AT OR PRIOR TO THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

6. No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII, unless and until such Disputed Claim becomes an Allowed Claim.

7. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, or as otherwise agreed to by the Reorganized Debtors or the GUC Administrator, as applicable, the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals shall be paid to the Holder of such Allowed Claim on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided herein.

8. Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus applicable interest.

G. Settlement, Release, Injunction, And Related Provisions

1. Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions, releases, and other benefits provided pursuant to the Plan, which distributions, releases, and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions, releases, and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors, or the GUC Administrator solely with respect to any General Unsecured Claims, may compromise and settle Claims against the Reorganized Debtors and Causes of Action against other Entities.

2. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in a contract, instrument, or other agreement or document executed pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors or the GUC Administrator solely with respect to any General Unsecured Claims), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

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3. Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

4. Release of Liens

Except as otherwise specifically provided in the Plan, or in any other contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors. For the avoidance of doubt, notwithstanding anything in the Plan or the Confirmation Order to the contrary, this Section VIII.D shall not apply to the Liens securing the Prepetition 2021 Notes, which shall continue to be secured by all existing Liens and other security interests granted under the Prepetition 2021 Notes Documents as amended by the Amended Prepetition Notes Documents.

5. Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the service of the Released Parties to facilitate the Sale Process and the implementation of the transactions contemplated by the Plan, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors and their Affiliates, their Estates, the Reorganized Debtors, and their respective successors and assigns from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or that could be asserted on behalf of the Debtors, that the Debtors and their Affiliates, their Estates, the Reorganized Debtors, or their respective successors and assigns would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court sale efforts or the Sale Process (including the Sale and the Sale Transaction Documentation), the Debtors’ intercompany transactions, the Prepetition First Lien Credit Agreement, the Prepetition 2021 Notes Documents, the Amended Prepetition Notes Documents, the Purchaser Take-Back Notes Documents, the Royalty Interest Documents, the Prepetition Unsecured Notes Indenture, the Tender Offer, any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of any of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the SAPSA, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Sale, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the SAPSA, the Disclosure Statement, the Plan, the Plan Supplement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the distribution of property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth in Article VIII.E of the Plan do not release any post-Effective Date obligations of any party or Entity under the Plan or any obligations of Purchaser under the Sale Transaction Documentation and (ii) nothing in Article VIII.E of the Plan shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors, their Estates, and the Reorganized Debtors set forth in Article VIII.E of the Plan, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims and Causes of Action released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Sale; and (7) a bar to any of the Debtors, their Estates, or the Reorganized Debtors asserting any Claim or Cause of Action released pursuant to such releases.

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6. Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, each Estate, the Reorganized Debtors, and each Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court sale efforts or the Sale Process (including the Sale and the Sale Transaction Documentation), the Debtors’ intercompany transactions, the Prepetition First Lien Credit Agreement, the Prepetition 2021 Notes Documents, the Amended Prepetition Notes Documents, the Purchaser Take-Back Notes Documents, the Royalty Interest Documents, the Prepetition Unsecured Notes Indenture, the Tender Offer, any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of any of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the SAPSA, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any sale, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the SAPSA, the Disclosure Statement, the Plan, the Plan Supplement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the distribution of property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that except as expressly provided under the Plan, the foregoing releases shall not release obligations arising under agreements among the Releasing Parties and the Released Parties other than the Debtors. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth in Article VIII.F of the Plan do not release any post-Effective Date obligations of any party or Entity under the Plan, including under the Prepetition 2021 Notes Documents (as amended pursuant to the Plan) or any obligations of Purchaser under the Sale Transaction Documentation and (ii) nothing in Article VIII.F of the Plan shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in Article VIII.F of the Plan, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims and Causes of Action released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan; and (7) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to such releases.

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Notwithstanding any language to the contrary contained in the Plan, the Disclosure Statement, and/or the Confirmation Order, no provision of this Plan or the Confirmation Order shall (i) preclude the SEC from enforcing its police or regulatory powers; or (ii) enjoin, limit, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor Person or non-Debtor Entity in any forum.

7. Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, liability, or remedy for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the SAPSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to the Plan, or any sale (including the Sale and the Sale Transaction Documentation), contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in- or out-of-court sale efforts or Sale Process, the Disclosure Statement, the Plan, the SAPSA, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, except for claims related to any act or omission by such Exculpated Party that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8. Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released or exculpated pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

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9. Recoupment

In no event shall any Holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

10. Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

11. Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

H. Provisions Regarding Governance of the Reorganized Debtors

1. Organizational Action

On and after the Effective Date, the adoption, filing, approval and ratification, as necessary, of all limited liability company, corporate or related actions contemplated hereby for each of the Reorganized Debtors, including the Restructuring Transactions, shall be deemed authorized and approved in all respects.

All matters provided for herein involving the organizational structure of any Debtor or any Reorganized Debtor, or any limited liability company or corporate action required by any Debtor or any Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other stakeholder, including with respect to (i) the adoption and filing of an amendment and restatement of the New Certificate of Incorporation, (ii) the adoption of the New Bylaws, (iii) the adoption and filing of any Reorganized Subsidiary Certificates of Incorporation and Reorganized Subsidiary Certificates of Formation, as applicable, (iv) the approval of any Reorganized Subsidiary Bylaws and Reorganized Subsidiary Operating Agreements, as applicable, (v) the election or appointment, as the case may be, of directors, officers, managers or managing members for the Reorganized Debtors, (vi) the issuance of the New Parent Equity, (vii) the Restructuring Transactions to be effectuated pursuant to the Plan and (viii) the qualification of any Reorganized Debtors as foreign corporations if and wherever the conduct of business by such entities requires such qualifications.

Any party that is to receive New Parent Equity is deemed to be bound to the terms of the New Stockholders Agreement from and after the Effective Date, even if not a signatory thereto.

On and after the Effective Date, the appropriate officers of each Reorganized Debtor and members of the board of directors, board of managers or equivalent body of each Reorganized Debtor are authorized and directed to issue, execute, deliver, file and record any and all agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan

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2. Organizational Documents

The New Certificate of Incorporation, the New Bylaws, and any Reorganized Subsidiary Organization Documents shall be effective as of the Effective Date and shall, among other things, authorize the New Parent Equity. The New Certificate of Incorporation will include certain transfer restrictions on the New Parent Equity. After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation, bylaw, limited liability company agreements, shareholders agreements or other analogous organizational documents, as applicable, as permitted by applicable law. Subject to the Restructuring Transactions, the governance and organizational documents of the Reorganized Subsidiaries that were in effect before the Effective Date shall remain in effect after the Effective Date. After the Effective Date, any of the Reorganized Debtors may file amended and restated certificates of incorporation (or other formation documents, if applicable) with the Secretary of State in any appropriate jurisdiction.

3. Directors and Officers of the Reorganized Debtors

Subject to the Restructuring Transactions, on the Effective Date, the management, control and operation of each Reorganized Debtor shall become the general responsibility of the board of directors, members or managing members, as applicable, of such Reorganized Debtor or other governing body as provided in the applicable governing documents.

On the Effective Date, the term of the members of the Board shall expire and such members shall be replaced by the New Board. The classification and composition of the New Board shall be consistent with the New Certificate of Incorporation and the New Bylaws. In the Plan Supplement, to the extent known, the Debtors will disclose pursuant to section 1129(a)(5) of the Bankruptcy Code the identity and affiliations of the Persons proposed to serve on the New Board. The New Board members shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the New Certificate of Incorporation and the New Bylaws.

The classification and composition of the managers, managing members and members of the boards of directors, as applicable, of the Reorganized Subsidiary Debtors shall be consistent with the applicable Reorganized Subsidiary Certificate of Formation, Reorganized Subsidiary Certificate of Incorporation, Reorganized Subsidiary Bylaws or Reorganized Subsidiary Operating Agreement. Each such director, manager or managing member, as applicable, shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the relevant Reorganized Debtor’s constituent documents.

I. Conditions Precedent to Confirmation and Consummation of the Plan

1. Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article X.C of the Plan):

a.	the SAPSA shall not have been breached or terminated and shall remain in full force and effect [except as otherwise agreed with respect to the treatment of Class 4 Claims as set forth in the Plan];

b.	an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code, which order shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders, shall have been entered by the Court;

c.	the Sale pursuant to the Sale Transaction Documentation shall have been approved by the Court prior to, or contemporaneously with, Confirmation, and the Sale Transaction Documentation and the Sale Order shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders;

d.	the Sale Transaction Documentation shall not have been terminated in accordance with its terms;

e.	the Confirmation Order shall have been entered by the Court in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee (but solely with respect to such portions that may materially impact Holders of General Unsecured Claims); and

f.	the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof and shall be in form and substance reasonably acceptable to the Debtors (except with respect to the GUC Administrator Budget and any amendments thereto), the Required Consenting Noteholders (except with respect to the identity of the GUC Administrator, the GUC Administrator Budget, and any amendments thereto), and the Committee (but solely insofar as such documents may impact Holders of General Unsecured Claims).

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2. Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article X.C of the Plan):

a.	the Confirmation Order, which order shall be in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee, shall have been entered and the Confirmation Order shall have become a Final Order that has not been stayed, modified, or vacated on appeal;

b.	the Purchaser Take-Back Notes Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, 15 U.S.C. §§ 77aaa et seq. prior to the voting deadline with respect to the Plan;

c.	the Purchaser Take-Back Notes and the Royalty Interest shall have been delivered by the Purchaser (i) directly to the Holders of Allowed 2021 Notes Claims or (ii) to Parent, in either case, in accordance with the Asset Purchase Agreement and shall be in full force and effect and binding on all parties thereto;

d.	the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee (but solely as such documents may impact Holders of General Unsecured Claims);

e.	all other Definitive Documentation, which Definitive Documentation shall be in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee (but solely with respect to Definitive Documentation impacting Holders of General Unsecured Claims), shall have been effected or executed in accordance with the terms thereof and in accordance with the SAPSA;

f.	the New Certificate of Incorporation and New Bylaws shall have become effective and shall be in full force and effect;

g.	the Amended Prepetition Notes Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, 15 U.S.C. §§ 77aaa et seq. prior to the voting deadline with respect to the Plan;

h.	the Amended Prepetition Notes Documents shall be in full force and effect and binding on all parties thereto;

i.	all DIP Facility Claims shall have been paid in Cash in full;

j.	all required governmental and third-party approvals and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, shall not be subject to unfulfilled conditions, and shall be in full force and effect, and all applicable waiting periods shall have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

k.	all documents and agreements necessary to implement the Plan, which documents shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Note-holders shall have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements;

l.	(a) all Allowed Professional Fee Claims approved by the Court shall have been paid in full, (b) the Professional Fee Reserve Amount shall have been fully funded in Cash into the Professional Fee Escrow Account, and (c) the General Unsecured Claims Cash Distribution Amount shall have been funded and escrowed in accordance with the Plan;

m.	the Closing Date shall have occurred on terms, and pursuant to the Sale Transaction Documents, reasonably acceptable to the Debtors and the Required Consenting Noteholders; and

n.	after giving effect to the terms of the Plan, the Reorganized Debtors shall have Cash in an amount not less than the Post-Effective Date Minimum Cash Amount.

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3. Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in Article X of the Plan may be waived only by the Debtors with the prior written consent of the Required Consenting Noteholders and, if applicable, the Committee, without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

4. Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

5. Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

J. Modification, Revocation, or Withdrawal of the Plan

1. Modification and Amendment

Subject to the limitations contained herein, the Debtors reserve the right, with the consent of the Required Consenting Noteholders and the Committee (such consent not to be unreasonably withheld), to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in the Plan, and the terms of the SAPSA, the Debtors expressly reserve their rights to alter, amend, or modify the Plan, one or more times, after Confirmation, and, to the extent necessary, initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

2. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3. Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation do not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity; or (iv) be used by the Debtors or any other Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments, or claims.

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K. Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

a.	Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections relating to any of the foregoing;

b.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

c.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V of the Plan, the Schedule of Assumed Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was executory or unexpired;

d.	ensure that distributions to Holders of Allowed Claims or Interests are accomplished pursuant to the provisions of the Plan;

e.	adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

g.	adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

h.	enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the SAPSA, the Sale, and the Plan Supplement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the SAPSA, the Sale, and the Plan Supplement;

i.	enter and enforce any order for the sale of property pursuant to sections 363 or 1123 of the Bankruptcy Code, including the Sale Order;

j.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan, the SAPSA, the Sale Transaction Documentation, or the Plan Supplement;

k.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

l.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;

n.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

o.	determine any other matters that may arise in connection with or relate to the SAPSA, the Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, the Sale, or the Sale Transaction Documentation;

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p.	adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including the Sale;

q.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

r.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

s.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

t.	hear and determine matters concerning section 1145 of the Bankruptcy Code;

u.	hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

v.	enforce all orders previously entered by the Court;

w.	resolve any disputes arising under the Sale Transaction Documentation or other documents related to the Sale;

x.	hear any other matter not inconsistent with the Bankruptcy Code;

y.	enter an order concluding or closing the Chapter 11 Cases; and

z.	enforce the injunction, release, and exculpation provisions set forth in Article VIII of the Plan.

L. Miscellaneous Provisions

1. Immediate Binding Effect

Subject to Article X.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and the Purchaser, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

2. Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the SAPSA. The Debtors, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest (including the Purchaser) shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

3. Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect unless the Effective Date occurs. Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

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4. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, if any, of such Entity.

5. Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or the Reorganized Debtors shall be served on:

Debtors	Cloud Peak Energy Inc. 385 Interlocken Crescent, Suite 400 Broomfield, Colorado 80021 Attn: Bryan Pechersky

Counsel for the Debtors

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Attn: David S. Meyer

Jessica C. Peet

Lauren R. Kanzer

-and-

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attn: Paul E. Heath

Counsel to Ad Hoc Prepetition Secured Noteholder Group and DIP Lenders	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attn: Damian S. Schaible Aryeh E. Falk

Counsel to the Committee	Morrison & Foerster LLP 250 West 55th Street New York, NY 10019-9601 Attn: Jennifer L. Marines Lorenzo Marinuzzi Todd M. Goren Daniel J. Harris

6. Terms of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

7. Entire Agreement

Except as otherwise indicated, on the Effective Date, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

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8. Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ case website at https://cases.primeclerk.com/cloudpeakenergy or the Court’s website at http://www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

9. Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

10. Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Purchaser, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of securities thereunder.

11. Dissolution of the Committee

On the Effective Date, the Committee shall remain in place solely for the purpose of addressing (a) final fee applications for all Professionals and(b) the resolution of any appeals of the Confirmation Order. Upon the dissolution of the Committee, the GUC Administrator shall become the successor in interest to the Committee and the members of the Committee and their respective Professionals will cease to have any duty, obligation, or role arising from or related to the Reorganized Debtors’ Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Reorganized Debtors’ Chapter 11 Cases.

12. Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

13. No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

14. Waiver of Estoppel

Except with respect to the SAPSA and the parties thereto, each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors’ or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Notice and Claims Agent prior to the Confirmation Date.

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VIII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A. Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to the Debtors and to the holders of Allowed Prepetition 2021 Notes Claims.

This discussion is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. No representations are being made regarding the particular tax consequences of the Plan to the Debtors or any holder of a Claim or Interest. The Debtors will not seek a ruling from the Internal Revenue Service (the “IRS”) and have not obtained an opinion of counsel regarding any tax consequences of the Plan to the Debtors or any holder of a Claim or Interest. No assurances can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This discussion only addresses U.S. federal income tax consequences and does not address any other U.S. federal tax consequences (such as estate and gift tax consequences), or the tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. The Debtors intend to treat, and this discussion assumes that, the Prepetition 2021 Notes, the Amended Prepetition Notes, and the Purchaser Take-Back Notes (together with the Amended Prepetition Notes, the “New/Amended Notes”) will be treated for U.S. federal income tax purposes in accordance with their form and as interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code. There could be consequences to Non-U.S. holders if the New/Amended Notes are treated as interests in the Debtors other than “solely as a creditor” for purposes of section 897 of the Tax Code. See Section VIII.D.5 of this Disclosure Statement entitled “Sale, Redemption or Repurchase of the New Parent Equity.”

This discussion does not describe all of the tax consequences that may be relevant in light of a holder’s particular circumstances, including the potential application of provisions of the Tax Code known as the Medicare Contribution Tax, or tax consequences applicable to apply to holders of Allowed Prepetition 2021 Notes Claims that are otherwise subject to special treatment under the Tax Code, such as: financial institutions; banks; broker-dealers; insurance companies; tax-exempt organizations; retirement plans or other tax-deferred accounts; mutual funds; real estate investment trusts; traders in securities that elect mark-to-market treatment; persons subject to the alternative minimum tax; certain former U.S. citizens or long-term residents; persons who hold Allowed Prepetition 2021 Notes Claims, New/Amended Notes or New Parent Equity as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons that have a functional currency other than the U.S. dollar; governments or governmental organizations; partnerships or other pass-through entities or holders of interests therein; persons who received their Allowed Prepetition 2021 Notes Claims upon exercise of employee stock options or otherwise as compensation; persons required to accelerate the recognition of any item of gross income with respect to the Allowed Prepetition 2021 Notes Claims or the New/Amended Notes as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Code); and holders not entitled to vote on the Plan. The following discussion assumes that holders hold their Allowed Prepetition 2021 Notes Claims, New/Amended Notes and New Parent Equity as “capital assets” (as defined in section 1221 of the Tax Code).

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Allowed Prepetition 2021 Notes Claims, New/Amended Notes and New Parent Equity, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Allowed Prepetition 2021 Notes Claims, New/Amended Notes and New Parent Equity and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Allowed Prepetition 2021 Notes Claims, New/Amended Notes and New Parent Equity.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of an Allowed Prepetition 2021 Notes Claim, that is, for U.S. federal income tax purposes:

(i)	an individual who is a U.S. citizen or U.S. resident alien;

(ii)	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust (a) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (b) that has made a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. holder” is a beneficial owner of an Allowed Prepetition 2021 Notes Claim that is an individual, corporation, estate or trust that is not a U.S. holder.

THE FOLLOWING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS OF ALLOWED PREPETITION 2021 NOTES CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B. Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

1. Characterization of Restructuring Transactions under the Plan

Pursuant to the Plan, the Debtors will transfer the Purchased Assets to Purchaser in a taxable exchange. The Debtors anticipate that they will recognize substantial losses as a result of the Sale equal to the difference between (i) the sum of (a) the cash consideration, (b) the issue price of a debt instrument (or an instrument treated as a debt instrument for U.S. federal income tax purposes) received as consideration (or, if certain conditions are satisfied and a debt instrument is subject to Treasury Regulation section 1.1275-4(c), the issue price of the debt instrument plus the fair market value of the contingent payments payable on the debt instrument), (c) the fair market value of any other non-cash consideration and (d) certain assumed liabilities that are properly treated as consideration for U.S. federal income tax purposes and (ii) the Debtors’ adjusted basis in the Purchased Assets sold.

In addition, as discussed below, the Debtors will recognize cancellation of indebtedness income (“CODI”) as a result of the exchange of the Prepetition 2021 Notes for (x) the Prepetition 2021 Notes Secured Claim Cash Distribution, (y) the New/Amended Notes and (z) the New Parent Equity, in each case, under the Plan (the “2021 Note Exchange”).

2. Cancellation of Debt and Reduction of Tax Attributes

It is anticipated that the 2021 Note Exchange will result in cancellation of a significant portion of the Debtors’ outstanding indebtedness. Absent an exception, the Debtors would generally recognize CODI upon satisfaction of their outstanding indebtedness for total consideration less than the amount of such indebtedness. However, with respect to CODI generated upon implementation of the 2021 Note Exchange, the Debtors anticipate that they will not be required to include any amount of such CODI in gross income, because the discharge of debt will occur pursuant to a proceeding under title 11 of the Bankruptcy Code.

The Debtors expect that they will be required to reduce their tax attributes by the amount of CODI that is excluded from gross income, in accordance with the methodology set forth in the Treasury regulations addressing such reduction for consolidated groups (the “Tax Attribute Reduction Rules”). Generally, tax attributes are reduced in the following order: (a) net operating losses and net operating loss carryforwards; (b) certain tax credit carryovers; (c) net capital losses and capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the Debtors remain subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. However, the Debtors may elect to first reduce the basis of their remaining depreciable assets, in which case the limitation on reduction in tax basis in assets described above in (d) will not apply.

As of December 31, 2018, the Debtors have a U.S. federal net operating loss carryforward of approximately $304.5 million (the “2018 NOL Carryforward”), a U.S. federal business interest deduction carryforward of approximately $39.7 million (the “Interest Deduction Carryforward”), and an Alternative Minimum Tax Credit of approximately $15.7 million (the “AMT Credit”). The Debtors further estimate that they will generate additional net operating losses, including substantial net operating losses as a result of the Sale (together with the 2018 NOL Carryforward, the “NOLs”) and business interest not allowed as a deduction (together with the NOLs, the Interest Deduction Carryforward, the AMT Credit and certain other tax attributes, the “Tax Attributes”) in 2019. The Debtors expect that the NOLs and other tax attributes may be substantially reduced under the Tax Attribute Reduction Rules as a result of CODI generated during 2019 and upon implementation of the 2021 Note Exchange. In addition, as described below, any remaining NOLs and certain other Tax Attributes may be subject to limitations on their use.

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3. Limitation of NOL Carryforwards and Other Tax Attributes

After giving effect to the reduction in Tax Attributes due to excluded CODI under the Tax Attribute Reduction Rules described above, the Debtor’s ability to use any remaining Tax Attributes post-emergence may be subject to certain limitations under sections 382 and 383 of the Tax Code or other rules or tax principles. Under sections 382 and 383 of the Tax Code, if the Debtors undergo an “ownership change” (an “Ownership Change”) the amount of their pre-Ownership Change NOLs, tax credit carryforwards, net unrealized built-in losses, and possibly certain other Tax Attributes allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation (the “Annual Limitation”).

In general, the Debtors anticipate the Restructuring Transactions pursuant to the Plan will result in an Ownership Change. The Debtors have not yet determined whether they will be eligible for the special rule under section 382(l)(5) of the Tax Code (as described below).

a. General Annual Limitation

The amount of the Annual Limitation on a corporation’s Pre-Change Losses is generally equal to the product of (a) the fair market value of the stock of the corporation immediately before the Ownership Change (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar month period ending with the calendar month in which the Ownership Change occurs, or 1.77 percent for an Ownership Change that occurs in October 2019). If a corporation has a net unrealized built-in gain immediately prior to an Ownership Change, the Annual Limitation may be increased during the subsequent five-year period (the “Recognition Period”). If a corporation has a net-unrealized built-in loss immediately prior to an Ownership Change, certain losses or deductions recognized during the Recognition Period also would be subject to the Annual Limitation and thus would reduce the amount of Pre-Change Losses that could be used by a corporation during the Recognition Period. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an Ownership Change as the result of a bankruptcy proceeding.

b. Special Bankruptcy Exceptions

An exception to the foregoing Annual Limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation in Chapter 11 receive, in respect of their equity interests or claims (as applicable), at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). A qualified creditor generally is any creditor who has been the beneficial owner of the debt of a debtor corporation continuously during the period beginning at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” at all times since it has been outstanding. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor corporation as having always held any debt exchanged for stock for purposes of determining whether such creditor is a qualified creditor unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor corporation that the creditor has not owned the debt for the requisite period.

Under the 382(l)(5) Exception, a debtor corporation’s Pre-Change Losses are not subject to the Annual Limitation. However, if the 382(l)(5) Exception applies, the debtor’s NOL carryforwards will be reduced by the amount of any interest deductions claimed with respect to debt converted into stock in the plan of reorganization during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization. Any further ownership change of Reorganized Parent (as defined in the Plan) within a two-year period after the Effective Date would preclude the utilization of any Pre-Change Losses at the time of the subsequent ownership change against future income.

Where the 382(l)(5) Exception is not applicable to a debtor corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the Annual Limitation will be calculated by reference to the lesser of (a) the value of the equity interests in the debtor corporation (with certain adjustments) immediately after the Ownership Change or (b) the value of the debtor corporation’s assets (determined without regard to liabilities surrendered or cancelled pursuant to the Plan) immediately before the Ownership Change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an Ownership Change to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo an Ownership Change within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for an Ownership Change.

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If the Debtors are eligible for the 382(l)(5) Exception, the Debtors anticipate that they would not elect out of its application in order to preserve the Debtors’ Tax Attributes. However, the Debtor’s ability to qualify for the 382(l)(5) Exception is subject to further analysis and depends on whether the 2021 Note Exchange satisfies the requirements of the 382(l)(5) Exception, including whether the holders of the Allowed Prepetition 2021 Notes Claims may be treated as qualified creditors for purposes of Section 382(l)(5) of the Tax Code.

4. Alternative Minimum Tax; Refundable Credits

Corporations are no longer subject to the alternative minimum tax (“AMT”), however, where a corporation has an AMT credit from a prior taxable year, the corporation will continue to carry the AMT credit forward and may use, subject to some limitations, a portion of it as a refundable credit in any taxable year beginning after 2017 but before 2022. Generally, 50 percent of the corporation’s AMT credit carried forward to one of these years will be claimable and refundable for that year. In the taxable year beginning in 2021, however, the entire remaining carryforward generally will be fully refundable (collectively the “AMT Credit Refunds”). The Debtors expect to recover total AMT Credit Refunds of approximately $15.7 million contingent upon the Debtors filing applicable 2019, 2020, and 2021 U.S. federal income tax returns. However, in the event the Debtors are subject to an Annual Limitation under sections 382 and 383 of the Tax Code (as described above), the total amount of the recoverable AMT Credit Refunds may be limited under certain circumstances as a result of an Ownership Change or if the Debtors liquidate (or are deemed to liquidate for U.S. federal income tax purposes) before the 2022 taxable year.

C. U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Prepetition 2021 Notes Secured Claims

1. U.S. Federal Income Tax Consequences to U.S. Holders in the 2021 Note Exchange

Pursuant to the 2021 Note Exchange, a U.S. holder of an Allowed Prepetition 2021 Notes Claim will be treated as exchanging on the Effective Date such Claim for its Pro Rata share of, among other things: (i) the Prepetition 2021 Notes Secured Claim Cash Distribution, (ii) the New/Amended Notes and (iii) the New Parent Equity. The U.S. federal income tax treatment of the 2021 Note Exchange is uncertain. The discussion below describes the U.S. federal income tax consequences associated with the potential characterization of the 2021 Note Exchange as either a taxable exchange or a recapitalization for U.S. federal income tax purposes.

a. Taxable Exchange

The discussion below assumes that the 2021 Note Exchange is treated as taxable exchange for U.S. federal income tax purposes. If the 2021 Note Exchange is treated as a taxable exchange, each U.S. holder of such Allowed Prepetition 2021 Notes Claim should recognize gain or loss equal to the difference between (x) the sum of (a) the amount of the Prepetition 2021 Notes Secured Claim Cash Distribution, (b) the issue price of the Amended Prepetition Notes (as described below), (c) the fair market value of the Purchaser Take-Back Notes and (d) the fair market value of the New Parent Equity it received in exchange for such Claim and (y) such U.S. holder’s adjusted basis, if any, in such Allowed Prepetition 2021 Notes Claim. Whether such gain or loss is capital or ordinary in character will be determined by a number of factors, including the tax status of the U.S. holder, the nature of the Allowed Prepetition 2021 Notes Claim in such U.S. holder’s hands, whether such Claim was purchased at a discount, and whether and to what extent the U.S. holder previously has claimed a bad debt deduction with respect to such Claim. A U.S. holder’s initial tax basis in the Amended Prepetition Notes should equal the issue price of such Amended Prepetition Notes and the U.S. holder’s initial tax basis in the Purchaser Take-Back Notes should equal the fair market value of such Purchaser Take-Back Notes. A U.S. holder’s holding period for the Amended Prepetition Notes and the Purchaser Take-Back Notes received should begin on the day following the Effective Date. See Sections VIII.C.2 and VIII.C.3 of this Disclosure Statement entitled “Accrued Interest” and “Market Discount.”

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b. Recapitalization

The 2021 Note Exchange should qualify as a recapitalization if the Prepetition 2021 Notes qualify as “securities” for U.S. federal income tax purposes. Neither the Code nor the Treasury regulations define the term “security” for this purpose, and the term has not been clearly defined by judicial decisions. Rather, whether a debt instrument is a security is based on all of the facts and circumstances, including the degree of participation and continuing interest in the affairs of the business and the extent of the proprietary interest of the debt instrument in the corporate assets. Most authorities have held that the term to maturity of the debt instrument is one of the most significant factors in determining whether a debt instrument is a security. In this regard, debt instruments with a term of ten years or more generally qualify as securities, debt instruments with a term between five and ten years may qualify as securities, and debt instruments with a term of less than five years generally do not qualify as securities. Irrespective of the term of a debt instrument, it is not certain whether a debt instrument issued by a disregarded entity owned by a corporation would be considered a security.

The U.S. federal income tax treatment of the 2021 Note Exchange is uncertain, as the original term of the Prepetition 2021 Notes was just over five years and the expected term of the Amended Prepetition Notes will be just over five years. The Prepetition 2021 Notes were issued by Cloud Peak Energy Resources LLC, a disregarded entity of Parent. The discussion below assumes that the New Parent Equity is received by a U.S. holder in exchange for a portion of the Allowed Prepetition 2021 Notes Claims. If both of the Prepetition 2021 Notes and the Amended Prepetition Notes constitute securities of Parent, the 2021 Note Exchange should be treated as a recapitalization with cash or other property that is not a security or stock (“boot”) for U.S. federal income tax purposes. If treated as a recapitalization with boot, no loss should be recognized by a U.S. holder on the 2021 Note Exchange, but gain, if any, realized should be recognized to the extent of the Prepetition 2021 Notes Secured Claim Cash Distribution and fair market value of the Purchaser Take-Back Notes. The amount of gain realized on such exchange should equal the excess, if any, of the total consideration received (i.e., the sum of (w) the Prepetition 2021 Notes Secured Claim Cash Distribution, (x) the fair market value of the Purchaser Take-Back Notes, (y) the issue price of the Amended Prepetition Notes and (z) the fair market value of the New Parent Equity) over the U.S. Holder’s adjusted tax basis in the Prepetition 2021 Notes. A U.S. holder’s aggregate tax basis in New Parent Equity and the Amended Prepetition Notes should equal its tax basis in the Prepetition 2021 Notes Claims exchanged therefor, increased by the amount of gain recognized on the 2021 Note Exchange and reduced by the Prepetition 2021 Notes Secured Claim Cash Distribution and the fair market value of the Purchaser Take-Back Notes (which aggregate basis should be allocated between the New Parent Equity and Amended Prepetition Notes based on their relative fair market values). The holding period for the New Parent Equity and the Amended Prepetition Notes should include the holding period for the Allowed Prepetition 2021 Notes Claims exchanged therefor (except to the extent any New Parent Equity or Amended Prepetition Notes is allocable to accrued but unpaid interest, in which case its holding period would begin on the day following the Effective Date). The holding period for the Purchaser Take-Back Notes should begin on the day following the Effective Date. See Sections VIII.C.2 and VIII.C.3 of this Disclosure Statement entitled “Accrued Interest” and “Market Discount.”

However, if only the Prepetition 2021 Notes (but not the Amended Prepetition Notes) constitute securities of Parent, a U.S. holder’s tax basis in the New Parent Equity should equal its tax basis in the Prepetition 2021 Notes exchanged therefor, increased by the amount of gain recognized on the 2021 Note Exchange and reduced by the fair market value of the Purchaser Take-Back Notes and the issue price of the Amended Prepetition Notes. The amount of gain, if any, realized should be recognized to the extent of the Prepetition 2021 Notes Secured Claim Cash Distribution, the fair market value of the Purchaser Take-Back Notes and the issue price of the Amended Prepetition Notes. The holding period for the New Parent Equity should include the holding period for the Allowed Prepetition 2021 Notes Claims exchanged therefor (except to the extent any New Parent Equity is allocable to accrued but unpaid interest, in which case its holding period would begin on the day following the Effective Date). The holding period for the Purchaser Take-Back Notes and the Amended Prepetition Notes should begin on the day following the Effective Date.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNCERTAINTY OF THE TAX TREATMENT OF THE 2021 NOTE EXCHANGE, INCLUDING WHETHER THE 2021 NOTE EXCHANGE QUALIFIES AS A TAXABLE TRANSACTION OR A RECAPITALIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES AND THE ASSOCIATED TAX CONSEQUENCES TO THEM RELATED THERETO.

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2. Accrued Interest

To the extent that any amount received by a U.S. holder of an Allowed Prepetition 2021 Notes Claim in the 2021 Note Exchange is attributable to accrued but unpaid interest on the debt instrument constituting the surrendered Allowed Prepetition 2021 Notes Claim, the receipt of such amount should be taxable to the U.S. holder as ordinary interest income (to the extent not already taken into income by the U.S. holder). Conversely, a U.S. holder of an Allowed Prepetition 2021 Notes Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest was previously included in the U.S. holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on an Allowed Prepetition 2021 Notes Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Under the Plan, the aggregate consideration to be distributed to holders of Allowed Prepetition 2021 Notes Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, and certain case law generally indicates that a final payment on a distressed debt instrument that is insufficient to repay outstanding principal and interest will be allocated to principal, rather than interest, while certain Treasury regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by a holder should be allocated in a manner other than as provided in the Plan, which could include allocating consideration first to any accrued but unpaid interest under the aforementioned Treasury regulations.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR PREPETITION 2021 NOTES CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

3. Market Discount

In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount (“OID”), its adjusted issue price, by at least a de minimis amount. Any gain recognized by a U.S. holder on the 2021 Note Exchange of a Prepetition 2021 Note that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Prepetition 2021 Note was considered to be held by the U.S. holder (unless the U.S. holder elected to include market discount in income as it accrued).

4. Distributions on New Parent Equity

Reorganized Parent does not expect to pay cash distributions on New Parent Equity in the foreseeable future. However, any distributions of cash or property made to a U.S. holder with respect to New Parent Equity generally will be includible in gross income by a U.S. holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Reorganized Parent’s current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. holder’s adjusted basis in New Parent Equity and (ii) thereafter as capital gain. A distribution which is treated as a dividend and paid to a corporate U.S. holder of the New Parent Equity may be eligible for the dividends-received deduction, and a distribution which is treated as a dividend and paid to a non-corporate U.S. holder of the New Parent Equity may be subject to tax at the preferential tax rates applicable to “qualified dividend income.” Amended Prepetition Notes and Purchaser Take-Back Notes

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5. Amended Prepetition Notes and Purchaser Take-Back Notes

a. Issue Price

The issue price of the Amended Prepetition Notes would be determined based on whether the Amended Prepetition Notes or the Prepetition 2021 Notes are considered to be publicly traded under the applicable provisions of the Tax Code and Treasury regulations. A debt instrument is not treated as publicly traded if the stated principal amount of the issue that includes the debt instrument does not exceed $100 million (the “Small Issue Exception”). The Amended Prepetition Notes will have a stated principal amount of less than $100 million and, therefore, the Debtors believe that the Amended Prepetition Notes should not be considered to be publicly traded based on the Small Issue Exception. If the Prepetition 2021 Notes are considered to be publicly traded, the “issue price” of the Amended Prepetition Notes should be determined based on the fair market value of the Prepetition 2021 Notes (as of the date of the Effective Date) exchanged for such Amended Prepetition Notes. If neither the Prepetition 2021 Notes nor the Amended Prepetition Notes are publicly traded, the issue price of the Amended Prepetition Notes should equal their stated principal amount. The Debtors expect that the Prepetition Secured Notes should be considered to be publicly traded and that accordingly the issue price of the Amended Prepetition Notes will be determined based on the fair market value of the Prepetition 2021 Notes exchanged for such Amended Prepetition Notes. The Debtors will provide investors with information regarding the Debtors’ determination of the issue price of the Amended Prepetition Notes in a manner consistent with applicable Treasury regulations.

The Debtors expect that the issue price of the Purchaser Take-Back Notes should equal their stated principal amount.

b. Ownership and Disposition

i. Qualified Stated Interest and OID

Qualified stated interest on the New/Amended Notes will be taxed as ordinary interest income at the time it is received or accrued in accordance with a U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Qualified stated interest is generally stated interest that is unconditionally payable in cash or property (other than a debt instrument of the issuer) at least annually at a single fixed rate.

The Purchaser Take-Back Notes are not expected to be issued with OID for U.S. federal income tax purposes because all interest payments due on the Purchaser Take-Back Notes are expected to be qualified stated interest.

If the stated redemption price at maturity of the Amended Prepetition Notes exceeds its issue price, as determined above (see Section VIII.C.5.a of this Disclosure Statement entitled “Issue Price”), by an amount equal to or greater than a specified de minimis amount, then the Amended Prepetition Notes will be treated as issued with OID for U.S. federal income tax purposes. The stated redemption price at maturity of an Amended Prepetition Note will include all payments to be made on the Amended Prepetition Note other than payments of qualified stated interest. Interest that is payable in kind (by increasing the principal amount of an Amended Prepetition Note or by issuing a new Amended Prepetition Note) will not be treated as qualified stated interest and thus will be added to the stated redemption price at maturity. The Debtors expect that all or a portion of the interest payable on the Amended Prepetition Notes may be paid in kind.

If an Amended Prepetition Note is treated as issued with OID, then a U.S. holder generally will be required to include such OID in gross income as it accrues over the term of the Amended Prepetition Note at a constant yield without regard to their regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income. The amount of OID that will be included in income generally will equal the sum of the “daily portions” of OID with respect to the Amended Prepetition Note for each day during the taxable year or portion of the taxable year in which such Amended Prepetition Note was held. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the Amended Prepetition Note, provided that each accrual period is no longer than one year and each scheduled payment of principal and interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (a) the product of (x) the Amended Prepetition Note’s adjusted issue price at the beginning of such accrual period and (y) its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between (x) the amount payable at maturity (other than a payment of qualified stated interest) and (y) the adjusted issue price of the Amended Prepetition Note at the beginning of the final accrual period. The “adjusted issue price” of an Amended Prepetition Note at the beginning of any accrual period is generally equal to its issue price increased by the accrued OID for each prior accrual period and reduced by the amount of any payment on the Amended Prepetition Note other than qualified stated interest.

A U.S. holder may elect to treat all interest on an Amended Prepetition Note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which the Amended Prepetition Note was acquired, and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors about this election.

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ii. Sale, Exchange or Other Taxable Disposition

Upon the sale, exchange, redemption, retirement or other taxable disposition of a New/Amended Note, a U.S. holder will recognize taxable gain or loss equal to the difference between (x) the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which amount will be taxed as ordinary income to the extent not previously included in income) and (y) the U.S. holder’s adjusted tax basis in the New/Amended Note. A U.S. holder’s initial tax basis in a New/Amended Note will be determined as described above (see Section VIII.C.1 of this Disclosure Statement entitled “U.S. Federal Income Tax Consequences to U.S. Holders in the 2021 Note Exchange”). A U.S. holder’s adjusted tax basis in a New/Amended Note will be its initial tax basis, increased by the amount of any accrued OID on such New/Amended Note previously included in income by the U.S. holder, and decreased by the amount of any payment other than qualified stated interest. Any capital gain or loss on the disposition of a New/Amended Note will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period in a New/Amended Note is more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

c. Amortizable Bond Premium

If a U.S. holder’s tax basis in a New/Amended Note immediately after the 2021 Note Exchange for such New/Amended Note is greater than the stated redemption price at maturity, the U.S. holder will be considered to have acquired such New/Amended Note with amortizable bond premium, in an amount equal to such excess (any such New/Amended Note, a “Bond Premium Note”). A U.S. holder’s tax basis in a New/Amended Note acquired pursuant to the 2021 Note Exchange will be determined as described above (see Section VIII.C.1 of this Disclosure Statement entitled “U.S. Federal Income Tax Consequences to U.S. Holders in the 2021 Note Exchange”). A U.S. holder may elect to amortize this bond premium, using a constant-yield method, over the remaining term of such Bond Premium Note. Subject to the discussion in the following paragraph, a U.S. holder generally may use the amortizable bond premium allocable to an accrual period to offset qualified stated interest otherwise required to be included in income with respect to the Bond Premium Note in that accrual period. An election to amortize bond premium applies to all taxable debt obligations then owned or thereafter acquired and may be revoked only with the consent of the IRS. U.S. holders should consult their own tax advisors regarding the amortization of any amortizable bond premium.

d. Acquisition Premium

If a U.S. holder’s adjusted basis in a New/Amended Note immediately after the 2021 Note Exchange is greater than the issue price of the New/Amended Note but less than the stated redemption price at maturity of such New/Amended Note, the U.S. holder will be considered to have acquired the New/Amended Note at an acquisition premium. Under the acquisition premium rules, the amount of any OID that the U.S. holder must include in gross income with respect to the New/Amended Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

e. Market Discount

If a U.S. holder’s tax basis in a New/Amended Note received in an exchange is less than the issue price of the New/Amended Note, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount. If a New/Amended Note has market discount, a U.S. holder generally will be required to treat any principal payment, any payment that is not qualified stated interest, or any gain on the sale or other taxable disposition of the New/Amended Note as ordinary income to the extent of the market discount accrued on the New/Amended Note at the time of the payment or disposition unless the U.S. holder has previously included this market discount in income.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF THE NEW/AMENDED NOTES ACQUIRED PURSUANT TO THE 2021 NOTE EXCHANGE.

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D. Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims

The following discussion includes only certain U.S. federal income tax consequences of the 2021 Note Exchange pursuant to the Restructuring Transactions under the Plan to Non-U.S. holders. The rules governing the U.S. federal income tax consequences to Non-U.S. holders are complex. Each Non-U.S. holder should consult its own tax advisor regarding the U.S. federal, state, and local and the foreign tax consequences of the consummation of 2021 Note Exchange to such Non-U.S. holder and the ownership and disposition of the New Parent Equity.

1. Gain Recognition

Whether a Non-U.S. holder realizes gain or loss on the 2021 Note Exchange or the sale, exchange, redemption, retirement or other taxable disposition of a New/Amended Note and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. holders. Subject to the rules discussed below under Sections VIII.D.6 and VIII.E of this Disclosure Statement entitled “FATCA” and “Information Reporting and Back-Up Withholding,” any gain realized by a Non-U.S. holder on the 2021 Note Exchange or the taxable disposition of a New/Amended Note generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the 2021 Note Exchange or taxable disposition of a New/Amended Note occurs and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States).

If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain realized, which may be offset by certain U.S. source capital losses. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described in Section VIII.D.3 of this Disclosure Statement entitled “Income or Gain Effectively Connected with a U.S. Trade or Business.”

2. Accrued Interest

Subject to the rules discussed below under Sections VIII.D.6 and VIII.E of this Disclosure Statement entitled “FATCA” and “Information Reporting and Back-Up Withholding,” payments attributable to (a) accrued but unpaid interest on a Prepetition 2021 Notes Claim to a Non-U.S. holder and (b) accrued but unpaid interest (including any OID) on a New/Amended Note generally will not be subject to U.S. federal income tax and will be exempt from withholding under the “portfolio interest” exemption if the Non-U.S. holder properly certifies to its foreign status (generally, by providing the withholding agent IRS Form W-8BEN or W-8BEN-E prior to payment), and:

(i)	the Non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the stock of Reorganized Parent;

(ii)	the Non-U.S. holder is not a “controlled foreign corporation” that is a “related person” with respect to Reorganized Parent;

(iii)	the Non-U.S. holder is not a bank whose receipt of interest on a Prepetition 2021 Notes Claim or a New/Amended Note is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. holder’s trade or business; and

(iv)	such interest is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business.

A Non-U.S. holder that does not qualify for exemption from withholding tax with respect to accrued but unpaid interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable income tax treaty rate) on payments that are attributable to (a) accrued but unpaid interest on a Prepetition 2021 Notes Claim or (b) accrued but unpaid interest (including any accrued OID) on a New/Amended Note. For purposes of providing a properly executed IRS Form W-8BEN or W-BEN-E, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

If any accrued but unpaid interest is effectively connected income, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described below in Section VIII.D.3 of this Disclosure Statement entitled “Income or Gain Effectively Connected with a U.S. Trade or Business.”

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3. Income or Gain Effectively Connected with a U.S. Trade or Business

If (i) any interest on a Prepetition 2021 Note or a New/Amended Note, (ii) gain realized by a Non-U.S. holder on the 2021 Note Exchange, or (iii) dividends on the New Parent Equity, as described below under Section D.4 of this Disclosure Statement entitled “Distributions on the New Parent Equity”, is effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the holder maintains a permanent establishment in the United States to which such interest, gain or dividends is attributable), then the interest income, gain or dividends will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if such Non-U.S. holder were a U.S. holder. Effectively connected income will not be subject to U.S. federal withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form), in addition, if such a Non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits effectively connected with a U.S. trade or business.

4. Distributions on the New Parent Equity

Any distributions made with respect to the New Parent Equity that is owned by a Non-U.S. holder will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Parent’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed Reorganized Parent’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. holder’s tax basis in the New Parent Equity and thereafter as capital gain. Subject to the rules discussed above under Section VIII.D.3, of this Disclosure Statement entitled “Income or Gain Effectively Connected with a U.S. Trade or Business,” and below under Sections VIII.D.5 and VIII.D.6 of this Disclosure Statement entitled “Sale, Redemption or Repurchase of the New Parent Equity” and “FATCA,” any distribution made to a Non-U.S. holder on account of the New Parent Equity generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

5. Sale, Redemption or Repurchase of the New Parent Equity

Subject to the rules discussed below under Section VIII.E of this Disclosure Statement entitled “Information Reporting and Back-Up Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition of any of its New Parent Equity, including any gain resulting from a non-dividend distribution in excess of the holder’s tax basis in its New Parent Equity, unless

●	the Non-U.S. holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the disposition occurs and certain other conditions are met;

●	such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States); or

●	Reorganized Parent is or has been during a specified testing period a USRPHC.

A Non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

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Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. The Debtors expect that Reorganized Parent currently is, and expects to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. If the New Parent Equity is “regularly traded on an established securities market” (within the meaning of the Treasury regulations), only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the New Parent Equity, more than 5% of the New Parent Equity will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of the New Parent Equity (or on certain distributions in excess of Reorganized Parent’s earnings and profits) as a result of Parent’s status as a USRPHC. If the New Parent Equity were not considered to be regularly traded on an established securities market, a holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of the New Parent Equity (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Following the Effective Date, there is no assurance whether Reorganized Parent will take steps to create a market for the New Parent Equity and if any such steps are taken, whether New Parent Equity will be treated as regularly traded on an established securities market.

NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE OWNERSHIP AND DISPOSITION OF THE NEW PARENT EQUITY.

6. FATCA

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on “withholdable payments” (as defined in the Tax Code, including payments of interest on an Allowed Prepetition 2021 Note Claim or a New/Amended Note and dividends on the New Parent Equity) if paid to a “foreign financial institution” or a “non-financial entity” (each as defined in the Tax Code) (including in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Tax Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note or stock which can produce U.S. source interest or dividends, recently proposed Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest (including any OID)) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury regulations until they are revoked or final Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF FATCA TO THE RESTRUCTURING TRANSACTIONS PURSUANT TO THE PLAN.

E. Information Reporting and Back-Up Withholding

Under the Tax Code, interest, dividends and other reportable payments may, under certain circumstances, be subject to backup withholding. Backup withholding may apply to payments made pursuant to the Plan, unless the holder provides to the applicable withholding agent its taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

In addition, from an information reporting perspective, the Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these Treasury regulations and whether the Restructuring Transactions contemplated by the Plan would be subject to these Treasury regulations and require disclosure on the holders’ tax returns.

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THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF ALLOWED PREPETITION SECURED NOTES CLAIMS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RESTRUCTURING TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

IX. CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, Holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with the attachments, exhibits, or documents incorporated by reference hereto. The risk factors below should not be regarded as the only risks associated with the Debtors’ businesses or the Plan and its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A. Certain Bankruptcy Law Considerations

1. General

While the Debtors believe that the Chapter 11 Cases will be efficient and not materially harmful to the value of their assets, the Debtors cannot be certain that this will be the case. Further, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure the parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on subsequent ownership of the Debtors’ assets or on the amount of distributable value available to the Holders of Claims or Interests.

2. Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Court will reach the same conclusion.

3. The Conditions Precedent to the Confirmation Date and/or Effective Date of the Plan May Not Occur

As more fully set forth in Article X of the Plan, the Confirmation Date and the Effective Date of the Plan are subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Confirmation Date or the Effective Date will not take place.

4. The Debtors May Fail to Satisfy Voting Requirements

If votes are received in number and amount sufficient to enable the Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or proceed with a sale of all or substantially all of the Debtors’ operating assets pursuant to section 363 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative chapter 11 plan or sale pursuant to section 363 of the Bankruptcy Code would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

5. Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

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The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

6. Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

7. The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, findings by the Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to nonaccepting Holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan is not confirmed by the Court, it is unclear what, if anything, Holders of Allowed Claims against them would ultimately receive on account of such Allowed Claims.

Confirmation of the Plan is also subject to certain conditions as described in Article X of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims will receive on account of such Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan and the SAPSA, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Class junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

8. Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

9. Risk of Termination of the SAPSA

The SAPSA contains certain provisions that give the Required Consenting Noteholders the ability to terminate the SAPSA if various conditions are satisfied, such as the failure to meet the obligations under the DIP Facility following the occurrence of an Event of Default under Section 8.01 of the DIP Credit Agreement or the conversion of one or more of the Chapter 11 Cases into a case under chapter 7 of the Bankruptcy Code. Should a termination event occur, all obligations of the Parties under the SAPSA will terminate, except that any party’s termination solely with respect to itself will not result in the termination of the SAPSA with respect to any other party. Termination of the SAPSA could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the distributable value available to the Holders of Claims or Interests.

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10. Conversion into Cases under Chapter 7 of the Bankruptcy Code

If no plan can be confirmed, or if the Court otherwise finds that it would be in the best interest of Holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.

The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of, inter alia, (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than selling in a controlled manner, (b) additional administrative expenses involved in the appointment of a trustee, (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations, and (d) a trustee’s inability to potentially realize certain value or recover on assets that are otherwise available under the Plan. See the Liquidation Analysis attached hereto as Exhibit E for further discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Interests.

B. Additional Factors Affecting the Value of Claims

1. The Total Amount of Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than what the Debtors have estimated, which, in turn, could cause the value of distributions to be reduced substantially.

2. Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C. Risks Relating to the Debtors’ Business and Financial Condition

1. Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 15, 2019;

●	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, filed on May 10, 2019, September 20, 2019, and October 18, 2019 respectively;

●	Current Reports on Form 8-K filed January 14, 2019, January 29, 2019, March 27, 2019, April 15, 2019, May 1, 2019, May 8, 2019, May 10, 2019, May 17, 2019, June 25, 2019, July 19, 2019, August 14, 2019, August 20, 2019 August 23, 2019, August 29, 2019, September 5, 2019, September 11, 2019, September 19, 2019, September 26, 2019, October 1, 2019, and October 8, 2019.

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The risks associated with the Debtors’ business and industry described in the Debtors’ filings with the SEC include, but are not limited to, the following:

●	the timing and extent of any sustained recovery of the currently depressed PRB thermal coal industry and the impact of ongoing or further depressed PRB thermal coal industry conditions on our financial performance, liquidity, and any financial covenant compliance;

●	the timing of reductions or increases in customer coal inventories;

●	the impact of increasingly variable and less predictable demand for thermal coal based on natural gas prices, summer cooling demand, winter heating demand, economic growth rates, and other factors that impact overall demand for electricity;

●	the impact of the Company’s anticipated impairment charge for the three and six months ended June 30, 2019 and any additional asset impairment charges if required as a result of challenging industry conditions or other factors;

●	the impact of “keep coal in the ground” campaigns and other well-funded, anti-coal initiatives by environmental activist groups and others targeting substantially all aspects of our industry;

●	competition with natural gas, wind, solar, and other non-coal energy resources, which may continue to increase as a result of low domestic natural gas prices, the declining cost of renewables and due to environmental, energy and tax policies, regulations, subsidies, and other government actions that encourage or mandate use of alternative energy sources, as well as competition with other coal producers in the PRB, including the recently-announced joint venture between Peabody and Arch Coal;

●	operational, geological, equipment, permit, labor, and other risks inherent in surface coal mining;

●	any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes and the potential impact of associated interest and penalties;

●	railroad, export terminal and other transportation performance, costs and availability, including the availability of sufficient and reliable rail capacity to transport PRB coal, any development of future export terminal capacity and our ability to access capacity on commercially reasonable terms; and

●	failure of the Purchaser to close on the Sale Transaction pursuant to the terms of the APA.

2. Liquidity During the Chapter 11 Cases

In addition to the cash requirements necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases.

The Debtors’ current liquidity may not be sufficient to allow the Debtors to satisfy their obligations related to the Chapter 11 Cases and proceed with the confirmation of a chapter 11 plan. As of October 4, 2019, the Debtors’ liquidity is expected to be $113.1 million.

D. Factors Relating to Securities to Be Issued Under the Plan

1. Market for Securities

The Purchaser Take-Back Notes and the New Parent Equity will be newly issued securities for which there is no established trading market, and the Debtors cannot make any assurances that any market for resales of such securities will develop in the foreseeable future, or to the extent that such markets do develop, the liquidity of such market. Further, the Purchaser, the Debtors, and the Reorganized Debtors have no duty under the Plan and do not intend to register the resales of such securities under the Securities Act of 1933, as amended or the classes of such securities under the Securities Exchange Act of 1934, as amended. As a result, the Holders of the Purchaser Take-Back Notes may be unable to resell these securities at acceptable prices, or at all. In addition, affiliates of the Purchaser will be subject to restrictions of resales of their securities pursuant to Rule 144. See “Transfer Restrictions and Consequences Under Federal Securities Laws” below.

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2. Ability of Reorganized Debtors to Pay Principal and Interest on the Amended Prepetition Notes

The Reorganized Debtors’ ability to make scheduled payments on the Amended Prepetition Notes depends on the Purchaser’s ability to make Royalty Interest payments and the Reorganized Debtors’ ability to obtain proceeds from the sale, lease, or other transaction related to the Retained Real Estate. This may be affected by economic, financial, competitive, legislative, regulatory and other factors beyond their control. No assurance can be given that the Reorganized Debtors will be able to satisfy their obligations with respect to the Amended Prepetition Notes.

3. Ability of Purchaser to Pay Principal and Interest on the Purchaser Take-Back Notes

The Purchaser’s ability to make scheduled payments on the Purchaser Take-Back Notes depends on the future operating and financial performance of the Purchaser, as well as its ability to integrate the Purchased Assets into its business and its ability to generate cash. This may be affected by economic, financial, competitive, legislative, regulatory and other factors beyond its control. If it cannot generate sufficient cash to meet its debt service obligations or fund our other business needs, the Purchaser may, among other things, need to refinance all or a portion of its obligations, including the Purchaser Take-Back Notes, obtain additional financing, delay planned acquisitions or capital expenditures, or sell assets. No assurance can be given that the Purchaser will be able to generate sufficient cash through any of the foregoing. If the Purchaser is not able to refinance any of its debt, obtain additional financing or sell assets on commercially reasonable terms or at all, it may not be able to satisfy its obligations with respect to its debt, including the Purchaser Take-Back Notes.

4. Ability of the Purchaser to Make Royalty Interest Payments

The Royalty Interest as contemplated by the Plan may result in greater recoveries for Holders of Allowed Prepetition 2021 Notes Secured Claims based on the future performance of the Purchaser. Any payments in respect of the Royalty Interest may vary based on a number of additional factors, including, among others, the ongoing risks related to business and industry trends for the Purchaser in the preceding risk factor as well as those discussed above under Section IX.C.1. For the avoidance of doubt, any Royalty Interest payments are uncertain, may not ultimately be paid, and are subject to certain restrictions that may limit the timing and ultimately realization of recoveries for Holders of the Allowed Prepetition 2021 Notes Secured Claims.

E. Additional Factors

1. The Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the SAPSA, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2. The Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.

3. No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4. No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of Claims or Interests should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

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5. No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

6. Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain Holders of Claims in connection with the implementation of the Plan, see Section VII.A hereof.

X. CONFIRMATION OF THE PLAN

A. Confirmation Hearing

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”). The Confirmation Hearing has been scheduled to be heard on December 5, 2019 at 9:30 a.m. (Prevailing Eastern Time) in Courtroom #3 of the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, 6th floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

In addition, the Court has set the deadline to object to the confirmation of the Plan as November 27, 2019 at 5:00 p.m. (Prevailing Eastern Time) (the “Objection Deadline”). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Objections and responses to the Plan, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described below. For the avoidance of doubt, an objection to the Plan filed with the Court will not be considered a vote to reject the Plan.

B. Objections To Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Court may order:

1)	The Debtors and Attorneys to the Debtors:

Cloud Peak Energy Inc.
385 Interlocken Crescent, Suite 400
Broomfield, Colorado 80021
Attn: Bryan Pechersky

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn: Daniel J. DeFranceschi; John H. Knight; David T. Queroli
Tel: 302.651.7700
Email: defranceschi@rlf.com; knight@rlf.com; queroli@rlf.com

– and –

Vinson & Elkins LLP
666 Fifth Avenue
New York, New York 10103-0040
Attn: David S. Meyer, Jessica C. Peet, and Lauren R. Kanzer
Tel: (212) 237-0000
Email: dmeyer@velaw.com; jpeet@velaw.com; lkanzer@velaw.com

– and –

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attn: Paul E. Heath
Tel: (214) 220-7700
Email: pheath@velaw.com

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2)	The United States Trustee:

Office of the U.S. Trustee for the District of Delaware
844 King Street
Suite 2207
Wilmington, DE 19801
Attn: Jane M. Leamy

3)	The DIP Secured Parties and Prepetition Secured Noteholder Group:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, Suite 1600
Wilmington, Delaware 19801
Attn: Curtis S. Miller; Paige N. Topper; Eric W. Moats
Tel: (302) 658-9200
Email: cmiller@mnat.com; ptopper@mnat.com; emoats@mnat.com

– and –

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: Damian S. Schaible and Aryeh Ethan Folk
Tel: (212) 450-4000
Email: damian.schaible@davispolk.com; Aryeh.folk@davispolk.com

4)	The Committee:

Morris James LLP
500 Delaware Avenue, Suite 1500
Wilmington, DE 19801
Attn: Carl N. Kunz, III; Eric J. Monzo; Brya M. Keilson;
Tel: (302) 888-6800
Email: ckunz@morrisjames.com; emonzo@morrisjames.com; bkeilson@morrisjames.com

– and –

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019-9601
Attn: Jennifer L. Marines; Lorenzo Marinuzzi; Todd M. Goren; Daniel J. Harris
Tel: (212) 468-8000
Email: jmarines@mofo.com; lmarinuzzi@mofo.com; tgoren@mofo.com; dharris@mofo.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE COURT.

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C. Requirements for Confirmation of the Plan

The requirements for Confirmation of the Plan pursuant section 1129(a) of the Bankruptcy Code include, without limitation, whether:

1)	the Plan complies with the applicable provisions of the Bankruptcy Code;

2)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

3)	the Plan has been proposed in good faith and not by any means forbidden by law;

4)	any payment made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Court as reasonable;

5)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the Holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained and the nature of any compensation for such insider;

6)	with respect to each Class of Claims or Interests, each holder of an impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

7)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

8)	except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

9)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

10)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

11)	all fees payable under section 1930 of title 28, as determined by the Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

At the Confirmation Hearing, the Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11; and (3) the Plan has been proposed in good faith.

D. Best Interests Test/Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7. This requirement is referred to as the “best interests test.”

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This test requires a bankruptcy court to determine what the Holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

Attached hereto as Exhibit E and incorporated herein by reference is the liquidation analysis prepared by the Debtors with the assistance of FTI. The Liquidation Analysis provides the Debtors’ analysis with respect to liquidations of Cloud Peak and its subsidiaries and affiliates. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial reduction in the value to be realized by Holders of Claims as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims than such Holders would receive in a liquidation under chapter 7 of the Bankruptcy Code.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis is solely for the purpose of disclosing to Holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

E. Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

As discussed above, the Plan provides for the payment in full of Other Priority Claims and Other Secured Claims, a Post-Effective Date Minimum Cash Amount, and mechanisms for the Administrative and Priority Claims Reserve Account to provide for distributions on account of, among other things, Administrative Claims, Cure Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims. Thus, the Debtors believe that, following consummation of the Plan, no liquidation or further reorganization will be necessary unless otherwise contemplated by the Plan.

F. Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required. 24

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by Holders of at least two-thirds in a dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually cast their ballots in favor of acceptance.

[24]

A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

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G. Additional Requirements for Nonconsensual Confirmation

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1. No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.

2. Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100% of the amount of Allowed Claims in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A. Alternative Plan

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a chapter 11 plan has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B. Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of Holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit E.

As discussed herein, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, inter alia, (a) delay resulting from the conversion of the Chapter 11 Cases, (b) additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases, (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations, and (d) a trustee’s inability to potentially realize certain value or recover on assets that are otherwise available under the Plan.

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XII. CONCLUSION AND RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated:	October 22, 2019
Wilmington, Delaware

Cloud Peak Energy Inc.
on behalf of itself and all other Debtors

/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary
385 Interlocken Crescent, Suite 400
Broomfield, Colorado 80021

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Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re CLOUD PEAK ENERGY INC., et al., Debtors.[1]	) ) ) ) ) ) )	Chapter 11 Case No. 19 – 11047 (KG) (Jointly Administered)

REVISED FIRST AMENDED JOINT CHAPTER 11 PLAN OF

CLOUD PEAK ENERGY INC. AND CERTAIN OF ITS DEBTOR AFFILIATES

Daniel J. DeFranceshci (No. 2732) John H. Knight (No. 3848) One Rodney Square 920 North King Street Wilmington, DE 19801 RICHARDS, LAYTON & FINGER, P.A. COUNSEL FOR THE DEBTORS

David S. Meyer (admitted pro hac vice)

Jessica C. Peet (admitted pro hac vice)

Lauren R. Kanzer (admitted pro hac vice)

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

- and -

Paul E. Heath (admitted pro hac vice)

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

VINSON & ELKINS LLP

COUNSEL FOR THE DEBTORS

Dated: October 22, 2019

[1]	The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are: Antelope Coal LLC (8952); Arrowhead I LLC (3024); Arrowhead II LLC (2098); Arrowhead III LLC (9696); Big Metal Coal Co. LLC (0200); Caballo Rojo LLC (9409); Caballo Rojo Holdings LLC (4824); Cloud Peak Energy Finance Corp. (4674); Cloud Peak Energy Inc. (8162); Cloud Peak Energy Logistics LLC (7973); Cloud Peak Energy Logistics I LLC (3370); Cloud Peak Energy Resources LLC (3917); Cloud Peak Energy Services Company (9797); Cordero Mining LLC (6991); Cordero Mining Holdings LLC (4837); Cordero Oil and Gas LLC (5726); Kennecott Coal Sales LLC (0466); NERCO LLC (3907); NERCO Coal LLC (7859); NERCO Coal Sales LLC (7134); Prospect Land and Development LLC (6404); Resource Development LLC (7027); Sequatchie Valley Coal Corporation (9113); Spring Creek Coal LLC (8948); Western Minerals LLC (3201); Youngs Creek Holdings I LLC (3481); Youngs Creek Holdings II LLC (9722); Youngs Creek Mining Company, LLC (5734). The location of the Debtors’ service address is: 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	19
C.	Computation of Time	19
D.	Governing Law	19
E.	Reference to Monetary Figures	20
F.	Controlling Document	20

Article II. ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY CLAIMS		20
A.	Administrative Claims	20
B.	Professional Compensation	21
C.	DIP Facility Claims	22
D.	Adequate Protection Claims	23
E.	Payment of Certain Fees	23
F.	Priority Tax Claims	24
G.	Statutory Fees	24

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		24
A.	Summary of Classification	24
B.	Treatment of Claims and Interests	25
C.	Special Provision Governing Unimpaired Claims	28
D.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	28
E.	Elimination of Vacant Classes	28
F.	Subordinated Claims	29

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		29
A.	Sources of Plan Consideration	29
B.	Sale	29
C.	Vesting of Assets	33
D.	GUC Administrator	34
E.	Corporate Action	34
F.	Filing of Monthly and Quarterly Reports and Payment of Statutory Fees	35
G.	Cancellation of Existing Securities and Agreements	35
H.	Causes of Action	36
I.	Effectuating Documents; Further Transactions	37
J.	Directors and Officers of the Debtors	37
K.	Director and Officer Liability Insurance	37
L.	Key Employee Incentive Plans and Key Employee Retention Plans	38
M.	Employee and Retiree Benefits	38
N.	Exemption from Certain Taxes and Fees	38

i

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	39
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	40
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	40
E.	Reservation of Rights	41
F.	Nonoccurrence of Effective Date	41
G.	Contracts and Leases Entered into After the Petition Date	41

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		41
A.	Timing and Calculation of Amounts to Be Distributed; Entitlement to Distributions	41
B.	Disbursing Agent	42
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	43
D.	Delivery of Distributions on Account of Prepetition Unsecured Noteholder Claim	44
E.	Distributions on Account of Claims Allowed After the Effective Date	44
F.	Compliance with Tax Requirements	45
G.	Surrender of Cancelled Instruments or Securities	45
H.	Allocations	45
I.	No Postpetition Interest on Claims	45
J.	Setoffs and Recoupment	45
K.	Claims Paid or Payable by Third Parties	46
L.	Exemption from Securities Laws	47

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		47
A.	Allowance of Claims and Interests	47
B.	Claims and Interests Administration Responsibilities	47
C.	Estimation of Claims	48
D.	Adjustment to Claims Without Objection	48
E.	Disallowance of Claims	48
F.	No Distributions Pending Allowance	49
G.	Distributions After Allowance	49
H.	Single Satisfaction of Claims	49

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		49
A.	Compromise and Settlement of Claims, Interests, and Controversies	49
B.	Discharge of Claims and Termination of Interests	50
C.	Term of Injunctions or Stays	50
D.	Release of Liens	50
E.	Releases by the Debtors	51

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F.	Releases by Holders of Claims and Interests	52
G.	Exculpation	53
H.	Injunction	54
I.	Recoupment	54
J.	Subordination Rights	55
K.	Reimbursement or Contribution	55

Article IX. PROVISIONS REGARDING GOVERNANCE OF THE REORGANIZED DEBTORS		55
A.	Organizational Action	55
B.	Organizational Documents	56
C.	Directors and Officers of the Reorganized Debtors	56

Article X. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		57
A.	Conditions Precedent to Confirmation	57
B.	Conditions Precedent to the Effective Date	57
C.	Waiver of Conditions	59
D.	Substantial Consummation	59
E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date	59

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		59
A.	Modification and Amendments	59
B.	Effect of Confirmation on Modifications	60
C.	Revocation or Withdrawal of the Plan	60

Article XII. RETENTION OF JURISDICTION		60

Article XIII. MISCELLANEOUS PROVISIONS		62
A.	Immediate Binding Effect	62
B.	Additional Documents	63
C.	Reservation of Rights	63
D.	Successors and Assigns	63
E.	Service of Documents	63
F.	Term of Injunctions or Stays	64
G.	Entire Agreement	64
H.	Exhibits	64
I.	Nonseverability of Plan Provisions	64
J.	Votes Solicited in Good Faith	65
K.	Dissolution of the Committee	65
L.	Closing of Chapter 11 Cases	65
M.	No Stay of Confirmation Order	65
N.	Waiver or Estoppel	65

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INTRODUCTION

Cloud Peak Energy Inc. and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases jointly propose this chapter 11 plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against, and Interests in, such Debtor. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof or the Bankruptcy Code or Bankruptcy Rules. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, prepetition sale process, and postpetition sale process, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS WHO ARE ELIGIBLE TO VOTE ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION
OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. “Administrative and Priority Claims Reserve Account” means an escrowed account to be established by the Debtors into which Cash in the amount of the Administrative and Priority Claims Reserve Cash Amount shall be deposited on or before the Effective Date, which account shall vest in the Reorganized Debtors as of the Effective Date.

2. “Administrative and Priority Claims Reserve Cash Amount” means the sum of the aggregate face amount of all Administrative Claims, Cure Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims that are (a) asserted in a request for allowance of Administrative Claim validly submitted on or before the Administrative Claims Bar Date, (b) identified in the Schedules as entitled to secured status or priority in right of payment under section 507(a) of the Bankruptcy Code, (c) asserted to be entitled to secured status or priority in a Proof of Claim validly submitted on or before the Claims Bar Date, (d) included in the most recent Approved Budget, or (e) as to Administrative Claims, as such amount may be determined by the Debtors in their reasonable discretion with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld), less (x) the face amount of any such Claims identified by the Debtors in their reasonable discretion as duplicative of other such Claims and (y) any amount of any such Claims paid or otherwise satisfied during the Chapter 11 Cases.

3. “Administrative Claim” means a Claim (other than Prepetition Secured Noteholder Adequate Protection Claims and DIP Facility Claims) for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; and (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

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4. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 60 days after the Effective Date. For the avoidance of doubt, the U.S. Trustee shall not be subject to the Administrative Claims Bar Date.

5. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

6. “Allowed” means with respect to any Claim: (a) any Claim, proof of which is timely Filed on or before the applicable Bar Date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no Proof of Claim has been timely Filed; or (c) any Claim allowed pursuant to the Plan or a Final Order of the Court (including pursuant to any stipulation approved by the Court); provided that with respect to any Claim described in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Court or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided further that any Claim described in clauses (a), (b), and (c) above shall not include any Claim on account of a right, option, warrant, right to convert, or other right to purchase an Interest. Except as otherwise specified in the Plan or an order of the Court or with respect to Priority Tax Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. Any Claim that has been listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely Filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Court.

7. “Amended Prepetition Notes” means the notes outstanding upon the Effective Date pursuant to the Amended Prepetition Notes Indenture which, subject to the principal reduction described herein, will bear interest at a rate of 12% per annum, (which, subject to certain conditions set forth in the Amended Prepetition Notes Documents, may be payable in kind), and shall mature on that date that is five years after the Effective Date, and shall otherwise be subject to the terms set forth in the Amended Prepetition Notes Documents.

8. “Amended Prepetition Notes Documents” means the Amended Prepetition Notes Indenture, the Amended Prepetition 2021 Notes, including the Global Note registered in the name of Cede & Co., and all other security agreements, notes, instruments and other documents to be delivered pursuant thereto or in connection therewith, including in connection with the Prepetition 2021 Notes Indenture, the form and substance of which shall be (i) contained in the Plan Supplement and (ii) reasonably satisfactory to the Debtors and the Required Consenting Noteholders.

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9. “Amended Prepetition Notes Indenture” means the Prepetition 2021 Notes Indenture to be amended with effect as of the Effective Date, including all guarantees, security agreements, instruments and other documents to be delivered pursuant thereto or in connection therewith, the form and substance of which shall be (i) contained in the Plan Supplement and (ii) reasonably satisfactory to the Debtors and the Required Consenting Noteholders.

10. “AMT Refund” means any alternative minimum tax refundable credit (as described under Section 53(e) of the Internal Revenue Code) to be received by Reorganized Parent.

11. “Approved Budget” has the meaning set forth in the DIP Credit Agreement.

12. “Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of August 19, 2019, by and among the Purchaser, Parent and certain Parent Subsidiaries (as amended from time to time).

13. “Associated Entities” means with respect to any Person or Entity, such Person’s or Entity’s Affiliates, current and former officers, managers, members, Committee members, directors, shareholders, partners, general partners, limited partners, managed accounts and funds, predecessors, successors and assigns, and each of their (or such person’s) respective professionals, advisors, accountants, attorneys, financial advisors, investment bankers, consultants, employees, principals, members, shareholders, partners, limited partners, general partners, agents and other representatives, each solely in its capacity as such.

14. “Assumed Liabilities” has the meaning set forth in the Asset Purchase Agreement.

15. “Assumed Purchaser Administrative Claim” means all Administrative Claims that are Assumed Liabilities that have been assumed by the Purchaser under the Sale Transaction Documentation.

16. “Assumed Purchaser Priority Tax Claim” means all Priority Tax Claims that are Assumed Liabilities that have been assumed by the Purchaser under the Sale Transaction Documentation.

17. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer and preference laws.

18. “Ballot” means the applicable form or forms of ballot(s) distributed to Holders of Claims entitled to vote on the Plan and on which the acceptance or rejection of the Plan is to be indicated.

19. “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.

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20. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court other than the Local Rules.

21. “Bar Date” means, as applicable, the Administrative Claims Bar Date, the Claims Bar Date, the Governmental Bar Date, and any other date or dates to be established by an order of the Court by which Proofs of Claim must be Filed.

22. “Bar Date Order” means the Order (I) Establishing Bar Dates and Procedures and (II) Approving the Form and Manner of Notice Thereof [Docket No. 372].

23. “Bidding Procedures” means the procedures governing the sale of all or substantially all of the Debtors’ assets, as approved by the Court in the Bidding Procedures Order.

24. “Bidding Procedures Order” means the Order (I) Approving Bidding Procedures, (II) Scheduling the Bid Deadlines and the Auction, (III) Scheduling the Hearings and Objection Deadlines with Respect to the Sale, (IV) Approving the Form and Manner of Notice Thereof, (V) Approving Contract Assumption and Assignment Procedures, and (VI) Granting Related Relief [Docket No. 272].

25. “Board” means, as of any date prior to the Effective Date, Parent’s then-existing board of directors, including any duly formed committee thereof.

26. “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

27. “Cash” means the legal tender of the United States of America or the equivalent thereof.

28. “Causes of Action” means any action, claim, cause of action, controversy, third-party claim, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract, in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, a “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defense set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

29. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court; and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Court.

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30. “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

31. “Claims Bar Date” means the date to be set by the Court in the Bar Date Order as the last date for Filing a Proof of Claim, which date is August 1, 2019.

32. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Notice and Claims Agent.

33. “Class” means a category of Claims against or Interests in the Debtors as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

34. “Closing Date” means the date on which the Sale is consummated.

35. “Committee” means the Official Unsecured Creditors’ Committee (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

36. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

37. “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

38. “Confirmation Hearing” means the hearing held by the Court to consider Confirmation of the Plan pursuant to section 1128(a) of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

39. “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

40. “Consenting Noteholders” means those Prepetition Secured Noteholders and Prepetition Unsecured Noteholders (together with any permitted assignees) that are party to the SAPSA.

41. “Consummation” means the occurrence of the Effective Date.

42. “Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the District of Delaware.

43. “Cure Claim” means a monetary Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

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44. “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

45. “D&O Tail Coverage” means coverage under an applicable D&O Liability Insurance Policy that extends beyond the end of the policy period.

46. “Debtors” means, collectively, the following: Antelope Coal LLC; Arrowhead I LLC; Arrowhead II LLC; Arrowhead III LLC; Big Metal Coal Co. LLC; Caballo Rojo LLC; Caballo Rojo Holdings LLC; Cloud Peak Energy Finance Corp.; Cloud Peak Energy Inc.; Cloud Peak Energy Logistics LLC; Cloud Peak Energy Logistics I LLC; Cloud Peak Energy Resources LLC; Cloud Peak Energy Services Company; Cordero Mining LLC; Cordero Mining Holdings LLC; Cordero Oil and Gas LLC; Kennecott Coal Sales LLC; NERCO LLC; NERCO Coal LLC; NERCO Coal Sales LLC; Prospect Land and Development LLC; Resource Development LLC; Sequatchie Valley Coal Corporation; Spring Creek Coal LLC; Western Minerals LLC; Youngs Creek Holdings I LLC; Youngs Creek Holdings II LLC; and Youngs Creek Mining Company, LLC. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors shall mean the Reorganized Debtors to the extent the context requires.

47. “Definitive Documentation” means the definitive documents and agreements relating to the implementation and effectuation of the Sale and the Plan and shall include: (a) the Plan (and all exhibits thereto); (b) the Confirmation Order; (c) the Disclosure Statement; (d) the solicitation materials with respect to the Plan; (e) the DIP Credit Agreement; (f) the Interim DIP Order and the Final DIP Order; (g) the Bidding Procedures Order; (g) the Sale Order; (h) the Sale Transaction Documentation(s); (i) Amended Prepetition Notes Documents; and (j) any other documents included in the Plan Supplement. Any document that is included within this definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall contain terms and conditions consistent with the SAPSA and shall otherwise be in form and substance reasonably satisfactory to the Debtors, the Required Consenting Noteholders, and the Committee (but solely insofar as such documents may impact Holders of General Unsecured Claims).

48. “Description of Transaction Steps” means the description of steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan and as set forth in the Plan Supplement.

49. “DIP Agent” means Ankura Trust Company, LLC in its capacity as administrative agent under the DIP Credit Agreement, and any successors in such capacity.

50. “DIP Credit Agreement” means that certain Superpriority Secured Priming Debtor-in-Possession Credit Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof), dated as of May 15, 2019, which has been approved by the Court pursuant to the DIP Orders.

51. “DIP Credit Agreement Documents” means the DIP Credit Agreement and all other agreements, documents, instruments and amendments related thereto, including the DIP Orders and any guaranty agreements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and any other security agreements.

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52. “DIP Facility” means the debtor-in-possession financing facility provided by the DIP Lenders on the terms and conditions set forth in the DIP Credit Agreement.

53. “DIP Facility Claim” means any Claim held by the DIP Lenders arising on account of any loans provided to the Debtors pursuant to the DIP Credit Agreement Documents and the Final DIP Order, including any DIP Roll-Up Claims.

54. “DIP Lenders” means the lenders party to the DIP Facility from time to time.

55. “DIP Orders” means the Interim DIP Order and the Final DIP Order.

56. “DIP Roll-Up Amount” means the total amount of Roll-Up Loans, as defined in the DIP Credit Agreement, held by DIP Lenders or their respective Affiliates, issued pursuant to the Final DIP Order.

57. “DIP Roll-Up Claims” means any Claim held by the DIP Lenders arising out of Roll-Up Loans as defined in the DIP Credit Agreement.

58. “Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or such portion thereof, is not Allowed.

59. “Disbursing Agent” means, as applicable, (a) the Debtors, solely with respect to distributions that are required to be made on the Effective Date or thereafter by the Debtors as contemplated under the Plan, (b) the GUC Administrator, solely with respect to the General Unsecured Claims Cash Distribution Amount, or (c) any Person or Entity designated or retained by the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, in their sole discretion and without the need for further order of the Court.

60. “Disclosure Statement” means the disclosure statement for the Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, which is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

61. “Disputed” means, with respect to any Claim or Interest, that such Claim or Interest that is not yet Allowed.

62. “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions hereunder, which, unless otherwise specified, shall be the Confirmation Date or such other date as designated in a Final Order of the Court.

63. “Effective Date” means the date that is a Business Day selected by the Debtors, in consultation with the Required Consenting Noteholders, on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article X.B have been satisfied or waived (in accordance with Article X.C); and (c) the Plan becomes effective.

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64. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

65. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

66. “Excluded Assets” has the meaning set forth in the Asset Purchase Agreement.

67. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors and each of their respective directors, officers, and managers as of the Petition Date and at any time thereafter through the Effective Date; (b) the Estates; (c) the Reorganized Debtors; (d) the Debtors’ Professionals; (e) the Committee, the members thereof, and the Committee’s Professionals; (f) the GUC Administrator; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entity’s Associated Entities.

68. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

69. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

70. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing of a Proof of Claim or proof of Interest, with the Notice and Claims Agent or the Court through the PACER or CM/ECF website.

71. “Final DIP Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing Secured by Senior Priming Liens and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 477].

72. “Final Order” means (a) an order or judgment of the Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction; or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

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73. “General Unsecured Claim” means any Unsecured Claim against any Debtor (including, for the avoidance of doubt, any Claim arising from the rejection of an Executory Contract or Unexpired Lease, the Prepetition Unsecured Noteholder Claim and the Prepetition 2021 Notes Deficiency Claim) that is not otherwise paid in full or otherwise satisfied during the Chapter 11 Cases pursuant to an order of the Court, other than a Professional Fee Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, and an Intercompany Claim; provided, however, that for the purposes of distribution and the treatment of Claims under Class 4 of Article III.B of the Plan, the term “General Unsecured Claim” shall not include the Prepetition 2021 Notes Deficiency Claim.

74. “General Unsecured Claims Cash Distribution Amount” means $1,250,000.

75. “Governmental Bar Date” means the date that is the 180th day after the Petition Date, which date is November 6, 2019.

76. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

77. “GUC Administrator” means the Person selected by the Committee and acceptable to the Debtors, who is responsible for overseeing the reconciliation, objection, settlement, or other disposition of General Unsecured Claims asserted in these Chapter 11 Cases.

78. “GUC Administrator Budget” means the budget for the fees, costs, and expenses of the GUC Administrator from and after the Effective Date, which shall be (i) included in the Plan Supplement and (ii) satisfactory to the Committee or otherwise determined by the Court.

79. “GUC Administrator Expenses” means the reasonable fees, costs, and expenses of the GUC Administrator, which shall be consistent with, and provided for by, the GUC Administrator Budget.

80. “Holder” means a Person or Entity holding a Claim against or Interest in a Debtor, as applicable.

81. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

82. “Intercompany Claim” means any Claim held against one Debtor by another Debtor.

83. “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

84. “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests or units of any Debtor, including, any options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any Claim against any Debtor that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

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85. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 243].

86. “Interim DIP Order” means the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing Secured by Senior Priming Liens and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 106].

87. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

88. “KEIP/KERP Plans” means, collectively, (i) that certain Key Employee Retention Plan adopted on January 23, 2019 and approved by the KERP Order and (ii) that certain Key Employee Incentive Plan adopted on March 13, 2019 and approved by the KEIP Order.

89. “KEIP Order” means the Order (I) Approving the Debtors’ Key Employee Incentive Plan (II) Granting Related Relief [Docket No. 453].

90. “KERP Order” means the Order (I) Approving the Debtors’ Key Employee Retention Plan and (II) Granting Related Relief [Docket No. 371].

91. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

92. “List of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, which shall be included in the Plan Supplement. For the avoidance of doubt, the List of Retained Causes of Action shall not include any Causes of Action against any Released Parties.

93. “Local Rules” means the Local Rules for the United States Court, District of Delaware.

94. “New Board” means the board of directors of Reorganized Parent on the Effective Date as specified in Article IX.C hereof, the members of which shall be (i) specified in the Plan Supplement and (ii) selected by the Required Consenting Noteholders.

95. “New Bylaws” mean the bylaws of Reorganized Parent, the form and substance of which shall be (i) contained in the Plan Supplement and (ii) reasonably satisfactory to the Debtors and the Required Consenting Noteholders.

96. “New Certificate of Incorporation” means the certificate of incorporation of Reorganized Parent, the form and substance of which shall be (i) contained in the Plan Supplement and (ii) reasonably satisfactory to the Debtors and the Required Consenting Noteholders.

97. “New Corporate Governance Documents” means the New Bylaws, the New Certificate of Incorporation, the New Shareholders Agreement (if any) and any or any other applicable material governance and/or organizational documents of the Reorganized Debtors, the form and substance of which shall be (i) contained in the Plan Supplement and (ii) reasonably satisfactory to the Debtors and the Required Consenting Noteholders.

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98. “New Parent Equity” means the equity of Reorganized Parent issued to each Holder of Allowed Prepetition 2021 Notes Claims in Class 3.

99. “New Shareholders Agreement” means a stockholders’ agreement, if any, to become effective on the Effective Date, by and among Reorganized Parent and all the recipients of New Parent Equity under the Plan, in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders.

100. “Non-Income Taxes” has the meaning set forth in the Asset Purchase Agreement.

101. “Notice and Claims Agent” means Prime Clerk, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases, or its successor in that capacity.

102. “Notice of Non-Voting Status” means a notice provided by the Debtors to Holders of Claims or Interests in Classes that are not entitled to vote on the Plan notifying such parties that they are not entitled to vote and providing the opportunity for such parties to opt-out of the releases set forth in Article VIII.F of the Plan.

103. “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases.

104. “Other Secured Claim” means any Secured Claim other than the Prepetition 2021 Notes Claims.

105. “Parent” means Cloud Peak Energy, Inc., a Delaware corporation and Debtor in the Chapter 11 Cases.

106. “Parent Interests” means all Interests in the Parent prior to the Effective Date.

107. “Permitted Exceptions” has the meaning given to it in the Asset Purchase Agreement.

108. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

109. “Petition Date” means the date on which each Debtor Filed its voluntary petition for relief commencing the Chapter 11 Cases, which date was May 10, 2019.

110. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time, including the Plan Supplement and all exhibits, supplements, appendices, and schedules to the Plan.

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111. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, and the SAPSA), each of which shall be in form and substance reasonably acceptable to the Debtors (except with respect to the GUC Administrator Budget and any amendments thereto), the Required Consenting Noteholders (except with respect to the identity of the GUC Administrator, the GUC Administrator Budget, and any amendments thereto), and the Committee (but solely insofar as such documents may impact Holders of General Unsecured Claims) to be Filed by the Debtors no later than three Business Days before the deadline to File objections to the Plan, including the following, as applicable: (a) the GUC Administrator Budget; (b) the material New Corporate Governance Documents; (c) the identity and affiliations of each Person proposed to serve on the New Board; (d) the identity of the GUC Administrator; (e) the Amended Prepetition Notes Documents; (f) the Reorganized Subsidiary Bylaws, if amended and material; (g) the Reorganized Subsidiary Certificates of Incorporation, if amended and material; (h) the Reorganized Subsidiary Certificates of Formation, if amended and material; (i) the Reorganized Subsidiary Operating Agreements, if amended and material; and any other material documentation necessary to effectuate the transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date; provided that such amendments shall be reasonably acceptable to the Required Consenting Noteholders and the Committee (but solely insofar as such documents may impact Holders of General Unsecured Claims).

112. “Post-Effective Date Minimum Cash Amount” means the amount of Cash required to fund the Reorganized Debtors on the Effective Date, as determined by the Debtors and the Required Consenting Noteholders.

113. “Prepetition 2021 Notes” means the 12% senior lien secured notes due 2021 issued pursuant to the Prepetition 2021 Notes Indenture.

114. “Prepetition 2021 Notes Claim” means a Claim of any kind whatsoever arising under or related to the Prepetition 2021 Notes Documents.

115. “Prepetition 2021 Notes Deficiency Claim” means the portion of the Prepetition 2021 Notes Claim that is not a Prepetition 2021 Notes Secured Claim.

116. “Prepetition 2021 Notes Documents” means the Prepetition 2021 Notes Indenture, together with any other agreement, note, instrument, guaranty, mortgage, fixture filing, deed of trust, security agreement, financing statement, pledge, assignment, forbearance agreement, and other document executed at any time in connection therewith, in each case as the same may have been amended, modified, restated, or supplemented prior to the Petition Date.

117. “Prepetition 2021 Notes Indenture” means that certain Indenture, dated as of October 17, 2016 (as amended, modified, supplemented, or waived prior to the Petition Date) by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Cloud Peak Energy Finance Corp., and the other direct and indirect subsidiaries of Cloud Peak Energy Inc. that are party to thereto, governing the Prepetition 2021 Notes.

118. “Prepetition 2021 Notes Indenture Trustee” means Wilmington Trust, N.A., in its capacity as the indenture trustee under the Prepetition 2021 Notes Indenture and as collateral agent under the Prepetition 2021 Notes Documents, and any successors in such capacities (other than the Prepetition 2021 Notes Post-Emergence Indenture Trustee).

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119. “Prepetition 2021 Notes Post-Emergence Indenture Trustee” means WSFS Institutional Services, in its capacity as the indenture trustee under the Amended Prepetition Notes Indenture.

120. “Prepetition 2021 Notes Secured Claim” means any Prepetition 2021 Notes Claim that is a Secured Claim.

121. “Prepetition 2021 Notes Secured Claim Cash Distribution” means all Cash on hand of the Debtors as of the Effective Date less any amounts required to be paid, reserved or distributed on the Effective Date pursuant to the Plan including, without duplication, (i) the Post-Effective Date Minimum Cash Amount, (ii) the Professional Fee Reserve Amount, (iii) the General Unsecured Claims Cash Distribution Amount, (iv) any amount required to be reserved in connection with Disputed Cure Claims, (v) any distribution to or reserve in connection with DIP Facility Claims, (vi) the Prepetition Unsecured Notes Indenture Trustee Payout Amount, and (vii) the Administrative and Priority Claims Reserve Cash Amount.

122. “Prepetition First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 24, 2018 among Cloud Peak Energy Resources LLC, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent, swingline lender, and issuing bank.

123. “Prepetition Secured Noteholder Adequate Protection Claims” means all adequate protection claims arising in favor of the Prepetition Secured Noteholders under applicable law or pursuant to the Final DIP Order.

124. “Prepetition Secured Noteholders” means holders of Prepetition 2021 Notes issued under the Prepetition 2021 Notes Indenture.

125. “Prepetition Secured Noteholder Group” means that certain group of Prepetition Secured Noteholders composed of signatories to the SAPSA as of the effective date of the SAPSA.

126. “Prepetition Unsecured Noteholder Claim” means a Claim of any kind whatsoever arising under or related to the Prepetition Unsecured Notes Indenture.

127. “Prepetition Unsecured Noteholders” means holders of Prepetition Unsecured Notes issued under the Prepetition Unsecured Notes Indenture.

128. “Prepetition Unsecured Notes” means the 6.375% senior notes due 2024 issued pursuant to the Prepetition Unsecured Notes Indenture.

129. “Prepetition Unsecured Notes Indenture” means that certain Indenture, dated as of March 11, 2014 (as supplemented and amended by the First Supplemental Indenture dated as of March 11, 2014 and the Second Supplemental Indenture dated as of September 1, 2015), by and among Cloud Peak Energy Resources LLC and Cloud Peak Energy Finance Corp., as issuers, Cloud Peak Energy, Inc., as parent guarantor, the subsidiaries named therein, as subsidiary guarantors, and Wells Fargo Bank, National Association, as indenture trustee, governing the Prepetition Unsecured Notes.

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130. “Prepetition Unsecured Notes Indenture Trustee” means BOKF, National Association, in its capacity as the successor indenture trustee under the Prepetition Unsecured Notes Indenture, together with its successors and assigns.

131. “Prepetition Unsecured Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment to which the Prepetition Unsecured Notes Indenture Trustee is entitled, pursuant to the Prepetition Unsecured Notes Indenture, against the portion of the General Unsecured Claims Cash Distribution Amount allocable to the Prepetition Unsecured Noteholders, for payment of any Prepetition Unsecured Notes Indenture Trustee Fees and Costs.

132. “Prepetition Unsecured Notes Indenture Trustee Fees and Costs” means the reasonable compensation, fees, expenses, disbursements and claims for indemnity, subrogation, and contribution, including, without limitation, attorney’s fees, financial advisor’s fees, and agent’s fees, expenses and disbursements, incurred by or owed to the Prepetition Unsecured Notes Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after the Effective Date, under the Prepetition Unsecured Notes Indenture.

133. “Prepetition Unsecured Notes Indenture Trustee Payment Amount” means the amount of Prepetition Unsecured Notes Indenture Trustee Fees and Costs to be paid in accordance with Article II.E hereof, which amount shall not exceed $250,000 through the Effective Date.

134. “Priority Tax Claim” means any Claim, whether Secured or Unsecured, against a Debtor held by a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

135. “Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim in a particular Class that is entitled to a distribution in such Class bears to the aggregate amount of Allowed Claims in that respective Class that are entitled to a distribution in such Class.

136. “Professional” means an Entity employed pursuant to a Final Order of the Court in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

137. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Court. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Fee Claim.

138. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors on the Effective Date in an amount equal to the Professional Fee Reserve Amount, pursuant to Article II.B.

139. “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.B.3.

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140. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

141. “Purchased Assets” has the meaning set forth in the Asset Purchase Agreement.

142. “Purchaser” means Navajo Transitional Energy Company, LLC, a limited liability company organized under the laws of the Navajo Nation.

143. “Purchaser Take-Back Notes” means the senior secured note described in the Asset Purchase Agreement (which may be issued in the form of notes), which shall be issued pursuant to the Purchaser Take-Back Notes Indenture in an aggregate principal amount of $40 million, subject to annual incremental increases, the form and substance of which shall be (i) consistent with the Senior Secured Note Term Sheet, included as Exhibit E to the Asset Purchase Agreement as amended pursuant to the Motion of Debtors for an Order Approving (I) the Second Amendment to the Asset Purchase Agreement, and (II) the Stipulation Between the Debtors and PNC Bank, N.A. [Docket No. 736], (ii) contained in the Plan Supplement and (iii) reasonably satisfactory to the Debtors, the Purchaser, and the Required Consenting Noteholders, issued by the Purchaser either (x) directly to the Holders of Allowed 2021 Notes Claims or (y) to the Parent and transferred by the Parent to Holders of Allowed 2021 Notes Claims pursuant to this Plan upon the Effective Date as further described in the Description of Transaction Steps.

144. “Purchaser Take-Back Notes Documents” means the Purchaser Take-Back Notes, the Purchaser Take-Back Notes Indenture and all other agreements, documents, instruments and amendments related thereto, including any guaranty agreements, mortgages, deeds of trust, control agreements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and any other security agreements, the form and substance of which shall be (i) consistent with the Senior Secured Note Term Sheet, included as Exhibit E to the Asset Purchase Agreement and (ii) reasonably satisfactory to the Debtors, the Purchaser, and the Required Consenting Noteholders.

145. “Purchaser Take-Back Notes Indenture” means that certain indenture governing the issuance of the Purchaser Take-Back Notes by and between the Purchaser and the Reorganized Parent, the Purchaser Take-Back Notes Indenture Trustee and the other parties thereto, the form and substance of which shall be (i) consistent with the Senior Secured Note Term Sheet, included as Exhibit E to the Asset Purchase Agreement as amended pursuant to Motion of Debtors for an Order Approving (I) the Second Amendment to the Asset Purchase Agreement, and (II) the Stipulation Between the Debtors and PNC Bank, N.A. [Docket No. 736] (ii) contained in the Plan Supplement and (iii) reasonably satisfactory to the Debtors, the Purchaser, and the Required Consenting Noteholders.

146. “Purchaser Take-Back Notes Indenture Trustee” means WSFS Institutional Services, in its capacity as the indenture trustee and collateral trustee under the Purchaser Take-Back Notes Indenture, and any successors in such capacity.

147. “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

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148. “Released Party” means, collectively, and in each case in its capacity as such: (a) the Debtors and each Debtor’s respective directors, officers, and managers as of the Petition Date and at any time thereafter through the Effective Date; (b) the DIP Lenders; (c) the DIP Agent; (d) the Consenting Noteholders; (e) the Committee and the members thereof; (f) the GUC Administrator; (g) the Prepetition 2021 Notes Indenture Trustee; (h) the Prepetition Unsecured Notes Indenture Trustee; and (i) with respect to each of the foregoing parties under (a) through (h), such Entity and its Associated Entities; provided, however, that “Released Party” excludes any Holder of a Claim or Parent Interest that checks the applicable box on the Ballot thereby opting out of the releases provided under the Plan.

149. “Releasing Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the DIP Lenders; (c) the DIP Agent; (d) the Consenting Noteholders; (e) the Committee and each of its members; (f) those Holders of Claims or Parent Interests (1) who vote to accept the Plan, (2) who are Unimpaired under the Plan but do not check the applicable box on the Notice of Non-Voting Status thereby opting out of granting the releases herein, (3) whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not check the applicable box on the Ballot thereby opting out of granting the releases herein, (4) who vote to reject the Plan but do not check the applicable box on the Ballot thereby opting out of granting the releases herein, or (5) who are deemed to reject the Plan but do not check the applicable box on the Notice of Non-Voting Status thereby opting out of granting the releases herein; and (g) with respect to each of the foregoing parties under (a) through (f), such Entity and its Associated Entities.

150. “Reorganized Cloud Peak Energy Resources LLC” means Cloud Peak Energy Resources LLC, as reorganized on the Effective Date in accordance with the Plan.

151. “Reorganized Debtors” means (i) the Reorganized Parent, (ii) Reorganized Cloud Peak Energy Resources LLC and (iii) Cloud Peak Energy Finance Corp.; Antelope Coal LLC; Arrowhead I LLC; Arrowhead II LLC; Arrowhead III LLC; Big Metal Coal Co. LLC; Caballo Rojo Holdings LLC; Caballo Rojo LLC; Cloud Peak Energy Logistics LLC; Cloud Peak Energy Logistics I LLC; Cloud Peak Energy Services Company; Cordero Mining Holdings LLC; Cordero Mining LLC; Cordero Oil and Gas LLC; Kennecott Coal Sales LLC; Nerco Coal LLC; Nerco Coal Sales LLC; Nerco LLC; Prospect Land and Development LLC; Resource Development LLC; Sequatchie Valley Coal Corporation; Spring Creek Coal LLC; Western Minerals LLC; Youngs Creek Holdings I LLC; Youngs Creek Holdings II LLC; Youngs Creek Mining company, LLC, as reorganized on the Effective Date in accordance with the Plan.

152. “Reorganized Parent” means Parent, as reorganized on the Effective Date in accordance with the Plan.

153. “Reorganized Subsidiaries” means the Reorganized Debtors other than Reorganized Parent.

154. “Reorganized Subsidiary Bylaws” means the bylaws of the Reorganized Subsidiaries that are corporations.

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155. “Reorganized Subsidiary Certificates of Incorporation” means the certificates of incorporation of the Reorganized Subsidiaries that are corporations.

156. “Reorganized Subsidiary Certificates of Formation” means the limited liability company certificates of formation of the Reorganized Subsidiaries that are limited liability companies.

157. “Reorganized Subsidiary Operating Agreements” means the operating agreements of the Reorganized Subsidiaries that are limited liability companies.

158. “Reorganized Subsidiary Organization Documents” means the Reorganized Subsidiary Bylaws, the Reorganized Subsidiary Certificates of Incorporation, the Reorganized Subsidiary Certificates of Formation and the Reorganized Subsidiary Operating Agreements.

159. “Required Consenting Noteholders” has the meaning ascribed to such term in the SAPSA.

160. “Restructuring Transactions” means the transactions described in Article IV.

161. “Retained Real Estate” means the real property and any improvements located thereon that comprise “Excluded Assets” as set forth in the Asset Purchase Agreement.

162. “Royalty Interest” has the meaning set forth in the Asset Purchase Agreement.

163. “Royalty Interest Documents” shall mean the agreements by and between the Purchaser and Cloud Peak Energy Resources LLC, and all other documents, instruments and amendments related thereto, in each case, in form and substance that shall be (i) consistent with the Term Royalty Agreement Term Sheet, included as Exhibit F to the Asset Purchase Agreement, (ii) contained in the Plan Supplement, and (iii) reasonably satisfactory to the Debtors, the Purchaser, and the Required Consenting Noteholders.

164. “Sale” means the sale of all or substantially all of the Purchased Assets to the Purchaser free and clear of all Liens (other than Permitted Exceptions and Assumed Liabilities) and the assumption by the Purchaser of the Assumed Liabilities pursuant to section 1123 of the Bankruptcy Code in accordance with the terms and conditions set forth in the Sale Transaction Documentation and the Sale Order.

165. “Sale Order” means the Order (I) Approving Sale of the Debtors’ Assets Free and Clear of Liens, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases, and (III) Granting Related Relief [Docket No. 674], entered by the Court on October 2, 2019.

166. “Sale Process” means the marketing process that the Debtors and their Professionals have conducted to solicit bids for the purchase of any or all of the Debtors’ assets.

167. “Sale Transaction Documentation” means the Asset Purchase Agreement and related documents with the Purchaser, pursuant to which the Debtors have effectuated the Sale.

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168. “SAPSA” means that certain Second Amended and Restated Sale and Plan Support Agreement, dated July 16, 2019, by and among the Debtors and the Consenting Noteholders, as amended, modified, or supplemented from time to time.

169. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

170. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial conformance with the official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

171. “SEC” means the United States Securities and Exchange Commission.

172. “Secured” means when referring to a Claim, a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

173. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, or any similar federal, state or local law.

174. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

175. “Tender Offer” means that certain tender offer for Prepetition 2021 Notes launched by the Parent to permit Holders of Prepetition 2021 Notes to participate in the DIP Facility which closed on August 1, 2019.

176. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

177. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are “unimpaired” within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash or Reinstatement.

178. “Unsecured” means, with respect to a Claim, not Secured.

179. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

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B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan and the SAPSA; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (5) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction, action, or event shall or may occur pursuant to the Plan is a day that is not a Business Day, then such transaction, action, or event shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Delaware without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate, partnership, or limited liability company governance matters relating to the Debtors shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor.

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E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Controlling Document

In the event of an inconsistency between the Plan, the SAPSA, the Disclosure Statement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing, other than the Plan Supplement), the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

None of the descriptions of the Sale Order, the Sale Transaction Documents, the Royalty Interest Documents or the Purchaser Take-back Notes included in the Plan, the Disclosure Statement, the Confirmation Order, or any other order of the Court (or any exhibits, schedules, appendices, supplement, or amendment to any of the foregoing) shall be deemed to modify, expand or control in any way over the express terms of the Sale Order, the Sale Transaction Documents, the Royalty Interest Documents or the Purchaser Take-back Notes, solely as between the parties thereto.

Article II.
ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS,
AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims or Assumed Purchaser Administrative Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses may be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, Assumed Purchaser Allowed Administrative Claims shall be (and have been) assumed by the Purchaser and shall be paid by the Purchaser. From and after the Effective Date, each Holder of an Allowed Assumed Purchaser Administrative Claim shall have recourse for payment of such Claim solely against the Purchaser and its assets and property and shall be deemed to have waived and released any recourse against the Debtors, the Reorganized Debtors, or their respective assets or property for payment of or recovery on such Claim.

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Except as otherwise provided in this Article II.A, requests for payment of Administrative Claims must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such dates shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their respective assets or property or the Claims Reserve Amount and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party no later than 90 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed or an Assumed Purchaser Administrative Claim.

B.	Professional Compensation

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through and including the Effective Date, shall be Filed and served on the Debtors or the Reorganized Debtors, as applicable, no later than 60 days after the Effective Date. Each such final request will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, and once approved by the Court, shall be promptly paid in Cash using only the Professional Fee Escrow Account; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

Except as otherwise provided in the Plan, Professionals shall be paid pursuant to the Interim Compensation Order.

Objections to any Professional Fee Claim must be Filed and served on the Debtors and the Reorganized Debtors and the requesting party no later than 20 days after such Professional Fee Claim is Filed with the Court.

2.	Professional Fee Escrow Account

As soon as possible after Confirmation, and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals, including with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

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3.	Professional Fee Reserve Amount

No later than five Business Days before the Effective Date, the Debtors shall solicit Professionals for estimates of their unpaid Professional Fee Claims before and as of the Effective Date, and such Professionals shall deliver such estimate to the Debtors in writing via email prior to the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not timely provide an estimate the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals (including any fees related to the preparation of Professional fee applications). Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

C.	DIP Facility Claims

All DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to (a) the principal amount outstanding under the DIP Facility on such date, (b) all interest accrued and unpaid thereon to the date of payment, and (c) any and all accrued and unpaid fees, expenses and indemnification or other obligations of any kind payable under the DIP Credit Agreement Documents.

Except to the extent that a Holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of, and in exchange for, each Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim shall receive payment in full in Cash of such Holder’s Allowed DIP Facility Claim on the Effective Date, which Allowed amount shall not be subject to setoff, defense, counterclaim, recharacterization or avoidance. Upon the indefeasible payment or satisfaction in full in Cash, or other satisfactory treatment, of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Loan Agreement for which no claim has been made) in accordance with the terms of the Plan, on the Effective Date, all Liens granted to secure the Allowed DIP Facility Claims shall be automatically terminated and of no further force and effect without any further notice to, or action, order, or approval of, the Court or any other Entity. Notwithstanding anything to the contrary herein or in the Confirmation Order, the Debtors’ contingent or unliquidated obligations under the DIP Facility Loan Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner reasonably acceptable to the DIP Facility Agent, any affected lender under the DIP Credit Agreement Documents, or any other Holder of a DIP Facility Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

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Notwithstanding anything to the contrary in the Plan or the Confirmation Order, professionals compensated pursuant to the DIP Order shall continue to be compensated pursuant to the procedures set forth in the DIP Order and, for the avoidance of doubt, requests for payment and expenses of professionals compensated pursuant to the Final DIP Order are not required to be filed and served other than in compliance with the procedures set forth in the Final DIP Order, and, after the Effective Date, the Reorganized Debtors shall continue to reimburse such professionals for reasonable fees and expenses.

D.	Adequate Protection Claims

On the Effective Date, any Prepetition Secured Noteholder Adequate Protection Claims shall be deemed to be waived and released.

E.	Payment of Certain Fees

On the Effective Date, the reasonable fees and costs (including reasonable attorneys’ fees and disbursements) of the Prepetition 2021 Notes Indenture Trustee shall be paid in full.

On the Effective Date, the Debtors shall pay, without application to or approval of the Court and without a reduction to the recoveries of the Prepetition Unsecured Noteholders, the Prepetition Unsecured Notes Trustee Payment Amount. For the avoidance of doubt (i) the payment of the Prepetition Unsecured Notes Trustee Payment Amount shall not impact the General Unsecured Claims Cash Distribution Amount, and (ii) the Prepetition Unsecured Notes Indenture Trustee may assert its Prepetition Unsecured Notes Indenture Trustee Charging Lien to pay any Prepetition Unsecured Notes Indenture Trustee Fees and Costs in excess of the Prepetition Unsecured Notes Trustee Payment Amount.

The Prepetition Unsecured Notes Indenture Trustee shall provide reasonably detailed invoices to the Debtors no later than five days prior to the Effective Date (subject to redaction to preserve attorney-client privilege). If the Debtors dispute any requested Prepetition Unsecured Notes Indenture Trustee Fees and Costs, the Debtors shall (i) pay the undisputed portion of the Prepetition Unsecured Notes Indenture Trustee Fees and Costs and (ii) notify the Prepetition Unsecured Notes Indenture Trustee of such dispute within two days after presentation of the invoices by the Prepetition Unsecured Notes Indenture Trustee. Upon such notification, the Prepetition Unsecured Notes Indenture Trustee may assert its Prepetition Unsecured Notes Indenture Trustee Charging Lien against the portion of the General Unsecured Claims Cash Distribution Amount allocable to the Prepetition Unsecured Noteholders to pay the disputed portion of the Prepetition Unsecured Notes Indenture Trustee Fees and Costs or submit such dispute for resolution by the Court; provided however, that the Court’s review shall be limited to a determination under the reasonableness standard in accordance with the Prepetition Unsecured Notes Indenture. Nothing herein shall be deemed to impair, waive or discharge the Prepetition Unsecured Notes Indenture Trustee Charging Lien.

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F.	Priority Tax Claims

Except with respect to Assumed Purchaser Priority Tax Claims, and except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be paid pursuant to a Reinstatement of such Claim or in accordance with the terms set forth in sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. From and after the Closing Date, each Holder of an Assumed Purchaser Priority Tax Claim shall have recourse for payment of such Claim solely against the Purchaser and its assets and property and shall be deemed to have waived and released any recourse against the Debtors, the Reorganized Debtors, or their respective assets or property for payment of or recovery on such Claim.

G.	Statutory Fees

All fees due and payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall pay any and all such fees for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or a final decree is issued, whichever occurs first. The Debtors shall File all quarterly reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the U.S. Trustee. After the Effective Date, the Reorganized Debtors shall File quarterly reports when they become due, in a form reasonably acceptable to the U.S. Trustee, which reports shall include a separate schedule of disbursements made by the Reorganized Debtors during the applicable period, attested to by an authorized representative of the Reorganized Debtors.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, Cure Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Plan constitutes a separate chapter 11 plan for each Debtor and the classifications set forth in Classes 1 through 7 shall be deemed to apply to each Debtor. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be seven Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E below.

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The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Prepetition 2021 Notes Secured Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Intercompany Claims	Impaired	Deemed to Reject
6	Intercompany Interests	Impaired	Deemed to Reject
7	Parent Interests	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.	Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive either (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim from the Administrative and Priority Claims Reserve Account or (ii) such other treatment as may be agreed to by such Holder and the Debtors.

c.	Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Allowed Other Priority Claims will not be entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim from the Administrative and Priority Claims Reserve Account, (ii) the return or abandonment of the collateral securing its Claim, or (iii) such other treatment as may be agreed to by such Holder and the Debtors.

c.	Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

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3.	Class 3 – Prepetition 2021 Notes Secured Claims

a.	Classification: Class 3 consists of the Prepetition 2021 Notes Claims.

b.	Allowance: On the Effective Date, the Prepetition 2021 Notes Secured Claims shall be deemed Allowed in the aggregate principal amount of $290,366,000, plus any accrued interest, fees, and costs under the Prepetition 2021 Notes Indenture as of the Petition Date, minus the DIP Roll-Up Amount.

c.	Treatment: On the Effective Date, the Reorganized Debtors shall be deemed to have reinstated the Prepetition 2021 Notes in the aggregate principal amount of $34,500,000, as amended by the Amended Prepetition Notes Indenture, as further described in Article IV.B.3 of the Plan. In addition, on the Effective Date, each Holder of an Allowed Prepetition 2021 Notes Claim shall receive its Pro Rata share, based on the Allowed amount of its Prepetition 2021 Notes Claim, of the following:

i.	the Purchaser Take-Back Notes;

ii.	the New Parent Equity; and

iii.	the Prepetition 2021 Notes Secured Claim Cash Distribution.

d.	Voting: Class 3 is Impaired under the Plan. Holders of Class 3 Prepetition 2021 Notes Claims will be entitled to vote to accept or reject the Plan.

4.	Class 4 – General Unsecured Claims

a.	Classification: Class 4 consists of all Allowed General Unsecured Claims.

b.	Allowance: On the Effective Date, the Prepetition Unsecured Noteholder Claim shall be deemed Allowed in the Aggregate principal amount of $56,408,000, plus any accrued interest, fees, and costs under the Prepetition Unsecured Notes Indenture as of the Petition Date, and such Prepetition Unsecured Noteholder Claim shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable, contractual, or otherwise), counter-claim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

c.	Treatment: Unless otherwise agreed by any Holder of an Allowed General Unsecured Claim, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of its General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be entitled to its Pro Rata share of the General Unsecured Claims Cash Distribution Amount less GUC Administrator Expenses; provided, however, distributions to any Holder of the Prepetition Unsecured Noteholder Claim shall be subject to the rights and terms of the Prepetition Unsecured Notes Indenture and the rights of the Prepetition Unsecured Notes Indenture Trustee to assert the Prepetition Unsecured Notes Indenture Trustee Charging Lien. Holders of Prepetition 2021 Notes Deficiency Claims will waive, or will be deemed to have waived, any recovery or distribution on account of any Prepetition 2021 Notes Deficiency Claim; provided, however, for the avoidance of doubt, in addition to being permitted to vote in Class 3, Holders of Prepetition 2021 Notes Deficiency Claims shall be entitled to vote in Class 4 on account of such Claims.

d.	Voting: Class 4 is Impaired under the Plan. Holders of Class 4 General Unsecured Claims will be entitled to vote to accept or reject the Plan.

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5.	Class 5 – Intercompany Claims

a.	Classification: Class 5 consists of all Intercompany Claims.

b.	Treatment: On the Effective Date, all Intercompany Claims shall be cancelled, released, discharged, and extinguished. Holders of Intercompany Claims shall not receive any distribution on account of such Intercompany Claims.

c.	Voting: Class 5 Intercompany Claims are Impaired under the Plan. Each Holder of an Intercompany Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

6.	Class 6 – Intercompany Interests

a.	Classification: Class 6 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, all Intercompany Interests shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Noteholders, either:

i.	Reinstated; or

ii.	Cancelled, released, discharged, and extinguished.

In each case (i) and (ii) in a tax and business efficient manner acceptable to the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Noteholders. Such election may be made at any time, including after the Effective Date. Holders of Intercompany Interests shall not receive any distribution on account of such Intercompany Interests.

c.	Voting: Class 6 Intercompany Interests are Impaired under the Plan. Each Holder of an Intercompany Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Interest will not be entitled to vote to accept or reject the Plan.

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7.	Class 7 – Parent Interests

a.	Classification: Class 7 consists of all Parent Interests.

b.	Treatment: On the Effective Date, all Parent Interests shall be cancelled, released, discharged, and extinguished; provided that all New Parent Equity shall be issued to Holders of Prepetition 2021 Notes Secured Claims as set forth above.

c.	Voting: Parent Interests are Impaired under the Plan. Each Holder of a Parent Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of a Parent Interest will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

D.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the filing of the Plan shall constitute a motion for such relief.

E.	Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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F.	Subordinated Claims

The allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Plan Consideration

Distributions to Holders or Allowed Claims against the Debtors under the Plan will be funded with, or effectuated by, as applicable: (1) Cash on hand, (2) the Purchaser Take-Back Notes and, (3) New Parent Equity in accordance with the treatment of such Claims and subject to the terms provided herein. Unless otherwise agreed in writing by the Debtors and the Purchaser, distributions required by the Plan on account of Allowed Claims that are Assumed Liabilities shall be the sole responsibility of the Purchaser, and each Holder of such Claims shall not have recourse against the Debtors, the Reorganized Debtors, or their respective assets or property for payment of such Claims. For the avoidance of doubt, Holders of General Unsecured Claims shall be paid from the General Unsecured Claims Cash Distribution Amount.

B.	Sale

1.	Sale Transaction.

a.	The Purchased Assets.

Following the Petition Date, the Debtors conducted the Sale Process for all or substantially all of their assets in accordance with the Bidding Procedures. On the Closing Date, the Debtors consummated the Sale to the Purchaser pursuant to the terms of the Sale Transaction Documentation.

b.	The Retained Real Estate.

In accordance with the Bidding Procedures Order, and independent from the contemplated Sale Transaction, the Debtors have not sold the Retained Real Estate. Cash proceeds (if any) of any sale, lease, or other transaction involving the Retained Real Estate shall be retained by the Reorganized Debtors.

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2.	Continued Corporate Existence.

Except as otherwise provided in the Plan, the Reorganized Debtors shall continue to exist after the Effective Date, in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Corporate Governance Documents. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such actions as permitted by applicable law and the New Corporate Governance Documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter; or (v) the further reorganization or liquidation of a Reorganized Debtor, and such actions and documents are deemed to require no further action or approval (other than any requisite filings required under the applicable state, provincial and federal or foreign law).

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation or formation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

3.	Amended Prepetition Notes.

On the Effective Date, the Prepetition 2021 Notes Indenture shall be automatically amended to contain the terms set forth in the Amended Prepetition Notes Indenture. On the Effective Date, the Amended Prepetition Notes Documents shall constitute legal, valid, binding and authorized joint and several obligations of the Reorganized Debtors, enforceable in accordance with their terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization or subordination under applicable law, the Plan or the Confirmation Order. On the Effective Date, each Lien and security interest that secures the obligations arising under the Prepetition 2021 Notes Documents and each guarantee of the obligations outstanding under the Prepetition 2021 Notes Documents, including, for the avoidance of doubt, the 2021 Note Subsidiary Guaranties and the Subsidiary Liens (in each case, as defined in the SAPSA), shall be reaffirmed, ratified and deemed granted by the Reorganized Debtors pursuant to the Amended Prepetition Notes Documents to guarantee and secure all obligations of the Reorganized Debtors arising under the Amended Prepetition Notes Documents. All Liens and security interests granted to secure the obligations arising under the Prepetition 2021 Notes Documents shall survive the Effective Date, shall not be discharged or released pursuant to the Plan or the Confirmation Order and continue to secure the obligations under the Amended Prepetition Notes Documents. On the Effective Date, all Liens and security interests granted or purported to be granted pursuant to, or in connection with, the Amended Prepetition Notes Documents (x) shall be in full force and effect, (y) shall be valid, binding, perfected, enforceable Liens and security interests in the property and collateral described in the Amended Prepetition Notes Documents, with priorities established in respect thereof under applicable non-bankruptcy law and (z) shall not (nor shall any payments made pursuant to the Amended Prepetition Notes Documents, including payments of principal, interest, fees, expenses, costs or other charges) be enjoined or subject to discharge, impairment, release, avoidance, recharacterization or subordination under any applicable law, the Plan or the Confirmation Order in any subsequent proceeding. Pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors and the Reorganized Debtors have waived any discharge of the Claims and obligations arising under the Prepetition 2021 Notes Indenture as modified by the Amended Prepetition Notes Documents. Upon the Effective Date and pursuant to the Amended Prepetition Notes Documents, the Prepetition 2021 Notes Post-Emergence Indenture Trustee shall be deemed (i) the successor to the Prepetition 2021 Notes Indenture Trustee as indenture trustee under the Prepetition 2021 Notes Indenture, who shall have been deemed replaced pursuant to Section 7.08 to the Prepetition 2021 Notes Indenture, and (ii) the successor to the Prepetition 2021 Notes Indenture Trustee in each of its other capacities under the Prepetition 2021 Notes Documents, who shall have been deemed replaced pursuant to each such applicable Prepetition 2021 Notes Document. Pursuant to section 1145(a) of the Bankruptcy Code, section 5 of the Securities Act and any State or local law requiring registration for offer or sale of a security shall not apply to the amendment, reinstatement, offer, sale, issuance, and delivery of the Amended Prepetition Notes under the Plan.

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4.	Purchaser Take-Back Notes.

On the Effective Date, (i) if the Purchaser Take-Back Notes have not been delivered to the Parent, the Purchaser shall issue the Purchaser Take-Back Notes pursuant to the Purchaser Take-Back Notes Indenture consistent with the Description of Transaction Steps directly to the Holders of Allowed Prepetition 2021 Notes Claims or (ii) if the Purchaser Take-Back Notes have been delivered to Parent, Reorganized Parent shall cause the Purchaser Take-Back Notes Indenture Trustee to distribute the Purchaser Take-Back Notes to the Holders of Allowed Prepetition 2021 Notes Claims as partial repayment of the Prepetition 2021 Notes in accordance with the terms of the Plan without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or the vote, corporate action, consent, authorization or approval of any Person.2 All Holders of Allowed Prepetition 2021 Notes Claims entitled to distributions of Purchaser Take-Back Notes hereunder and the Purchaser Take-Back Notes Indenture Trustee shall be deemed party to, or beneficiaries of, the Purchaser Take-Back Notes and Purchaser Take-Back Notes Documents as applicable. Parent shall pay the first $50,000 of the reasonable and documented costs and expenses of the Purchaser Take-Back Notes Indenture Trustee.

The Purchaser Take-Back Notes Documents shall, upon execution, constitute the legal, valid and binding obligations of the obligors and guarantors thereunder, enforceable in accordance with their terms and not in contravention of any state or federal law. In the event of an order dismissing any of these Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such obligations shall not be affected and shall continue in full force and effect in all respects.

[2]	The Parent shall cooperate with the Purchaser and the Purchaser Takeback Notes Indenture Trustee to cause the Purchaser Takeback Notes to be made eligible for clearance and settlement through The Depository Trust Company (“DTC”) and shall hold the Purchaser Takeback Notes through DTC as soon as the Purchaser Takeback Notes have been made so eligible.

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Pursuant to section 1145(a) of the Bankruptcy Code, section 5 of the Securities Act and any State or local law requiring registration for offer or sale of a security shall not apply to the issuance and distribution of the Purchaser Take-Back Notes under the Plan.

5.	Royalty Interest.

Upon the Closing Date, the Royalty Interest Documents shall be in full force and effect and constitute valid and binding obligations of the Purchaser and its applicable affiliates party thereto and shall be enforceable in accordance with their respective terms and shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. In the event of an order dismissing any of these Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, the obligations arising under the Royalty Interest Documents shall not be affected and shall continue in full force and effect in all respects.

6.	Restructuring Transactions.

Upon the entry of the Confirmation Order, the Debtors, the Reorganized Debtors, the Purchaser, and the GUC Administrator are authorized, without further order of the Court, to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under or in connection with the Plan, including: (1) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, sale, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (3) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (4) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (5) the issuance of the Purchaser Take-Back Notes and Royalty Interest as set forth in the Plan and consistent with the Description of Transaction Steps; (6) the amendment, reinstatement, offer, sale, issuance, and delivery under the Plan of the Amended Prepetition Notes; (7) the amendment of any Reorganized Subsidiary Organizational Documents; and (8) any transaction described in the Description of Transaction Steps.

The Confirmation Order shall and shall be deemed to, pursuant to sections 363, 1123, and 1145(a) of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

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7.	Payment of Cure Claims and Other Amounts.

On or prior to the Effective Date, the Debtors or the Purchaser (as provided in the Asset Purchase Agreement) shall pay all Cure Claims that are required to be paid (if any) pursuant to and in accordance with sections 365 or 1123 of the Bankruptcy Code with respect to any Executory Contracts or Unexpired Leases that are assumed by the Debtors pursuant to the Plan or otherwise, or assumed by the Debtors and assigned to the Purchaser pursuant to the Sale Transaction Documentation, unless the parties to such Executory Contracts otherwise agree. Except as otherwise set forth in the Asset Purchase Agreement or the Plan (with respect to Executory Contracts or Unexpired Leases assumed pursuant to the Plan), the Debtors shall not have any obligation to make any payment or other distribution on account of any Cure Claims.

8.	Transactions Effective as of the Effective Date.

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date, without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their respective boards of directors, their stockholders, or any other Person or Entity.

Before the Effective Date, the Debtors will have consummated the Sale pursuant to the terms and conditions of the Sale Transaction Documentation, including selling the Purchased Assets free and clear of Liens other than Permitted Exceptions and Assumed Liabilities to the extent set forth in the Sale Transaction Documentation, and assuming and assigning to the Purchaser certain Executory Contracts and Unexpired Leases, as further provided in the Sale Transaction Documentation.

C.	Vesting of Assets

Except as otherwise provided in the Plan, the Sale Transaction Documentation, or any agreement, instrument, or other document incorporated herein or therein, on or before the Effective Date: (a) the Purchased Assets shall be preserved and shall vest in the Purchaser, free and clear of all Liens (other than Permitted Exceptions and Assumed Liabilities); (b) the Royalty Interest shall be vested in Reorganized Cloud Peak Energy Resources LLC; (c) the AMT Refund shall be vested in the Reorganized Debtors; and (d) all other Excluded Assets, including (1) the Retained Real Estate and (2) the Causes of Action set forth in the List of Retained Causes of Action, shall vest in the Reorganized Debtors, in the case of (b), (c) and (d), subject to the Liens securing the obligations under the Amended Prepetition Notes Documents, which shall continue in full force and effect.

On and after the Effective Date, except as otherwise provided in the Plan and subject in all respects to the Sale Transaction Documentation and the Plan, the Reorganized Debtors may operate their businesses and use, acquire, or dispose of property and, as applicable, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, but, for the avoidance of doubt, subject to the restrictions set forth in the Amended Prepetition Notes Documents.

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D.	GUC Administrator

On and after the Effective Date, the GUC Administrator shall be authorized to administer the reconciliation and settlement process of General Unsecured Claims, distribution of the General Unsecured Claims Cash Distribution Amount, and such other matters as may be agreed upon between the GUC Administrator, the Reorganized Debtors, and prior to its dissolution, the Committee. As soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall create a segregated account and escrow the General Unsecured Claims Cash Distribution Amount into such account, which shall not be subject to any Lien and shall be maintained in trust and shall not be considered property of the Estates or of the Reorganized Debtors.

The Reorganized Debtors shall cooperate with the GUC Administrator and provide it with copies or access to any books and records necessary for the GUC Administrator to perform its duties under the Plan at no cost to the Reorganized Debtors. The GUC Administrator shall have the ability to enforce the rights of the Debtors or Reorganized Debtors, as applicable, under § 8.1(b) of the Asset Purchase Agreement (entitled Covenants, Access to Information). The GUC Administrator and the Reorganized Debtors shall, as necessary, allocate responsibility for reconciling and objecting to Claims that assert both a General Unsecured Claim and another type of Claim, recognizing that the GUC Administrator’s responsibilities are limited solely to General Unsecured Claims. If the Reorganized Debtors file any Non-Substantive Objection (as understood under Rule 3007-1 of the Local Rules) to any Claim seeking to reclassify such Claim as a General Unsecured Claim, the GUC Administrator may subsequently file a Substantive Objection (as understood under Rule 3007-1 of the Local Rules) to such Claim.

The GUC Administrator may employ professionals to assist in carrying out its duties and may resign at any time upon 30 days’ written notice to the Reorganized Debtors. The GUC Administrator shall have the option of being deemed an officer of the Reorganized Debtors under the D&O Liability Insurance Policies solely for actions taken in furtherance of its responsibilities under the Plan. Any incremental cost to the Reorganized Debtors of adding the GUC Administrator to the D&O Liability Insurance Policies shall be paid from the GUC Administrator Budget. The GUC Administrator may appoint a replacement GUC Administrator in consultation with the Reorganized Debtors. The role and responsibilities of the GUC Administrator shall terminate after all distributions of the General Unsecured Claims Cash Distribution Amount have been made. All GUC Administrator Expenses shall be paid from the General Unsecured Claims Cash Distribution Amount without any further notice to or action, order, or approval of the Court.

E.	Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects. Upon the Effective Date, all matters provided for in the Plan involving any corporate action required by the Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors. On or (as applicable) before the Effective Date, the appropriate officers or managers of the Debtors or the GUC Administrator, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, and any and all other agreements, documents, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.E shall be effective notwithstanding any requirements under non-bankruptcy law.

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F.	Filing of Monthly and Quarterly Reports and Payment of Statutory Fees

The filing of the final monthly report (for the period after the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Reorganized Debtors. All Statutory Fees with respect to the period prior to the Effective Date shall be paid by the Debtors in Cash on the Effective Date or other required payment date. With respect to the period after the Effective Date, the Reorganized Debtors shall be obligated to pay quarterly Statutory Fees to the Office of the United States Trustee, and such obligation shall continue until such time as a particular Chapter 11 Case is closed, dismissed, or converted to chapter 7.

G.	Cancellation of Existing Securities and Agreements

Except (a) with respect to the Amended Prepetition Notes Documents, which shall continue to be in full force and effect in accordance with the Plan, and (b) as otherwise provided in the Plan, on the Effective Date: (1) each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument, agreement, or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors or giving rise to any Claim or Interest, including the obligations of the Debtors under the Prepetition Unsecured Notes Indenture, subject to the exception provided below, and all Interests, shall be cancelled, extinguished, and deemed rejected without any need for further action or approval of the Court, and the Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding the releases set forth in Article VIII of the Plan, Confirmation or the occurrence of the Effective Date, any such agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein.

For the avoidance of doubt, the following rights and obligations of the Prepetition Unsecured Notes Indenture Trustee shall remain in effect as of the Effective Date: (i) rights, as trustee, to any payment of fees, expenses, and indemnification obligations in connection with the Prepetition Unsecured Notes Indenture Trustee Charging Lien; (ii) rights and obligations relating to distributions to be made under the Plan on account of the Allowed Prepetition Unsecured Noteholder Claim; (iii) rights and obligations relating to representation of the interests of the Prepetition Unsecured Noteholders by the Prepetition Unsecured Notes Indenture Trustee in these Chapter 11 Cases to the extent not released or discharged by this Plan or any order of the Court; and (iv) rights and obligations relating to participation by such Prepetition Unsecured Notes Indenture Trustee in any proceedings and appeals related to this Plan. Notwithstanding the foregoing, the Prepetition Unsecured Notes Indenture Trustee shall not have any obligation to object to Claims against the Debtors. After the performance by the Prepetition Unsecured Notes Indenture Trustee and its representatives and professionals of any duties that are required under this Plan, the Confirmation Order, or the applicable indenture documents, the Prepetition Unsecured Notes Indenture Trustee and its representatives and professionals shall be relieved of and released from all obligations arising thereunder.

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Notwithstanding the foregoing, with the exclusion of the Amended Prepetition Notes Documents, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, a Debtor or its interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article IV.G shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of a Debtor or any of its counterparties under any Executory Contract or Unexpired Lease to the extent such executory contract or unexpired lease has been assumed by such Debtor pursuant to the Plan or a Final Order of the Court.

H.	Causes of Action

From and after the Effective Date, in accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, the Reorganized Debtors shall retain, and shall have sole responsibility for enforcing, all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the List of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court. Notwithstanding the foregoing, the Debtors shall retain and release all Avoidance Actions against Holders of General Unsecured Claims. For the avoidance of doubt, Avoidance Actions against Holders of General Unsecured Claims shall be released and waived on the Effective Date by the Debtors and shall not vest in the Reorganized Debtors, and the Debtors, the Reorganized Debtors, and the GUC Administrator shall not pursue or prosecute any Avoidance Actions; provided, however, that notwithstanding anything to the contrary, neither the Debtors, the Reorganized Debtors, nor the GUC Administrator shall waive Avoidance Actions as a defense to any Disputed General Unsecured Claims asserted against the Debtors, their Estates, or the Reorganized Debtors, pursuant to section 502(d) of the Bankruptcy Code. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors, the Reorganized Debtors, or the GUC Administrator will not pursue any and all available Causes of Action against it. The Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including, pursuant to Article VIII hereof, the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.H include any claim or Cause of Action with respect to, or against, a Released Party.

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I.	Effectuating Documents; Further Transactions

Prior to the Effective Date, the Debtors and the GUC Administrator, as applicable, shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan. On and after the Effective Date, the Reorganized Debtors and the GUC Administrator, as applicable, shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

J.	Directors and Officers of the Debtors

On and after the Effective Date, the board of managers or directors of each Debtor shall be terminated and all of the officers and directors of the Debtors, to the extent they have not already done so, shall be deemed to have resigned from their respective positions with the Debtors, as applicable. Following the Confirmation Date and prior to the occurrence of the Effective Date, the then current officers and directors of each of the Debtors shall continue in their respective capacities and the Debtors shall execute such documents and take such other action as is necessary to effectuate the actions provided for in the Plan.

K.	Director and Officer Liability Insurance

The Debtors have obtained D&O Tail Coverage for the current and former directors, officers, and managers. After the Effective Date, all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, subject to and in accordance with the terms and conditions of such D&O Tail Coverage.

Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Debtors shall be deemed to have assumed the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code only to the extent (i) necessary to preserve the D&O Tail Coverage and (ii) such D&O Liability Insurance Policies are found to be Executory Contracts; provided, that any recovery of the officers and directors of the Debtors shall be limited solely to recovery available under the D&O Tail Coverage, and none of the Reorganized Debtors nor any of their assets (other than the D&O Liability Insurance Policies) shall be liable for any such obligations, including any obligations to pay premiums on the D&O Liability Insurance Policies or otherwise maintain such policies with monetary contributions on or after the Effective Date. Entry of the Confirmation Order will constitute the Court’s approval of the Debtors’ assumption of such D&O Liability Insurance Policies, to the extent they are Executory Contracts.

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L.	Key Employee Incentive Plans and Key Employee Retention Plans

On the Effective Date, to the extent not paid as such amounts become earned and payable at an earlier time in accordance with the terms thereof, the Debtors shall make all applicable payments under the KEIP/KERP Plans, in accordance with the Court’s orders authorizing the same and the SAPSA. Any earned and unpaid award under the KEIP/KERP Plans shall be deemed due and payable on the Effective Date, and all such amounts shall constitute Allowed Administrative Claims without the need for any participant in the KEIP/KERP Plans to File or serve any request for payment of such amounts under the Plan or otherwise.

M.	Employee and Retiree Benefits

All employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors’ employees, including retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, as and to the extent set forth in the Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (a) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefit Programs, and (II) Granting Related Relief [Docket No. 7], shall remain in full force and effect until the resignation or termination of all employees of the Debtors. Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Notwithstanding anything to the contrary herein or in the Confirmation Order, on and after the Effective Date, the Reorganized Debtors shall remain solely responsible and liable for, and shall honor and pay in the ordinary course of business, all claims for medical, retiree healthcare, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Debtors or the spouses, dependents, or beneficiaries thereof accrued as of the Closing Date. In addition, the Reorganized Debtors shall remain solely responsible and liable for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Debtors that relate to events occurring on or before the Closing Date. The Reorganized Debtors shall pay, or cause to be paid, all such amounts to the appropriate Entities as and when due.

N.	Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a Security or transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan, the Sale, or the Sale Transaction Documentation shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Plan shall serve as a motion under sections 365 and 1123(b)(2) of the Bankruptcy Code to reject Executory Contracts and Unexpired Leases, and the Debtors shall be deemed to have rejected all Executory Contracts or Unexpired Leases in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code without the need for any further notice to or action, order, or approval of the Court, other than: (1) those that have been previously assumed and assigned, including pursuant to the Sale Transaction Documentation; (2) those that are identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (3) those that relate to the Retained Real Estate; or (4) those that have been previously rejected by a Final Order or expired under their own terms prior to the Effective Date.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Assumed Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than 3 days’ notice to the applicable non-Debtor counterparties.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within 30 days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in any Proof of Claim to the contrary. Claims arising from or related to the rejection of an Executory Contract or Unexpired Lease shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

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C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Executory Contract or Unexpired Lease to be assumed by the Debtors as set forth in Article V.A, as reflected on any notice setting forth proposed Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of such Cure Claims in Cash by the Debtors or the Purchaser, as applicable, on or about the Effective Date, subject to the limitations described below and set forth in the Sale Transaction Documentation, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the Cure Claims, (2) the ability of the Purchaser or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or, with respect to any Executory Contracts and Unexpired Leases assigned to the Purchaser, the Purchaser (in accordance with and to the extent provided in the Sale Transaction Documentation) will have the right to remove such Executory Contract or Unexpired Lease from the Schedule of Assumed Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

Assumption (or assumption and assignment) of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed (or assumed and assigned) Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. All liabilities reflected in the Schedules and any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

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E.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors or the Reorganized Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have 60 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. For the avoidance of doubt, nothing in this paragraph shall alter the rights of the GUC Administrator to object to any Claim arising from the rejection of an Executory Contract or Unexpired Lease.

F.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not been rejected as of the Confirmation Date will survive and remain unaffected by entry of the Confirmation Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed; Entitlement to Distributions

1.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim, including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.E of the Plan.

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In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

2.	Entitlement to Distributions.

On and after the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims listed on the Debtors’ books and records as of the Distribution Record Date. Accordingly, the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices, and other documents only to those Holders of Allowed Claims who are Holders of such Claims (or participants therein) as of the close of business on the Distribution Record Date.

B.	Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Debtors or the Reorganized Debtors, as applicable, as Disbursing Agent or the GUC Administrator (as Disbursing Agent) solely with respect to the General Unsecured Claims Cash Distribution Amount. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. For purposes of the distribution of Cash on account of the Prepetition 2021 Notes Claims, the Prepetition 2021 Notes Indenture Trustee (a) shall be the Holder of all Prepetition 2021 Notes Claims and (b) is hereby directed to make Cash distributions to the Holders of Allowed Prepetition 2021 Notes Claims pursuant to Section 6.09 and 6.10 of the Prepetition 2021 Notes Indenture. In accordance with the foregoing, the delivery of any applicable Cash to be distributed to Holders of Prepetition 2021 Notes Claims to the Prepetition 2021 Notes Indenture Trustee shall satisfy all applicable distribution obligations under the Plan with respect to the distribution of Cash to the Holders of Prepetition 2021 Notes Claims.3

For the avoidance of doubt, the Debtors or the Reorganized Debtors, as applicable, shall be the Disbursing Agent as to and shall cause all distributions (including New Parent Equity and Purchaser Take-Back Notes) to be made to Holders of Claims and directly to the Holders of Prepetition 2021 Notes Claims other than the distribution of Cash to Holders of Prepetition 2021 Notes Claims and the disbursement of the General Unsecured Claims Cash Distribution Amount by the GUC Administrator.

[3]	The Parent shall cooperate with the Purchaser and the Purchaser Takeback Notes Indenture Trustee to cause the Purchaser Takeback Notes to be made eligible for clearance and settlement through The Depository Trust Company (“DTC”) and shall hold the Purchaser Takeback Notes through DTC as soon as the Purchaser Takeback Notes have been made so eligible.

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C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions.

Except as otherwise provided herein, distributions shall be made to Holders of an Allowed Claim at the address for each such Holder as indicated on: (1) such Holder’s Proof of Claim, if applicable; (2) the Debtors’ Schedules; (3) any change of address as reflected on the Court docket; (4) any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; or (5) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The applicable Disbursing Agent shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

In the event that any distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate Holders of undeliverable distributions.

2.	Minimum Distributions.

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder shall be forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors.

3.	Unclaimed Distributions.

In the event that any distribution is returned as undeliverable or is unclaimed, such distribution shall remain in the Debtors’, the Reorganized Debtors’, or the GUC Administrator’s possession, as applicable, until such time as a distribution becomes deliverable or such Holder accepts distribution, or such distribution reverts back to the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of attempted distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors or to the escrow account holding the General Unsecured Claims Cash Distribution Amount for Pro Rata distribution to Holders of General Unsecured Claims, as applicable, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred.

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D.	Delivery of Distributions on Account of Prepetition Unsecured Noteholder Claim

Except as otherwise provided in the Plan or reasonably requested by the Prepetition Unsecured Notes Indenture Trustee, all distributions to Holders of the Allowed Prepetition Unsecured Noteholder Claim shall be deemed completed when made to the Prepetition Unsecured Notes Indenture Trustee, which shall be deemed to be the Holder of the Allowed Prepetition Unsecured Noteholder Claim for purposes of distributions to be made hereunder. The Prepetition Unsecured Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of the Allowed Prepetition Unsecured Noteholder Claim. As soon as practicable in accordance with the requirements set forth in this Article VI, the Prepetition Unsecured Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders. If the Prepetition Unsecured Notes Indenture Trustee is unable to make, or consents to the GUC Administrator making, such distributions, the GUC Administrator, with such Prepetition Unsecured Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the Prepetition Unsecured Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Prepetition Unsecured Notes Indenture Trustee). As to any Holder of an Allowed Prepetition Unsecured Noteholder Claim that is held in the name of, or by a nominee of, DTC, the GUC Administrator (with the assistance of the Reorganized Debtors, as necessary) shall seek the cooperation of DTC so that such distribution shall be made through the facilities of DTC on or as soon as practicable on or after the Effective Date. Any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) of the Prepetition Unsecured Notes Indenture Trustee incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan shall be paid first from any excess in the Prepetition Unsecured Notes Indenture Trustee Payment Amount and then through application of the Prepetition Unsecured Notes Indenture Trustee Charging Lien.

E.	Distributions on Account of Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2.	Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding anything to the contrary in the Plan, and except as otherwise agreed to by the Reorganized Debtors or GUC Administrator with respect to distributions of the General Unsecured Claims Cash Distribution Amount, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and such Disputed Claim becomes an Allowed Claim; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order.

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F.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

G.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of a Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article IV.G hereto, except to the extent otherwise provided herein.

H.	Allocations

The aggregate consideration to be distributed to each Holder of an Allowed Claim will be allocated first to the principal amount of such Allowed Claim, with any excess allocated to unpaid interest that accrued on such Allowed Claims, if any.

I.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

J.	Setoffs and Recoupment

The Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor of any such Claim it may have against the Holder of such Allowed Claim.

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K.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties.

The Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall reduce in full an Allowed Claim, and such Claim shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or the Reorganized Debtors; provided that the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall provide 21 days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurers.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim shall be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court; provided that the Debtors, the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), as applicable, shall provide 21 days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers. For the avoidance of doubt, the GUC Administrator shall succeed to the rights of the Debtors or the Reorganized Debtors, as applicable, to any insurance policy, but solely to the extent it relates to an Allowed General Unsecured Claim.

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L.	Exemption from Securities Laws

The issuance of and the distribution under the Plan of the New Parent Equity and the Purchaser Take-Back Notes, and the amendment, reinstatement, offer, sale, issuance, and delivery under the Plan of the Amended Prepetition Notes, shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code, unless the Holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. These Securities are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “affiliate” of the Purchaser within the meaning of Rule 144 under the Securities Act. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED,
AND DISPUTED CLAIMS

A.	Allowance of Claims and Interests

After the Effective Date, the Reorganized Debtors, and the GUC Administrator, as applicable, shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order and the DIP Orders), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan, the Bankruptcy Code, or the Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

B.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the authority to (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court, (x) solely with respect to any General Unsecured Claims shall vest in the GUC Administrator and (y) solely with respect to all other Claims shall vest in the Reorganized Debtors. The Reorganized Debtors shall consult with the GUC Administrator before seeking to reclassify any Claim as a General Unsecured Claim.

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C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to any General Unsecured Claims), may at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim or whether the Court has ruled on any such objection, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to any General Unsecured Claims), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court or as otherwise provided in this Article VII.

D.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, superseded, settled, resolved by agreement, or otherwise resolved or addressed may be adjusted, expunged, or Allowed on the Claims Register by the Reorganized Debtors, or the GUC Administrator (solely with respect to any General Unsecured Claims), without the Reorganized Debtors or the GUC Administrator, as applicable, having to File or take any legal action, including Filing an application, motion, complaint, objection, or any other legal proceeding with the Court.

E.	Disallowance of Claims

Any Disputed Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Disputed Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

EXCEPT AS PROVIDED HEREIN, IN AN ORDER OF THE COURT, OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS AT OR PRIOR TO THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

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F.	No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII, unless and until such Disputed Claim becomes an Allowed Claim.

G.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, or as otherwise agreed to by the Reorganized Debtors or the GUC Administrator, as applicable, the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals shall be paid to the Holder of such Allowed Claim on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided herein.

H.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus applicable interest.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions, releases, and other benefits provided pursuant to the Plan, which distributions, releases, and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions, releases, and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors, or the GUC Administrator solely with respect to any General Unsecured Claims, may compromise and settle Claims against the Reorganized Debtors and Causes of Action against other Entities.

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B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in a contract, instrument, or other agreement or document executed pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors or the GUC Administrator solely with respect to any General Unsecured Claims), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

D.	Release of Liens

Except as otherwise specifically provided in the Plan, or in any other contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors. For the avoidance of doubt, notwithstanding anything in the Plan or the Confirmation Order to the contrary, this Section VIII.D shall not apply to the Liens securing the Prepetition 2021 Notes, which shall continue to be secured by all existing Liens and other security interests granted under the Prepetition 2021 Notes Documents as amended by the Amended Prepetition Notes Documents.

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E.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the service of the Released Parties to facilitate the Sale Process and the implementation of the transactions contemplated by the Plan, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors and their Affiliates, their Estates, the Reorganized Debtors, and their respective successors and assigns from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or that could be asserted on behalf of the Debtors, that the Debtors and their Affiliates, their Estates, the Reorganized Debtors, or their respective successors and assigns would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court sale efforts or the Sale Process (including the Sale and the Sale Transaction Documentation), the Debtors’ intercompany transactions, the Prepetition First Lien Credit Agreement, the Prepetition 2021 Notes Documents, the Amended Prepetition Notes Documents, the Purchaser Take-Back Notes Documents, the Royalty Interest Documents, the Prepetition Unsecured Notes Indenture, the Tender Offer, any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of any of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the SAPSA, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Sale, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the SAPSA, the Disclosure Statement, the Plan, the Plan Supplement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the distribution of property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth in this Article VIII.E do not release any post-Effective Date obligations of any party or Entity under the Plan or any obligations of Purchaser under the Sale Transaction Documentation and (ii) nothing in this Article VIII.E shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, fraud, or willful misconduct.

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Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors, their Estates, and the Reorganized Debtors set forth in this Article VIII.E, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims and Causes of Action released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Sale; and (7) a bar to any of the Debtors, their Estates, or the Reorganized Debtors asserting any Claim or Cause of Action released pursuant to such releases.

F.	Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, each Estate, the Reorganized Debtors, and each Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, liabilities, and remedies whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court sale efforts or the Sale Process (including the Sale and the Sale Transaction Documentation), the Debtors’ intercompany transactions, the Prepetition First Lien Credit Agreement, the Prepetition 2021 Notes Documents, the Amended Prepetition Notes Documents, the Purchaser Take-Back Notes Documents, the Royalty Interest Documents, the Prepetition Unsecured Notes Indenture, the Tender Offer, any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of any of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the SAPSA, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any sale, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the SAPSA, the Disclosure Statement, the Plan, the Plan Supplement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the distribution of property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that except as expressly provided under the Plan, the foregoing releases shall not release obligations arising under agreements among the Releasing Parties and the Released Parties other than the Debtors. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth in this Article VIII.F do not release any post-Effective Date obligations of any party or Entity under the Plan, including under the Prepetition 2021 Notes Documents (as amended pursuant to the Plan) or any obligations of Purchaser under the Sale Transaction Documentation and (ii) nothing in this Article VIII.F shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, fraud, or willful misconduct.

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Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in this Article VIII.F, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims and Causes of Action released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan; and (7) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to such releases.

Notwithstanding any language to the contrary contained in the Plan, the Disclosure Statement, and/or the Confirmation Order, no provision of this Plan or the Confirmation Order shall (i) preclude the SEC from enforcing its police or regulatory powers; or (ii) enjoin, limit, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor Person or non-Debtor Entity in any forum.

G.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, liability, or remedy for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the SAPSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to the Plan, or any sale (including the Sale and the Sale Transaction Documentation), contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in- or out-of-court sale efforts or Sale Process, the Disclosure Statement, the Plan, the SAPSA, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, except for claims related to any act or omission by such Exculpated Party that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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H.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released or exculpated pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

I.	Recoupment

In no event shall any Holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

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J.	Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

K.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
PROVISIONS REGARDING GOVERNANCE OF
THE REORGANIZED DEBTORS

A.	Organizational Action

On and after the Effective Date, the adoption, filing, approval and ratification, as necessary, of all limited liability company, corporate or related actions contemplated hereby for each of the Reorganized Debtors, including the Restructuring Transactions, shall be deemed authorized and approved in all respects.

All matters provided for herein involving the organizational structure of any Debtor or any Reorganized Debtor, or any limited liability company or corporate action required by any Debtor or any Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other stakeholder, including with respect to (i) the adoption and filing of an amendment and restatement of the New Certificate of Incorporation, (ii) the adoption of the New Bylaws, (iii) the adoption and filing of any Reorganized Subsidiary Certificates of Incorporation and Reorganized Subsidiary Certificates of Formation, as applicable, (iv) the approval of any Reorganized Subsidiary Bylaws and Reorganized Subsidiary Operating Agreements, as applicable, (v) the election or appointment, as the case may be, of directors, officers, managers or managing members for the Reorganized Debtors, (vi) the issuance of the New Parent Equity, (vii) the Restructuring Transactions to be effectuated pursuant to the Plan and (viii) the qualification of any Reorganized Debtors as foreign corporations if and wherever the conduct of business by such entities requires such qualifications.

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Any party that is to receive New Parent Equity is deemed to be bound to the terms of the New Stockholders Agreement from and after the Effective Date, even if not a signatory thereto.

On and after the Effective Date, the appropriate officers of each Reorganized Debtor and members of the board of directors, board of managers or equivalent body of each Reorganized Debtor are authorized and directed to issue, execute, deliver, file and record any and all agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

B.	Organizational Documents

The New Certificate of Incorporation, the New Bylaws, and any Reorganized Subsidiary Organization Documents shall be effective as of the Effective Date and shall, among other things, authorize the New Parent Equity. The New Certificate of Incorporation will include certain transfer restrictions on the New Parent Equity. After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation, bylaw, limited liability company agreements, shareholders agreements or other analogous organizational documents, as applicable, as permitted by applicable law. Subject to the Restructuring Transactions, the governance and organizational documents of the Reorganized Subsidiaries that were in effect before the Effective Date shall remain in effect after the Effective Date. After the Effective Date, any of the Reorganized Debtors may file amended and restated certificates of incorporation (or other formation documents, if applicable) with the Secretary of State in any appropriate jurisdiction.

C.	Directors and Officers of the Reorganized Debtors

Subject to the Restructuring Transactions, on the Effective Date, the management, control and operation of each Reorganized Debtor shall become the general responsibility of the board of directors, members or managing members, as applicable, of such Reorganized Debtor or other governing body as provided in the applicable governing documents.

On the Effective Date, the term of the members of the Board shall expire and such members shall be replaced by the New Board. The classification and composition of the New Board shall be consistent with the New Certificate of Incorporation and the New Bylaws. In the Plan Supplement, to the extent known, the Debtors will disclose pursuant to section 1129(a)(5) of the Bankruptcy Code the identity and affiliations of the Persons proposed to serve on the New Board. The New Board members shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the New Certificate of Incorporation and the New Bylaws.

The classification and composition of the managers, managing members and members of the boards of directors, as applicable, of the Reorganized Subsidiary Debtors shall be consistent with the applicable Reorganized Subsidiary Certificate of Formation, Reorganized Subsidiary Certificate of Incorporation, Reorganized Subsidiary Bylaws or Reorganized Subsidiary Operating Agreement. Each such director, manager or managing member, as applicable, shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the relevant Reorganized Debtor’s constituent documents.

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Article X.
CONDITIONS PRECEDENT TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article X.C hereof):

1. the SAPSA shall not have been breached or terminated and shall remain in full force and effect except as otherwise agreed with respect to the treatment of Class 4 Claims as set forth herein;

2. an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code, which order shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders, shall have been entered by the Court;

3. the Sale pursuant to the Sale Transaction Documentation shall have been approved by the Court prior to, or contemporaneously with, Confirmation, and the Sale Transaction Documentation and the Sale Order shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders;

4. the Sale Transaction Documentation shall not have been terminated in accordance with its terms;

5. the Confirmation Order shall have been entered by the Court in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee (but solely with respect to such portions that may materially impact Holders of General Unsecured Claims); and

6. the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof and shall be in form and substance reasonably acceptable to the Debtors (except with respect to the GUC Administrator Budget and any amendments thereto), the Required Consenting Noteholders (except with respect to the identity of the GUC Administrator, the GUC Administrator Budget, and any amendments thereto), and the Committee (but solely insofar as such documents may impact Holders of General Unsecured Claims).

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article X.C hereof):

1. the Confirmation Order, which order shall be in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee, shall have been entered and the Confirmation Order shall have become a Final Order that has not been stayed, modified, or vacated on appeal;

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2. the Purchaser Take-Back Notes Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, 15 U.S.C. §§ 77aaa et seq. prior to the voting deadline with respect to the Plan;

3. the Purchaser Take-Back Notes and the Royalty Interest shall have been delivered by the Purchaser (i) directly to the Holders of Allowed 2021 Notes Claims or (ii) to Parent, in either case, in accordance with the Asset Purchase Agreement and shall be in full force and effect and binding on all parties thereto;

4. the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee (but solely as such documents may impact Holders of General Unsecured Claims);

5. all other Definitive Documentation, which Definitive Documentation shall be in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Committee (but solely with respect to Definitive Documentation impacting Holders of General Unsecured Claims), shall have been effected or executed in accordance with the terms hereof and in accordance with the SAPSA;

6. the New Certificate of Incorporation and New Bylaws shall have become effective and shall be in full force and effect;

7. the Amended Prepetition Notes Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, 15 U.S.C. §§ 77aaa et seq. prior to the voting deadline with respect to the Plan;

8. the Amended Prepetition Notes Documents shall be in full force and effect and binding on all parties thereto;

9. all DIP Facility Claims shall have been paid in Cash in full;

10. all required governmental and third-party approvals and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, shall not be subject to unfulfilled conditions, and shall be in full force and effect, and all applicable waiting periods shall have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

11. all documents and agreements necessary to implement the Plan, which documents shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders shall have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements;

12. (a) all Allowed Professional Fee Claims approved by the Court shall have been paid in full, (b) the Professional Fee Reserve Amount shall have been fully funded in Cash into the Professional Fee Escrow Account, and (c) the General Unsecured Claims Cash Distribution Amount shall have been funded and escrowed in accordance with the Plan;

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13. the Closing Date shall have occurred on terms, and pursuant to the Sale Transaction Documents, reasonably acceptable to the Debtors and the Required Consenting Noteholders; and

14. after giving effect to the terms of the Plan, the Reorganized Debtors shall have Cash in an amount not less than the Post-Effective Date Minimum Cash Amount.

C.	Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article X may be waived only by the Debtors with the prior written consent of the Required Consenting Noteholders and, if applicable, the Committee, without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained herein, the Debtors reserve the right, with the consent of the Required Consenting Noteholders and the Committee (such consent not to be unreasonably withheld), to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in the Plan, and the terms of the SAPSA, the Debtors expressly reserve their rights to alter, amend, or modify the Plan, one or more times, after Confirmation, and, to the extent necessary, initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

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B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation do not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity; or (iv) be used by the Debtors or any other Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments, or claims.

Article XII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections relating to any of the foregoing;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V hereof, the Schedule of Assumed Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was executory or unexpired;

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4. ensure that distributions to Holders of Allowed Claims or Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

7. adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the SAPSA, the Sale, and the Plan Supplement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the SAPSA, the Sale, and the Plan Supplement;

9. enter and enforce any order for the sale of property pursuant to sections 363 or 1123 of the Bankruptcy Code, including the Sale Order;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan, the SAPSA, the Sale Transaction Documentation, or the Plan Supplement;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 hereof;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the SAPSA, the Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, the Sale, or the Sale Transaction Documentation;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including the Sale;

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17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine matters concerning section 1145 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

22. enforce all orders previously entered by the Court;

23. resolve any disputes arising under the Sale Transaction Documentation or other documents related to the Sale;

24. hear any other matter not inconsistent with the Bankruptcy Code;

25. enter an order concluding or closing the Chapter 11 Cases; and

26. enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof.

Article XIII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article X.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and the Purchaser, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

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B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the SAPSA. The Debtors, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest (including the Purchaser) shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect unless the Effective Date occurs. Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

D.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, if any, of such Entity.

E.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or the Reorganized Debtors shall be served on:

Debtors	Cloud Peak Energy Inc. 385 Interlocken Crescent, Suite 400 Broomfield, Colorado 80021 Attn: Bryan Pechersky

Counsel for the Debtors

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Attn: David S. Meyer

Jessica C. Peet

Lauren R. Kanzer

-and-

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attn: Paul E. Heath

Counsel to Ad Hoc Prepetition Secured Noteholder Group and DIP Lenders	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attn: Damian S. Schaible Aryeh E. Falk

Counsel to the Committee	Morrison & Foerster LLP 250 West 55th Street New York, NY 10019-9601 Attn: Jennifer L. Marines Lorenzo Marinuzzi

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F.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G.	Entire Agreement

Except as otherwise indicated, on the Effective Date, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ case website at https://cases.primeclerk.com/cloudpeakenergy or the Court’s website at http://www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

I.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

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J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Purchaser, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of securities thereunder.

K.	Dissolution of the Committee

On the Effective Date, the Committee shall remain in place solely for the purpose of addressing (a) final fee applications for all Professionals and (b) the resolution of any appeals of the Confirmation Order. Upon the dissolution of the Committee, the GUC Administrator shall become the successor in interest to the Committee and the members of the Committee and their respective Professionals will cease to have any duty, obligation, or role arising from or related to the Reorganized Debtors’ Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Reorganized Debtors’ Chapter 11 Cases.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

N.	Waiver or Estoppel

Except with respect to the SAPSA and the parties thereto, each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors’ or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Notice and Claims Agent prior to the Confirmation Date.

* * * *

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Respectfully submitted, as of the date first set forth above,

Dated: October 22, 2019	Cloud Peak Energy Inc.
on behalf of itself and all other Debtors

/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary
385 Interlocken Crescent, Suite 400
Broomfield, Colorado 80021

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Exhibit B

Second Amended Sale and Plan Support Agreement

EXECUTION VERSION

AMENDMENT NO. 1

This AMENDMENT No. 1 dated as of July 16, 2019 (this “Amendment”) to that certain Amended and Restated Sale and Plan Support Agreement, dated as of May 9, 2019, is by and among (i) Cloud Peak Energy Inc. (“Parent”), Cloud Peak Energy Resources LLC (“CPE Resources”) and Cloud Peak Energy Finance Corp. (the “Co-Issuer” and, together with CPE Resources, collectively, the “Issuers”), and the other direct and indirect subsidiaries of Parent that are party hereto (such entities together with Parent and Issuers, the “Cloud Peak Entities” or the “Company”); (ii) each holder of 2021 Notes Claims that are party hereto; and (c) each holder of 2024 Notes Claims party hereto (collectively, the “Consenting Noteholders) (as amended, supplemented, restated or otherwise modified from time to time prior to the date hereof, the “Existing Agreement”). Each of the Cloud Peak Entities and the Consenting Noteholders are referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS:

WHEREAS, on May 6, 2019, the Parties entered into the original Plan and Sale Support Agreement (the “Original Agreement”);

WHEREAS, on May 9, 2019, the Parties amended and restated the Original Agreement, thereby effectuating the Existing Agreement;

WHEREAS, on May 10, 2019, the Cloud Peak Entities commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on June 11, 2019, the Cloud Peak Entities filed in the Bankruptcy Court the Motion of Debtors for Entry of an Order (I) Authorizing the Debtors to Assume the Amended and Restated Sale and Plan Support Agreement, (II) Approving the Lien and Guaranty Settlement Contained in the Amended and Restated Sale and Plan Support Agreement, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [ECF No. 258] seeking, inter alia, authorization to assume the Existing Agreement (the “Motion”) and a proposed order granting the relief set forth therein (the “Proposed Order”);

WHEREAS, the parties hereto desire to amend the Existing Agreement upon the terms and conditions set forth herein; and

WHEREAS, the Consenting Noteholders party hereto constitute the Required Consenting Noteholders (as defined in the Existing Agreement) able to effectuate the amendments to the Existing Agreement set forth herein and such Consenting Noteholders hereby notify the Cloud Peak Entities of their consent to this Amendment.

1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Existing Agreement, as amended hereby (the “Amended Agreement”).

2. Amendments. Each party hereto agrees that, effective on the Amendment Effective Date, the Existing Agreement shall be amended as follows:

(a) Each party hereto agrees that, effective on the Amendment Effective Date, the Existing Agreement shall be amended (i) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Agreement attached as Annex I hereto.

4. Representations and Warranties. Each party hereto hereby represents and warrants that by its execution of this Amendment, the undersigned officer on behalf of such party hereby certifies that, as of the Amendment Effective Date, each such party (x) has the corporate or other organizational power and authority to enter into this Amendment and to perform its obligations under this Amendment, and (y) the execution, delivery and performance of this Amendment are within such party’s corporate powers and will not violate any such party’s charter or by-laws, any material agreement or contract to which it or its property is bound or material law, rule, writ, order or judgment to which such party or its property is subject or bound.

5. Conditions to Effectiveness. This Amendment shall become effective on the date (such date, the “Amendment Effective Date”) that the following conditions have been satisfied:

(a) The Bankruptcy Court shall have granted the relief requested in the Motion and entered the Proposed Order in the Chapter 11 Cases, inter alia, authorizing the Cloud Peak Entities” entry into the Amended Agreement in form substantially identical to Annex I and approving the Lien and Guarantee Settlement (as defined in the Existing Agreement).

(b) The representations and warranties in Section 4 of this Amendment shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on the Amendment Effective Date (or to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall have been true and correct in all material respects as of such earlier date).

6. Ratification. Except to the extent hereby amended, the Existing Agreement remains in full force and effect and are hereby ratified and affirmed as of the Amendment.

7. Miscellaneous. This Amendment shall be limited precisely as written and, except as expressly provided herein, shall not be deemed to be a consent granted pursuant to, or a waiver or modification of, any term or condition of the Existing Agreement or any of the instruments or agreements referred to therein. Unless the context indicates otherwise, on and after the Amendment Effective Date, whenever the Existing Agreement is referred to in the Amended Agreement or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, such reference shall be deemed to mean the Amended Agreement.

8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10(h) of the Existing Agreement. Delivery of an executed counterpart to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed original.

9. Governing Law. THIS AMENDMENT AND ALL ACTIONS ARISING UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

10. Entire Agreement. This Amendment and the Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

11. Severability. In the event any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12. Waiver of Jury Trial; Jurisdiction. The provision of Sections 18(m) of the Existing Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers, all as of the date and year first above written.

CLOUD PEAK ENERGY RESOURCES LLC, as Issuer

By:	/s/Bryan Pechersky
Bryan Pechersky
Executive Vice President, General
Counsel and Corporate Secretary

CLOUD PEAK ENERGY FINANCE CORP., as Issuer

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General
Counsel and Corporate Secretary

CLOUD PEAK ENERGY INC., as Parent

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General
Counsel and Corporate Secretary

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

ARROWHEAD I LLC

ARROWHEAD II LLC

ARROWHEAD III LLC

YOUNGS CREEK HOLDINGS I LLC

YOUNGS CREEK HOLDINGS II LLC

YOUNGS CREEK MINING COMPANY, LLC

BIG METAL COAL CO. LLC

CORDERO MINING LLC

CORDERO MINING HOLDINGS LLC

CORDERO OIL AND GAS LLC

CABALLO ROJO LLC

CABALLO ROJO HOLDINGS LLC

NERCO LLC

NERCO COAL LLC

ANTELOPE COAL LLC

SPRING CREEK COAL LLC

NERCO COAL SALES LLC

PROSPECT LAND AND DEVELOPMENT LLC CLOUD PEAK ENERGY LOGISTICS LLC CLOUD PEAK ENERGY LOGISTICS I LLC KENNECOTT COAL SALES LLC

RESOURCE DEVELOPMENT LLC

WESTERN MINERALS LLC

SEQUATCHIE VALLEY COAL

CORPORATION

CLOUD PEAK ENERGY SERVICES

COMPANY,

as Subsidiary Guarantors

/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General
Counsel and Corporate Secretary

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

ALLIANZ GLOBAL INVESTORS U.S.

LLC, in its capacity as investment manager,

investment adviser or investment sub-adviser

and on behalf of the investment vehicles

identified below as Consenting Noteholders:

Allianz Short Duration High Yield Fund,

aseries of Allianz Global Investors Trust

AllianzGI Short Duration High Income

Fund, a series of Allianz Funds

Multi-Strategy Trust

Allianz Rendite Plus 2019

Allianz US Short Duration High Income

Bond Fund, a sub-fund of Allianz Global

Investors Fund

By:	/s/ Steven Gish
Name:	Steven Gish
Title:	Director

Attn:	Steven Gish

Tel:

Email:

Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

Arena Capital Advisors, LLC, for and on behalf of funds and accounts it manages and as Consenting Noteholder

By:	/s/ Jeremy Sagi
Name:	Jeremy Sagi
Title:	CFO

Attn:

Tel:

Email:

Address:

Holdings

Principal Amount of 2021 Notes ____________

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

GRACE BROTHERS, LP, as Consenting Noteholder

BY:	BRO-GP, LLC
A General Partner

By:	/s/ Bradford T.Whitmore
Name:	Bradford T. Whitmore
Title:	Manager

Attn:	Bradford T. Whitmore
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ____________

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

TIAA Global Public Investments, LLC - Series High Yield, as Consenting Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Ji Min Shin AD
Name:	Ji Min Shin
Title:	Senior Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

TIAA Global Public Investments, LLC - Series Loan, as Consenting Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Ji Min Shin AD
Name:	Ji Min Shin
Title:	Senior Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

TIAA-CREF Bond Plus Fund, as Consenting Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Ji Min Shin AD
Name:	Ji Min Shin
Title:	Senior Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

TIAA-CREF High Yield Fund, as Consenting Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Ji Min Shin AD
Name:	Ji Min Shin
Title:	Senior Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

Teachers Insurance and Annuity Association of America, as Consenting Noteholder
By:	Nuveen Alternatives Advisors LLC, its investment manager

By:	/s/Ji Min Shin AD
Name:	Ji Min Shin
Title:	Senior Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

WEXFORD SPECTRUM INVESTORS LLC, as Consenting Noteholder

By:	/s/Paul Jacobi
Name:	Paul Jacobi
Title:	Vice President

WEXFORD CATALYST INVESTORS LLC, as Consenting Noteholder

By:	/s/Paul Jacobi
Name:	Paul Jacobi
Title:	Vice President

DEBELLO INVESTORS LLC, as Consenting Noteholder

By:	/s/Paul Jacobi
Name:	Paul Jacobi
Title:	Vice President

Attn:	Legal
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

Wolverine Flagship Fund Trading Limited, as Consenting Noteholder

By:	/s/KennethL.Nadel
Name:	Kenneth L. Nadel
Title:	Authorized Signatory

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes _____________

[Signature Page to Amendment to Amended and Restated Sale and Plan Support Agreement]

Annex I

Second Amended and Restated SAPSA

[See Attached]

EXECUTION VERSION

THIS SECOND AMENDED AND RESTATED SALE AND PLAN SUPPORT AGREEMENT IS
NOT AN OFFER WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR
SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING
CONTAINED IN THIS AMENDED AND RESTATED SALE AND PLAN SUPPORT
AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE
OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED
HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

SECOND AMENDED AND RESTATED SALE AND PLAN SUPPORT AGREEMENT

This SECOND AMENDED AND RESTATED SALE AND PLAN SUPPORT AGREEMENT (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, this Agreement), dated as of ~~May 9~~ July 16, 2019, is entered into by and among:

(a) Cloud Peak Energy Inc. (“Parent”), Cloud Peak Energy Resources LLC (“CPE Resources”) and Cloud Peak Energy Finance Corp. (the “Co-Issuer” and, together with CPE Resources, collectively, the “Issuers”), and the other direct and indirect subsidiaries of Parent that are party hereto (such entities together with Parent and Issuers, the “Cloud Peak Entities” ~~or~~ the “Company” or the “Debtors”);

(b) each holder of 2021 Notes Claims (as defined below) that is party hereto (the “Consenting 2021 Notes Holders”); and

(c) each holder of 2024 Notes Claims (as defined below) party hereto (the “Consenting 2024 Notes Holders” and, together with the Consenting 2021 Notes Holders, the “Consenting Noteholders”).1

Each of the Cloud Peak Entities and the Consenting Noteholders are referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, certain Cloud Peak Entities issued notes pursuant to (i) that certain Indenture, dated as of October 17, 2016 (as amended, modified, supplemented or waived from time to time, the “2021 Notes Indenture”), by and among Parent, Issuers, the Subsidiary Guarantors (as defined in the 2021 Notes Indenture, the “Subsidiary Guarantors”) and Wilmington Trust, National Association, as indenture trustee (the “2021 Notes Indenture Trustee”) (ii) that certain First Supplemental Indenture, dated as of March 11, 2014 (as amended, modified, supplemented or waived from time to time, the “2024 Notes Indenture”), by and among Parent, Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as indenture trustee (the “2024 Notes Indenture Trustee”);

[1]	For the purposes of this Agreement, where the signature block of a Party indicates that such Party enters into this Agreement on behalf of a business unit, group, division or similar entity of such Party, or, in the case a signatory is an investment manager or advisor that has been delegated investment management authority over the applicable claims, “Consenting Noteholder” shall mean, with respect to such Party, such business unit, group, division or similar entity of such Party as defined in the signature block of such Party, or, with respect to an investment manager or advisor, the holdings over which such investment manager or advisor has been delegated investment management authority.

WHEREAS, (i) pursuant to Section 10.01 of the 2021 Notes Indenture, in addition to Parent, the Subsidiary Guarantors (together with Parent, the “2021 Notes Guarantors”) agreed to jointly and severally, and unconditionally guarantee the payment of any notes issued under the 2021 Notes Indenture (the “2021 Notes Subsidiary Guaranties”) and (ii) pursuant to Section 11.01 of the 2024 Notes Indenture, in addition to Parent, the Subsidiary Guarantors (together with Parent, the “Guarantors”) agreed to jointly, severally and unconditionally guarantee the payment of any notes issued under the 2024 Notes Indenture (the “2024 Notes Subsidiary Guaranties” and, together with the 2021 Notes Subsidiary Guaranties, the “Subsidiary Guaranties”);

WHEREAS, pursuant to the Security Documents (as defined in the 2021 Notes Indenture), including the Mortgages and the 2021 Notes Security Agreement (as defined below), Parent, the Issuers, and the Subsidiary Guarantors granted second-priority liens on substantially all of their respective assets (the “Second Liens”) to the holders of notes issued pursuant to the 2021 Notes Indenture (the “2021 Notes Holders”);

WHEREAS, as of the date of this Agreement, (i) notes in the aggregate principal amount of $290,366,000 were outstanding pursuant to the 2021 Notes Indenture and (ii) notes in the aggregate principal amount of $56,408,000 were outstanding pursuant to the 2024 Notes Indenture;

WHEREAS, on November 15, 2018, (i) that certain Amended and Restated Credit Agreement, dated as of May 24, 2018 (the “Credit Agreement”), by and among CPE Resources, PNC Bank, National Association, as administrative agent (the “Credit Agreement Agent”), the guarantors party thereto (the “Credit Agreement Guarantors”) and the lenders party thereto was terminated and (ii) the guarantees and liens securing obligations under the Credit Agreement granted by CPE Resources and each Credit Agreement Guarantor under the Security Documents (as defined in the Credit Agreement), including under any Mortgages (as defined in the Credit Agreement) and the Amended and Restated Guarantee and Security Agreement, dated as of May 24, 2018, by and among CPE Resources, the Credit Agreement Agent and the Credit Agreement Guarantors, were released and terminated, in each case, pursuant to that certain letter agreement, dated as of November 15, 2018, by and among CPE Resources, the Credit Agreement Agent and the Credit Agreement Guarantors (the “Release of Credit Agreement Obligations”);

WHEREAS, in its Form 10-K filed with the U.S. Securities and Exchange Commission on March 15, 2019, Parent disclosed that the termination of the Credit Agreement on November 15, 2018 may have resulted in a release of the 2021 Notes Subsidiary Guaranties and the Second Liens granted by the Subsidiary Guarantors (the “Subsidiary Liens”);

WHEREAS, the Consenting Noteholders dispute the view that the Release of Credit Agreement Obligations resulted in the release of the 2021 Notes Subsidiary Guaranties and the Subsidiary Liens (the “Lien and Guaranty Dispute”);

~~WHEREAS, the Cloud Peak Entities have determined to commence voluntary cases (the ‘“Chapter 11 Cases’“) under chapter 11 of title 11 of the United States Code (as amended from time to time, the ‘“Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the ‘“Bankruptcy Court ) to effectuate the Sale (as defined below) and distribute the proceeds thereof and liquidate the Cloud Peak Entities” estates pursuant to a plan of liquidation;~~

WHEREAS, in preparation for the commencement of the Chapter 11 Cases, the Company conducted a process to obtain postpetition debtor-in-possession financing which yielded proposals from potential third-party lenders and a proposal from an ad hoc group of certain of the Consenting Noteholders;

WHEREAS, based on an analysis of the terms and conditions, expected time required to close the financing, likelihood of closing, and amount of liquidity offered under the debtor-inpossession financing proposals, the Company initially determined that the proposals from the ad hoc group of Consenting Noteholders and one of the potential third party lenders (the ‘Alternative Lender”) were the most actionable and favorable proposals, and therefore, the Company moved forward in negotiating the terms of each of the two proposals on parallel paths and ultimately decided to proceed with the Alternative Lender’s proposal;

WHEREAS, in full and final settlement of the Lien and Guaranty Dispute, the Parties entered into the Original Agreement (as defined below) under which, in exchange for, inter alia, the commitments of the Consenting Noteholders and the Backup DIP Commitment Parties (as defined below) thereunder and in the Backup DIP Facility Commitment Letter (as defined below), including the Backup DIP Commitments (as defined below) the consent to use of Cash Collateral (as defined below), consent to priming liens of the Alternative Lender under a proposed Third Party DIP Facility (as defined below), and support of the Sale Process and the Plan (each as defined below), the Subsidiary Guarantors reaffirmed the Subsidiary Guaranties provided in the 2021 Notes Indenture and 2024 Notes Indenture and the Subsidiary Liens provided in the Security Documents (as defined in the 2021 Notes Indenture) irrespective of the Release of Credit Agreement Obligations effective upon the date of the Original Agreement;

WHEREAS, after extensive good faith negotiations, it became clear that the Alternative Lender’s proposed Third Party DIP Facility would likely provide less liquidity than originally anticipated, and the Cloud Peak Entities reopened discussions with the Backup DIP Commitment Parties, while continuing to negotiate with the Alternative Lender, seeking for the Backup DIP Commitment Parties to improve the terms of their commitment;

WHEREAS, the Backup DIP Commitment Parties have agreed to, and committed to provide postpetition financing on, such improved terms, all as set forth in the DIP Facility Commitment Letter (as defined below);

WHEREAS, the board of directors, board of managers, or equivalent governing body, as applicable, of each of the Cloud Peak Entities ~~has~~ determined, after receiving advice from counsel and other advisors, that the terms for debtor-in-possession financing proposed by the Backup Commitment Parties in the DIP Facility Commitment Letter ~~are~~ was superior to the terms proposed by the Alternative Lender under the Third Party DIP Facility; ~~and~~

WHEREAS, the Parties ~~now desire to amend and restate~~ amended and restated the Original Agreement and, as part of the compromise and settlement of the Lien and Guaranty Dispute, in exchange for, inter alia, the commitments of the Consenting Noteholders and the DIP Commitment Parties (as defined below) hereunder and in the DIP Facility Commitment Letter, including the DIP Commitments (including the greater than ratable commitment provided by that that certain Consenting 2024 Noteholder relative to its holdings of 2021 Notes Claims), the consent to use of Cash Collateral (as defined below), and support of the Sale Process and the Plan (each as defined below), the Subsidiary Guarantors ~~agree~~ agreed to reaffirm the Subsidiary Guaranties provided in the 2021 Notes Indenture and 2024 Notes Indenture and the Subsidiary Liens provided in the Security Documents (as defined in the 2021 Notes Indenture) irrespective of the Release of Credit Agreement Obligations;

WHEREAS, on May 10, 2019, the Cloud Peak Entities commenced voluntary cases (the ‘“Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (as amended from time to time, the ‘“Bankruptcy Code’’”‘), in the United States Bankruptcy Court for the District of Delaware (the ‘“Bankruptcy Court”) to effectuate the Sale (as defined below) and distribute the proceeds thereof and liquidate the Cloud Peak Entities” estates pursuant to a plan of liquidation;

WHEREAS, on May 22, 2019, the United States Trustee issued a notice [ECF No. 143], indicating that the Committee of Unsecured Creditors (the “Committee”) had been appointed pursuant to section 1102(a)(1) of the Bankruptcy Code;

WHEREAS, on June 11, 2019, the Debtors filed the Motion of Debtors for Entry of an Order (I) Authorizing the Debtors to Assume the Amended and Restated Sale and Plan Support Agreement, (II) Approving the Lien and Guaranty Settlement Contained in the Amended and Restated Sale and Plan Support Agreement, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [ECF No. 258] seeking authorization to assume the Amended and Restated Sale and Plan Support Agreement and approval of the Lien and Guaranty Settlement; and

WHEREAS, the Committee supports the Debtors” assumption of the First Amended and Restated Agreement and the Lien and Guaranty Settlement, subject to the amendment and restatement of the First Amended and Restated Agreement contemplated in this Agreement occurring contemporaneously with the Bankruptcy Court’s approval of such assumption, and has agreed that it shall support a Plan, subject to its fiduciary duties, which for the avoidance of doubt distributes Net Sale Proceeds in accordance with Section 4(c) hereof; provided that such Plan shall be consistent with the terms hereof and otherwise reasonably acceptable to the Committee;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Incorporation of Defined Terms. Capitalized terms used and not defined or otherwise specified in this Agreement shall have the meaning ascribed to them in the DIP Credit Agreement (as defined below).

2. Definitions. The following terms shall have the following definitions:

“2021 Notes Claims” means all Claims (as defined below) of any kind whatsoever arising under or related to the 2021 Notes Indenture and the other 2021 Notes Documents.

“2021 Notes Documents” has the meaning set forth in the 2021 Notes Indenture.

“2021 Notes Guarantors” has the meaning set forth in the recitals hereto.

“2021 Notes Holders” has the meaning set forth in the recitals hereto.

“2021 Notes Indenture” has the meaning set forth in the recitals hereto.

“2021 Notes Indenture Trustee” has the meaning set forth in the recitals hereto.

“2021 Notes Security Agreement” means that certain Security Agreement dated as of October 17, 2016 by the Issuers and the other grantors from time to time party thereto in favor of Wilmington Trust, National Association, solely in its capacity as collateral agent thereunder.

“2021 Notes Subsidiary Guaranties” has the meaning set forth in the recitals hereto.

“2024 Notes Claims” means all claims of any kind whatsoever arising under the 2024 Notes Indenture and the other 2024 Note Documents.

“2024 Notes Documents” has the meaning set forth in the 2024 Indenture.

“2024 Notes Indenture” has the meaning set forth in the recitals hereto.

“2024 Notes Indenture Trustee” has the meaning set forth in the recitals hereto.

“2024 Notes Subsidiary Guaranties” has the meaning set forth in the recitals hereto.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 6 hereof.

“Alternative Lender” has the meaning set forth in the recitals hereto.

“Alternative Transaction” means a transaction involving any or all of (i) a chapter 11 plan or other financial and/or corporate restructuring of any or all of the Cloud Peak Entities, (ii) the sale or disposition of any assets or equity of a Cloud Peak Entity, (iii) a merger, consolidation, business combination, liquidation, any debt or equity refinancing or recapitalization of any or all of the Cloud Peak Entities or (iv) any similar transaction involving any or all of the Cloud Peak Entities, in each case other than the Sale, the Plan, or any transactions contemplated by the Plan.

“Asset Purchase Agreement(s)” mean the purchase and sale agreement or agreements executed in connection with any Sale.

“Assets” means all or substantially all of the assets of the Cloud Peak Entities.

“Backup DIP Commitment Party” means each Consenting Noteholder that is identified as a Backup DIP Commitment Party on Schedule 1 to the Backup DIP Facility Commitment Letter.

“Backup DIP Commitments” means each Backup DIP Commitment Party’s Commitment as set forth on Schedule 1 to the Backup DIP Facility Commitment Letter.

“Backup DIP Facility” means the debtor-in-possession financing facility that was to be provided by the Backup DIP Commitment Parties (or their affiliates or funds managed by them) or the joining creditors pursuant to the Original Agreement on the terms and conditions set forth in the Backup DIP Facility Term Sheet (as defined below) in the event the Third Party DIP Facility was not entered into by the Company and approved by the Bankruptcy Court pursuant to the DIP Order as contemplated in the Original Agreement.

“Backup DIP Facility Commitment Letter” means that certain Commitment Letter, originally dated as of May 1, 2019, which was extended from time to time and a copy of which was attached as Exhibit E to the Original Agreement.

“Backup DIP Facility Term Sheet” means the term sheet that was attached as Exhibit A to the Backup DIP Facility Commitment Letter.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Beneficial Ownership” means, with respect to any security, “beneficial ownership” of such security as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

“Bidding Procedures” means the bidding procedures substantially in the form attached hereto as Exhibit B.

“Bidding Procedures Order” means an order of the Bankruptcy Court, approving, among other things, the Bidding Procedures.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Carve-Out” has the meaning set forth in the DIP Order (as defined below).

“Carve-Out Reserve Account” has the meaning set forth in Section 4(c) hereof.

“Cash Collateral” means “cash collateral,” as defined in section 363 of the Bankruptcy Code, in which the 2021 Notes Indenture Trustee or the Collateral Agent (as defined in the 2021 Notes Indenture), as applicable, has a lien, security interest or other interest (including, without limitation, any adequate protection liens or security interests), in each case whether existing on the Petition Date (as defined below), arising pursuant to the DIP Order or otherwise, and which the Company shall be permitted to use in accordance with the DIP Order.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Claims” has the meaning assigned to such term in the Bankruptcy Code.

“Cloud Peak Entities” has the meaning set forth in the preamble hereof.

“Collateral” has the meaning given to it in the 2021 Notes Indenture.

“Company” has the meaning set forth in the preamble hereof.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan.

“Consenting 2024 Notes Holders” has the meaning set forth in the preamble hereof.

“Consenting Noteholders” has the meaning set forth in the preamble hereof.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Credit Agreement Agent” has the meaning set forth in the recitals hereto.

“Credit Agreement Guarantors”“ has the meaning set forth in the recitals hereto.

“Critical Vendor Order”“ means the Final Order (I) Authorizing the Debtors to Pay Certain Prepetition Claims of Critical Vendors and (II) Granting Related Relief [ECF No. 244].

“Critical Vendor Payments”“ means all payments that are authorized pursuant to Critical Vendor Order up to the amount set forth therein.

“Davis Polk” means Davis Polk & Wardwell LLP, as counsel to the Consenting Noteholders.

“Definitive Documents” has the meaning set forth in Section 3(a) hereof.

“DIP Commitment Party” means each Consenting Noteholder that is identified as a DIP Commitment Party on Schedule 1 to the DIP Facility Commitment Letter.

“DIP Commitments” means each DIP Commitment Party’s Commitment as set forth on Schedule 1 to the DIP Facility Commitment Letter.

“DIP Credit Agreement” means that certain Superpriority Secured Debtor-inPossession Credit Agreement (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), in form and substance acceptable to the DIP Commitment Parties, that shall have been approved by the Bankruptcy Court pursuant to the DIP Order.

“DIP Facility” means the debtor-in-possession financing facility to be provided by the DIP Commitment Parties (or their affiliates or funds managed by them) or the joining creditors on the terms and conditions set forth in the DIP Credit Agreement.

“DIP Facility Commitment Letter” means that certain Commitment Letter, dated as of May 9, 2019, which may be extended from time to time and a copy of which is attached hereto as Exhibit A.

“DIP New Money Claims” means any Claim held by the DIP Commitment Parties arising on account of any ~~new money loans~~ New Money Loans (as defined in the DIP Credit Agreement) provided to the Company pursuant to the DIP Credit Agreement as approved by the Bankruptcy Court in the DIP Order.

~~“DIP Roll-Up Amount” means the amount of any roll up loans comprised of a pro rata roll up of prepetition 2021 Notes Claims held by the DIP Commitment Parties or their respective affiliates in accordance with the DIP Order.~~

“DIP Final Roll-Up Claim” means any Claim held by the DIP Commitment Parties arising on account of any Final Roll-up Loans (Second Borrowing) and Final Roll-Up Loans (Third Borrowing) (each as defined in the DIP Credit Agreement) as approved by the Bankruptcy Court in the DIP Order.

“DIP Contingent Roll-Up Claim” means any Claim held by the DIP Lenders (as defined in the Final DIP Order) arising on account of any Contingent Roll-Up Loan (as defined in the DIP Credit Agreement) as approved by the Bankruptcy Court in the DIP Order.

“DIP Motion” means a motion filed by the Company in the Chapter 11 Cases seeking the Bankruptcy Court’s entry of the Interim DIP Order and Final DIP Order, among other things, approving the DIP Facility and allowing the use of Cash Collateral.

“DIP Order” means the Interim DIP Order (as defined below) or the Final DIP Order (as defined below), if such Final DIP Order shall have been entered by the Bankruptcy Court.

“Exhibits and Schedules” has the meaning set forth in Section 15 hereof.

“Final DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases approving the DIP Facility and granting any other relief requested in the DIP Motion on a final basis.

“First Amended and Restated Agreement” means the First Amended and Restated Sale and Plan Support Agreement dated as of May 9, 2019 by and among the Parties.

“First Day Lien/Priority Claim Payments” means all payments that are authorized pursuant to the Lien/Priority Claims Order, which for the avoidance of doubt shall include claims arising under section 503(b)(9) of the Bankruptcy Code, up to the amount set forth therein.

“First Day Pleadings” means any motions or other pleadings filed by any Cloud Peak Entity seeking ‘first day” relief in the Chapter 11 Cases.

“Indenture Trustees” means the 2021 Notes Indenture Trustee and the 2024 Notes Indenture Trustee, collectively.

“Interim DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases in form and substance reasonably acceptable to the Required Consenting Noteholders approving the DIP Facility and granting any other relief requested in the DIP Motion on an interim basis.

“Issuers” has the meaning set forth in the preamble hereof.

“KEIP/KERP Amounts” means all amounts contemplated to be paid under the KEIP/KERP Plans.

“KEIP/KERP Plans” means, collectively, that certain Key Employee Retention Plan adopted on January 23, 2019 and that certain Key Employee Incentive Plan adopted on March 13, 2019.

“Lien and Guaranty Dispute” has the meaning set forth in the recitals hereof.

“Lien/Priority Claims Order” means the Final Order (I) Authorizing the Debtors to Pay (A) Certain Prepetition Claims of Shippers, Warehousemen, and Service Providers, (B) Claims Arising Under Section 503(b)(9) of the Bankruptcy Code, and (C) Certain Royalty and Lease Obligations and (II) Granting Related Relief [ECF No. 245].

“Net Sale Proceeds” means proceeds payable to the Company upon closing of a Sale following deduction of (i) costs, fees, expenses, or commissions (including with respect to any investment banking transaction fees or commissions) incurred in connection therewith or relating thereto and (ii) an amount equal to any break-up fee or expense reimbursement payable under any Asset Purchase Agreement(s) due on account of such closing, as applicable, and which in each case, if any, shall be paid directly from the applicable Prevailing Bidder(s) to any applicable stalking horse purchaser under the applicable Asset Purchase Agreement(s).

“Note Documents” means the 2021 Notes Documents and the 2024 Notes Documents, collectively.

“Noteholders” means the 2021 Notes Holders and the 2024 Notes Holders, collectively.

“Notes Claims” means the 2021 Notes Claims and the 2024 Notes Claims, collectively.

“Original Agreement” means the Sale and Plan Support Agreement dated as of May 6, 2019 by and among the Parties.

“Parent” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any other legal entity or association.

“Permitted Transfer” has the meaning set forth in Section 14 hereof.

“Permitted Transferee” has the meaning set forth in Section 14 hereof.

“Petition Date” means the date the Chapter 11 Cases are commenced.

“Plan” means a chapter 11 plan of liquidation in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders and the Committee that distributes Net Sale Proceeds in accordance with Section 4(c) hereof and provides for, inter alia (i), customary releases and exculpations~~.~~, including a release of the 2024 Notes Indenture Trustee, (ii) a release of avoidance actions against holders of general unsecured claims against the Cloud Peak Entities (to the extent not purchased and waived in connection with any Sale), (iii) the payment of the reasonable and documented fees and expenses of the 2024 Notes Indenture Trustee in an amount not to exceed an amount to be agreed, (iv) the appointment of a general unsecured creditor claims administrator selected by the Company and the Committee and (v) effectuates the Unsecured Creditor Sharing Agreement.

“Prevailing Bidder(s)” means the Person(s) that is determined by the Company, in consultation with the Required Consenting Noteholders, to have submitted the highest or otherwise best bid(s) for the Assets at the conclusion of the Sale Process.

“Qualified Marketmaker” has the meaning set forth in Section 14(b) hereof.

“Release of Credit Agreement Obligations” has the meaning set forth in the recitals hereto.

“Required Consenting Noteholders” means the Consenting Noteholders holding a majority in dollar amount of the outstanding principal amount of the 2021 Notes Claims held by all Consenting Noteholders as determined at the time of such consent.

“Sale” means the sale of substantially all of the Assets pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, to the Prevailing Bidder(s) in accordance with terms and conditions hereof.

“Sale Order” means the order or orders of the Bankruptcy Court which, among other things, (i) approves any Sale, (ii) approves the assumption by the Company (and, if applicable, assignment to the Prevailing Bidder(s)) of any contract(s) pursuant to section 365 of the Bankruptcy Code, (iii) contains findings of fact and conclusions of law that the Prevailing Bidder(s) is or are a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code, and (iv) provides that Net Sale Proceeds be distributed by the Company to the 2021 Notes Indenture Trustee for distribution to the 2021 Notes Holders, upon the later of (1) consummation of the applicable Asset Purchase Agreement(s) and (2) consummation of a chapter 11 plan of liquidation that distributes the Net Sale Proceeds in accordance with and subject to Section 4(c) hereof.

“Sale Process” means the marketing process that the Company and its professionals have commenced to solicit bids for the purchase of any or all of the Assets.

“Second Liens” has the meaning set forth in the recitals hereto.

“Subsidiary Guarantors” has the meaning set forth in the recitals hereto.

“Subsidiary Liens” has the meaning set forth in the recitals hereto.

“Terminating Consenting Noteholders” has the meaning set forth in Section 7(c) hereof.

“Termination Date” has the meaning set forth in Section 8 hereof.

“Termination Event” has the meaning set forth in Section 7 hereof.

“Third Party DIP Facility” means a postpetition debtor-in-possession financing facility proposed to be provided by a third party lender on terms to be agreed upon by the Company and such third party lender in connection with the Chapter 11 Cases and as contemplated in the Original Agreement.

“Transfer” has the meaning set forth in Section 14 hereof.

“Transfer Agreement” means the form attached hereto as Exhibit C or Exhibit D, as applicable, as may be amended, modified or supplemented only in accordance with Section 14 hereof.

“Unsecured Creditor Sharing Agreement” has the meaning set forth in Section 4(e) hereof.

“Wind-Down Budget” means a budget negotiated in good faith among the Company and the Required Consenting Noteholders to pay in full in cash all administrative expense claims and priority claims that have not been paid in the ordinary course of business or in connection with Sales that are supported by the Required Consenting Noteholders and other reasonable fees, costs and expenses to conclude the Chapter 11 Cases under a confirmed Plan following the consummation of a Sale.

3. Obligations of the Parties. Subject to the terms and conditions of this Agreement, each of the Parties agrees as follows:

(a) to promptly negotiate, in good faith, the definitive documents relating to the implementation and effectuation of the Sale and the Plan, including, but not limited to: (i) each Asset Purchase Agreement, (ii) the Disclosure Statement, (iii) the Plan, (iv) the DIP Credit Agreement, (v) the Interim DIP Order and the Final DIP Order, (vi) the Sale Order, (ix) the Confirmation Order, (x) the Bidding Procedures Order, (xi) the Wind-Down Budget, and (xii) all other agreements, documents, exhibits, annexes, schedules and any orders of the Bankruptcy Court, as applicable, that are reasonably necessary or appropriate for the prompt consummation of the Sale and the Plan, including those motions and proposed court orders that the Company files on or after the Petition Date and seeks to have heard on an expedited basis at the “first day hearing” (all of the foregoing, collectively with this Agreement, in each case as amended, modified or supplemented from time to time in accordance with the terms hereof or thereof, the “Definitive Documents”); provided that, in each case, such Definitive Documents shall be in form and substance reasonably acceptable to the Cloud Peak Entities and the Required Consenting Noteholders; ~~and~~

(b) to promptly execute and deliver (to the extent a party thereto), and otherwise support the prompt consummation of the transactions contemplated by, the Definitive Documents~~.~~;

(c) to work in good faith with potential purchasers to effectuate the assumption and assignment (including payment of all associated undisputed cure obligations) of all agreements and unexpired leases that the purchaser determines are integral to the operation of the purchased assets; and

(d) to work in good faith to cause the purchaser to purchase and waive avoidance actions against holders of general unsecured claims.

4. Obligations of the Consenting Noteholders.2

(a) Consent to Use of Cash Collateral. Each of the Consenting 2021 Notes Holders shall consent to the Company’s use of Collateral (including, without limitation, Cash Collateral) pursuant to the terms set forth in this Agreement and the Interim DIP Order, as such order may be superseded by the Final DIP Order and/or supplemental order(s) entered by the Bankruptcy Court.

(b) Consent to Priming Liens; Consent to DIP Order. Each of the Consenting 2021 Notes Holders shall consent to each of the Cloud Peak Entities granting senior priming liens pursuant to section 364(d)(1) of the Bankruptcy Code on the Collateral to the DIP Commitment Parties in connection with the DIP Facility pursuant to the terms set forth in this Agreement and the Interim DIP Order, as such order may be superseded by the Final DIP Order and/or supplemental order(s) entered by the Bankruptcy Court. Further, each of the Consenting Noteholders shall not object to, delay, impede, or take any other action (including to instruct or direct the Indenture Trustees) to interfere with the prompt entry by the Bankruptcy Court of the DIP Order approving the DIP Facility.

(c) Consent to Distribution of Cash Consideration. In furtherance of the confirmation of a Plan and approval of any Sale, upon and following the closing of any Asset Purchase Agreement, each of the Consenting Noteholders hereby consents to the use of the Net Sale Proceeds of any Sale as follows:

(i) first, an amount shall be deposited into a segregated account (the “Carve-Out Reserve Account”) in trust maintained by the Company equal to (a) all accrued but unpaid fees and expenses, and all estimated fees and expenses, of the professionals of the Company and any creditors committee appointed in the Chapter 11 Cases, if any, plus (b) the lesser of (x) any fixed dollar amount constituting the agreed cap on professional fees subject to the carve-out (or equivalent term) following delivery of a carve-out trigger notice (or equivalent term) and (y) the Wind-Down Budget, which shall in each case be used to pay such professionals in accordance with the compensation procedures approved by the Bankruptcy Court and subject to the terms and conditions of the DIP Order;

(ii) second, an amount equal to the aggregate amount of cure amounts asserted by cure claimants whose contracts are being assumed in the Sale(s) for which the Company is responsible, in each case, in accordance with the applicable Asset Purchase Agreement(s), shall be paid to such cure claimants;

[2]	Notwithstanding anything to the contrary in this Agreement, Claims, other claims, equity interests, actions or activities of a Consenting Noteholder subject to this Agreement shall not include any Claims, other claims, equity interests, actions or activities held or performed in a fiduciary capacity or held, acquired or performed by any other division, business unit or trading desk of such Consenting Noteholder (other than the division, business unit or trading desk expressly identified on the signature pages hereto), unless and until such division, business unit or trading desk is or becomes a party to this Agreement. In the case of an investment manager or advisor acting on behalf of a Consenting Noteholder, these conditions would apply only to holdings over which such investment manager or advisor has been delegated investment management authority.

(iii) third, after application of all funds held in the Segregated Account (as defined in the DIP Order) to the repayment of the DIP New Money Claims, to pay the DIP New Money Claims in full; and

(iv) fourth, an amount equal to the following, without duplication, ~~if such amount is a positive sum,~~ shall be deposited in an account or accounts maintained by the Company that is subject to the springing control of the 2021 Notes Indenture Trustee:

(A) an aggregate amount equal to all accrued but unpaid administrative expenses (other than administrative expenses to be paid from the Carve-Out Reserve Account), all KEIP/KERP Amounts not previously paid~~, claims under section 503(b)(9) of the Bankruptcy Code, and other priority claims~~ and the Critical Vendor Payments (related to the assets subject to such sale), in each case that are not assumed by the Prevailing Bidder(s) pursuant to the applicable Asset Purchase Agreement(s), for payment of such claims and expenses in full in cash subject to the terms and conditions of the DIP Order and, to the extent applicable, in accordance with the Plan; plus

(B) the amount of the Wind-Down Budget (to the extent not covered by the Carve-Out Reserve Account); ~~less~~ and

~~(C) the Company’s unrestricted cash balance as of such date and any excess restricted cash available to or returned to the Company as a result of the accounts receivable securitization facility being paid off or otherwise terminated;~~

(v) fifth, after making the payments and distributions in full in cash set forth in Sections 4(c)(i)-(iv), and upon the ~~later of (i) consummation of the applicable Asset Purchase Agreement(s) and (ii)~~ consummation of the Plan, ~~unless the Plan has not been consummated within 75 days after consummation of the applicable Asset Purchase Agreement(s),~~ the remaining Net Sale Proceeds shall be used: (A) first, to pay the DIP Final Roll-Up ~~Amount~~ Claims to the DIP Commitment Parties (to the extent the Company has obtained Bankruptcy Court approval of the DIP Facility) in full; provided that, if the Net Sale Proceeds of any Sale of substantially all of the Company’s assets are insufficient to pay the DIP Roll-Up Amount in full in cash, the Required Consenting Noteholders may agree to be paid in full with cash and non-cash consideration; (B) second, to pay any adequate protection claims and liens granted for the benefit of the 2021 Notes Holders in the DIP Order in full, subject to the Unsecured Creditor Sharing Agreement; and (C) third, to satisfy any Obligations (as defined in the 2021 Notes Indenture) arising under the 2021 Notes Indenture until such Obligations have been paid in full~~;~~ and any DIP Contingent Roll-Up Claims, if any, subject to the Unsecured Creditor Sharing Agreement.

~~(vi) sixth, after making the payments and distributions set forth in Sections 4(c)(i) (v), any remaining Net Sale Proceeds shall be used to pay unsecured creditors and other stakeholders pursuant to the treatment provided for such creditors and stakeholders in the Plan.~~

For the avoidance of doubt, the liens of the 2021 Notes Indenture Trustee and the other creditors secured by the Assets, if any, shall attach to the Net Sale Proceeds of any Sale in the same priority and to the same extent as existed on the Assets prior to the consummation of the Sale; provided that distributions, if any, of the Net Sale Proceeds for payment of professional fees and costs, cure costs, administrative expenses, ~~priority claims, the break up fee~~ or expense reimbursement under any Asset Purchase Agreement or any distribution to creditors, in each case in accordance with the terms of this Agreement, shall be distributed free and clear of any liens, claims, interests, or encumbrances of the 2021 Notes Indenture Trustee or any 2021 Notes Holder.

(d) Use of Parent and Issuer Cash. The Consenting Noteholders consent to the use of cash on hand at the Parent and Issuers to pay, and the Debtors shall pay, in each case prior to the occurrence of the Cash Collateral Termination Date (as defined in the DIP Order) (other than in subsection (v) hereof) and solely to the extent such amounts have not been previously satisfied pursuant to the foregoing section 4(c):

(i) Critical Vendor Payments in an aggregate amount not to exceed $1.87 million (A) necessary to be satisfied solely in connection with Sales that are supported by the Required Consenting Noteholders, upon the closing of such Sale or (B) as such payments come due in the ordinary course of business, in each case in accordance with the Critical Vendor Order and solely to the extent that the Debtors believe such payments should be made in the reasonable exercise of their business judgment;

(ii) all administrative expense claims arising under section 503(b) of the Bankruptcy Code as such claims come due in the ordinary course of business other than the Wind-Down Budget; provided, that such payment of all administrative expense claims shall be substantially consistent with the Budget (as defined in the DIP Order) on a line item basis, without giving effect to any permitted variances; provided, further, that notwithstanding the foregoing, all allowed claims arising under section 503(b)(9) of the Bankruptcy Code shall be paid in an amount not to exceed $4.6 million in the aggregate;

(iii) priority claims (including all First Day Lien/Priority Claim Payments other than claims arising under section 503(b)(9) of the Bankruptcy Code) necessary to be satisfied solely in connection with Sales that are supported by the Required Consenting Noteholders;

(iv) all payments necessary to cure any executory contracts and unexpired leases of real property to be assumed by a purchaser solely in connection with Sales that are supported by the Required Consenting Noteholders;

(v) an aggregate amount equal to all accrued but unpaid amounts subject the Carve-Out, less the balance of the Carve-Out Reserve Account; provided, however, that notwithstanding the occurrence of the Cash Collateral Termination Date, and for the avoidance of doubt, amounts subject to the Carve-Out may continue to be paid out of the Carve- Out Reserve Account; and

(vi) all KEIP/KERP Amounts not previously paid;

provided, that such amounts shall be paid, first, from cash on hand that does not constitute Cash Collateral and second, from Cash Collateral; provided, further, that, for the avoidance of doubt, use of cash on hand at the Parent and Issuers to pay the foregoing amounts pursuant to this section 4(d) shall be taken into account when calculating diminution in value with respect to the Adequate Protection Superpriority Claims (as defined in the DIP Order).

(e) Unsecured Creditor Sharing Agreement. Pursuant to the Plan, following(x) the payment in full in cash ofall DIP New Money Claims, the DIP Final Roll-Up Claims and (y) the receipt of a 50% recovery by 2021 Secured Notes Claims and DIP Contingent Roll-Up Claims (as such recovery is valued by the Debtors or, if challenged, as determined by the Bankruptcy Court), any additional distribution to holders of 2021 Secured Notes Claims and DIP Contingent Roll-Up Claims shall be shared as follows:

(i) until such time as 2021 Secured Notes Claims and DIP Contingent Roll-Up Claims have received a 75% recovery (as such recovery is valued by the Debtors or, if challenged, as determined by the Bankruptcy Court), 90% shall be distributed to 2021 Secured Notes Claims and DIP Contingent Roll-Up Claims and 10% shall be distributed to unsecured claims; and

(ii) after such time as 2021 Secured Notes Claims and DIP Roll-Up Contingent Claims have received a 75% recovery, and until such time as 2021 Secured Notes Claims and DIP Contingent Roll-Up Claims are paid in full (as such recovery is valued by the Debtors or, if challenged, as determined by the Bankruptcy Court), 80% shall be distributed to 2021 Secured Notes Claims and DIP Contingent Roll-Up Claims and 20% shall be distributed to unsecured claims.

(f) Support of Sale. Subject to the terms and conditions of this Agreement, each of the Consenting Noteholders or the investment manager or advisor to certain Consenting Noteholders, agrees that, until this Agreement has been terminated in accordance with Section 7 hereof, such Consenting Noteholder or the investment manager or advisor to certain Consenting Noteholders shall (severally and not jointly):

(i) not commence, support or object to any action or proceeding or take any other action that would, or would reasonably be expected to, impede or delay, the consummation of any Asset Purchase Agreement or Sale or approval and closing of the DIP Facility;

(ii) not commence or support any action or proceeding to appoint a trustee, conservator, receiver or examiner for any of the Cloud Peak Entities (or any of their respective Affiliates or subsidiaries), to dismiss any of the Chapter 11 Cases, or to convert any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

(iii) upon the consummation of any Sale to a Prevailing Bidder, (A) release or terminate any liens on the applicable Assets sold pursuant to the applicable Asset Purchase Agreement and (B) authorize the 2021 Notes Indenture Trustee to execute and deliver such lien releases, terminations and similar documents or instruments as the 2021 Notes Indenture Trustee deems necessary or appropriate in connection with such Asset Purchase Agreement and the release or termination of the liens and obligations described herein; and

(iv) not direct or instruct any Indenture Trustee to take any action that is inconsistent with the terms and conditions of this Agreement, and, if any Indenture Trustee takes or threatens to take any such action, to promptly take all commercially reasonable efforts to direct such Indenture Trustee not to take such action.

(g) Consent to Plan. Each of the Consenting Noteholders hereby further consents to:

(i) (A) subject to receipt of the Disclosure Statement, vote all Notes Claims against the Cloud Peak Entities now or hereafter owned by such Consenting Noteholder to accept the Plan in accordance with the applicable procedures set forth in a disclosure statement (the “Disclosure Statement”) to be filed by the Company that meets the requirements of applicable law, including sections 1125 and 1126 of the Bankruptcy Code; (B) timely return a duly-executed ballot voting to accept the Plan; and (C) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation) and otherwise support the releases and exculpation provided for in the Plan;

(ii) not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its tender, consent, or vote with respect to the Plan;

(iii) not (A) object to, delay, impede, or take any other action (including to instruct or direct the applicable Indenture Trustee) to interfere with the prompt consummation of the Sale, the Definitive Documents (including the entry by the Bankruptcy Court of an order approving the Disclosure Statement and confirming the Plan); (B) object to, delay, impede, or take any other action (including to instruct or direct the applicable Indenture Trustee) to interfere with or seek to avoid payment of any KEIP/KERP Amounts in accordance with the terms of the KEIP/KERP Plans, including with respect to approval of any motion in connection therewith, or any other amounts under the bonus letters executed by the Company in connection with the Sale Process previously disclosed to the Consenting Noteholders or their advisors; (C) propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan or other Alternative Transaction for any of the Cloud Peak Entities, other than the Sale and the Plan; or (D) encourage or support any other Person or entity, including, without limitation, any Indenture Trustee, to do any of the foregoing, and, if any such Person or entity does or threatens to do any of the foregoing, to promptly take all commercially reasonable efforts to direct such Person or entity not to do any of the foregoing; and

(iv) not take any other action, including, without limitation, initiating or joining in any legal proceeding, that is inconsistent with its obligations under this Agreement.

The foregoing provisions of this Section 4 will not (a) prohibit any Consenting 2021 Notes Holder from taking, or directing the applicable Indenture Trustee to take, any action relating to the maintenance, protection and preservation of the Collateral that is not inconsistent with the DIP Order approving the DIP Facility or the Plan; (b) prohibit any Consenting 2021 Note Holder from objecting, or directing the 2021 Notes Indenture Trustee to object, to any motion or pleading filed with the Bankruptcy Court seeking approval to use Cash Collateral other than pursuant to the DIP Order approving the DIP Facility or to obtain debtor-in-possession financing other than the DIP Facility; (c) limit the right of the 2021 Notes Indenture Trustee or any Consenting 2021 Noteholder (in its capacity as a 2021 Notes Holder or a DIP Commitment Party) to credit bid to the fullest extent provided for in section 363(k) of the Bankruptcy Code, subject to such parties’ express agreement to the contrary; provided, however, that in any Sale(s) under section 363 of the Bankruptcy Code of substantially all Assets of the Cloud Peak Entities, the amount of any such credit bid shall include as a condition to the closing of such Sale(s) the funding in full of the amount of the Wind-Down Budget; or (d) limit any Consenting Noteholder’s rights under the 2021 Notes Indenture, 2024 Notes Indenture, any other Note Document and/or applicable law to appear and participate as a party in interest in any matter to be adjudicated in any case or proceeding under the Bankruptcy Code or other applicable law, so long as with respect to the foregoing clauses (a)-(d) such action, appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and do not hinder or delay the Sale Process, approval and implementation of the DIP Facility, or confirmation of the Plan.

5. Company Obligations.

(a) Generally. Subject to the provisions of Section 5(b) of this Agreement, the Company shall:

(i) do all things reasonable, necessary and appropriate in furtherance of the Sale Process, any Sale(s), the Plan, and all transactions set forth in this Agreement, including, without limitation, seeking Bankruptcy Court approval of bidding procedures to govern the Sale Process and all other reasonably necessary Bankruptcy Court relief, creating and monitoring a data room and offering access to the data room to qualified potential participants in the Sale Process, and conducting an auction (if necessary);

(ii) use its reasonable best efforts to obtain any and all required regulatory and/or third-party approvals for any Sale(s) and the Plan;

(iii) not take any action that is inconsistent with, or could reasonably be expected to interfere with or impede or delay consummation of, the Sale(s) or Plan;

(iv) timely file a formal objection, in form and substance reasonably acceptable to the Consenting Noteholders to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a chapter 11 plan, as applicable, or (E) directing the appointment of an official committee of equity interest holders; and

(v) report to the Consenting Noteholders any instance of the Company’s intentional or unintentional material noncompliance with this Agreement or the failure of any term under this Agreement within one (1) Business Day of the Company’s discovery of such noncompliance or failure.

(b) Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit the board of directors, board of managers, directors, managers, or officers or any other fiduciary of any Cloud Peak Entity from taking any action, or from refraining from taking any action, to the extent such board of directors, board of managers, or such similar governing body determines, after receiving advice from counsel, that taking such action, or refraining from taking such action, as applicable, may be required to comply with applicable law or its fiduciary obligations under applicable law.

(c) Ordinary Course Operations. The Company shall not enter into any material, non-ordinary course transactions or make any material non-ordinary course payments inconsistent with this Agreement, including entering into any new key employee incentive plan or key employee retention plan or similar arrangement (other than the KEIP/KERP Plans), or any new or amended agreement regarding executive compensation, without the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld.

(d) Fees and Expenses. The Company hereby agrees, and each Cloud Peak Entity agrees jointly and severally, to pay in cash, in full in accordance with their respective engagement letters and fee letters, as applicable, (and in any case within five (5) Business Days), all invoiced fees and out-of-pocket expenses of the Consenting Noteholders’ advisors (collectively, the “Consenting Noteholder Professionals”): (a) Davis Polk & Wardwell LLP, (b) Houlihan Lokey Capital, Inc., including, for the avoidance of doubt, the financing fee and completion fee payable in accordance with the terms of the engagement letter between the 2021 Notes Holders and Houlihan Lokey dated as of February 15, 2019, (c) Morris, Nichols, Arsht & Tunnell LLP and (d) Ankura Trust Company, LLC; provided that following the Petition Date, payment of fees and expenses pursuant to this Section 5(d) shall be subject to the terms and conditions of the DIP Order.

(e) Bankruptcy Court Pleadings. The Company will use commercially reasonable efforts to provide draft copies of all material motions, pleadings and documents other than the First Day Pleadings that the Company intends to file with the Bankruptcy Court to counsel to the Consenting Noteholders at least two (2) days before the date on which the Company intends to file such motions and shall consult in good faith with counsel to the Consenting Noteholders regarding the form and substance of such documents.

6. Agreement Effective Date. This Agreement, and the rights and obligations of the Parties hereunder, shall be effective on the date on which the following conditions have been satisfied (the “Agreement Effective Date”):

(a) the Company shall have executed and delivered to Davis Polk counterpart signature pages to this Agreement;

(b) holders of 2021 Notes that hold, in the aggregate, at least 50.1% of the then outstanding principal amount of the 2021 Notes Claims under the 2021 Notes Indenture shall have executed and delivered to the Company counterpart signature pages to this Agreement;

(c) holders of 2024 Notes that hold, in the aggregate, at least 50.1% of the then outstanding principal amount of the 2024 Notes Claims under the 2024 Notes Indenture shall have executed and delivered to the Company counterpart signature pages to this Agreement;

(d) all representations and warranties of the Parties contained herein shall be true and correct in all material respects as of the Agreement Effective Date; and

(e) the Company shall have agreed to pay (and, within two (2) day after the Agreement Effective Date, shall have paid) the reasonable and documented fees and expenses of the Consenting Noteholders Professionals (including in the Consenting Noteholders’ capacities as DIP Commitment Parties) incurred and invoiced on or prior to the Agreement Effective Date.

7. Termination of Obligations.

(a) This Agreement shall terminate, and all of the rights and obligations of the Parties hereunder shall be of no further force or effect, in the event that (i) the Required Consenting Noteholders and the Company agree to such termination in writing or (ii) this Agreement is terminated pursuant to the remaining paragraphs of this Section 7 (the occurrence of any such event shall be deemed a “Termination Event”).

(b) Company Termination Events. The Company shall have the right, but not the obligation, upon written notice to the other Parties, such notice delivered by the Company in accordance with Section 18(e) hereof, to terminate this Agreement upon the occurrence of any of the following events, unless waived, in writing, by the Company on a prospective or retroactive basis:

(i) the board of directors, board of managers, or equivalent governing body of any Cloud Peak Entity determines, after receiving advice from counsel, that proceeding with the transactions contemplated by this Agreement would be inconsistent with the exercise of their respective fiduciary duties;

(ii) the Required Consenting Noteholders terminate the obligations of the Required Consenting Noteholders under and in accordance with this Agreement;

(iii) a material breach by any Consenting Noteholder of its respective obligations hereunder that would reasonably be expected to have a material adverse impact on the Company, the Sale Process, the prompt consummation of the Sale, or confirmation or effectiveness of the Plan, which material breach is not cured on or within five (5) Business Days after the giving of written notice of such breach to the applicable breaching Consenting Noteholder; provided that, with respect to the Consenting Noteholders, so long as the nonbreaching Consenting Noteholders hold a majority of the outstanding 2021 Notes Claims, the termination shall only be effective as to the breaching Consenting Noteholder;

(iv) upon the termination of the Company’s right to use any Collateral (including Cash Collateral) in accordance with the DIP Order;

(v) upon the termination of the DIP Credit Agreement by the DIP Commitment Parties, or the failure of the DIP Commitment Parties to provide funding of the DIP Facility in accordance with the DIP Order; or

(vi) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of an order or other decree, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of a material portion of any Asset Purchase Agreement, Sale, or the Sale Process.

(c) Required Consenting Noteholders Termination Events. The Consenting Noteholders shall have the right, but not the obligation, upon written notice to the other Parties by Consenting Noteholders representing Required Consenting Noteholders, such notice in each case delivered in accordance with Section 17(e) hereof by such Required Consenting Noteholders, to terminate the obligations of the Consenting Noteholders under this Agreement (such Consenting Noteholders, the “Terminating Consenting Noteholders”) upon the occurrence of any of the following events, unless waived, in writing, by the Required Consenting Noteholders on a prospective or retroactive basis:

(i) the earlier of the date (A) that is nine (9) months after the Agreement Effective Date and (B) on which the obligations under the DIP Facility are accelerated after the occurrence of an Event of Default under Section 8.01 of the DIP Credit Agreement;

(ii) any Party other than the Terminating Consenting Noteholders materially breaches its obligations under this Agreement, which breach is not cured within five (5) Business Days after the giving of written notice of such breach; provided that if the breaching Party is a Consenting Noteholder, so long as the nonbreaching Consenting Noteholders hold a majority of the outstanding 2021 Notes Claims, the termination shall only be effective as to the breaching Consenting Noteholder;

(iii) any Cloud Peak Entity executes or files with the Bankruptcy Court any Definitive Document that is materially inconsistent with the requirements set forth in this Agreement without the consent of the Required Consenting Noteholders;

(iv) any of the Cloud Peak Entities files, amends, modifies, terminates, or withdraws, or files a pleading seeking authority to amend or modify, any of the Definitive Documents without the prior written consent of the Required Consenting Noteholders;

(v) the DIP Order shall have been altered or modified in any manner that is materially and directly adverse to the Required Consenting Noteholders, and the DIP Order shall not have been stayed or vacated without the prior written consent of the Required Consenting Noteholders;

(vi) [Reserved];

(vii) the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Cloud Peak Entities’ exclusive right to file or solicit acceptances of a plan or plans or reorganization pursuant to section 1121 of the Bankruptcy Code;

(viii) the (A) conversion of one or more of the Chapter 11 Cases of any Cloud Peak Entity to a case under chapter 7 of the Bankruptcy Code; (B) dismissal of one or more of the Chapter 11 Cases of the Cloud Peak Entities, unless such conversion or dismissal, as applicable, is made with the prior written consent of the Required Consenting Noteholders; or (C) appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(ix) the Company files any motion or pleading (other than the DIP Motion seeking approval of the DIP Facility) seeking to avoid, disallow, subordinate or recharacterize any Notes Claim held by any Consenting Noteholder, or the Company files any motion or pleading seeking to avoid and recover any payment previously made to any of the Cloud Peak Entities by any of the Consenting Noteholders on account of their respective Notes Claims;

(x) either (i) any Cloud Peak Entity files with the Bankruptcy Court a motion, application or adversary proceeding (or any Cloud Peak Entity supports any such motion, application, or adversary proceeding filed or commenced by any third party) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, the Notes Claims or the liens securing the 2021 Notes Claims save and except for the approval of any priming liens under the DIP Facility or (ii) the Bankruptcy Court enters an order providing relief against the 2021 Notes Indenture Trustee, 2024 Notes Indenture Trustee or any Consenting Noteholder with respect to any of the foregoing causes of action or proceedings filed by any Cloud Peak Entity;

(xi) any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction issues any order, injunction or other decree or takes any other action, in each case, which (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, materially frustrate the consummation of the Sale Process; provided, however, that the Company shall have five (5) Business Days after issuance of such order, injunction, or other decree or the taking of such action to seek relief that would allow consummation of the Sale Process in a manner that (X) does not prevent or diminish in any way compliance with the terms of this Agreement and (Y) is reasonably acceptable to the Required Consenting Noteholders;

(xii) any Cloud Peak Entity terminates its obligations under and in accordance with this Agreement; or

(xiii) the Company proposes, supports, assists, solicits or files a pleading seeking approval of any Alternative Transaction (or any approval of any sales, voting or other procedures in connection with such Alternative Transaction) without the consent of the Required Consenting Noteholders.

(d) Individual Consenting Noteholder Termination Events. Any Consenting Noteholder may terminate this Agreement as to itself only (the “Individual Terminating Noteholder”), in the event that such Consenting Noteholder has transferred all (but not less than all) of its holdings of Notes Claims in accordance with Section 14 of this Agreement (such termination shall be effective on the date on which such Consenting Noteholder has effected such transfer, satisfied the requirements of Section 14 and provided the written notice required above in this Section 7, by giving ten (10) Business Days’ written notice to the Cloud Peak Entities and the other Consenting Noteholders; provided that such written notice shall be given by the applicable Noteholder within five (5) Business Days of such amendment. Termination pursuant to this Section 7(d) shall be an “Individual Noteholder Termination.”

8. Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Section 7 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, (a) all Parties’ obligations under this Agreement shall be terminated effective immediately (in the case of an Individual Noteholder Termination, solely with respect to obligations of or in favor of the Individual Terminating Noteholder), and (b) the Parties shall be released from all commitments, undertakings, and agreements hereunder, including, for the avoidance of doubt, and without limitation, the compromise and settlement of the Lien and Guaranty Dispute; provided, however, that each of the following shall survive any such termination: (x) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights with respect to such claims shall not be prejudiced in any way and (y) Sections 8, 9 (except as expressly provided for therein) 16, 18(a), 18(b), 18(c), 18(d), 18(e), 18(f), 18(g), 18(h), 18(i), 18(k), 18(l) and 17(m) hereof, including the definitions incorporated by reference into such sections pursuant to Sections 1 and 2 hereof. Notwithstanding any provision in this Agreement to the contrary, the right to terminate this Agreement under this Section 8 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the occurrence of the applicable Termination Event.

9. Settlement. The Parties stipulate and agree that, in compromise and settlement of the Lien and Guaranty Dispute:

(a) the Cloud Peak Entities shall not, in any forum, proceeding or otherwise, take any position that (i) disputes that the Subsidiary Guaranties are in full force and effect and constitute legal, valid and binding obligations of the Subsidiary Guarantors or (ii) challenges the liens and security interests granted to the 2021 Notes Indenture Trustee in connection with the 2021 Notes Subsidiary Guaranties and the Subsidiary Liens;

(b) each Party hereby conclusively, absolutely, unconditionally, irrevocably, and forever releases, waives and discharges any and all claims, suits, or actions against any other Party related to the Lien and Guaranty Dispute; and

(c) for the avoidance of any doubt, each Subsidiary Guarantor, immediately effective upon the Agreement Effective Date, hereby (i) reaffirms the 2021 Notes Subsidiary Guaranties and hereby jointly, severally and unconditionally guarantees the payment of any notes issued under the 2021 Notes Indenture in accordance with and to the extent provided in Article X of the 2021 Notes Indenture (the terms of which are incorporated herein by reference),(ii) reaffirms the 2024 Notes Subsidiary Guaranties and hereby jointly, severally and unconditionally guarantees the payment of any notes issued under the 2024 Notes Indenture in accordance with and to the extent provided in Article XI of the 2024 Notes Indenture (the terms of which are incorporated herein by reference) and (iii) reaffirms the Subsidiary Liens and grants liens and security interests in favor of the 2021 Notes Indenture Trustee in accordance with and to the extent provided in the Security Documents (as defined in the 2021 Notes Indenture) (the terms of which are incorporated herein by reference); provided that, in the event this Agreement is either (x) terminated by the Company and becomes effective as to all Consenting Noteholders under Section 7(b)(iii) hereof or (y) terminated by the Required Consenting Noteholders under Section 7(c)(v) hereof, (A) the compromise and settlement set forth in Section 9(a) -(b) shall be automatically null and void and the agreements set forth in Section 9(a)-(b) of the Cloud Peak Entities shall (1) be deemed to have never been made and (2) be automatically terminated without further action of any party; (B) the guaranties issued and the liens granted pursuant to Section 9(c) shall be terminated and released without prejudice to any Subsidiary Guaranties and Subsidiary Liens existing prior to the Agreement Effective Date; and (C) each Party reserves all rights with respect to the Lien and Guaranty Dispute; provided, however, that after entry of the Final DIP Order, termination of this Agreement by the Required Consenting Noteholders under Section 7(c)(v) hereof shall not result in any of (A), (B), or (C) of this paragraph.

10. Representations of the Company. Each Cloud Peak Entity hereby represents and warrants to each Consenting Noteholder as follows as of the date hereof:

(a) Corporate Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

(b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(c) No Conflicts. The execution, delivery and performance by it of this Agreement does not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, other than as a result of the commencement of the Chapter 11 Cases.

(d) Governmental Consents. The execution, delivery and performance by it of this Agreement does not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than, for the avoidance of doubt, the consents or approvals of governmental authorities or regulatory bodies that may be required in connection with the Sale Process or any Sale(s).

(e) Binding Obligation. This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and other laws affecting creditors’ rights, and by general limitations in the availability of equitable remedies.

(f) No Solicitation. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not, whether for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise, a solicitation for the acceptance or rejection of a chapter 11 plan for any of the Cloud Peak Entities. The Cloud Peak Entities will not solicit acceptances of a Plan from any Consenting Noteholder until the Consenting Noteholders have been sent copies of the Disclosure Statement in respect of the Plan.

11. Representations of Each Consenting Noteholder. Each of the Consenting Noteholders party hereto severally (but not jointly) represents and warrants to the other Parties as follows with respect to itself only and as of the date hereof:

(a) Ownership or Investment Discretion. As of the date hereof, it (i) either (A) is the sole legal and beneficial owner of the amount of 2021 Notes Claims and 2024 Notes Claims appearing on its signature page hereto and all related claims, rights and causes of action arising out of, or in connection with, or otherwise relating thereto, in each case free and clear (other than pursuant to this Agreement), of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would, or would reasonably be expected to, adversely affect in any material way such Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, or (B) has investment or voting discretion with respect to such Notes Claims and has the power and authority to bind the beneficial owner(s) of such Notes Claims to the terms of this Agreement; and (ii) has full power and authority to consent to matters concerning such Notes Claims with respect to the DIP Facility, the Sale Process, any Sale(s), and the Plan.

(b) Securities Laws. (i) It or each beneficial owner it represents herein is either (A) a qualified institutional buyer as defined in rule 144A of the Securities Act of 1933, (B) an institutional accredited investor (as defined in rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended, (C) a Regulation S non-U.S. person, or (D) the foreign equivalent of (A) or (B) above; and (ii) any securities of the Company acquired by the applicable Consenting Noteholder will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act of 1933, as amended.

(c) Sufficiency of Information Received. It has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the approval of the DIP Facility and the Sale Process, and it has conducted its own analysis and made its own decision to execute this Agreement.

(d) Corporate Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

(e) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(f) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it or any of its subsidiaries is a party.

(g) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

(h) Binding Obligation. This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and other laws affecting creditors’ rights, and by general limitations in the availability of equitable remedies.

12. [Reserved]

13. Claims and Interests. This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring or holding claims against, or interests in, any of the Cloud Peak Entities (or any of its respective Affiliates or subsidiaries). However, in the event any Consenting Noteholder shall acquire or hold any such claims and interests, then such claims and interests shall, without further action of or notice to any Person, automatically be deemed to be subject to the terms and conditions of this Agreement.

14. Transfer Restrictions.

(a) So long as this Agreement has not been terminated in accordance with its terms, no Consenting Noteholder shall (i) sell, use, pledge, hypothecate, assign, transfer, permit the participation in, or otherwise dispose of its right, title, or interest (including any Beneficial Ownership) in Notes Claims, in whole or in part or (ii) grant any proxies or deposit any of such Consenting Noteholder’s right, title, or interest in Notes Claims into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (i) and (ii), a “Transfer”), unless it satisfies the following requirement (a transferee that satisfies such requirement, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”): the intended transferee executes and delivers to counsel to the Company, on a confidential basis, on the terms set forth in clauses (b) and (c) below, an executed form of the Transfer Agreement before such Transfer is effective (it being understood that any Transfer shall not be effective, including, without limitation, for purposes of calculating Required Consenting Noteholders, until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Company, in each case, on the terms set forth herein), in which event, from and after the delivery of such executed copy of such Transfer Agreement to counsel to the Company (in accordance with the notice provisions set forth herein and prior to the effectiveness of such Transfer), the transferor shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement; provided that any transferor Consenting Noteholder who Transfers less than all ownership (including any Beneficial Ownership) in the Notes Claims shall remain subject to this Agreement with respect to any portions of the Notes Claims not transferred; provided further that in no event shall any such Transfer relieve a Party hereto from liability for its breach or nonperformance of its obligations hereunder prior to the date of deliver of such Transfer Agreement. Notwithstanding anything herein to the contrary, so long as this Agreement has not been terminated in accordance with its terms, each Consenting Noteholder may offer, sell, or otherwise transfer any or all of its Notes Claims to any entity that, as of the date of transfer, controls, is controlled by, or is under common control with such Consenting Noteholder; provided, however, that such entity shall automatically be subject to the terms of this Agreement and be a Consenting Noteholder hereunder, and shall execute a Transfer Agreement.

(b) Notwithstanding anything herein to the contrary, (i) a Consenting Noteholder may Transfer any right, title, or interest in its Notes Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Consenting Noteholder only if such Qualified Marketmaker has purchased such Claims with a view to immediate resale of such Notes Claims (by purchase, sale, assignment, transfer, participation or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) one (1) business day prior to any voting deadline with respect to the Plan (solely if such Qualified Marketmaker acquires such Notes Claims prior to such voting deadline) and (B) twenty (20) business days of consummation of its acquisition of such Notes Claims to a Permitted Transferee that is or becomes a Consenting Noteholder; and (ii) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer or participate any right, title, or interest in any Notes Claims that the Qualified Marketmaker acquires from a holder of such Notes Claims who is not a Consenting Noteholder without the requirement that the transferee be or become a Consenting Noteholder. Notwithstanding the foregoing, (w) if at the time of a proposed Transfer of any Notes Claim to the Qualified Marketmaker in accordance with the foregoing, the date of such proposed Transfer is on or before the voting deadline with respect to the Plan, the proposed transferor Consenting Noteholder shall first vote such Claim acquired from a Consenting Noteholder in accordance with the requirements of Section 4(e) hereof prior to any Transfer or (x) if, after a transfer in accordance with this Section 14(b), a Qualified Marketmaker is holding a Claim on the voting deadline with respect to the Plan, such Qualified Marketmaker shall vote such Claim in accordance with the requirements of Section (e) hereof. For these purposes, a “Qualified Marketmaker” means an entity that: (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its affiliates (including debt securities or other debt) or enter into with customers long and short positions in claims against the Company and its affiliates (including debt securities or other debt), in its capacity as a dealer or marketmaker in such claims against the Company and its affiliates; and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). A Qualified Marketmaker acting in such capacity may purchase, sell, assign, transfer, or participate any Claims other than Claims held by a Consenting Noteholder without any requirement that the transferee be or become subject to this Agreement..

(c) This Agreement shall in no way be construed to preclude a Consenting Noteholder from acquiring additional Notes Claims or any other Claim against any Cloud Peak Entity; provided that (i) if any Consenting Noteholder acquires additional Notes Claims after the Agreement Effective Date, such Consenting Noteholder shall make commercially reasonable efforts to notify counsel to the Company and counsel to the applicable Indenture Trustee, on a confidential basis, within a reasonable period of time following such acquisition, of such acquisition, including the amount of such acquisition and (ii) such Consenting Noteholder hereby acknowledges and agrees that such Notes Claims shall automatically and immediately upon acquisition by a Consenting Noteholder be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given in accordance herewith).

(d) Any Transfer made in violation of this Section14 shall be void ab initio and the Company and each of the Consenting Noteholders shall have the right to enforce the voiding of such Transfer. Any Consenting Noteholder that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from, or related to, the failure of the Permitted Transferee to comply with the terms of this Agreement.

15. Exhibits, Annexes and Schedules Incorporated by Reference. Each of the exhibits, annexes and schedules attached hereto, and each of the schedules and annexes to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern and control.

16. Entire Agreement; Prior Negotiations. This Agreement, including any exhibits, sets forth in full the terms of agreement between and among the Parties with respect to the transactions contemplated herein and is intended as the full, complete and exclusive contract governing the relationship between and among the Parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between or among the Parties with respect to the subject matter hereof; provided that nothing herein shall affect the settlement of the Lien and Guaranty Dispute set forth in Section 9 of the Original Agreement; provided further that any confidentiality agreement between or among any of the Parties shall remain in full force and effect in accordance with its terms. No representations, oral or written, other than those set forth herein, may be relied on by any Party in connection with the subject matter hereof.

17. Amendment or Waiver. No waiver, modification or amendment of any term or provision of this Agreement shall be valid unless such waiver, modification or amendment is in writing and has been signed by the Company and the Required Consenting Noteholders; provided, however, that any modification or amendment that alters any of the material terms hereof in a manner that is disproportionately adverse to any one Consenting Noteholder as compared to similarly situated Consenting Noteholders shall be valid only if such waiver, modification or amendment is in writing and has been signed by the Company and each of the Consenting Noteholders. No waiver of any of the provisions of this Agreement or the Asset Purchase Agreement(s) shall constitute or be deemed to constitute a waiver of any other provision of this Agreement or the Asset Purchase Agreement(s), whether or not similar, nor shall any waiver be deemed a continuing waiver. Any modification of this Section 17 shall require the written consent of all Parties.

18. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under, or arising out of, or in connection with, this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing, upon any commencement of the Chapter 11 Cases and until entry of a final decree in each of the Chapter 11 Cases, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or in connection with, this Agreement.

(b) Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each nonbreaching Party shall be entitled to specific performance and injunctive or other equitable relief (excluding monetary remedies) as its sole and exclusive remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

(c) Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of each Consenting Noteholder to protect and preserve its rights, remedies and interests, including its claims, against the Company. If the Sale Process contemplated herein is not consummated in the manner set forth in this Agreement, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms and provisions of this Agreement. This Agreement (including, for the avoidance of doubt, the Exhibits and Schedules) and any related document shall in no event be construed as, or be deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

(d) Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

(e) Notice. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by electronic transmission or mailed (first-class postage prepaid) to the Parties at the following addresses or email addresses, as applicable:

Each Consenting Noteholder:

The address or electronic mail address specified on its respective signature page to this Agreement.

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Damian S. Schaible and Aryeh Ethan Falk

Email: damian.schaible@davispolk.com and aryeh.falk@davispolk.com

The Company:

Cloud Peak Energy Inc.

385 Interlocken Crescent, Suite 400

Broomfield, Colorado 80021

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Vinson & Elkins, L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Attn: David Meyer, Jessica Peet, and Lauren Kanzer

Email: dmeyer@velaw.com

jpeet@velaw.com

lkanzer@velaw.com

(f) Successors and Assigns, Third-Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other Person or entity shall, or shall be deemed to, be a third-party beneficiary hereof.

(g) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h) Several Obligations. The agreements, representations and obligations of each Consenting Noteholder under this Agreement are several, and not joint, in all respects. Any breach of this Agreement by a Party shall not result in liability for any other nonbreaching Party (it being acknowledged and agreed by all parties that their sole and exclusive remedy for any breach of this Agreement shall be specific performance and injunctive or other equitable relief (excluding monetary remedies) as provided in Section 17(b) above). It is understood and agreed that any Consenting Noteholder may trade in the Notes Claims or other debt securities of the Company without the consent of the Company or any other Consenting Noteholder, subject to applicable laws, if any, Section 14 herein, and the applicable Notes Indenture (as applicable). No Consenting Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or electronic mail which shall be deemed to be an original for the purposes of this Agreement.

(j) Public Disclosure. To the extent practicable, at least two (2) Business Days prior to release or filing thereof, the Company will submit to Davis Polk any press release and/or public filing relating to this Agreement, the Asset Purchase Agreement(s), or the transactions contemplated hereby and thereby, and any amendments thereof.

(k) No Strict Construction. This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the Parties hereto or thereto. Neither the provisions of this Agreement or any such other agreements and documents, nor any alleged ambiguity therein, shall be interpreted or resolved against any Party on the ground that such Party or such Party’s counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction.

(l) No Violation of Automatic Stay. The Consenting Noteholders are authorized to take any steps necessary to effectuate the termination of this Agreement, as applicable, including the sending of any applicable notices to the Company, notwithstanding section 362 of the Bankruptcy Code or any other applicable law (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice), and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Consenting Noteholders.

(m) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n) Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers, all as of the date and year first above written.

CLOUD PEAK ENERGY RESOURCES LLC, as Issuer

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary

CLOUD PEAK ENERGY FINANCE CORP., as Issuer

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary

CLOUD PEAK ENERGY INC., as Parent

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Sale and Plan Support Agreement]

ARROWHEAD I LLC

ARROWHEAD II LLC
ARROWHEAD III LLC
YOUNGS CREEK HOLDINGS I LLC
YOUNGS CREEK HOLDINGS II LLC
YOUNGS CREEK MINING COMPANY, LLC
BIG METAL COAL CO. LLC
CORDERO MINING LLC
CORDERO MINING HOLDINGS LLC
CORDERO OIL AND GAS LLC
CABALLO ROJO LLC
CABALLO ROJO HOLDINGS LLC
NERCO LLC
NERCO COAL LLC
ANTELOPE COAL LLC
SPRING CREEK COAL LLC
NERCO COAL SALES LLC
PROSPECT LAND AND DEVELOPMENT LLC
CLOUD PEAK ENERGY LOGISTICS LLC
CLOUD PEAK ENERGY LOGISTICS I LLC
KENNECOTT COAL SALES LLC
RESOURCE DEVELOPMENT LLC
WESTERN MINERALS LLC
SEQUATCHIE VALLEY COAL
CORPORATION
CLOUD PEAK ENERGY SERVICES
COMPANY,
as Subsidiary Guarantors

/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and
Corporate Secretary

[Signature Page to Sale and Plan Support Agreement]

ALLIANZ GLOBAL INVESTORS U.S.
LLC, in its capacity as investment manager,
investment adviser or investment sub-adviser
and on behalf of the investment vehicles
identified below as Consenting Noteholders:

Allianz Short Duration High Yield Fund, a
series of Allianz Global Investors Trust

AllianzGI Short Duration High Income
Fund, a series of Allianz Funds Multi-
Strategy Trust

Allianz Rendite Plus 2019

Allianz US Short Duration High Income
Bond Fund, a sub-fund of Allianz Global
Investors Fund

By:	/s/ Steve Gish
Name:	Steve Gish
Title:	Director

Attn: Steven Gish
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

Arena Capital Advisors, LLC for and on
behalf of the funds and accounts it manages and
as Consenting Noteholder

By:	/s/ Jeremy Sagi
Name:	Jeremy Sagi
Title:	Chief Investment Officer

Attn:	Sanije Perrett
Title:	President
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

GRACE BROTHERS, LP, as Consenting Noteholder

By:	BRO-GP, LLC A General Partner

By:	/s/ Bradford T. Whitmore
Name:	Bradford T. Whitmore
Title:	Manager

Attn:	Bradford T. Whitmore
Title:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

NOMURA CORPORATE RESEARCH
AND ASSET MANAGEMENT INC., as
Investment Advisor on behalf of certain funds
and accounts, as Consenting Noteholder

By:	/s/ Joshua Givelber
Name:	Joshua Givelber
Title:	Executive Director

Attn:	Joshua Givelber
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

TIAA Global Public Investments, LLC –
Series Loan, as Consenting Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson
Name:	Anders Persson
Title:	Managing Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

TIAA Global Public Investments, LLC –
Series High Yield, as Consenting Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson
Name:	Anders Persson
Title:	Managing Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

TIAA-CREF High Yield Fund, as Consenting
Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson
Name:	Anders Persson
Title:	Managing Director

Attn:

Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

TIAA-CREF Bond Plus Fund, as Consenting
Noteholder

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson
Name:	Anders Persson
Title:	Managing Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

Teachers Insurance and Annuity Association of America, as Consenting Noteholder

By:	Nuveen Alternatives Advisors LLC, its investment manager

By:	/s/ Ji Min Shin AD
Name:	Ji Min Shin
Title:	Senior Director

Attn: Ji Min Shin
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

WEXFORD SPECTRUM INVESTORS
LLC, as Consenting Noteholder

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

WEXFORD CATALYST INVESTORS
LLC, as Consenting Noteholder

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

DEBELLO INVESTORS LLC, as Consenting Noteholder

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

Attn: General Secretary
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

Wolverine Flagship Fund Trading Limited,
as Consenting Noteholder

By:	/s/ Kenneth L. Nadel
Name:	Kenneth L. Nadel
Title:	Authorized Signatory

Attn: Kenneth L. Nadel
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes ___________________

Principal Amount of 2024 Notes ___________________

[Signature Page to Sale and Plan Support Agreement]

EXECUTION VERSION

CONFIDENTIAL

Exhibit A

DIP Facility Commitment Letter

EXECUTION VERSION

CONFIDENTIAL

May 9, 2019

Cloud Peak Energy Inc.

Cloud Peak Energy Resources LLC

385 Interlocken Crescent, Suite 400

Broomfield, CO 80021

Attention: John Stranak, Vice President of Finance and Treasurer

COMMITMENT LETTER

$35 million Superpriority Senior Secured Priming Debtor-In-Possession Term Loan Credit Facility

Ladies and Gentlemen:

Each of the institutions identified on Schedule 1 hereto (each, a “Lender”) understands that CLOUD PEAK ENERGY INC. (“CPE”), CLOUD PEAK ENERGY RESOURCES LLC (“CPER”; and together with CPE, “you”) and the other subsidiaries of CPE intend to enter into a $35 million Superpriority Senior Secured Priming Debtor-In-Possession Term Loan Credit Facility (the “DIP Facility”) on the terms set forth in the form of Superpriority Senior Secured Priming Debtor-in-Possession Credit Agreement attached as Exhibit A hereto (the “DIP Credit Agreement”), and each Lender is pleased to offer its several and not joint commitment to lend a portion of the principal amount of the DIP Facility set forth opposite its name on Schedule 1 hereto, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the DIP Credit Agreement.

An administrative agent reasonably acceptable to the Lenders will act as sole Administrative Agent for the DIP Facility (the “Administrative Agent”). No additional agents, co-agents or lenders will be appointed and no other titles will be awarded with respect to the DIP Facility without our prior written approval.

The commitment of each Lender hereunder are subject to the satisfaction of each of the following conditions precedent and those conditions precedent set forth or referred to in the DIP Credit Agreement in a manner acceptable to the Lenders: (a) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that, in our judgment, results in or could reasonably be expected to result in a material change in, or material deviation from, the Information (as hereinafter defined), including without limitation, a material change in the terms of the transactions contemplated hereby or in the legal, tax, accounting or financial aspects of such transactions, or in the post-transaction corporate and capitalization structure of CPE and its subsidiaries contemplated in this Commitment Letter and in the Information (in which case the Lenders may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate our commitment and undertaking under this Commitment Letter); (b) the accuracy and completeness of all representations that you and your affiliates make to the Lenders and your compliance with the terms of this Commitment Letter; (c) the negotiation, execution and delivery of definitive documentation for the DIP Facility, including the DIP Credit Agreement, which DIP Credit Agreement shall be based on the form of DIP Credit Agreement attached as Exhibit A hereto with changes to be negotiated in good faith and agreed between the parties hereto and which other definitive documentation for the DIP Facility shall be satisfactory to the Lenders; and (d) payment of the Backstop Fee (as hereinafter defined) on the Closing Date (as hereinafter defined) and all fees set forth in the DIP Credit Agreement that are due and payable on the Closing Date.

As consideration for the Lenders’ commitments under this Commitment Letter, you agree to pay or cause to be paid to the Lenders, for their own account, a backstop fee in an amount equal to $1,050,000 (the “Backstop Fee”), which Backstop Fee shall be divided among the Lenders based on their pro rata share of the aggregate commitment amount of the DIP Facility as of the date hereof. The Backstop Fee shall be earned, due and payable in full on the Closing Date and shall be payable with the proceeds of the loans under the DIP Facility (and the DIP Facility may be net funded on the Closing Date to account for such Backstop Fee). You agree that, once paid, the Backstop Fee or any part thereof payable hereunder shall not be refundable under any circumstances. The Backstop Fee shall be paid in immediately available funds (which may be paid with proceeds of the DIP Facility) and shall be in addition to reimbursement of our out- of-pocket expenses as agreed in this Commitment Letter. Notwithstanding anything to the contrary set forth herein, the Borrowers may increase the size of the DIP Facility to fund the Backstop Fee and any other upfront fees payable on the Closing Date under the DIP Credit Agreement, which increase shall be deemed to be part of the amount of the DIP Facility committed to be provided by the Lenders pursuant to this Commitment Letter for all purposes of this Commitment Letter, in an amount equal to the entire amount of such Backstop Fee or upfront fees (provided, that in no event shall any Backstop Fee or other fee be payable in respect of such increase). You agree that we may, in our sole discretion, share all or a portion of any of the Backstop Fee with any of our respective affiliates. The Backstop Fee shall have administrative expense priority status in the Chapter 11 Cases (as defined in the Sale Support Agreement (as hereinafter defined)) pursuant to section 503(b)(1) of the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified in 11 U.S.C. Section 101 et seq or such super-priority administrative expense and secured status as may be ordered by the Bankruptcy Court (as hereinafter defined).

In connection with the DIP Facility, you agree to provide and cause your advisors to provide the Lenders or their advisors upon request with all information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”).

You represent, warrant and covenant that (a) all financial projections concerning CPE and its subsidiaries that have been or are hereafter made available to the Lenders or their advisors by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all Information, other than Projections, which has been or is hereafter made available to the Lenders or their advisors by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the DIP Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment with respect to the DIP Facility, the Lenders are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (i) the Lenders and/or their advisors on your behalf will make available to Lenders and/or receive Information and other confidential materials in connection with the DIP Facility and CPE or its affiliates, or the respective securities of any of the foregoing and (ii) each Lender has entered into a Confidentiality Agreement, dated as of March 19, 2019 (each, an “NDA”), with the CPER on behalf of itself and its subsidiaries. Each Lender acknowledges and agrees that all such Information and other confidential materials shall constitute “Confidential Information” as defined in its NDA and that it shall treat all such Information and other materials, including as to disclosure of such Information and other confidential materials, in accordance with its NDA and shall be bound by all obligations and restrictions imposed on it with respect to such Information and other confidential materials.

By executing this Commitment Letter, you agree to reimburse the Lenders from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP, as counsel to the Lenders and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lenders or the Administrative Agent) incurred in connection with the DIP Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the DIP Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the contents hereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the DIP Facility or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the DIP Credit Agreement) but not the Backstop Fee or the fees contained in the DIP Credit Agreement after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to publicly disclose this Commitment Letter to the extent necessary to obtain approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for the DIP Facilities; provided, that any such disclosure of the Backstop Fee and the other fees set forth in the DIP Credit Agreement is necessary to obtain Bankruptcy Court approval, such disclosure shall be made via a filing under seal and, to the extent required, by providing an unredacted copy thereof directly to the Bankruptcy Court. The Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Lenders, as applicable, to identify you in accordance with the Act. CPE or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Lenders). This paragraph shall terminate on the first anniversary of the date hereof.

You acknowledge that any Lender or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Lenders agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Lenders further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Lenders are permitted to access, use and share with any of their affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of any Lender or any of its affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the transactions and commitments described herein regarding the DIP Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Lender, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Lender each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Lender has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Lenders and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Lenders have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Lender or its affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each Lender and you hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the transactions contemplated hereby and thereby or the actions of the Lenders in the negotiation, performance or enforcement hereof. Each Lender and you hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the transactions contemplated hereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the DIP Credit Agreement shall affect any right that a Lender or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of CPE or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each Lender and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each Lender and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of each Lender may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis. Notwithstanding the foregoing, upon any commencement of the Chapter 11 Cases (as defined in the Sale Support Agreement) and until entry of a final decree in each of the Chapter 11 Cases, each of the parties hereto agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or in connection with, this Commitment Letter.

The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the DIP Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Lender hereunder.

Solely to the extent a Lender is an EEA Financial Institution (as defined in Annex I), the parties hereto acknowledge and consent to the provisions attached hereto as Annex I, which are part of this Commitment Letter.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the DIP Credit Agreement) and the Sale and Plan Support Agreement, dated as of May 5, 2019 (the “Sale Support Agreement”), among CPE, certain of its subsidiaries, each Consenting 2021 Notes Holder party thereto and each Consenting 2024 Consenting Notes Holder party thereto, embodies the entire agreement and understanding among the Lenders you and your affiliates with respect to the DIP Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of the Lenders and the undertakings of the Lenders hereunder are not limited to those set forth herein or in the DIP Credit Agreement. Those matters that are not covered or made clear herein or in the DIP Credit Agreement are subject to mutual agreement of the parties. This Commitment Letter is not assignable by CPE or CPER without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of each Lender hereunder will expire at 5:00 p.m. (New York time) on May 13, 2019 unless you execute this Commitment Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of each Lender hereunder will expire on May 14, 2019 unless definitive documentation for the DIP Facility, including the DIP Credit Agreement, is executed and delivered prior to such date.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

TIAA Global Public Investments, LLC – Series Loan

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson AD
Name:	Anders Persson
Title:	Managing Director

TIAA Global Public Investments, LLC – Series High Yield

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson AD
Name:	Anders Persson
Title:	Managing Director

TIAA-CREF Bond Plus Fund

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson AD
Name:	Anders Persson
Title:	Managing Director

TIAA-CREF High Yield Fund

By:	Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson AD
Name:	Anders Persson
Title:	Managing Director

Teachers Insurance and Annuity Association of America

By:	Nuveen Alternatives Advisors LLC, its investment manager

By:	/s/ Ji Min Shin AD
Name:	Ji Min Shin
Title:	Senior Director

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT NC., as Investment Advisor on behalf of certain funds and accounts

By:	/s/ Joshua Givelber
Name:	Joshua Givelber
Title:	Executive Director

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

Arena Capital Advisors, LLC for and on behalf of the funds and accounts it manages.

By:	/s/ Jeremy Sagi
Name:	Jeremy Sagi
Title:	Chief Investment Officer

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

GRACE BROTHERS, LP

By:	BRO-GP, LLC
A General Partner

By:	/s/ Bradford T. Whitmore
Name:	Bradford T. Whitmore
Title:	Manager

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

WFF Cayman II, Ltd

By:	/s/ Kenneth L. Nadel
Name:	Kenneth L. Nadel
Title:	Authorized Signatory

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

WEXFORD SPECTRUM INVESTORS LLC

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

WEXFORD CATALYST INVESTORS LLC

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

DEBELLO INVESTORS LLC

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

CLOUD PEAK ENERGY INC.

By:
Name:
Title:

CLOUD PEAK ENERGY RESOURCES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

SCHEDULE 1

LENDERS AND COMMITMENTS

[Schedule of Lender Commitments on file with the Lenders’ advisors.]

EXHIBIT A

DIP CREDIT AGREEMENT

[INTENTIONALLY OMITTED]

ANNEX I

Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in this Commitment Letter or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Commitment Letter, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Commitment Letter; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Exhibit B

Bidding Procedures

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re CLOUD PEAK ENERGY INC., et al., Debtors.[3]	) ) ) ) ) ) )	Chapter 11 Case No. 19 – [ ]

BIDDING PROCEDURES FOR THE SALE OF THE DEBTORS’ ASSETS

On [●] (the “Petition Date”), the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). [On [●], 2019/Also on the on the Petition Date], the Debtors filed the Motion of Debtors for Entry of Orders (A)(I) Approving Bidding Procedures, (II) Scheduling the Bid Deadlines and the Auction,(III) Scheduling Hearings and Objection Deadlines with Respect to the Sale, (IV) Approving the Form and Manner of Notice Thereof, (V) Approving Contract Assumption and Assignment Procedures, and (VI) Granting Related Relief and (B)(I) approving the Sale of the Assets Free and Clear of All Liens, Claims, Interests, and Encumbrances, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases, and (C) Granting Related Relief [Docket No. [●]] (the “Motion”) seeking approval of, among other things, the procedures by which the Debtors are authorized to conduct an auction (the “Auction”), if any, for the sale (the “Sale”) of all, substantially all, or any combination of the Debtors’ assets (the “Assets”) to the Winning Bidder.4 On [●], 2019, the Court entered an order with respect to the Motion [Docket No. [●]] (the “Bidding Procedures Order”) approving the procedures contemplated herein, (the “Bidding Procedures”) and granting certain related relief.

3 The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are: Antelope Coal LLC (8952); Arrowhead I LLC (3024); Arrowhead II LLC (2098); Arrowhead III LLC (9696); Big Metal Coal Co. LLC (0200); Caballo Rojo LLC (9409); Caballo Rojo Holdings LLC (4824); Cloud Peak Energy Finance Corp. (4674); Cloud Peak Energy Inc. (8162); Cloud Peak Energy Logistics LLC (7973); Cloud Peak Energy Logistics I LLC (3370); Cloud Peak Energy Resources LLC (3917); Cloud Peak Energy Services Company (9797); Cordero Mining LLC (6991); Cordero Mining Holdings LLC (4837); Cordero Oil and Gas LLC (5726); Kennecott Coal Sales LLC (0466); NERCO LLC (3907); NERCO Coal LLC (7859); NERCO Coal Sales LLC (7134); Prospect Land and Development LLC (6404); Resource Development LLC (7027); Sequatchie Valley Coal Corporation (9113); Spring Creek Coal LLC (8948); Western Minerals LLC (3201); Youngs Creek Holdings I LLC (3481); Youngs Creek Holdings II LLC (9722); Youngs Creek Mining Company, LLC (5734). The location of the Debtors’ service address is: 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021.

4 Capitalized terms used but not defined herein have the meaning given to such terms in the Bidding Procedures Motion.

Marketing Process and Participation Requirements

A. Confidentiality Agreement.

The Debtors, in consultation with their proposed investment banker, Centerview Partners LLC (“Centerview”), developed a list of parties whom they believe may be interested in, and whom the Debtors reasonably believe would have the financial resources to consummate, a Sale. The Debtors and Centerview also solicited and incorporated feedback regarding such list of parties from Houlihan Lokey Capital, Inc., the proposed investment banker to the ad hoc group of 2021 noteholders (the “Ad Hoc Group”). The Debtors shall distribute to each such party (to the extent not already distributed) and any other interested party an “Information Package” consisting of: (i) a copy of these Bidding Procedures, the Bidding Procedures Order, and the Motion; (ii) a form confidentiality agreement (a “Confidentiality Agreement”); and (iii) such other materials as the Debtors deem appropriate under the circumstances.

To receive due diligence information, including full access to the Debtors’ electronic data room and additional non-public information regarding the Debtors, a party potentially interested in bidding on the Assets must deliver an executed Confidentiality Agreement on terms acceptable to the Debtors, to the extent not already executed, to each of: (i) the Debtors, c/o Cloud Peak Energy Inc., 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021, Attn. General Counsel; (ii) proposed counsel to the Debtors, (a) Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, New York 10103, Attn: David S. Meyer (dmeyer@velaw.com) and 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, Attn: Paul E. Heath (pheath@velaw.com) and (b) Richards, Layton & Finger, P.A., One Rodney Square, 920 N. King Street, Wilmington, DE 19801, Attn: Daniel J. DeFranceschi; and (iii) proposed investment banker for the Debtors, Centerview Partners LLC, 31 West 52nd Street, 22nd Floor, New York, New York, 10019 Attn: Marc D. Puntus (mpuntus@centerview.com) and Ryan T. Kielty (rkielty@centerview.com) (collectively, the “Debtor Notice Parties”).

B. Electronic Data Room and Due Diligence.

After a party delivers the executed Confidentiality Agreement in accordance with these Bidding Procedures, the Debtors shall provide such party with access to an electronic data room and due diligence information, as reasonably requested by such party, and the Debtors shall post substantially all written due diligence provided to any such party to the Debtors’ electronic data room. All due diligence requests must be directed to Centerview. To the extent necessary and reasonably practicable, Centerview will also facilitate meetings between any such party and the Debtors’ other restructuring advisors and management team. The Debtors and their advisors will coordinate all reasonable requests from such parties for additional information and due diligence access; provided that the Debtors may decline to provide such information to any party who, at such time and in the Debtors’ reasonable business judgment, in consultation with the Ad Hoc Group, the lender parties under the Debtors’ proposed debtor-in-possession financing facility (the “DIP Lenders”), and any official committee of unsecured creditors appointed in these chapter 11 cases (collectively, the “Consultation Parties”), has not established that it intends in good faith to, or has the capacity to, consummate a Sale. Parties which enter into Confidentiality Agreements with the Debtors will not, directly or indirectly, contact or initiate, or engage in discussions with respect to matters relating to the Debtors or a potential transaction with any customer, supplier, or contractual counterparty of the Debtors without the prior written consent of the Debtors. The due diligence period will end on the Bid Deadline (as defined below), and, after the Bid Deadline, the Debtors will have no obligation to furnish or update any due diligence information.

For any party that the Debtors, in consultation with the Consultation Parties, determine to be a competitor of the Debtors or affiliated with any competitor of the Debtors, the Debtors reserve the right to withhold or modify, or to delay providing, any due diligence information that the Debtors determine are business-sensitive or otherwise inappropriate for disclosure to such party at such time.

C. Non-Binding Indications of Interest.

In order to be eligible to be selected as a Stalking Horse Bidder or to be eligible to submit a Bid (each as defined below), a party must submit a non-binding indication of interest (an “Indication of Interest”) in writing to the Debtor Notice Parties on or before 5:00 p.m. (prevailing Eastern Time) on such date that is one calendar day after the date on which the Court enters the Bidding Procedures Order (which deadline may be extended by the Debtors without notice or hearing before the Court); provided, however, that the Debtors reserve their right to waive the requirement for Eligible Bidders to submit an Indication of Interest for any party in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, without further order from the Court.

The Indication of Interest must: (i) identify the interested party, including details on the acquisition structure, ownership structure, as well as legal form and jurisdiction of the interested party; (ii) identify with reasonable specificity the Assets the party is interested in acquiring; (iii) set forth a proposed purchase price for the proposed Sale, including by identifying any cash and non- cash components of the proposed Sale consideration, including, for example, any liabilities to be assumed; (iv) provide detailed information regarding the proposed financing sources; (v) outline the remaining due diligence requirements; (vi) identify any proposed conditions to closing the Sale, including, but not limited to, required approvals; (vii) provide for the party’s ability to take transfer of the permits of the relevant mining operations; and (viii) provide evidence of such interested party’s financial capacity to close a proposed Sale, which may include financial statements of, or verified financial commitments obtained by, such party (with the assistance of their advisors).

The submission of an Indication of Interest by a party does not (i) obligate such party to submit a Bid or to participate in the sale process, or (ii) exempt such party from also having to submit a Bid by the Bid Deadline to participate in the Auction.

Selecting a Stalking Horse Bidder and Bid Protections

The Debtors may, at any time until [●] days prior to the date of the Auction, as an exercise of their reasonable business judgment, in consultation with the Consultation Parties, select one or more parties that have submitted an Indication of Interest to act as a stalking horse bidder (the “Stalking Horse Bidder,” and the Bid of such Stalking Horse Bidder, the “Stalking Horse Bid”) with respect to some or all of the Debtors’ Assets and provide such Stalking Horse Bidder with the Bid Protections (as defined below).

In connection with any stalking horse agreement with a Stalking Horse Bidder and as approved by the Bid Procedures Order, the Debtors shall be authorized (but not obligated), in an exercise of their reasonable business judgment, in consultation with the Consultation Parties, to (i) provide a breakup fee and (ii) agree to reimburse the reasonable and documented out-of-pocket fees and expenses of such Stalking Horse Bidder (collectively, the “Bid Protections”). The aggregate amount that may be paid to a Stalking Horse Bidder on account of the Bid Protections shall not exceed three percent of such Stalking Horse Bidder’s proposed Purchase Price.

Bidding and Auction Process

A. Bid Deadline.

Each party that timely submits an Indication of Interest shall be an “Eligible Bidder.” Any Eligible Bidder that desires to make a binding proposal, solicitation, or offer (each, a “Bid”) shall transmit the Bid to the Debtor Notice Parties so as to be actually received on or before [●], 2019, at 5:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”).

B. Bid Requirements.

All Bids must be submitted in writing and satisfy the following requirements (collectively, the “Bid Requirements”):

i. Purchase Price.

Each Bid must clearly set forth the purchase price to be paid, specifying (a) any cash and (b) any non-cash components, in sufficient detail satisfactory to the Debtors, in consultation with the Consultation Parties (the “Purchase Price”). Each Bid for a combination of Assets, other than for all or substantially all of the Assets, must: (x) provide a breakdown of the share of the Purchase Price allocable to each of the Assets included in the Bid; (y) state whether the Bid is conditioned upon the Bid being the Winning Bid (as defined below) for any of the other Assets included in the Bid (and, if so, which Assets); and (z) state whether the Eligible Bidder is willing to purchase any of the Assets included in the Bid individually, and if so, the price such Eligible Bidder would pay for each such Asset.

ii. Deposit.

Each Bid must be accompanied by a cash deposit in an amount equal to the greater of (a) 10% of the cash portion of the Purchase Price (i.e., the aggregate value of the cash and non- cash consideration) and (b) $5,000,000.00 (the “Deposit”), to be submitted by wire transfer to an escrow account to be identified and established by the Debtors.

iii. Marked Asset Purchase Agreement.

Each Bid must include a draft asset purchase agreement substantially in the form of the Form of Asset Purchase Agreement annexed hereto as Exhibit I, or such other form as may be acceptable to the Debtors in consultation with the Consultation Parties (together with a redline version against the Form of Asset Purchase Agreement), including the exhibits and schedules related thereto and any related documents or other material documents necessary to consummate the Sale contemplated by the Bid (collectively, the “Sale Documents”).

iv. Committed Financing.

Each Bid must contain evidence of the Eligible Bidder’s ability to consummate a Sale within [●] days of such Bid being declared the Winning Bid. To the extent that a Bid is not accompanied by evidence of such party’s capacity to consummate the Sale set forth in its Bid with cash on hand, each Bid must include committed financing, documented to the Debtors’ satisfaction, in consultation with the Consultation Parties, that demonstrates that such party has received sufficient debt and/or equity funding commitments to satisfy the Bid’s Purchase Price and other obligations thereunder. Such funding commitments or other financing must be unconditional and must not be subject to any internal approvals, syndication requirements, diligence, or credit committee approvals, and shall have covenants and conditions acceptable to the Debtors, in consultation with the Consultation Parties.

v. No Financing or Diligence Outs.

A Bid shall not be conditioned on the obtaining or the sufficiency of financing or any internal approval, or on the outcome or review of due diligence, but may be subject to the accuracy at the closing of specified representations and warranties or the satisfaction at the closing of specified conditions.

vi. Identity.

Each Bid must fully disclose the identity of each entity that will be bidding or otherwise participating in connection with such Bid (including each equity holder or other financial backer of the Eligible Bidder if such Eligible Bidder is an entity formed for the purpose of consummating the proposed Sale contemplated by such Bid), and the complete terms of any such participation. Under no circumstances shall any undisclosed principals, equity holders, or financial backers be associated with any Bid. Each Bid must also include contact information for the specific person(s) and counsel whom the Debtors’ advisors should contact regarding such Bid.

vii. Authorization.

Each Bid must contain evidence that the Eligible Bidder has obtained authorization or approval from its board of directors (or a comparable governing body) with respect to the submission of its Bid and the consummation of the Sale contemplated in such Bid.

viii. Adequate Assurance of Future Performance.

Each Bid must: (a) identify any executory contracts and unexpired leases to be assumed and assigned in connection with such Bid; (b) provide for the payment by the Eligible Bidder of all cure costs related to such executory contracts and unexpired leases; and (c) demonstrate, in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, that the Eligible Bidder can provide adequate assurance of future performance under all such executory contracts and unexpired leases.

ix. Government Approvals.

Each Bid must include a description of all governmental, licensing, regulatory, or other approvals or consents that are required to consummate the proposed Sale, together with evidence satisfactory to the Debtors, in consultation with the Consultation Parties, of the ability to obtain such consents or approvals in a timely manner, as well as a description of any material contingencies or other conditions that will be imposed upon, or that will otherwise apply to, obtaining any such consents or approvals.

x. Government Approvals Timeframe.

Each Bid must set forth an estimated timeframe for obtaining any required governmental, licensing, regulatory, or other approvals or consents for consummating any proposed Sale.

xi. Transfer of Mining Permits/Assumption of Reclamation Obligations.

Each Bid must (a) provide that the Eligible Bidder will: (i) take transfer of or obtain permits for the mining operations to be acquired, (ii) assume all associated reclamation obligations with respect to the mines subject to the Bid, and (iii) obtain assignment of or replace the reclamation surety bonds associated with such permits; and (b) provide evidence of: (i) the Eligible Bidder’s ability to satisfy the conditions set forth in clause (b) of this paragraph (including verification that the Eligible Bidder is not, and will not be as of the time of the transfer, “permit blocked” under the federal Surface Mining Control and Reclamation Act by application of the federal Applicant Violator System), and (ii) the Eligible Bidder’s financial resources necessary to obtain assignment of or replace the reclamation surety bonds associated with such permits, which evidence may include a letter from a surety company confirming that the Eligible Bidder is a “qualified buyer” (as such term is used in the surety industry).

xii. As-Is, Where-Is.

Each Bid must include a written acknowledgement and representation that the Eligible Bidder: (a) has had an opportunity to conduct any and all due diligence regarding the Assets prior to making its offer; (b) has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its Bid; and (c) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied by operation of law, or otherwise, regarding the Assets or the completeness of any information provided in connection therewith or the Auction.

xiii. Honoring the Bid Procedures.

Each Bid must affirmatively state agreement, and by submitting its Bid, each Eligible Bidder is so agreeing, to abide by and honor the terms of these Bidding Procedures (including if such Bid is declared the Winning Bidder or Backup Bidder (as defined below)) and to refrain from submitting a Bid or seeking to reopen the Auction after conclusion of the Auction. The submission of a Bid shall constitute a binding and irrevocable offer to acquire the Assets reflected in such Bid.

xiv. Additional Diligence.

Each Eligible Bidder shall comply with all reasonable requests for additional information and due diligence access by the Debtors or their advisors regarding the Bid.

xv. Expenses.

Each Bid, except for a potential Stalking Horse Bid (as defined above), shall not contemplate or request (and no Eligible Bidder that is not a Stalking Horse Bidder shall receive) any break-up fee, transaction fee, termination fee, expense reimbursement, or any similar type of payment or reimbursement, and by submitting its Bid, each Eligible Bidder is agreeing to refrain from and waive any assertion or request for reimbursement on any basis, including under section 503(b) of the Bankruptcy Code.

C. Information to be Provided to the Ad Hoc Group and Consultation Parties.

Promptly upon any party executing a Confidentiality Agreement, but in any event no later than [●] days, the Debtors will notify the counsel to the Ad Hoc Group of such occurrence.

Promptly upon any party submitting an Indication of Interest, but in any event no later than [●] days, the Debtors will notify the Consultation Parties of such occurrence.

Promptly upon receiving each Bid, but in no event later than one business day following the Bid Deadline, the Debtors will provide a copy of each Bid to the Consultation Parties, provided that any confidential information shall only be shared with the Consultation Parties on a professional-eyes’-only basis.

D. Designation of Qualified Bidders.

i. Qualified Bidder.

A Bid will be considered a “Qualified Bid,” and each Eligible Bidder that submits a Qualified Bid will be considered a “Qualified Bidder,” if the Debtors determine in their reasonable business judgment, in consultation with the Consultation Parties, that such Bid: (a) satisfies the Bid Requirements; and (b) is reasonably likely (based on availability of financing, antitrust or other regulatory issues, experience, and other considerations) to be consummated, if selected as the Winning Bid, within a time-frame reasonably acceptable to the Debtors, in consultation with the Consultation Parties.

Notwithstanding anything to the contrary herein, any timely Bid: (x) submitted by or on behalf of the Ad Hoc Group shall be considered a Qualified Bid, and any such bidder shall be considered a Qualified Bidder, and (y) that contemplates the consummation of a proposed Sale through a plan of reorganization will be deemed a Qualified Bid, and any such bidder shall be considered a Qualified Bidder, if it otherwise complies with the requirements set forth herein.

ii. Notification.

Within [●] days after the Bid Deadline, the Debtors will notify each Eligible Bidder whether such party is a Qualified Bidder.

iii. Bid Modifications.

Between the date that the Debtors notify a Bidder that it is a Qualified Bidder and the Auction: (a) the Debtors, in consultation with the Consultation Parties, may discuss, negotiate, or seek clarification of any Qualified Bid from a Qualified Bidder; and (b) a Qualified Bidder may not, without the prior written consent of the Debtors (which shall consult with the with the Consultation Parties before granting such consent), modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase their Purchase Price, or otherwise improve the terms of, the Qualified Bid, provided that any improved Qualified Bid must continue to comply with the requirements for Qualified Bids set forth in these Bidding Procedures.

iv. Combination of Bids; Overlapping Bids.

Notwithstanding anything herein to the contrary, the Debtors reserve the right, in consultation with the Consultation Parties, to work with: (a) Eligible Bidders and Qualified Bidders to aggregate two or more Indications of Interest or Bids into a single consolidated Bid prior to the Bid Deadline; (b) Qualified Bidders to aggregate two or more Qualified Bids into a single Qualified Bid prior to the conclusion of the Auction; and (c) any Eligible Bidder in advance of the Auction to cure any deficiencies in a Bid that is not initially deemed to be a Qualified Bid. The Debtors, in consultation with the Consultation Parties, may accept a single Qualified Bid or multiple Bids for non-overlapping material portions of the Assets such that, if taken together in the aggregate, the Bids would otherwise meet the standards for a single Qualified Bid (in which event those multiple bidders shall be treated as a single Qualified Bidder for purposes of the Auction).

E. Bid Selection and Criterion.

i. Baseline Bid.

No later than [●] days before the Auction, the Debtors will notify all Qualified Bidders of: (a) the highest or otherwise best Qualified Bid with respect to all or substantially all of the Debtors’ Assets (“All Assets”); or (b) if, in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, separating the Assets into more than one potential sale is in the best interest of their estates, the highest or otherwise best Qualified Bid with respect to each such delineation of assets (each, an “Asset Package”). Each such highest or otherwise best Qualified Bid, which Qualified Bid may be a Stalking Horse Bid, shall be the “Baseline Bid” and the Debtors shall provide copies of the documents supporting each Baseline Bid to all Qualified Bidders.

ii. Bid Assessment Criteria.

The determination of which Qualified Bid constitutes the Baseline Bid and, ultimately, the Winning Bid shall take into account any factors the Debtors, in consultation with the Consultation Parties, reasonably deem relevant to the value of the Qualified Bid to the Debtors’ estates, including, among other things: (a) the type and amount of Assets sought to be purchased; (b) the amount and nature of the Purchase Price; (c) the Qualified Bidder’s ability to consummate a Sale and the timing thereof; (d) the net economic effect of any changes to the value to be received by the Debtors’ estates from the Qualified Bid; (e) the effect on the Debtors’ ability to wind down their estates in accordance with applicable law; and (f) the tax consequences of such Qualified Bid.

iii. Credit Bids.

Any Qualified Bidder who has a valid and perfected lien on any assets of the Debtors’ estates and the right under applicable non-bankruptcy law to credit bid claims secured by such liens shall have the right to credit bid any portion and up to the entire amount of their outstanding secured claims pursuant to section 363(k) of the Bankruptcy Code, provided that any credit bid by or on behalf of any party other than the DIP Lenders, shall contain a cash component sufficient to pay the principal amount outstanding plus accrued but unpaid interest and fees under the Debtors’ proposed debtor-in-possession financing facility.

For purposes of evaluating competing bids, every dollar of a credit bid shall be treated the same as a dollar from a cash bid, and a credit bid shall not be considered inferior to a comparable cash bid because it is a credit bid. The fact that a Bid is composed of a credit bid (whether in whole or in part) shall not be a factor considered by the Debtors in their determination of the highest or otherwise best Bid for such asset.

F. Auction Procedure.

i. Time and Place.

If the Debtors receive two or more Qualified Bids with respect to All Assets or the same or similar Asset Package, as applicable, then the Debtors will conduct the Auction to determine the Winning Bidder(s) (as defined below) with respect to such Assets. The Auction shall take place at [●] [●].m. (prevailing Eastern Time) on [●], 2019, at [●], or such later date, time, and location, as selected by the Debtors, in consultation with the Consultation Parties. If the Debtors receive one Qualified Bid with respect to All Assets or the same or similar Asset Package, as applicable, then the Debtors, in consultation with the Consultation Parties, may select such Qualified Bid as the Winning Bid and notify all other Bidders promptly thereafter.

ii. Conducting the Auction.

The Debtors and their advisors shall direct and preside over the Auction, provided that the Debtors shall consult with the Consultation Parties during the Auction to the extent reasonably practicable. At the start of the Auction, the Debtors shall describe the terms of the Baseline Bid(s) and, if applicable, the Asset Packages. Any Bids made at the Auction by a Qualified Bidder subsequent to the Debtors’ announcement of the Baseline Bid(s) shall be “Overbids” and must comply with the conditions set forth below and shall be made and received on an open basis, with all material terms of each Overbid fully disclosed to all other Qualified Bidders. The Debtors shall maintain a written transcript of all Bids made and announced at the Auction, including the Baseline Bid(s), all Overbids, and the Winning Bid(s). The Debtors may, in consultation with the Consultation Parties, provided that if the Ad Hoc Group is participating in the Auction as a Qualified Bidder then they shall not receive such consultation, (a) select, in their reasonable business judgment, pursuant to these Bidding Procedures, the highest or otherwise best Bid and the Winning Bidder(s) or Backup Bidder(s); and (b) reject any Bid (regardless of whether such Bid is a Qualified Bid) that, in the Debtors’ reasonable business judgment, is (x) inadequate, insufficient, or not the highest or best Bid, (y) not in conformity with the requirements of the Bankruptcy Code, the Bankruptcy Rules, or these Bidding Procedures, or (z) contrary to, or otherwise not in the best interests of the Debtors’ estates, affected stakeholders, or other parties in interest.

iii. Terms of Overbids.

1.	Minimum Initial Overbid: Any initial Overbid to the Baseline Bid(s) shall be no less than the value of the Baseline Bid(s)’s Purchase Price of the Assets, plus$250,000 plus the amount of the Bid Protections, if any.

2.	Minimum Overbid Increments: Any subsequent Overbids shall be in increments of value equal to $250,000, as determined by the Debtors in an exercise of their reasonable business judgment.

3.	Announcing Highest Bid: After each Overbid, the Debtors shall announce the material terms of the Overbid, including value attributed to the Overbid.

iv. Eligibility.

Only Qualified Bidders that have submitted Qualified Bids by the Bid Deadline are eligible to participate in the Auction, subject to other limitations as may be reasonably imposed by the Debtors in accordance with these Bidding Procedures; provided that such other limitations are (a) not inconsistent with the Bidding Procedures Order, any other order of the Bankruptcy Court, or the Bankruptcy Code, (b) disclosed orally or in writing to all Qualified Bidders and (c) determined by the Debtors, in consultation with the Consultation Parties, to further the goals of these Bidding Procedures.

v. Required Attendance.

Qualified Bidders participating in the Auction must appear in person at the Auction, or through a duly authorized representative.

vi. Permitted Attendance.

The Auction will be conducted openly and all creditors and counsel or other professional advisors to the Consultation Parties may be permitted to attend, provided that the Debtors may, in their sole and exclusive discretion, establish a reasonable limit to the number of representatives and/or professional advisors that may appear on behalf of or accompany each Qualified Bidder or creditor at the Auction.

vii. No Collusion; Good-Faith Bona Fide Offer.

Each Qualified Bidder participating at the Auction will be required to confirm on the record at the Auction that: (a) it has not engaged in any collusion with respect to the bidding; and (b) its Qualified Bid is a good-faith bona fide offer and it intends to consummate the proposed Sale if selected as the Winning Bidder.

viii. Adjourning the Auction.

Notwithstanding anything else herein to the contrary, the Debtors reserve the right, in their reasonable business judgment, in consultation with the Consultation Parties, to adjourn the Auction one or more times to, among other things: (a) facilitate discussions between the Debtors and Qualified Bidders; (b) allow Qualified Bidders to consider how they wish to proceed; (c) alter or combine Asset Packages; and (d) provide Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors, in their reasonable business judgment, in consultation with the Consultation Parties, may require, that the Qualified Bidder has sufficient internal resources or has received sufficient non-contingent debt and/or equity funding commitments to consummate the proposed Sale at the prevailing Overbid amount.

ix. Closing the Auction.

The Auction shall continue until the Debtors select, in their reasonable business judgment, in consultation with the Consultation Parties, pursuant to these Bidding Procedures, the highest or otherwise best Qualified Bid for All Assets or each of the Asset Packages, as applicable. Such Qualified Bid shall be declared the “Winning Bid,” and such Qualified Bidder, the “Winning Bidder,” and at which point the Auction will be closed. The Debtors may also select, in their reasonable business judgment, in consultation with the Consultation Parties, pursuant to these Bidding Procedures, the next-highest or otherwise second-best Qualified Bid for All Assets or each Asset Package, as applicable, to be the “Backup Bidder.” As soon as reasonably practicable after closing the Auction, the Debtors shall finalize definitive documentation to implement the terms of the Winning Bid, and, as applicable, cause such definitive documentation to be filed with the Court. The acceptance by the Debtors of the Winning Bid is conditioned upon approval by the Court of the Winning Bid.

x. Backup Bidder.

1.	Designation of Backup Bidder: If an Auction is conducted, then the Qualified Bidder with the next-highest or otherwise second-best Qualified Bid at the Auction for All Assets or each Asset Package, as applicable, as determined by the Debtors in the exercise of their reasonable business judgment, in consultation with the Consultation Parties, shall be required to serve as a backup bidder (the “Backup Bidder”) until such time as the applicable Sale is consummated, and each Qualified Bidder shall agree and be deemed to agree to be the Backup Bidder if so designated by the Debtors.

2.	Identity of Backup Bidder: The identity of the Backup Bidder and the amount and material terms of the Qualified Bid of the Backup Bidder shall be announced by the Debtors at the conclusion of the Auction at the same time the Debtors announce the identity of the Winning Bidder. The Backup Bidder shall be required to keep its Qualified Bid (or if the Backup Bidder submits one or more Overbids at the Auction, its final Overbid) open and irrevocable until such time as the Sale is consummated.

3.	Consummating a Sale with Backup Bidder: If a Winning Bidder fails to consummate the approved Sale contemplated by its Winning Bid, then the Debtors may select the Backup Bidder as the Winning Bidder, and such Backup Bidder shall be deemed a Winning Bidder for all purposes. The Debtors will be authorized, but not required, to consummate all transactions contemplated by the Bid of such Backup Bidder without further order of the Court or notice to any party.

xi. Return of Deposit.

The Deposits for each Qualified Bidder shall be held in one or more interest-bearing escrow accounts on terms acceptable to the Debtors in their sole discretion and shall be returned (other than with respect to the Winning Bidder and the Backup Bidder) within [●] days after the Auction is closed, or as soon as is reasonably practicable thereafter. Upon the return of the Deposits, the applicable Qualified Bidders shall receive any interest that will have accrued thereon.

The Deposit of the Winning Bidder shall be applied to the purchase price of such Sale at closing. If a Winning Bidder (including a Backup Bidder which becomes a Winning Bidder) fails to consummate a proposed transaction because of a breach by such Winning Bidder, the Debtors will not have any obligation to return the Deposit deposited by such Winning Bidder, which may be retained by the Debtors as liquidated damages, in addition to any rights, remedies, or causes of action that may be available to the Debtors. If a Winning Bidder consummates a proposed transaction or fails to consummate a proposed transaction but the Debtors elect to not consummate the proposed transaction with the Backup Bidder, then the Backup Bidder’s Deposit shall be returned within [•] days thereof, or as soon as is reasonably practicable thereafter.

xii. Modification of Bidding Procedures.

The Debtors reserve their rights to modify these Bidding Procedures in their reasonable business judgment, in a manner consistent with their fiduciary duties and applicable law and in consultation with the Consultation Parties, without further order from the Court, in any manner that will best promote the goals of these Bidding Procedures, or impose, at or prior to the Auction, additional customary terms and conditions on a Sale, including, without limitation: (a) extending or modifying any of the dates and deadlines set forth in these Bidding Procedures; (b) adding procedural rules that are reasonably necessary or advisable under the circumstances for conducting the Auction; (c) adjusting the applicable minimum Overbid increment, including by requesting that Qualified Bidders submit last or final bids on a “blind” basis; (d) adjourning or canceling the Auction; and (e) rejecting any or all Bids or Qualified Bids, provided that the Debtors may not amend these Bidding Procedures to reduce or otherwise modify their obligations to consult with any Consultation Party without the consent of such Consultation Party or further order of the Court.

xiii. Fiduciary Out.

Notwithstanding anything to the contrary in these Bidding Procedures, nothing in these Bidding Procedures or the Bidding Procedures Order shall require a Debtor or the board of directors, board of managers, or similar governing body of a Debtor, to take any action or to refrain from taking any action to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law.

xiv. Consent to Jurisdiction.

All Qualified Bidders at the Auction shall be deemed to have consented to the jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction or the construction and enforcement of these Bidding Procedures.

Dated: [ ], 2019

Wilmington, Delaware	/s/

RICHARDS, LAYTON & FINGER, P.A.

Daniel J. DeFranceschi (No. 2732) John H. Knight (No. 3848)
One Rodney Square 920 North King Street Wilmington, DE 19801
Tel: 302.651.7700
Fax: 302.651.7701
defranceschi@rlf.com; knight@rlf.com

- and -

VINSON & ELKINS LLP

David S. Meyer (pro hac vice admission pending) Jessica C. Peet (pro hac vice admission pending) Lauren R. Kanzer (pro hac vice admission pending) 666 Fifth Avenue, 26th Floor
New York, NY 10103-0040 Tel: 212.237.0000
Fax: 212.237.0100
dmeyer@velaw.com; jpeet@velaw.com; lkanzer@velaw.com

- and -

Paul E. Heath (pro hac vice admission pending) 2001 Ross Avenue, Suite 3900
Dallas, TX 75201
Tel: 214.220.7700
Fax: 214.220.7716
pheath@velaw.com

Proposed Attorneys for the Debtors and Debtors in Possession

EXHIBIT I

FORM OF ASSET PURCHASE AGREEMENT

[INTENTIONALLY OMITTED]

Exhibit C

Form of Transfer Agreement for 2021 Notes Claims

Reference is hereby made to that certain Sale and Plan Support Agreement, dated [●], 2019 (as such agreement may be amended, modified or supplemented from time to time, the “Sale and Plan Support Agreement”) by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Cloud Peak Energy Finance Corp., the direct and indirect subsidiaries of Cloud Peak Energy Inc. that are party thereto, each of the 2021 Notes Holders party thereto.

As a condition precedent to becoming the beneficial holder or owner of [____] dollars ($_____) of 2021 Notes Claims, the undersigned transferee (the “Transferee”) hereby agrees to become bound by all of the terms, conditions and obligations of the undersigned transferor (the “Transferor”) set forth in or contemplated by the Sale and Plan Support Agreement with respect to not only the above referenced 2021 Notes Claims to be transferred by the Transferor, but also any other 2021 Notes Claims owned by such Transferee prior to the date hereof. The Transferee acknowledges and agrees that (i) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, the Sale and Plan Support Agreement and (ii) all representations and warranties set forth in Section 11 of the Sale and Plan Support Agreement are true and correct in all material respects as of the date hereof with respect to such Transferee.

This Transfer Agreement shall take effect and shall become an integral part of the Sale and Plan Support Agreement immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Sale and Plan Support Agreement as of the date hereof with respect to not only the above-referenced 2021 Notes Claims to be transferred by the Transferor, but also any other 2021 Notes Claims owned by such Transferee prior to the date hereof.

IN WITNESS WHEREOF, this Transfer Agreement has been duly executed by the undersigned Transferee as of the date specified below.

Date: __________, 201_

Name of Transferee

Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)

Address of Sale and Plan Party:

Attn: ________________________________
Tel: _________________________________
Fax: _________________________________
Email: ________________________________

Exhibit D

Form of Transfer Agreement for 2024 Notes Claims

Reference is hereby made to that certain Sale and Plan Support Agreement, dated [●], 2019 (as such agreement may be amended, modified or supplemented from time to time, the “Sale and Plan Support Agreement”) by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Cloud Peak Energy Finance Corp., the direct and indirect subsidiaries of Cloud Peak Energy Inc. that are party thereto, each of the 2024 Notes Holders party thereto.

As a condition precedent to becoming the beneficial holder or owner of [____] dollars ($_____) of 2024 Notes Claims, the undersigned transferee (the “Transferee”) hereby agrees to become bound by all of the terms, conditions and obligations of the undersigned transferor (the “Transferor”) set forth in or contemplated by the Sale and Plan Support Agreement with respect to not only the above referenced 2024 Notes Claims to be transferred by the Transferor, but also any other 2024 Notes Claims owned by such Transferee prior to the date hereof. The Transferee acknowledges and agrees that (i) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, the Sale and Plan Support Agreement and (ii) all representations and warranties set forth in Section 11 of the Sale and Plan Support Agreement are true and correct in all material respects as of the date hereof with respect to such Transferee.

This Transfer Agreement shall take effect and shall become an integral part of the Sale and Plan Support Agreement immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Sale and Plan Support Agreement as of the date hereof with respect to not only the above-referenced 2024 Notes Claims to be transferred by the Transferor, but also any other 2024 Notes Claims owned by such Transferee prior to the date hereof.

IN WITNESS WHEREOF, this Transfer Agreement has been duly executed by the undersigned Transferee as of the date specified below.

Date: __________, 201_

Name of Transferee

Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)

Address of Sale and Plan Party:

Attn: ________________________________
Tel: _________________________________
Fax: _________________________________
Email: ________________________________

EXHIBIT C

Corporate Structure Chart

Cloud Peak Energy Inc.
(Sole Managing Member)
Delaware
Cloud Peak Energy Resources LLC
(Managing Member)
Delaware
99.8%
99.8%
100%
99.8%
100%
100%
33.33%
0.2%
Caballo Rojo Holdings LLC
(Sole Member)
Delaware
Cordero Mining Holdings LLC
(Sole Member)
Delaware
0.2%
Cloud Peak Energy Services Company
Delaware
0.2%
NERCO LLC
(Sole Member)
Delaware
Cloud Peak Energy Finance Corp.
Delaware
Cloud Peak Energy Receivables LLC
Delaware
Wyoming Quality Healthcare Coalition, LLC
Delaware
Caballo Rojo LLC
Delaware
Cordero Mining LLC
(Sole Member)
Delaware
100%
NERCO Coal LLC
(Sole Member)
Delaware
Cordero Oil and Gas LLC
Delaware
100%
Cloud Peak Energy Logistics LLC
(Sole Member)
Oregon
Big Metal Coal Co. LLC
Delaware
Antelope Coal LLC
Delaware
Kennecott Coal Sales LLC
Oregon
Prospect Land and Development LLC
Oregon
Spring Creek Coal LLC
Delaware
Sequatchie Valley Coal Corporation
Tennessee
Cloud Peak Energy Logistics I LLC
Delaware
Arrowhead I LLC
(Sole Member)
Delaware
Western Minerals LLC
Oregon
Resource Development LLC
Washington
NERCO Coal Sales LLC
Tennessee
57.42%
50%
Arrowhead II LLC
(Sole Member)
Delaware
Arrowhead III LLC
(Sole Member)
Delaware
Venture Fuels Partnership
Colorado
Youngs Creek Holdings I LLC
Delaware
Youngs Creek Holdings II LLC
Delaware
Non-Debtor Entity
50%
50%
The Interstate Ditch Company
Wyoming
2.26%
Youngs Creek Mining Company, LLC
Delaware

6039441

EXHIBIT D

Conditional Disclosure Statement Order

THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

In re CLOUD PEAK ENERGY INC., et al., Debtors.1	) ) ) ) ) ) ) )	Chapter 11 Case No. 19 – 11047 (KG) (Jointly Administered) Re: Docket No. 685, 686, 687

ORDER (I) CONDITIONALLY APPROVING

THE DISCLOSURE STATEMENT; (II) SCHEDULING A COMBINED PLAN AND DISCLOSURE STATEMENT HEARING; (III) APPROVING SOLICITATION PACKAGES AND PROCEDURES; (IV) APPROVING THE FORM OF BALLOTS; AND (V) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 filed by the above-referenced debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Order”) (I) Conditionally Approving the Disclosure Statement; (II) Scheduling a Combined Plan and Disclosure Statement Confirmation Hearing; (III) Approving Solicitation Packages and Procedures; (IV) Approving the Form of Ballots; and (V) Granting Related Relief, all as more fully set forth in the Motion; and the Court having jurisdiction over the matters raised in the Motion pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012; and the Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2) and that the Court may enter a final order consistent with Article III of the United States Constitution; and the Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and the Court having reviewed the Motion; and the Court having found that the relief requested in the Motion is in the best interests of the Debtors and their respective estates, creditors, and other parties in interest; and the Court having found that proper and adequate notice of the Motion and hearing thereon has been given and that no other or further notice is necessary; and the Court having found that good and sufficient cause exists for the granting of the relief requested in the Motion after having given due deliberation upon the Motion and all of the proceedings had before the Court in connection with the Motion, it is HEREBY ORDERED THAT:

1	The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are: Antelope Coal LLC (8952); Arrowhead I LLC (3024); Arrowhead II LLC (2098); Arrowhead III LLC (9696); Big Metal Coal Co. LLC (0200); Caballo Rojo LLC (9409); Caballo Rojo Holdings LLC (4824); Cloud Peak Energy Finance Corp. (4674); Cloud Peak Energy Inc. (8162); Cloud Peak Energy Logistics LLC (7973); Cloud Peak Energy Logistics I LLC (3370); Cloud Peak Energy Resources LLC (3917); Cloud Peak Energy Services Company (9797); Cordero Mining LLC (6991); Cordero Mining Holdings LLC (4837); Cordero Oil and Gas LLC (5726); Kennecott Coal Sales LLC (0466); NERCO LLC (3907); NERCO Coal LLC (7859); NERCO Coal Sales LLC (7134); Prospect Land and Development LLC (6404); Resource Development LLC (7027); Sequatchie Valley Coal Corporation (9113); Spring Creek Coal LLC (8948); Western Minerals LLC (3201); Youngs Creek Holdings I LLC (3481); Youngs Creek Holdings II LLC (9722); Youngs Creek Mining Company, LLC (5734). The location of the Debtors’ service address is: 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021.

2	Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Motion.

1. The Motion is GRANTED as set forth herein.

2. The Disclosure Statement is conditionally approved as containing adequate information within the meaning of section 1125 of the Bankruptcy Code. Any objections to the Plan or the adequacy of the information contained in the Disclosure Statement are reserved for consideration at the Combined Hearing.

A. Important Dates and Deadlines.

3. The various deadlines related to the Combined Hearing are approved as set forth below.

a.	Voting Record Date. October 15, 2019, at 5:00 p.m. (Prevailing Eastern Time).

b.	Commencement of Solicitation. October 29, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the date and time by which the Solicitation Package and Non- Voting Notice shall be mailed by the Debtors.

c.	Deadline to File 3018 Motions. November 11, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the date and time by which holders of Claims may file with the Court a motion pursuant to Bankruptcy Rule 3018(a), for an order temporarily allowing its claim in a different amount or classification for purposes of voting to accept or reject the Disclosure Statement and Plan. The Debtors (and, with respect to filing a response, any other party in interest) shall then (i) have until November 20, 2019 at 5:00 p.m. (Prevailing Eastern Time) to file and serve any responses to such Rule 3018 Motions, and (ii) coordinate with the Court to adjudicate and resolve all pending Rule 3018 Motions prior to the Combined Hearing. Any Ballot submitted by a holder of a Claim that files a Rule 3018 Motion shall be counted solely in accordance with the Solicitation and Tabulation Procedures and the other applicable provisions of this Order unless and until the underlying claim or equity interest is temporarily allowed by the Court for voting purposes in a different amount, after notice and a hearing.

d.	Plan Supplement. November 20, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the date and time by which any Plan Supplement must be filed with the Court. The Debtors reserve the right to request that the Court shorten the seven-day Plan Supplement filing requirement of Local Rule 3016-2 based on the circumstances.

e.	Deadline for Debtors to Object to Claims for Voting Purposes. November 27, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the deadline by which any Debtor objections to Claims for voting purposes must be filed with the Court.

f.	Voting Deadline. November 27, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the deadline by which Ballots must be received by the Debtors’ Voting Agent.

g.	Objection Deadline. November 27, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the deadline by which objections to the adequacy of the Disclosure Statement and/or confirmation of the Plan must be filed. Objections must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors, the basis for the objection, the specific grounds of the objection, and must filed and be served upon: (a) the Office of the United States Trustee of the District of Delaware, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801, Attn: Jane M. Leamy; (b) counsel to the Debtors, (i) Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801, Attn: Daniel J. DeFranceschi and John H. Knight; (ii) counsel to the Debtors, Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, New York 10103, Attn: David S. Meyer, Jessica C. Peet, and Lauren R. Kanzer and 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, Attn: Paul E. Heath; (c) counsel to the Prepetition Secured Noteholder Group, (i) Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attn: Damian S. Schaible and Aryeh E. Falk, and (ii) Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19899-1347, Attn: Curtis Miller; and (d) counsel to the Committee, (i) Morris James LLP, 500 Delaware Avenue, Suite 1500 Wilmington, DE 19801, Attn: Carl N. Kunz, III, Eric J. Monzo, and Brya M. Keilson, and (ii) Morrison & Foerster LLP, 250 West 55th Street New York, NY 10019-9601, Attn: Lorenzo Marinuzzi, Jennifer L. Marines, Todd M. Goren, and Daniel J. Harris.

h.	Voting Report Filing Deadline. December 3, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the deadline by which the Debtors shall file a declaration of the Voting Agent attesting to the voting on the Plan.

i.	Confirmation Brief Filing Deadline. December 3, 2019, at 5:00 p.m. (Prevailing Eastern Time) is the deadline by which the Debtors shall file the confirmation brief in support of final approval of the Disclosure Statement and confirmation of the Plan consistent with Local Rule 3017-3.

j.	Combined Hearing. December 5, 2019, at 9:30 a.m. (Prevailing Eastern Time) is the date and time by which the Combined Hearing shall be held before the Honorable Kevin Gross at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 6th Floor, Courtroom 3, Wilmington, DE 19801.

B. Solicitation, Ballots, and Voting.

4. Prime Clerk LLC is hereby approved to serve as the Voting Agent.

5. The Combined Hearing Notice, the Non-Voting Notice, and the Publication Notice are approved in all respects.

6. The form of Ballots are approved in all respects.

7. The Solicitation and Tabulation Procedures and the Master Ballot Voting and Tabulation Procedures are hereby approved.

8. With respect to any transferred Claim, the transferee shall be entitled to receive a Solicitation Package and, if the holder of such Claim is entitled to vote with respect to the Plan, cast a Ballot on account of such Claim only if: (a) all actions necessary to effectuate the transfer of the Claim pursuant to Bankruptcy Rule 3001(e) have been completed by the Voting Record Date or (b) the transferee files by the Voting Record Date (i) the documentation required by Bankruptcy Rule 3001(e) to evidence the transfer and (ii) a sworn statement of the transferor supporting the validity of the transfer. In the event a Claim is transferred after the Voting Record Date, the transferee of such Claim shall be bound by any vote on the Plan made by the holder of such Claim as of the Voting Record Date.

C. Miscellaneous.

9. Nothing in the Disclosure Statement or this Order shall be deemed to alter, limit, or modify the terms and provisions of the Arch Insurance Company, Argonaut Insurance Company, Aspen American Insurance Company, Aspen Specialty Insurance Company, Fidelity and Deposit Company of Maryland, Colonial American Casualty and Surety Company, American Guarantee and Liability Insurance Company, and North American Specialty Insurance Company (collectively, the “Sureties” and each, individually, a “Surety”) under the Sale Order or the Sureties’ respective rights under the commercial surety bonds on behalf of certain of the Debtors (collectively, the “Existing Surety Bonds” and, each individually, an “Existing Surety Bond”), certain existing indemnity agreements and/or related agreements (including coal reclamation bond agreements) by and between the Sureties, on the one hand, and the Debtors and their affiliates and certain non-Debtors, as applicable, on the other hand (collectively, the “Existing Indemnity Agreements” and, each, an “Existing Indemnity Agreement”), or under or in any collateral or the proceeds of such collateral securing such Existing Surety Bonds and Existing Indemnity Agreements.

10. This Order shall not alter, limit, expand, modify, release, waive or prejudice any party’s rights with respect to objections to the Plan, including, without limitation, objections to the exculpation, release, injunction, exclusions, and discharge provisions contained in Article VIII of the Plan.

11. The Combined Hearing may be adjourned from time to time without further notice to creditors and other parties in interest by an announcement of an adjourned date at the Combined Hearing or any adjournment thereof or by an appropriate filing with the Court.

12. The Debtors are authorized to take or refrain from taking all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion without seeking further order from the Court.

13. The Debtors are authorized to make non-substantive changes to the Disclosure Statement, Plan, Ballots, Combined Hearing Notice, Non-Voting Notice, and Publication Notice without further order of the Court.

14. Notwithstanding anything in the Bankruptcy Code or the Bankruptcy Rules to the contrary, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

15. The Court retains jurisdiction to hear and determine all matters arising from or related to the implementation, interpretation, or enforcement of this Order.

/s/ KEVIN GROSS
Dated: October 15th, 2019 Wilmington, Delaware	KEVIN GROSS UNITED STATES BANKRUPCTY JUDGE

EXHIBIT E

Liquidation Analysis

LIQUIDATION ANALYSIS

Introduction

Pursuant to section 1129(a)(7) of the Bankruptcy Code, each holder of an impaired claim or equity interest must either (a) vote to accept a chapter 11 plan or (b) receive or retain under such chapter 11 plan property of a value, as of the plan effective date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (this requirement is referred to as the “Best Interests Test”). To demonstrate that the proposed Plan satisfies the Best Interests Test, the Debtors, with the assistance of their restructuring advisor, FTI Consulting (“FTI”), have prepared the following hypothetical liquidation analysis (this “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement (as defined herein) and the accompanying notes to this Liquidation Analysis.1

Methodology

This Liquidation Analysis assumes that the Debtors’ Chapter 11 Cases are converted to a chapter 7 liquidation on December 18, 2019 (such liquidation, a “Chapter 7 Liquidation,” and such date, the “Chapter 7 Conversion Date”). Except as otherwise set forth herein, this Liquidation Analysis is based upon the unaudited, consolidated balance sheets of the Debtors dated as of August 31, 2019. It is assumed that on the Chapter 7 Conversion Date, the Court would appoint a chapter 7 trustee (the “Chapter 7 Trustee”) who would require 3-6 months to distribute proceeds of the estates (including, but not limited to, proceeds received from the Sale Transaction or the potential monetization of the Purchaser Take-Back Notes or Royalty Interest) on a consolidated basis to stakeholders in accordance with applicable law and net of liquidation-related costs.

Conclusion: Expected Class 3 and Class 4 Recoveries in a Chapter 7 Liquidation

Holders of Class 3 - Prepetition 2021 Notes Secured Claims would receive significantly reduced distributions in a Chapter 7 Liquidation than they would receive under the Plan based upon a number of factors, including, but not limited to (a) delays caused by the Chapter 7 Trustee becoming familiar with the Debtors’ assets, (b) additional expenses incurred by the Chapter 7 Trustee and any retained professionals, (c) the potential for a disorderly monetization of the Purchaser Take-Back Notes and Royalty Interest, and (d) the potential inability to collect upon beneficial tax attributes that could result in significantly reduced distributions to Holders of Prepetition 2021 Notes Secured Claims.

Holders of Class 4 - General Unsecured Claims would not be entitled to any distribution on account of their Allowed General Unsecured Claims in a Chapter 7 Liquidation. In a Chapter 7 Liquidation, General Unsecured Claims would not receive any benefit from the agreed upon Committee Plan Settlement and would not recover on account of the General Unsecured Claims Cash Distribution Amount. Secured creditors would take possession of substantially all of the Debtors’ property encumbered by liens and any remaining unencumbered property would be subject to adequate protection liens and claims arising in favor of the Prepetition Secured Noteholders under applicable law or pursuant to the Final DIP Order. Furthermore, to the extent that any additional recoveries would be available following distributions on account of such secured claims, potential recoveries to general unsecured creditors would be further diluted and reduced by a number of factors, including, but not limited to (a) additional expenses incurred by the Chapter 7 Trustee and any retained professionals, (b) prior payment in full of Allowed Administrative Claims or Priority Claims in the Chapter 11 Cases and (c) the Prepetition 2021 Notes Deficiency Claim. Accordingly, Holders of Class 4 - General Unsecured Claims will receive more under the Plan in light of the Committee Plan Settlement than in a Chapter 7 Liquidation.

1	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Revised First Amended Disclosure Statement for the Joint Chapter 11 Plan of Cloud Peak Energy Inc. and Certain of its Debtor Affiliates (the “Disclosure Statement”) to which this Liquidation Analysis is attached.

Notes & Assumptions

1. Chapter 7 Liquidation Costs - Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Chapter 7 Trustee would be entitled to payment in full prior to any distributions to Allowed Administrative Claims and Allowed Other Priority Claims.

2. Distribution of Net Proceeds - Chapter 7 Trustee fees; certain other fees, costs, and claims that may arise in a liquidation scenario; and Allowed Administrative Claims and Allowed Priority Claims would be paid in full post-conversion from the liquidation proceeds before the balance of those proceeds would be made available to pay Allowed General Unsecured Claims, subject to the availability of funds. The assumed distributions to creditors as reflected in this Liquidation Analysis are impaired in accordance with the absolute priority rule pursuant to section 1129(b)(2) of the Bankruptcy Code or section 726 of the Bankruptcy Code, as applicable.

3. Secured Creditors’ Collateral - The Debtors assume that in a Chapter 7 Liquidation, their secured creditors would take possession of substantially all of the Debtors’ property encumbered by their respective liens except for the wind-down professional fee and Chapter 7 Trustee cost carve-out set forth in Section 8.01(p) of the DIP Credit Agreement.

Statement of Limitations

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a Chapter 7 Liquidation is an uncertain process involving the use of significant estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to uncertainties and contingencies beyond the control of the Debtors and their advisors. Inevitably, some assumptions in this Liquidation Analysis may not materialize in an actual Chapter 7 Liquidation, and unanticipated outcomes could materially affect the ultimate results in a Chapter 7 Liquidation. The uncertain duration and potential varying outcomes of the Claims reconciliation and allowance process could substantially impact both the timing and amounts of distributions to creditors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized in a Chapter 7 Liquidation.

This Liquidation Analysis was prepared for the sole purpose of generating a reasonably good faith estimate of the results of a Chapter 7 Liquidation. This Liquidation Analysis is neither intended, nor should be used for any other purpose. This Liquidation Analysis was not compiled or examined by independent accountants.

NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REFLECTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing this Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of Claims listed on the Debtors’ financial statements. This Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and allowed in a Chapter 7 Liquidation, including unpaid chapter 11 Administrative Claims, and potential chapter 7 Administrative Claims discussed herein. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in this Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan.

NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH HEREIN.